Exhibit 99.1

Dear DuPont Stockholder:

As previously announced, DuPont de Nemours, Inc. (“DuPont”) intends to separate its electronics business, which includes its semiconductor technologies and interconnect solutions businesses, into an independent public company, Qnity Electronics, Inc., referred to herein as “Qnity”. Completion of the spin-off will create two global companies with compelling growth opportunities: Qnity, a pure-play, global leader in electronics materials and solutions; and the future DuPont, a premier diversified industrial company.

We are pleased to inform you that on    , our board of directors approved the spin-off of our electronics business through the distribution to DuPont stockholders of all of the then issued and outstanding shares of common stock of a newly formed company, Qnity, which will hold our electronics business.

The spin-off of our electronics business is expected to be completed on    , 2025, and will be effected by way of a pro rata distribution of Qnity common stock to DuPont stockholders of record as of the close of business, Eastern Time, on     , 2025, the record date. For every    shares of DuPont common stock held on the record date, each DuPont stockholder will receive     shares of Qnity common stock. Qnity common stock issued in the distribution will be issued in book-entry form only, which means that no physical share certificates will be issued.

Following the spin-off of Qnity, DuPont common stock will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “DD”. This transaction is the first step toward creating two independent companies that are better positioned to capitalize on significant growth opportunities and to focus their respective resources on their particular business and strategic priorities.

We expect the distribution of Qnity common stock to be tax-free to you for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the distribution of Qnity common stock to you, including potential tax consequences under state, local and non-U.S. tax laws.

Stockholder approval of the distribution is not required. In addition, you do not need to take any action to receive your Qnity common stock and you do not need to pay any consideration or surrender or exchange your DuPont shares in order to receive Qnity common stock. Immediately following the distribution, you will own common stock in DuPont and Qnity. Subject to obtaining requisite approval, we intend to list the Qnity common stock on the NYSE under the symbol “Q”.

We encourage you to carefully read the enclosed information statement. A Notice of Internet Availability containing instructions describing how to access the information statement will be mailed to all DuPont stockholders who held shares of DuPont common stock as of the record date for the distribution. The information statement describes the spin-off of Qnity in detail and contains important information about Qnity, including its business, financial condition and operations, and the distribution.

The DuPont board of directors believes that creating two focused companies will maximize value for all DuPont stockholders, and this separation is an exciting step in this process. We want to thank you for your continued support of DuPont and we look forward to your support of Qnity in the future.

Sincerely,

Lori D. Koch Chief Executive Officer DuPont de Nemours, Inc.	Edward D. Breen Executive Chairman DuPont de Nemours, Inc.

Dear Future Qnity Stockholder,

I am excited to introduce you to Qnity Electronics, Inc. Driven by a purpose to make tomorrow’s technologies possible, Qnity will be one of the largest global leaders in materials and solutions for the semiconductor and electronics industries. As the partner of choice, we have a seat at the design table working to advance our customers’ technology roadmaps through materials science and engineering solutions that the next generation of advanced computing and connectivity applications require.

Adoption of new digital technologies is rapidly transforming every facet of our lives. We believe that advancements in high-speed connectivity and the Internet of Things, combined with the acceleration of artificial intelligence, provide tremendous growth opportunities across multiple sectors, including transportation, consumer and personal electronics, and aerospace and defense. These emerging technologies are set to fuel accelerated investments and growth in semiconductors and other advanced electronics. According to Semiconductor Equipment and Materials International and McKinsey & Company, the global semiconductor industry is expected to double this decade, reaching $1 trillion in revenue around 2030. Our leading-edge portfolio is aimed at driving exceptional value creation and our solutions are designed to tackle the industry’s toughest challenges in chip performance, signal integrity, energy efficiency, miniaturization and thermal management.

We have a broad portfolio and customer relationships founded on a heritage that spans more than 50 years. With that solid foundation, the future Qnity will be one of the largest pure-play electronics materials and solutions providers in the industry, with $4.3 billion in net sales in 2024. The new company will have approximately 10,000 employees, approximately 40 manufacturing sites and approximately 20 research labs. Our global operational footprint is aimed at facilitating optimal customer collaboration with greater speed of innovation, higher quality, lower cost and more reliable supply.

As a global technology leader, we offer a diverse portfolio serving the entire electronics value chain from chip fabrication and advanced packaging to advanced interconnects, assembly and displays. We bring differentiated technical expertise and end-to-end solutions across the full breadth and depth of our portfolio to deliver world-class innovation to our customers. Over the last three years, we have invested roughly $1 billion in research and development to strengthen our position across key markets. In addition, we continue to invest in our supply chain and manufacturing capabilities to attain world-class process technologies that prioritize quality, automation, rapid design, prototyping and streamlined supply chain management.

We believe our extensive portfolio positions us for success in a dynamic market, driving accelerated growth in attractive end markets. With excellence embedded in our technical, operational and commercial core, we seek to deliver shareholder value through top-line growth, disciplined business management and capital allocation, and strong cash flow generation.

At Qnity, tomorrow’s technologies start today. We believe our dedication to innovation, strong customer relationships and extensive investment in leading edge capabilities make us a prime candidate for accelerated growth in the rapidly evolving semiconductor and advanced electronics industries. With our strategic operational footprint, world-class process technologies and a robust portfolio that addresses the industry’s toughest challenges, we believe we are positioned to deliver exceptional value and sustained shareholder returns. Join us on this exciting journey as we power what’s next in advanced electronics.

Jon Kemp

Chief Executive Officer

Qnity Electronics, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, dated June 18, 2025

INFORMATION STATEMENT

Qnity Electronics, Inc.

Common Stock, Par Value $0.01 Per Share

This information statement is being furnished to the holders of common stock of DuPont de Nemours, Inc. (“DuPont”) in connection with the distribution of shares of common stock of Qnity Electronics, Inc. (“Qnity”). Qnity is a wholly owned subsidiary of DuPont that, at the time of the distribution, will hold DuPont’s Electronics business (as defined herein). DuPont will distribute all of the outstanding shares of Qnity common stock on a pro rata basis to its common stockholders.

Qnity is organized as a corporation under the laws of the State of Delaware.

For every    shares of DuPont common stock held of record by you as of the close of business on    , 2025, the record date for the distribution, you will receive    shares of Qnity common stock. No fractional shares of Qnity common stock will be issued. Instead, you will receive cash in lieu of any fractional shares. As discussed under the section entitled “The Spin-Off—Trading Between the Record Date and Distribution Date”, if you sell your DuPont common stock in the “regular-way” market after the record date and before the Spin-Off (as defined herein), you will also be selling your right to receive shares of Qnity common stock in connection with the Spin-Off. We expect the shares of Qnity common stock to be distributed by DuPont to you on    , 2025. We refer to the date of distribution of Qnity common stock as the “distribution date”. After the distribution, we will be an independent, publicly traded company.

No vote of DuPont stockholders is required to effect the distribution. Therefore, you are not being asked for a proxy to vote on the Spin-Off, and you are requested not to send us a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of DuPont common stock or take any other action to receive your shares of Qnity common stock.

Until the Spin-Off occurs, Qnity will be a wholly owned subsidiary of DuPont, and consequently, DuPont will have the sole and absolute discretion to determine and change the terms of the Spin-Off (or to terminate the Spin-Off).

The distribution is intended to be tax-free to DuPont stockholders for United States federal income tax purposes, except for cash received in lieu of fractional shares. The distribution is subject to the satisfaction or waiver by DuPont of certain conditions, including the receipt of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) confirming that the distribution and certain transactions entered into in connection with the distribution generally will be tax-free to DuPont and its stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. Cash received in lieu of any fractional shares of DuPont common stock will generally be taxable to you.

DuPont currently owns all the issued and outstanding shares of Qnity. Accordingly, there is no current trading market for Qnity common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the record date for the distribution, and we expect “regular-way” trading of Qnity common stock to begin on the distribution date (or, if the distribution date is not a trading day, the first trading day after the distribution date). Subject to obtaining requisite approval, we intend to list the Qnity common stock on the New York Stock Exchange (the “NYSE”) under the symbol “Q”. Following the distribution, DuPont common stock will continue to trade on the NYSE under the symbol “DD”.

A Notice of Internet Availability containing instructions describing how to access the information statement (the “Notice of Internet Availability”) will be mailed to all DuPont stockholders who held shares of DuPont common stock as of the record date for the distribution. The information statement describes the Spin-Off of Qnity in detail and contains important information about Qnity, including its business, financial condition and operations, and the distribution.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk  Factors” beginning on page 23 of this information statement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is      , 2025

i

The following is a summary of material information discussed in this information statement. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about DuPont assumes the completion of all of the transactions referred to in this information statement in connection with the Spin-Off. This summary may not contain all the details concerning the Spin-Off or other information that may be important to you. To better understand the Spin-Off and our business and financial position, you should carefully review this entire information statement.

Unless otherwise indicated or the context otherwise requires, references in this information statement to:

•	“we”, “us”, “our”, “Qnity” and the “Company” refer to Qnity Electronics, Inc., a Delaware corporation and its subsidiaries.

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“Applicable Qnity Percentage” means that percentage equal to (a) the quotient of (i) the Pro Forma Operating EBITDA attributable to the Electronics business and assets (measured at the time of the distribution, but prior to giving effect to the distribution), divided by (ii) the Pro Forma Operating EBITDA (measured at the time of the distribution, but prior to giving effect to the distribution) of DuPont, multiplied by (b) 100. Assuming the distribution had occurred on April 1, 2025, based on the Pro Forma Operating EBITDA attributable to the Electronics business and assets for the twelve-month period ended March 31, 2025, the Applicable Qnity Percentage would be 42%. This illustrative percentage value used in this information statement (including the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) is subject to change based on the relationship of the Pro Forma Operating EBITDA attributable to the Electronics business and assets relative to that of DuPont (as a whole), in each case prior to the distribution. The exact calculation will not be determinable until after the distribution and will depend on many factors including the relative performance of the Electronics business and the performance of DuPont as measured immediately prior to the distribution and whether either Qnity or DuPont undertake strategic initiatives prior to the distribution. We intend to publicly disclose the actual numeric value of the Applicable Qnity Percentage once determined after the distribution.

•	“Applicable DuPont Percentage” means that percentage equal to (a) 100%, minus (b) the Applicable Qnity Percentage.

•	“Applicable Percentage” of Qnity or DuPont means the (a) Applicable Qnity Percentage or (b) Applicable DuPont Percentage, as applicable.

•	“distribution date” refers to the date of the distribution, which is expected to be on , 2025.

•	“distribution” refers to the transaction in which DuPont will distribute to its stockholders all of the then issued and outstanding shares of Qnity common stock.

•	“DuPont” refers to DuPont de Nemours, Inc., a Delaware corporation, and its consolidated subsidiaries, as applicable.

•	“DuPont common stock” refers to the shares of common stock, par value $0.01 per share, of DuPont.

•	“DuPont stockholders” refers to holders of record of the common stock of DuPont in their capacity as such.

•	“Electronics business” refers to DuPont’s electronics business.

•	“Qnity common stock” refers to the shares of common stock, par value $0.01 per share, of Qnity.

•	“Industrials business” refers to DuPont’s industrials business.

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“Internal Reorganization” refers to the allocation, transfer or conveyance by DuPont of the entities, assets and liabilities in advance of the distribution so that Qnity and its subsidiaries are allocated, transferred or conveyed the entities, assets and liabilities of the Electronics business, while the remaining entities, assets and liabilities will remain with DuPont.

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“legacy liabilities” or derivative or similar words shall mean any and all liabilities of DuPont or its current or former affiliates (but for former affiliates, only to the extent arising out of, resulting from or related to occurrences prior to the date such persons ceased to be affiliates of DuPont) that are not related to the active Electronics business or Industrials business, certain of which legacy liabilities may constitute Legacy Liabilities (as defined in the Corteva Letter Agreement (as defined herein)).

•	“Pro Forma Operating EBITDA” has the meaning set forth in the Corteva Letter Agreement.

•	“record date” refers to , 2025, the date set by the DuPont board of directors to determine the DuPont stockholders eligible to receive the distribution of Qnity common stock.

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“Spin-Off” refers to the separation of the Electronics business from DuPont’s other businesses following the Internal Reorganization, the distribution and the creation, as a result of the separation and distribution, of an independent, publicly traded company, Qnity Electronics, Inc., holding the entities, assets and liabilities associated with the Electronics business.

•	DuPont’s per share data assumes a distribution ratio of shares of DuPont common stock for every shares of Qnity common stock.

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Qnity’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the Electronics business as conducted by DuPont prior to the completion of the Spin-Off.

You should carefully read this entire information statement, which forms a part of the registration statement on Form 10 (the “Form 10”), as well as the financial information contained in Qnity’s historical Combined Financial Statements and corresponding notes, and unaudited pro forma combined financial information and corresponding notes, each included elsewhere in this information statement. Some of the statements in this information statement constitute forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements”.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Financial Information Presentation

The historical Combined Financial Statements and unaudited pro forma combined financial statements relate to the Electronics Business, which is referred to therein as “ElectronicsCo” and “the Company”. This information statement generally describes Qnity as if the Internal Reorganization has already been completed and Qnity holds the Electronics business of DuPont that it will hold at the time of the distribution. Accordingly, this information statement includes an unaudited pro forma combined balance sheet for Qnity as well as an unaudited pro forma combined statement of operations for Qnity, which present our financial position and results of operations to give pro forma effect to the Internal Reorganization, the distribution of all the shares of Qnity common stock, and the other transactions described under the section entitled “Unaudited Pro Forma Combined Financial Statements”. The unaudited pro forma combined financial statements are presented for illustrative purposes only and should not be viewed as an indication of current or future results of operations, financial position or cash flows as if Qnity had been a separate, stand-alone company holding DuPont’s Electronics business during the periods presented.

Certain percentages and other figures provided and used in this information statement may not add up to 100.0% due to the rounding of individual components. In this information statement, we present estimated U.S. dollar amounts for the industries in which we operate.

Trademarks, Trade Names and Service Marks

The trademarks, trade names and service marks of Qnity appearing in this information statement are, as applicable, our property, licensed to us or, prior to the completion of the distribution, the property of DuPont. The trademarks, trade names and service marks of DuPont appearing in this information statement are the property of DuPont. Solely for convenience, trademarks, trade names and service marks referred to in this information statement may appear without the “®”, “TM” or “SM” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. This information statement also contains additional trademarks, trade names and service marks belonging to other parties. We do not intend our use or display of these other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, such other parties.

Industry Information

Unless indicated otherwise, the information concerning the industries in which Qnity participates contained in this information statement is based on Qnity’s general knowledge of and expectations concerning the industry. Qnity’s competitive position and industry size are based on estimates using Qnity’s internal data and estimates, data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. Further, Qnity’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

INFORMATION STATEMENT SUMMARY

Distributing Company

DuPont is a Delaware corporation and, as of the first quarter of 2025, conducts its operations worldwide through several lines of business:

•	electronics, which is comprised of the semiconductor technologies and interconnect solutions businesses; and

•	industrials, which is comprised of healthcare & water technologies and diversified industrials businesses.

DuPont has approximately 24,000 employees worldwide as of December 31, 2024.

On May 22, 2024, DuPont announced its plan to separate its Electronics business, which includes its semiconductor technologies and interconnect solutions businesses, from the other businesses of DuPont.

Our Company

Qnity is one of the largest global leaders in materials and solutions for the semiconductor and electronics industries. We empower our customers’ technology roadmaps to enable advancements in megatrends such as artificial intelligence, advanced computing and advanced connectivity. We partner with leading semiconductor and advanced device manufacturers to address complex challenges and develop solutions that facilitate next-generation technological innovations. With over 50 years of experience in systems engineering and material science, a global manufacturing footprint, and major application labs across the world, we are well-positioned to capitalize on emerging opportunities across various sectors including transportation, data centers, consumer and personal electronics and aerospace and defense.

We aim to empower the next technological breakthroughs in advanced electronics through next-generation systems thinking, collaboration with industry-leading customers and building solutions across the electronics ecosystem. Our solutions seek to address technical challenges at both the material and process level, using our engineering and materials expertise to deliver high-quality, innovative applications. We look to forge performance-driven partnerships, working alongside our customers from day one to advance their innovation roadmaps and co-design continuous breakthroughs. We bring an unmatched end-to-end understanding of the electronics ecosystem to our customers, seeking to develop solutions that optimize the integration of each component and unlock opportunities.

We have an extensive global footprint serving customers in at least 80 countries and a global team of approximately 10,000 employees. Our materials are manufactured across 13 countries around the globe, leveraging approximately 40 manufacturing sites and approximately 20 research labs. Our footprint is strategically located in close proximity to our customers, enhancing our ability to provide customer-centric solutions and develop close, long-standing partnerships.

In 2024, Qnity delivered net sales of $4,335 million, representing 7% year-over-year growth. Our earnings reflect the diverse nature of our portfolio, both by end market and geography. See the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Notes to the Unaudited Pro Forma Combined Financial Statements” for additional information.

We have aligned our businesses, and report our financial results across two operating segments:

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Semiconductor Technologies: Our Semiconductor Technologies segment provides a portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are specified into customers’ roadmaps, designed to improve chip performance, enhance yield and enable leading-edge node technology.

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Interconnect Solutions: Our Interconnect Solutions segment offers a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

Our Strengths

With over 50 years of experience, we are a recognized leader in the electronics materials market. We believe that the following strengths set us apart from our competitors and drive our continued success:

•	comprehensive product portfolio of critical solutions for innovation-driven, high-growth markets;

•	innovation leadership driven by superior materials science and engineering expertise;

•	deep customer intimacy with industry leaders;

•	well-invested, global manufacturing footprint with customer-centric operations;

•	operational excellence with long-standing industry experience;

•	attractive financial profile;

•	tenured and experienced team across operations and management; and

•	excellence in environmental, health and safety performance.

Detailed information on Qnity’s strengths can be found in the section entitled “Business—Our Strengths”.

Our Strategy

Qnity aims to be the most innovative and customer-centric leader in the electronics industry, concentrating on the critical materials sectors essential for powering the technology of tomorrow. We believe our extensive portfolio positions us for success in this dynamic market, driving accelerated growth in attractive end markets. Our success is driven by leading technologies, world-class innovation, strong customer relationships and scaled global manufacturing capabilities. Our strategy centers on several key factors:

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Maintain and strengthen position in high growth, innovation-driven markets: We recognize that our products and solutions play a crucial role in the manufacturing of technologies related to artificial intelligence and data centers, high performance computing, 5G networks, Internet of Things (“IoT”), Advanced Driver Assistance Systems (“ADAS”) and Electronic Vehicles (“EVs”). Our offerings are expertly designed to meet the challenges posed by future technologies, addressing critical factors such as processing speed and performance, signal integrity, thermal and power management and miniaturization.

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Further innovation in next-generation technologies: Developing tomorrow’s technologies demands a strong focus on innovation and performance. We collaborate closely with our customers and Original Equipment Manufacturers (“OEMs”), leveraging our deep materials and application expertise to develop cutting-edge products. As a trusted partner with industry-leading clients, we have a deep understanding of their product needs and technology roadmaps. Our global footprint facilitates local collaboration and co-development, enabling us to effectively address their challenges related to performance, reliability and yield. Notably, our recent innovations, such as extreme ultraviolet (“EUV”) patterning technology and the introduction of the Biased Pulse Groove Design Family in Chemical Mechanical Planarization (“CMP”) pads, have resulted in efficiency gains of up to 25% as reported by our customers. Customers seek us out for our insights into technology solutions and value our ability to apply our extensive expertise across various application development domains.

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Leverage operational excellence expertise: Our scale enables us to maintain a competitive cost structure, supported by ongoing productivity and efficiency improvements across our global manufacturing network. We continue to invest in our supply chain and manufacturing capabilities to attain world-class process technologies that prioritize quality, automation, rapid design, prototyping and streamlined supply chain management. Our key investment priorities for operational excellence focus on further automating our manufacturing process, advancing control technologies and scaling our production capabilities to meet the demands of our customers.

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Build on commercial excellence strengths: As a customer-centric organization, we recognize that our success is dependent upon our customers’ success. As a trusted partner, we empower our customers to execute their strategic roadmaps. We bring extensive expertise from working with the world’s leading semiconductor and Printed Circuit Board (“PCB”) manufacturers enabling us to identify and address our customer’s future needs. Our salesforce effectiveness, disciplined product management, optimized route to market and key account management capabilities are critical elements of our commercial platform that helps drive growth across both our existing customer base while continuing to scale into market adjacencies and new customer opportunities.

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Drive systematic capital management and resource allocation: Our focus is on driving profitable growth and enhancing return on capital. Leveraging our extensive global footprint, we can focus on targeted, modular, and agile investments in our existing network rather than committing to new large-scale asset developments. This approach is increasingly vital considering growing localization trends. Low capital requirements lead to strong cash flow, along with strong returns on capital.

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Recruitment and talent development: We have a long-tenured talent base, which boasts extensive work experience, technical qualifications and industry expertise. Our commitment to recruiting, retaining and developing our global workforce is crucial to our success in a competitive environment. We have a robust talent review process that emphasizes succession planning and key talent development. Additionally, we offer competitive compensation and benefits to ensure we retain our top talent.

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Responding to customers’ demand for sustainable products: Our customers increasingly prioritize sustainable products, and we anticipate a growing demand for these eco-friendly solutions. We recognize the need to innovate and develop environmentally responsible offerings for our customers’ needs and strengthen our competitive position in the market.

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Opportunistic growth through acquisitions: We may also pursue bolt-on and strategic acquisitions that represent an attractive return profile, building on our track record of successfully acquiring and integrating acquisitions with solutions that enhance and expand our portfolio. Following the Spin-Off, we will have greater flexibility as a stand-alone entity to allocate capital effectively for these transactions while maintaining a disciplined approach to capital allocation.

Summary of Risk Factors

An investment in Qnity is subject to a number of risks. Among others, these risks relate to our business, the electronics industry, laws and regulations, financing and capital markets activities, the Spin-Off and our common stock. Any of these risks and other risks could materially and adversely affect our business, results of operations, financial condition and the actual outcome of matters as to which forward-looking statements are made in this information statement. Please read the information in the section entitled “Risk Factors” of this information statement for a description of the principal risks that we face. Some of the more significant challenges and risks we face include the following:

Risks Related to Our Business

•	Our results will be affected by competitive conditions and customer preferences.

•	Fluctuations in the demand for semiconductors and the overall volume of semiconductor manufacturing may decrease demand for our products and may adversely affect our business.

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If we are unable to anticipate and respond to rapid technological change and customer requirements by continuing to innovate and introduce new and enhanced products and solutions, we may experience a loss of market share, decreased sales, revenue, profitability and damage to our reputation.

•	A large percentage of our net sales are generated from our international operations and are subject to economic, geopolitical, foreign exchange and other risks.

•	If we do not successfully execute our go-to-market strategy, our business and financial performance may suffer.

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The costs of complying with evolving legal or regulatory requirements could negatively impact our business, results of operations, financial condition and cash flows. Environmental laws and regulations or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions for actual or alleged violations, as well as the assessment of strict liability and/or joint and several liability.

•	Our business, results of operations and financial condition could be adversely affected by environmental, litigation and other commitments and contingencies.

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Supply chain and operational disruptions and volatility in energy and raw material costs, could increase costs and expenses, adversely impact our sales and earnings and impact access to sources of liquidity.

•	Failure to comply with international trade restrictions and economic sanctions laws and regulations could adversely affect our business, financial condition or results of operations.

•	Changes in the global and local tax regulatory environments in, and the distribution of income among, the various jurisdictions in which we operate, could adversely impact our results of operations.

•	Our reliance on certain key customers, contract manufacturers and suppliers could adversely affect our overall sales and profitability.

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Risks related to trade disputes, regulations and policies could have an adverse impact on our operations and reduce the competitiveness or availability of our products relative to local and global competitors.

•	Our business, results of operations and reputation could be adversely affected by industry-specific risks, including process safety, product stewardship and regulatory compliance issues.

•	Failure to effectively manage acquisitions, divestitures, partnerships and other portfolio actions could adversely impact our business, results of operations, financial condition and cash flows.

•	We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Risks Related to the Spin-Off and Risks Related to our Common Stock

•	We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

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Following the Spin-Off, we could incur substantial additional costs and experience temporary business interruptions, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.

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We will incur secured and unsecured indebtedness in connection with the Spin-Off and the Qnity Cash Distribution (as defined herein), and the degree to which we will be leveraged following completion of the Spin-Off may materially and adversely affect our business, financial condition and results of operations.

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The Corteva Letter Agreement contains restrictions and limitations that, as applied to us, could prevent or impair our ability to sell, divest or otherwise transfer or separate our businesses or assets in the future.

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We may be subject to certain contingent liabilities, including related to per- and polyfluoroalkyl substances (“PFAS”), following the Spin-Off that are not probable or reasonably estimable at this time, but if later deemed probable and reasonably estimable consistent with applicable accounting guidance, may be significant and adversely affect our business, financial condition, and results of operations and cash flows.

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In connection with the Spin-Off, we will be contractually allocated, and directly pay or indemnify DuPont for, certain liabilities, including certain PFAS liabilities. If we are required to make payments pursuant to these indemnification obligations, we may need to divert cash to meet those obligations and our business, financial condition, and results of operations and cash flows could be negatively impacted. In addition, DuPont will indemnify us for certain liabilities. These indemnification obligations may not be sufficient to insure us against the full amount of liabilities we incur, and DuPont may not be able to satisfy its indemnification obligations in the future.

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We are subject to risks associated with certain of our indemnification obligations under the Separation Agreement (as defined herein), pursuant to which we may be required to make substantial cash payments to DuPont or the applicable third party for matters solely and exclusively controlled by DuPont.

•	Following the Spin-Off, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a part of DuPont.

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We may have received better terms from unaffiliated third parties than the terms received in the commercial agreements we and/or certain of our subsidiaries will enter into with DuPont and/or certain of its subsidiaries.

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We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

•	A large number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

Background

On May 22, 2024, DuPont announced its plan to separate its Electronics business, which includes its semiconductor technologies and interconnect solutions businesses, from the other businesses of DuPont.

Upon the satisfaction or waiver by DuPont of the conditions to the distribution (which are described in more detail in the section entitled “The Spin-Off—Conditions to the Distribution”), on the distribution date, DuPont will effect the distribution of all of the issued and outstanding shares of Qnity common stock on the basis of    shares of Qnity common stock for every    share of DuPont common stock held at the close of

business on     , 2025, the record date for the distribution. As a result of the distribution, Qnity will become an independent, publicly traded company.

Internal Reorganization

In furtherance of DuPont’s planned separation into two independent, publicly traded companies, prior to, but in connection with, the Spin-Off, DuPont will undertake a series of Internal Reorganization transactions to align its businesses into two subgroups: Electronics and Industrials. DuPont has formed a wholly owned subsidiary, Qnity, to serve as a holding company for its Electronics business. Upon the distribution, DuPont will hold the Industrials business.

This series of reorganization transactions will involve the allocation, transfer or conveyance by DuPont of its assets and liabilities in advance of the distribution so that Qnity and its subsidiaries are allocated, transferred or conveyed the entities, assets and liabilities of the Electronics business, while the remaining entities, assets and liabilities will remain with DuPont and its subsidiaries.

Qnity’s Relationship with DuPont Following the Spin-Off

Qnity will enter into a Separation and Distribution Agreement with DuPont (the “Separation Agreement”), which will contain the principles governing the Internal Reorganization and which will specify the terms of the distribution. In connection with the Spin-Off, Qnity and/or certain of its subsidiaries will enter into various other agreements to effect the Spin-Off and provide a framework for its relationship with DuPont after the Spin-Off, including, but not limited to, the Tax Matters Agreement (as defined herein), the Employee Matters Agreement (as defined herein), the Transition Services Agreements (as defined herein), the Intellectual Property Cross-License Agreement (as defined herein), the Transitional House Marks Trademark License Agreement (as defined herein), the ESL Cost Sharing Agreement (as defined herein) and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. These agreements will provide for the contractual allocation between Qnity and DuPont of DuPont’s assets, employees, liabilities and obligations (including investments, property, the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding (as defined herein), legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), employee benefits, intellectual property and tax-related assets and liabilities) attributable to periods prior to, at and following the Spin-Off, and will govern certain relationship between Qnity and DuPont following the Spin-Off. For further information, see the section entitled “Our Relationship with DuPont Following the Distribution”, “Unaudited Pro Forma Combined Financial Statements” and “Notes to the Unaudited Pro Forma Combined Financial Statements”.

Pursuant to the Separation Agreement, it is a condition to the consummation of the Spin-Off that Qnity complete a distribution of approximately $   , approximately equal to the net proceeds of the debt obligations we expect to incur, to DuPont, referred to herein as the “Qnity Cash Distribution”. In connection with the Spin-Off and the Qnity Cash Distribution we expect to incur significant indebtedness, some of which will be secured. Such debt obligations could potentially have important consequences to us and our debt and equity investors, and may be governed by restrictive covenants which may limit our ability to undertake certain actions. For further information, see the section entitled “Risk Factors—We will incur indebtedness in connection with the Spin-Off and the Qnity Cash Distribution, and the degree to which we will be leveraged following completion of the Spin-Off may materially and adversely affect our business, financial condition and results of operations” and “Risk Factors—We may incur indebtedness in the future which may contain restrictive covenants, which in turn may restrict our ability to pursue our business strategies.”

Corporate Information

Qnity was organized in the State of Delaware on December 6, 2024. The current address of Qnity’s principal executive offices is 974 Centre Road, Building 735, Wilmington, Delaware 19805. Qnity can be contacted by calling    . Qnity maintains an internet site at https://www.qnityelectronics.com/, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part. Qnity has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

SUMMARY OF THE SPIN-OFF

The following is a summary of the material terms of the Spin-Off and other related transactions.

Distributing company	DuPont de Nemours, Inc.

Distributed company	Qnity Electronics, Inc., also referred to as “Qnity”, a Delaware corporation and a wholly owned subsidiary of DuPont that will be the holding company for DuPont’s Electronics business. Following the distribution, Qnity will be an independent, publicly traded company.

Distribution ratio	Each DuPont stockholder will receive shares of Qnity common stock for every shares of DuPont common stock held on , 2025, the record date for the distribution. DuPont stockholders may also receive cash in lieu of any fractional shares, as described below.

Distributed securities	In the distribution, DuPont will distribute to DuPont stockholders all of the then issued and outstanding shares of Qnity common stock. Following the Spin-Off, Qnity will be a separate company, and DuPont will not retain any ownership in Qnity.

The actual number of shares of Qnity common stock that will be distributed will depend on the number of shares of DuPont common stock outstanding on the record date.

Immediately following the distribution, DuPont stockholders will own shares in both Qnity and DuPont.

Fractional shares	DuPont will not distribute any fractional shares of Qnity common stock. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing trading prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such stockholder would otherwise have been entitled to receive) to each stockholder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by DuPont or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Neither we nor DuPont will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts received in lieu of fractional shares. Any cash received in lieu of fractional shares generally will be taxable to DuPont stockholders as described in the section entitled “U.S. Federal Income Tax Consequences of the Distribution”.

Record date	The record date for the distribution is the close of business on , 2025.

Distribution date	The distribution date is expected to be on , 2025.

Distribution	On the distribution date, DuPont will issue shares of Qnity common stock to all DuPont stockholders as of the record date based on the distribution ratio. The shares of Qnity common stock will be issued electronically in direct registration or book-entry form and no certificates will be issued.

Commencing on or shortly following the distribution date, the distribution agent will mail to stockholders who hold their shares directly with DuPont (registered holders) a direct registration account statement that reflects the shares of Qnity common stock that have been registered in their name.

For shares of DuPont common stock that are held through a bank, the bank will credit the stockholder’s account with the Qnity common stock they are entitled to receive in the distribution.

DuPont stockholders will not be required to make any payment, to surrender or exchange their shares of DuPont common stock or to take any other action to receive their shares of Qnity common stock in the distribution.

If you are a DuPont stockholder on the record date and decide to sell your shares on or before the distribution date, you may choose to sell your DuPont common stock with or without your entitlement to receive Qnity common stock in the distribution. Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution date, DuPont expects that there will be two markets in DuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DuPont common stock that trade on the “regular-way” market will trade with an entitlement to receive the shares of Qnity common stock distributed pursuant to the distribution. Shares of DuPont common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the Qnity common stock distributed pursuant to the distribution. Therefore, if you sell DuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive Qnity common stock in the distribution. If you own DuPont common stock at the close of business on the record date and sell those shares on the “ex-distribution” market on or prior to the last trading day prior to the distribution date, you will receive the shares of Qnity common stock that you are entitled to receive pursuant to your ownership of DuPont common stock as of the record date.

Conditions to the distribution	The distribution is subject to the satisfaction of the following conditions, among other conditions described in this information statement:

•	The SEC having declared effective the Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange

Act”) (or the Form 10 having otherwise become effective pursuant to and in accordance with Section 12(d) of the Exchange Act), no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement (or Notice of Internet Availability hereof) having been distributed to DuPont stockholders;

•	the listing of Qnity common stock on the NYSE having been approved, subject to official notice of distribution;

•

the DuPont board of directors having received an opinion from a nationally recognized independent appraisal firm to the effect that, following the distribution, Qnity and DuPont will each be solvent and adequately capitalized, and that DuPont has adequate surplus under Delaware law to declare the dividend of Qnity common stock, in each case, after giving effect to the Qnity Cash Distribution;

•	the Internal Reorganization having been effectuated prior to the distribution;

•

the DuPont board of directors having declared the dividend of Qnity common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the DuPont board of directors’ absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DuPont, as Qnity’s sole stockholder immediately prior to the Spin-Off, having elected the individuals set forth in the section entitled “Management” to be members of our board of directors following the distribution, and those directors having resigned from the DuPont board of directors, as applicable;

•	each of us and DuPont and each of our or DuPont’s applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that, in the sole and absolute judgment of the DuPont board of directors, make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of all or any portion of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the Separation Agreement, will be pending, threatened, issued or in effect, and no other outside event having occurred that prevents the consummation of all or a portion of the distribution;

•

the receipt by DuPont of an opinion of Skadden, in form and substance satisfactory to DuPont (in its sole discretion), substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (such opinion, the “Tax Opinion”); and

•	the Qnity Cash Distribution having been completed and not rescinded.

Stock exchange listing	We intend to file an application to list the shares of Qnity common stock on the NYSE under the symbol “Q”.

Transfer agent	After the distribution, the transfer agent and registrar for Qnity common stock will be Computershare Trust Company, N.A. (“Computershare”).

Qnity’s indebtedness	For additional information relating to our anticipated indebtedness following the Spin-Off, see the section entitled “Description of Material Indebtedness” included elsewhere in this information statement.

Risks relating to Qnity, ownership of Qnity common stock and the distribution	Our business is subject to both general and specific risks, including risks relating to our business, to our relationship with DuPont following the Spin-Off and to us being a separate, publicly traded company. You should read carefully the section entitled “Risk Factors”.

Tax considerations	Assuming the distribution, together with certain related transactions, qualifies as a tax-free transaction under Section 368(a)(1)(D) and Section 355 of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by DuPont stockholders, and no amount will be included in the income of a DuPont stockholder, upon the receipt of shares of Qnity common stock pursuant to the distribution. However, any cash payments made in lieu of fractional shares will generally be taxable to the stockholder. For a more detailed description, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution”.

Certain agreements with DuPont

In connection with the Spin-Off, Qnity will enter into the Separation Agreement with DuPont to effect the Spin-Off and provide a framework for Qnity’s relationship with DuPont after the Spin-Off. We and/or certain of our subsidiaries will also enter into various other agreements with DuPont and/or certain of its subsidiaries, including but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. These agreements will collectively provide for the allocation between DuPont and Qnity of the assets, liabilities and obligations of DuPont and its subsidiaries (including investments, property, the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), employee benefits, intellectual property and tax-related assets and liabilities) attributable to periods prior to, at and after Qnity’s Spin-Off from DuPont and, will govern certain relationships between Qnity and DuPont after the Spin-Off. For a more detailed description of these agreements, see the section entitled “Our Relationship with DuPont Following the Distribution”.

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

What is Qnity and why is DuPont separating its Electronics business and distributing Qnity common stock?

The Spin-Off of Qnity from DuPont and the distribution of Qnity common stock is intended to provide DuPont stockholders with equity investments in separate companies that will be able to focus their respective businesses, with Qnity being a leading global provider of differentiated electronics materials and solutions including key consumables used in semiconductor chip manufacturing, as well as advanced electronic materials and solutions enabling reliable signal integrity, power management and thermal management. The Spin-Off is expected to enhance the long-term performance of each business for the reasons discussed in the sections entitled “The Spin-Off—Background of the Distribution” and “The Spin-Off—Reasons for the Spin-Off”.

Why am I receiving this document?

We are making this document available to you because you are a DuPont stockholder. If you are a DuPont stockholder as of the close of business on     , 2025, the record date for the distribution, you will be entitled to receive    shares of Qnity common stock for every    shares of DuPont common stock that you hold at the close of business on such date. This document will help you understand how the Spin-Off will affect your investment in DuPont and your investment in Qnity after the Spin-Off.

What are the reasons for the Spin-Off?

DuPont’s board of directors has met regularly to review and evaluate DuPont’s businesses and available strategic opportunities and believes that DuPont has significantly strengthened its businesses and optimized its portfolio over the years. As a continuation of that transformation, DuPont’s board of directors believes that the separation of its Electronics business as an independent, publicly traded company at this time is the best available opportunity to unlock future value potential by providing investors enhanced operational focus, differential management reporting structures, and tailored capital allocation priorities appropriate for the Electronics business on the one hand, and DuPont’s healthcare & water technologies and diversified industrials businesses on the other. The separation of the Electronics business is of particular importance at this moment given the continued and accelerating trends in the electronics and semiconductor markets, which create enhanced growth and capital investment opportunities that DuPont believes are best served by a more focused, pure-play electronics company.

After considering a wide variety of factors in evaluating the Spin-Off, including the risk that the distribution is abandoned and not completed, DuPont’s board of directors believes that the potential benefits to DuPont stockholders of the Spin-Off of the Electronics business into an independent, publicly traded company with its own distinctive business and capital structure and ability to focus on its specific growth plans will provide DuPont stockholders with certain opportunities and benefits not otherwise available to DuPont.

DuPont’s board of directors believes that the Spin-Off of the Electronics business from DuPont at this time is in the best interests of DuPont and its stockholders. Among other things, DuPont’s board of directors considered the following potential benefits of the Spin-Off:

•

Distinct Position. The Electronics business differs from DuPont’s other businesses in several respects, such as the market for products and services, manufacturing processes, research and development demands and capabilities, regulatory oversight, competitors, strategic initiatives, growth profile, cyclical trends and business cycles and secular growth drivers. The Electronics business requires significant investment in research and development and capital expenditures to support innovation, so as to address market demands and remain competitive. The purpose of the Spin-Off is to create two independent companies with tailored growth strategies and capital allocation priorities, resulting in: Qnity, a leading global provider of differentiated electronics materials including key consumables used in semiconductor chip manufacturing, as well as advanced electronic materials enabling reliable signal integrity, power management and thermal management; and DuPont, a premier diversified industrial company powered by high performance engineered solutions and application engineering expertise, industry-leading innovation and top-tier manufacturing capabilities. Each company will provide investors with a distinct investment option that may be more attractive to current investors and will allow each company to attract different investors than the current investment option available to DuPont stockholders of one combined company.

•

Attractive Investment Profile. DuPont believes that the creation of separate companies, each with a distinct financial profile and clear investment thesis will drive significant long-term value for all stockholders and reduce the complexities surrounding investor understanding, enabling investors to invest in each company separately based on its distinct characteristics.

•

Value Creation From Pursuit of Emerging Growth Opportunities in Electronics. DuPont is continuing its transformation as a premier diversified industrials company and the separation of the Electronics business is a major step in its journey. The electronics market is experiencing accelerating demand for advanced semiconductor materials and interconnect solutions, led by, among others, the push for increased connectivity and stronger or more frequent connection between devices, systems and networks, thereby enabling better communication, data sharing and artificial intelligence technology applications. This acceleration in demand, coupled with the ongoing recovery in the semiconductor market from cyclic lows in 2023, has created what DuPont believes to be an opportune time to separate the Electronics business.

•

Enhanced Means to Evaluate Financial Performance. Through the creation of two separate companies, investors should be better able to evaluate the business condition, strategy and financial performance of each company within the context of its particular industry and markets. Investors’ ability to value each company against its respective comparable peer set will enhance the likelihood that both companies achieve appropriate market valuations. It is believed that, over time following the completion of the Spin-Off, the aggregate market value of Qnity and DuPont will be higher, on a fully distributed basis and assuming the same market conditions, than if DuPont were to remain under its current configuration.

•

Focused Capital Allocation. Each independent, publicly traded company will have a capital structure that is expected to be best suited to its specific needs and will be able to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy that better align with its streamlined business. DuPont believes that the Spin-Off will permit each company to concentrate its financial resources solely on its own operations, which will allow each company to invest capital (or return capital to its investors) at the time and in the manner most appropriate for its distinct strategic priorities and business needs. This will facilitate more efficient allocation of capital based on each company’s forecasted cash generation, business conditions and market growth, planned investments, credit rating requirements, acquisition activity and capital returns, among other factors, allowing each company to make company-specific investment decisions to drive innovation and enhance growth and returns.

•

Improved Operational and Strategic Flexibility. Each company is expected to be able to maintain a sharper focus on its core business, operating priorities and growth opportunities, which will allow each company to respond better and more quickly to developments in its operating environment and industry landscape, without having to consider the impact on the businesses of the other company or on the balance and composition of DuPont’s pre-Spin-Off overall portfolio. DuPont believes that each company will also have increased operational flexibility to design and implement corporate strategies based on the particular characteristics of the industry in which each business operates.

•

Dedicated Management Team with Enhanced Strategic Focus. The Spin-Off will permit each company to be led by a separate, dedicated management team with relevant expertise in its industry, able to focus on strengthening such company’s core businesses, addressing its unique operating and other needs, and pursuing distinct and targeted opportunities. Each company’s management team will be able to design and implement corporate policies and strategies that are tailored to such company’s specific business characteristics and to focus on maximizing the value of its business as well as long-term growth and profitability. In addition, the Spin-Off will provide each company’s management team the opportunity to focus on the goals and expectations, and better satisfy the needs of such company’s respective investors.

•

Improved Management Incentive Tools. The Spin-Off will permit each publicly traded company to create equity securities, including options and restricted stock units, and to offer stock-based incentive compensation to its employees and executives that is more closely linked to the performance of such company’s business. The DuPont board of directors believes such equity-based compensation arrangements should provide enhanced incentives for performance and further enhance the ability for each publicly traded company to attract, retain and motivate qualified personnel. Recruitment and retention is expected to be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

•

Direct Access to Capital Markets and Ability to Pursue Strategic Opportunities. Each company’s business will have direct access to the capital markets and is expected to be better situated to pursue future acquisitions, joint ventures and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities. The Spin-Off will provide each company with its own distinct equity currency that relates solely to its business and industry to use in pursuing certain financial and strategic objectives, including acquisitions. For example, each company will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors. It is expected that such future transactions will be more easily facilitated with similar businesses through the use of each company’s own equity securities as consideration.

The DuPont board of directors also considered a number of potentially negative factors, including the loss of synergies and joint purchasing power from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time Spin-Off costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distribution and related transactions for U.S. federal income tax purposes, the fact that each company will be less diversified than the current configuration of DuPont’s businesses prior to the Spin-Off and the potential inability to realize the anticipated benefits of the Spin-Off.

DuPont’s board of directors concluded that the potential benefits of the Spin-Off outweighed the potential negative factors in connection therewith. However, neither DuPont nor Qnity can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information, see the sections entitled “The Spin-Off—Reasons for the Spin-Off” and “Risk Factors”.

Why is the Spin-Off of Qnity structured as a distribution?

DuPont currently believes the Spin-Off by way of distribution is the most efficient way to separate its Electronics business from DuPont for various reasons, including that a Spin-Off will (i) offer a high degree of certainty of completion in a timely manner, lessening disruption to current business operations; (ii) provide a high degree of assurance that decisions regarding Qnity’s capital structure will align with its business objectives and provide the continued financial flexibility and financial stability to support its long-term growth and generate stockholder returns; and (iii) generally be a tax-free distribution of shares of Qnity common stock to DuPont stockholders for U.S. federal income tax purposes (except for any cash received in lieu of fractional shares). DuPont believes that a tax-free Spin-Off will enhance the value of both DuPont and Qnity. See the section entitled “The Spin-Off—Reasons for the Spin-Off”.

What do I have to do to participate in the distribution?

You are not required to take any action to receive your Qnity common stock, although you are urged to read this entire document carefully. No approval of the distribution by DuPont stockholders is required and DuPont is not seeking your approval. Therefore, Qnity is not asking you for a proxy to vote on the Spin-Off, and Qnity requests that you do not send Qnity a proxy in connection with the Spin-Off. You will not be required to pay anything for the shares of Qnity common stock you will receive in the distribution nor will you be required to surrender or exchange any shares of DuPont common stock to participate in the distribution. For more detailed information on the treatment of fractional shares, see the section entitled “—How will fractional shares be treated in the distribution?”.

What is the record date for the distribution?

DuPont will determine record ownership as of the close of business on    , 2025.

What will I receive in distribution?

If you hold DuPont common stock as of the record date, on the distribution date you will receive    shares of Qnity common stock for every     shares of DuPont common stock you held on the record date, as well as a cash payment in lieu of any fractional shares (as discussed below in the section entitled “—How will fractional shares be treated in the distribution?”). You will receive only whole shares of Qnity common stock in the distribution. For a more detailed description, see the section entitled “The Spin-Off”.

How will shares of Qnity common stock be issued?

You will receive shares of Qnity common stock through the same channels that you currently use to hold or trade shares of DuPont common stock, whether through a brokerage account, 401(k) plan or other channels. Receipt of Qnity shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements or 401(k) statements.

If you own shares of DuPont common stock as of the close of business on the record date for the distribution, DuPont, with the assistance of Computershare, the distribution agent for the distribution, will electronically distribute shares of Qnity common stock to you or to your brokerage firm on your behalf in book-entry form. Qnity will mail you a book-entry account statement that reflects your shares of Qnity common stock or your bank or brokerage firm will credit your account for the shares.

How will fractional shares be treated in the distribution?

No fractional shares of Qnity common stock will be distributed. Consequently, you will not receive any fractional shares of Qnity common stock and instead will receive a cash payment in lieu of any fractional shares you would otherwise have been entitled to receive in the distribution.

The distribution agent will aggregate all fractional shares that would have otherwise been issued in the distribution into whole shares and will sell the whole shares in the open market at prevailing trading prices on behalf of all DuPont stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to those stockholders (net of any required withholding for taxes applicable to such stockholder). You will not be entitled to any interest on the amount of payment made to you in lieu of fractional shares.

Will the number of DuPont shares I own change as a result of the distribution?

No, the number of DuPont shares you own will not change as a result of the distribution. Immediately following the distribution, you will hold the same number of shares of DuPont that you held immediately prior to the distribution. Your proportionate interest will also not change, so you will own the same proportionate amount of DuPont immediately following the Spin-Off as you did prior to the Spin-Off.

How many shares of Qnity common stock will be distributed?

The actual number of shares of Qnity common stock that will be distributed will depend on the number of shares of DuPont common stock outstanding on the record date. The shares of Qnity common stock that are distributed will constitute all the then issued and outstanding shares of Qnity common stock immediately prior to the distribution and DuPont will not retain any ownership interest in Qnity following the distribution. For a more detailed description, see the section entitled “Description of Our Capital Stock”.

When will the distribution occur?

It is expected that the distribution will be effected prior to the opening of trading on the distribution date, subject to the satisfaction or waiver by DuPont of certain conditions. On or shortly after the distribution date, the whole shares of Qnity common stock will be credited in book-entry accounts for each stockholder entitled to receive the shares of Qnity common stock in the distribution. We expect DuPont’s distribution agent to take approximately one week after the distribution date to fully distribute to stockholders any cash they are entitled to receive in lieu of fractional shares. See the section entitled “—How will I receive my shares of Qnity common stock?” for more information.

If I sell my shares of DuPont common stock on or before the distribution date, will I still be entitled to receive shares of Qnity common stock in the distribution?

If you sell your shares of DuPont common stock before the record date, you will not be entitled to receive shares of our common stock in the distribution. If you are a DuPont stockholder on the record date and decide to sell your shares before the distribution date, you may choose to sell your DuPont common stock with or without your entitlement to receive Qnity common stock in the distribution. Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution date, it is expected that there will be two markets in DuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DuPont common stock that are traded in the “regular-way” market will trade with the entitlement to receive the Qnity common stock that is distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without the entitlement to receive the shares of Qnity common stock distributed pursuant to the distribution. Consequently, if you sell your shares of DuPont common stock held on the record date in the “regular-way” market on or prior to the last trading day prior to the distribution date, you are also selling your right to receive Qnity common stock in the distribution.

You should discuss these alternatives with your bank, broker or other nominee. See the section entitled “The Spin-Off—Trading Between the Record Date and Distribution Date”.

How will I receive my shares of Qnity common stock?

On the distribution date, DuPont will release the shares of our common stock to the distribution agent to distribute to DuPont stockholders. The whole shares of our common stock will be credited in book-entry accounts for DuPont stockholders entitled to receive the shares in the Spin-Off. If you own DuPont common stock as of the close of business on the record date, and you retain your entitlement to receive the shares of our common stock through the distribution date, the shares of our common stock that you are entitled to receive in the Spin-Off will be issued to your account as follows:

Registered stockholders: If you are a registered stockholder (meaning you own your shares of DuPont common stock directly through an account with DuPont’s transfer agent, Computershare), the distribution agent will credit the whole shares of Qnity common stock you receive in the distribution to your book-entry account with our transfer agent on or shortly after the distribution date. Approximately one week after the distribution date, the distribution agent will mail you a book-entry account statement that reflects the number of whole shares of Qnity common stock you own, along with a check for any cash in lieu of fractional shares you are entitled to receive. You will be able to access information regarding your book-entry account holding the shares of Qnity common stock at Computershare using the same credentials that you use to access your DuPont account. You may also contact Computershare at    or    (outside the U.S.).

Beneficial stockholders: If you own your shares of DuPont common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of Qnity common stock you receive in the distribution on or shortly after the distribution date. Your bank, broker or other nominee will also be responsible for transmitting to you any cash payment you are entitled to receive in lieu of fractional shares. Please contact your bank, broker or other nominee for further information about your account and the payment of any cash you are entitled to receive in lieu of fractional shares.

The shares of Qnity common stock will not be certificated. As a result, no physical stock certificates will be issued to any stockholders. See the section entitled “The Spin-Off—When and How You Will Receive the Distribution” for a more detailed explanation.

What are the conditions to the distribution?

The distribution is subject to several conditions, including, among others:

•

the SEC having declared effective the Form 10 under the Exchange Act, no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement (or Notice of Internet Availability thereof) having been distributed to DuPont stockholders;

•	the listing of Qnity common stock on the NYSE having been approved, subject to official notice of distribution;

•

the DuPont board of directors having received an opinion from a nationally recognized independent appraisal firm to the effect that, following the distribution, Qnity and DuPont will each be solvent and adequately capitalized, and that DuPont has adequate surplus under Delaware law to declare the dividend of Qnity common stock, in each case, after giving effect to the Qnity Cash Distribution;

•	the Internal Reorganization as it relates to Qnity having been effectuated prior to the distribution;

•

the DuPont board of directors having declared the dividend of Qnity common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DuPont, as Qnity’s sole shareholder immediately prior to the Spin-Off, having elected the individuals set forth in the section entitled “Management” to be members of our board of directors following the distribution, and those directors having resigned from the DuPont board of directors, as applicable;

•	each of us, DuPont and each of our or its applicable subsidiaries having entered into all ancillary agreements to which it and/or any such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that, in the sole and absolute judgment of the DuPont board of directors, make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of all or any portion of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the Separation Agreement, will be pending, threatened, issued or in effect, and no other outside event having occurred that prevents the consummation of all or a portion of the distribution;

•	the receipt by DuPont of the Tax Opinion; and

•	the Qnity Cash Distribution having been completed and not rescinded.

The fulfillment of the foregoing conditions does not create any obligation on DuPont’s part to effect the distribution. While DuPont does not currently intend to waive any of the conditions to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution (including the receipt by DuPont of the Tax Opinion) and proceed with the distribution even if all such conditions have not been met. If the distribution is completed and the DuPont board of directors waived any such condition, such waiver could have a material adverse effect on DuPont’s and Qnity’s respective businesses, financial condition or results of operations, the trading price of DuPont’s or Qnity’s common stock, or the ability of shareholders to sell their shares after the distribution. If DuPont elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, DuPont will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as DuPont determines to be necessary and appropriate in accordance with applicable law. The DuPont board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Can DuPont decide to cancel the distribution even if all the conditions have been met?

Yes. The distribution is subject to the satisfaction of certain conditions. See the section entitled “The Spin-Off—Conditions to the Distribution”. Even if all such conditions are met, DuPont has the ability, in its sole discretion, not to complete the distribution if, at any time prior to the distribution, the DuPont board of directors determines, in its sole discretion, that the distribution is not in the best interests of DuPont or its stockholders, that a sale or other alternative is in the best interests of DuPont or its stockholders, or that market conditions or other circumstances are such that it is not advisable at that time to separate the Electronics business from DuPont.

What are the U.S. federal income tax consequences of the distribution to me?

The distribution is conditioned on the receipt of the Tax Opinion, in form and substance acceptable to DuPont, substantially to the effect that, among other things, the distribution, together with certain related transactions, will qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code. Assuming the distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Qnity common stock pursuant to the distribution. However, any cash payments made instead of fractional shares will generally be taxable to you. Additionally, while DuPont does not currently intend to waive any of the conditions to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution (including the receipt by DuPont of the Tax Opinion) and proceed with the distribution even if all such conditions have not been met. For a more detailed description, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution”.

How will the distribution affect my tax basis in my shares of DuPont common stock?

Assuming that the distribution is tax-free to DuPont stockholders (except for taxes related to any cash received in lieu of fractional shares), your tax basis in the DuPont common stock held by you immediately prior to the distribution will be allocated between your shares of DuPont common stock and the Qnity common stock that you receive in the distribution in proportion to the relative fair market values of each immediately following the distribution. For a more detailed description, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution”.

Will the number of DuPont shares I own change as a result of the distribution?

No, the number of shares of DuPont common stock you own will not change as a result of the distribution.

Will my shares of DuPont common stock continue to trade following the distribution?

Your DuPont common stock will continue to trade on the NYSE.

How will the distribution affect the operations of DuPont?

It is expected that after the distribution of Qnity, DuPont will operate the Industrials business of DuPont and will continue as DuPont de Nemours, Inc.

How will Qnity common stock trade?

We intend to list the Qnity common stock on the NYSE under the symbol “Q”.

We anticipate that trading in Qnity common stock will begin on a “when-issued” basis as early as the record date for the distribution and will continue through the last trading day prior to the distribution date. “When-issued” trading in the context of a Spin-Off refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. When-issued trades generally settle within one day after the distribution date. We anticipate that trading on a “when-issued” basis will continue through the last trading day prior to the distribution date. On the distribution date (or, if the distribution date is not a trading day, the first trading day after the distribution date), any when-issued trading of Qnity common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the first full trading day following the date of the trade. See the section entitled “The Spin-Off—Trading Between the Record Date and Distribution Date”. We cannot predict the trading prices for Qnity common stock before, on or after the distribution date.

What indebtedness will Qnity have following the Spin-Off?

At the time of the Spin-Off, we expect to have approximately $    billion of indebtedness. See the sections entitled “Description of Material Indebtedness” and “Unaudited Pro Forma Combined Financial Statements” for more information.

Will the Spin-Off affect the trading price of my DuPont common stock?

We expect the trading price of shares of DuPont common stock immediately following the distribution to be lower than the trading price of DuPont common stock immediately prior to the distribution because the trading price will no longer reflect the value of the Electronics business. Furthermore, until the market has fully analyzed the value of DuPont without Qnity and the value of Qnity as a stand-alone company, the trading price of shares of both companies may fluctuate. There can be no assurance that, following the distribution, the combined trading prices of the common stock of us and DuPont will equal or exceed what the trading price of DuPont common stock would have been in the absence of DuPont’s pursuit of the Spin-Off, and it is possible the aggregate equity value of the two independent companies will be less than DuPont’s equity value prior to the distribution of us.

Are there risks associated with owning shares of Qnity common stock?

Yes. Our business is subject to both general and specific risks, including risks relating to our business, our relationship with DuPont following the Spin-Off and of us being a separate, publicly traded company. Accordingly, you should read carefully the information set forth in the section entitled “Risk Factors” in this information statement.

Does Qnity intend to pay cash dividends?

We expect that we will pay a quarterly dividend following the distribution beginning in     . Qnity expects to declare dividends of approximately      to     % of annual net income. However, the declaration, payment and amount of any dividends following the distribution will be subject to the sole discretion of our post-distribution, independent board of directors and, in the context of our financial policy, will depend upon many factors, including our financial condition and prospects, our capital requirements and access to capital markets, covenants associated with certain of our debt obligations, legal requirements and other factors that our board of directors may deem relevant, and there can be no assurances that we will pay or continue to pay a dividend in the future. In addition, there can be no assurance that, after the distribution, the combined annual dividends, if any, on the common stock of us and DuPont will be at least equal to the annual dividends paid on DuPont common stock prior to the distribution of Qnity common stock.

What will Qnity’s relationship be with DuPont following the Spin-Off?

In connection with the Spin-Off, Qnity will enter into the Separation Agreement with DuPont to effect the Spin-Off and provide a framework for Qnity’s relationship with DuPont after the Spin-Off. We and/or certain of our subsidiaries will also enter into various other agreements with DuPont and/or certain of its subsidiaries, including but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. These agreements will collectively provide for the allocation between DuPont and Qnity of the assets, liabilities and obligations of DuPont and its subsidiaries (including investments, property, the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested) employee benefits, intellectual property and tax-related assets and liabilities) and will govern certain relationships between Qnity and DuPont following the Spin-Off. For additional information regarding the Separation Agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Spin-Off”, “Risk Factors—Risks Related to our Common Stock” and “Our Relationship with DuPont Following the Distribution”.

Do I have appraisal rights in connection with the Spin-Off?

DuPont stockholders are not entitled to appraisal rights in connection with the Spin-Off.

Who is the transfer agent and registrar for Qnity common stock?

Following the Spin-Off, Computershare will serve as transfer agent and registrar for Qnity common stock.

Computershare currently serves as DuPont’s transfer agent and registrar. In addition, Computershare will serve as the distribution agent in the distribution and will assist DuPont in the distribution of Qnity common stock to DuPont stockholders.

Where can I get more information?

If you have any questions relating to the mechanics of the distribution, you should contact Computershare, as the distribution agent at:

Before the Spin-Off, if you have any questions relating to DuPont, you should contact DuPont at:

Investor Relations

Ed Barna

(302) 596-6050

edward.r.barna@dupont.com

After the Spin-Off, if you have any questions relating to Qnity, you should contact Qnity at:

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock.

Any of the following risks, as well as additional risks and uncertainties not currently known to us, beyond our control or that we currently deem immaterial, could materially and adversely affect our business, results of operations or financial condition. Based on current information, we believe that the following identifies the most significant risks that could affect our business, results of operations or financial condition.

Risks Related to Our Business

Our results will be affected by competitive conditions and customer preferences.

Demand for our products, which impacts revenue and profit margins, will be affected by (i) the development and timing of the introduction of competitive products; (ii) our response to downward pricing trends to stay competitive; (iii) changes in customer preferences, which may be affected by announced price changes and other factors outside of our control; (iv) availability and cost of raw materials and energy, as well as our ability and success in passing through increases in such costs; (v) levels of economic growth in the geographic and end use markets served by us; (vi) changes in buying patterns, which at times may be thought to be temporary destocking, but could actually be indicative of loss of market share; and (vii) the megatrends in digital transformation, connectivity, automation and ethics, environmental impact and sustainability-driven purchasing decisions.

We face many domestic and international competitors. Some of our competitors may have better-established customer relationships than we do, which may enable them to have their products specified for use more frequently and more quickly by these customers. Further, customers continually evaluate the benefits of internal manufacturing versus outsourcing, and a customer’s decision to internally manufacture products that we provide may negatively impact us. If we are unable to maintain our competitive position, we could experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities and a loss of market share, any of which could have a material adverse effect on our results of operations. Further, we expect that existing and new competitors will improve their products and introduce new products with enhanced performance characteristics. The introduction of new products, more efficient production of existing products, or products sold at a lower cost by competitors could diminish our market share and increase pricing pressure on our products. Our competitors include companies outside of the U.S., including companies in countries where foreign governments seek to build a domestic-centric semiconductor ecosystem. From time to time, governments around the world may provide incentives or make other investments that could benefit and give competitive advantages to our competitors. Government incentives may not be available to us on acceptable terms or at all. If our competitors can benefit from such government incentives and we cannot, it could strengthen our competitors’ relative position and have a material adverse effect on our business.

The demand for product offerings that align with sustainability goals is expected to continue to increase. Customers are seeking products that are made using environmentally sound practices and materials, and which adhere to ethical and human rights standards. Demand for product offerings that are less carbon-intensive or that customers determine support their respective sustainability goals (in areas such as substances of concern, circular economy, waste, water, nature/biodiversity, responsible procurement, human rights) is expected to continue to increase, driven by end-user and customer demand, investor preference and government legislative and market-responsive product-specific actions. Failure to timely react to these trends and manage our product portfolio and innovation activities responsively could decrease the competitiveness of our products and result in the de-selection of us as a partner of choice. In addition, the failure to set goals, take actions, make progress and report against, commensurate with relevant market competitors, our sustainability strategy, could harm our reputation, and our ability to compete and to attract top talent, and could result in increased investor activism and the de-selection of us as a partner or supplier of choice.

The markets in which we operate are driven by consumer preferences that are rapidly changing as well as frequent new product introductions and improvements. As a result, we must develop new products and services that offer distinct value to our customers in order to compete successfully. Success in achieving our growth objectives is dependent on the timing and market acceptance of our new product offerings, including our ability to renew our pipeline of new product offerings and to bring those offerings to market. This ability may be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products or recognize an important technology inflection point, obtain adequate intellectual property protection or gain market acceptance of new products. Further, our inability to anticipate customers’ changing needs or adapt to emerging technological and business trends accurately, control research and development costs or execute our innovation strategy could adversely affect our ability to sustain our market positions and/or penetrate new markets.

There are no guarantees that new product offerings will prove to be commercially successful. Additionally, our expansion into new markets may result in greater-than-expected risks, liabilities and expenses.

Fluctuations in the demand for semiconductors and the overall volume of semiconductor manufacturing may decrease demand for our products and may adversely affect our business.

Our revenue is heavily dependent upon demand from the semiconductor ecosystem. The semiconductor industry has historically been, and is likely to continue to be, cyclical with periodic downturns, resulting in decreased demand for our products. The semiconductor industry may be negatively impacted by factors such as decreased consumer spending, macroeconomic uncertainty and slow or negative economic growth, which could decrease consumer spending and business investment in technologies and products that contain semiconductors. We have previously experienced a reduction in revenue and operating losses during downturns in the semiconductor industry, which can occur suddenly. During such downturns, we typically experience greater pricing pressure and shifts in product and customer mix, which can adversely affect our gross margin and net income. The semiconductor industry is also affected by seasonal shifts in demand, and as a result, we may experience short-term fluctuation in our results of operations from one period to the next. We are unable to predict the timing, duration or severity of any current or future downturns in the semiconductor industry. The fluctuating nature of the semiconductor industry requires us to maintain flexibility to respond to changes in demand, particularly during industry downturns, which may impact our ability to effectively manage our production capacity, workforce and inventory. Additionally, we may incur unexpected or additional costs to align our operations with demand. If we do not, or are unable to, adequately anticipate changes in our business environment, we may lack the infrastructure, manufacturing capacity and resources to scale up our business to meet customer expectations and compete successfully during a period of growth. Conversely, we may expand our capacity too rapidly, resulting in excess fixed costs, and lower profitability.

If we are unable to anticipate and respond to rapid technological change and customer requirements by continuing to innovate and introduce new and enhanced products and solutions, we may experience a loss of market share, decreased sales, revenue, profitability and damage to our reputation.

The electronics industry is subject to rapid technological change, changing customer requirements and frequent new product introductions. In our industry, the first company to introduce an innovative product that addresses an identified market need will often have a significant advantage over competing products. Following development, it may take several years for sales of a new product to reach a substantial level, if ever. If a product concept does not progress beyond the development stage or only achieves limited acceptance in the marketplace, we may not receive a direct return on our expenditures, we may lose market share and our revenue, and profitability may decline. A failure to successfully anticipate and respond to technological changes by developing, marketing and manufacturing new products or enhancements to our existing products could harm our business prospects and significantly reduce our sales. We cannot guarantee that the new products and technology we choose to develop and market will be successful. In addition, if new products have reliability or quality problems, we may experience reduced orders, higher manufacturing costs, delays in acceptance and payment, additional service and warranty expense and damage to our reputation.

A large percentage of our net sales are generated from our international operations and are subject to economic, geopolitical, foreign exchange and other risks.

We do business globally in approximately 80 countries. The percentage of net sales generated by international operations, including U.S. exports, was approximately 88% of our total net sales for the year ended December 31, 2024. Regionally, Asia Pacific represented approximately 79% of our net sales for the year ended December 31, 2024. We expect that the percentage of our net sales derived from international operations will continue to be significant.

Risks related to international operations include:

•

changes and uncertainties with respect to trade and export regulations that impact countries in which we conduct significant business (including potential, new and changing regulations for exports of certain technologies and goods to China), trade policies and sanctions, tariffs, international trade disputes and any responsive measures, including the recent implementation of tariffs on goods imported into the United States, particularly from China and Mexico, could (1) impose additional costs on our operations, (2) limit our ability to operate our business and (3) adversely impact us, our customers or our suppliers;

•	positions taken by governmental agencies regarding possible national, commercial and/or security issues posed by the development, sale or export of certain raw materials, products and technologies;

•

geopolitical tensions or conflicts, such as Russia’s invasion of Ukraine, the war between Israel and Hamas, increasing tensions with China, and other political and economic instability and uncertainty, which may result in severely diminished liquidity and credit availability, rating downgrades of sovereign debt, declining valuation of certain investments, declines in consumer confidence, declines in economic growth, volatility in unemployment rates, increased logistics costs and delays and uncertainty about economic stability;

•	challenges in hiring and integrating workers in different countries;

•

challenges in managing a workforce with different experience levels, languages, cultures, customs, business practices and worker expectations, along with differing employment practices, formation of labor unions and works councils and other labor issues;

•

challenges of maintaining appropriate business processes, procedures and internal controls and complying with legal, environmental, health and safety, anti-bribery, anti-corruption, data privacy, cybersecurity and other regulatory requirements that vary by jurisdiction;

•	challenges in developing relationships with local customers, suppliers and governments;

•

fluctuating pricing and availability of raw materials and supply chain interruptions or slowdowns, including as a result of difficulties, financial or otherwise, faced by segments of the transportation industry;

•

changes in global or local economic conditions, including inflation, hyperinflation, fluctuations in interest rates and other increasing price levels in certain sectors, such as energy, impacting availability and cost of goods and services;

•	public health crises and related implications thereof;

•	expense and complexity of complying with U.S. and foreign import and export regulations, including the ability to obtain and renew required import and export licenses;

•

fluctuations in interest rates and currency exchange rates, including the relative strength or weakness of the U.S. dollar against foreign currencies that are important to our business, which could cause our sales and profitability to decline;

•

foreign exchange controls or other currency restrictions and limitation on the movement of funds, potentially leading to the inability to readily repatriate earnings from foreign operations effectively;

•	liability for foreign taxes assessed at rates higher than those applicable to our domestic operations;

•	imposition of a global minimum tax rate, including by the Organization for Economic Cooperation and Development (“OECD”) (as further discussed below);

•

challenges in maintaining an effective internal control environment, including language and cultural differences, varying levels of United States Generally Accepted Accounting Principles (“U.S. GAAP”) expertise and internal control over financial reporting;

•	challenges and costs associated with the protection of our intellectual property throughout the world;

•	challenges associated with managing global and regional third-party service providers, including certain engineering, software development, manufacturing, IT and other functions; and

•

customer or government efforts to encourage operations and sourcing in a particular country, including efforts to develop and grow local competitors, require local manufacturing and provide special incentives to government-backed local customers to buy from local competitors.

Furthermore, there is inherent risk, based on the complex relationships among China, Japan, Korea, Taiwan and the U.S., that political, diplomatic and national security influences could lead to trade disputes, impacts and/or disruptions, in particular those affecting the semiconductor industry. A significant trade dispute, impact and/or disruption in any area where we do business could have a materially adverse impact on our future revenue and profits.

Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and fluctuations of foreign currency against the U.S. dollar could impact U.S. dollar-denominated earnings. In addition, our assets and liabilities denominated in foreign currencies can also be impacted by foreign currency exchange rates against the U.S. dollar, which could result in exchange gain or loss from revaluation.

We will have a balance sheet hedging program and will be actively looking for opportunities in managing currency exposures related to earnings. However, foreign exchange hedging activities bear a financial cost and may not always be available or be successful in completely mitigating such exposures.

Any one or more of the above factors could adversely affect our international operations and could significantly affect our business, results of operations, financial condition and cash flows.

If we do not successfully execute our go-to-market strategy, our business and financial performance may suffer.

Our go-to-market strategy is focused on leveraging our existing portfolio of products and services as well as introducing new products and services to meet the demands of our customers in a continually changing technological landscape. To successfully execute this strategy, we must emphasize the aspects of our core business where demand remains strong, identify and capitalize on organic growth, and innovate by developing new products and services that will enable us to expand beyond our existing technology categories. Any failure to successfully execute this strategy, including any failure to invest sufficiently in strategic growth areas and support our research and development activities, could adversely affect our business, financial condition or results of operations. In addition, the process of developing new high-technology products or enhancing existing products is complex, costly and uncertain. After we develop a product, we must be able to manufacture appropriate volumes quickly while also managing costs and maintaining the high-quality level that our customers expect. Any delay in the development, forecast, production and/or marketing of a new product could result in us not being among the first to market which could further harm our competitive position. Meeting customer demand depends in part on our ability to obtain timely deliveries from our suppliers and contract manufacturers. To help ensure continuity of supply to our customers, we have increased our procurement efforts to shorten lead times. These increases in materials inventory and purchase commitments have resulted, and could continue to result, in excess and/or obsolete inventory charges if the demand for our products is ultimately less than our expectations.

The costs of complying with evolving legal or regulatory requirements could negatively impact our business, results of operations, financial condition and cash flows. Environmental laws and regulations or permit requirements could result in restrictions or prohibitions on plant operations and substantial civil or criminal sanctions for actual or alleged violations, as well as the assessment of strict liability and/or joint and several liability.

We are subject to extensive federal, state, local and foreign laws, regulations, rules, ordinances and permit requirements relating to pollution, protection of the environment, product content, greenhouse gas emissions, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances, which include certain substances of concern, and waste materials. Costs and capital expenditures relating to environmental, health or safety matters are subject to evolving legal and regulatory requirements and depend on the timing of the promulgation and enforcement of specific standards which impose the requirements. Moreover, changes in the legal or regulatory environment could inhibit or interrupt our operations, require modifications to our products, processes or facilities or cause us to discontinue or relocate the production of certain products. Changes to laws and regulations or the implementation of additional laws and regulations, as well as existing laws and regulations themselves, may result in costs or capital expenditures or require changes in business practice that could result in reduced margins or profitability.

Accordingly, environmental, health or safety, legal or regulatory matters could result in significant unanticipated costs or liabilities causing a negative impact on our business, cash flows and results of operations.

Our business, results of operations and financial condition could be adversely affected by environmental, litigation and other commitments and contingencies.

As a result of our operations, including past operations and those related to divested businesses and discontinued operations of DuPont and certain of our former affiliates (and their respective former affiliates), which will generally be contractually allocated between us and DuPont based on the Applicable Percentages under the Separation Agreement (see the section entitled “Our Relationship with DuPont Following the Distribution—Separation Agreement”), we incur environmental operating costs for pollution abatement activities including waste collection and disposal, installation and maintenance of air pollution controls and wastewater treatment, emissions testing and monitoring and obtaining permits. We also incur environmental operating costs related to environmental-related research and development activities including environmental field and treatment studies as well as toxicity and degradation testing to evaluate the environmental impact of products and raw materials. In addition, we maintain and periodically review and adjust our accruals for probable environmental remediation and restoration costs.

We expect to continue to incur environmental operating costs since we will operate global manufacturing, product handling and distribution facilities that are subject to a broad array of environmental laws and regulations. These laws and regulations are subject to change by the implementing governmental agency, which we monitor closely. Our policy will require that our operations fully meet legal and regulatory requirements. Costs to comply with complex environmental laws and regulations, as well as internal voluntary programs and goals, are significant and we expect these costs will continue to be significant for the foreseeable future. Over the long term, such expenditures are subject to considerable uncertainty and could fluctuate significantly.

We accrue for environmental matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. As remediation activities vary substantially in duration and cost from site to site, it is difficult to develop precise estimates of future site remediation costs. We base such estimates on several factors, including the complexity of the geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and other Potentially Responsible Parties (“PRPs”) at multi-party sites and the number of, and financial viability of, other PRPs. Considerable uncertainty exists with respect to environmental remediation costs and, under adverse changes in circumstances, the potential liability may be materially higher than our accruals.

We face risks arising from various unasserted and asserted litigation matters arising out of the normal course of our current and former business operations, including intellectual property, commercial, product liability, environmental and antitrust lawsuits. We have noted a trend in public and private suits being filed on behalf of states, counties, cities and utilities alleging harm to the general public and the environment, including waterways and watersheds. It is not possible to predict the outcome of these various proceedings. An adverse outcome in any one or more of these matters could be material to our financial results. Various factors or developments can lead to changes in current estimates of liabilities. Such factors and developments may include, but are not limited to, additional data, safety or risk assessments, as well as a final adverse judgment, significant settlement or changes in applicable law. A future adverse ruling or unfavorable development could result in future charges that could have a material adverse effect on us.

In the ordinary course of business, we may make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses and issue guarantees of third-party obligations. If we were required to make payments as a result, they could exceed the amounts accrued, thereby adversely affecting our results of operations.

Supply chain and operational disruptions and volatility in energy and raw material costs, could increase costs and expenses, adversely impact our sales and earnings and impact access to sources of liquidity.

Our manufacturing processes and operations depend on the continued availability of energy and raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond our control, including potential legislation related to reducing greenhouse gas emissions, the introduction of tariffs, creating a carbon tax or implementing a cap and trade program which could create increases in costs and price volatility. Climate change increases the frequency and severity of potential supply chain and operational disruptions from weather events and natural disasters. The chronic physical impacts associated with increased temperatures, changes in weather patterns and rising sea levels, for example, could significantly increase costs and expenses and create additional supply chain and operational disruption risks.

Supply chain disruptions, plant and/or power outages, labor shortages and/or strikes, geopolitical activity, tariffs, weather events and natural disasters, including hurricanes or flooding that impact coastal regions, and global health risks or pandemics could seriously harm our operations as well as the operations of our customers and suppliers. In addition, our suppliers may experience capacity limitations in their own operations or may elect to reduce or eliminate certain product lines. To address this risk, generally, we seek to have many sources of supply for key raw materials in order to avoid significant dependence on any one or a few suppliers. In addition, and where the supply market for key raw materials is concentrated, we take additional steps to manage exposure to supply chain risk and price fluctuations through, among other things, negotiated long-term contracts some of which include minimum purchase obligations. However, there can be no assurance that such mitigation efforts will prevent future difficulty in obtaining sufficient and timely delivery of certain raw materials.

We also take actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. As a result, volatility in these costs may negatively impact our business, results of operations, financial condition and cash flows.

Our manufacturing operations may be adversely affected by impacts of pandemics including government actions and other responsive measures, quarantines and health and availability of essential onsite personnel. We are unable to predict the extent of pandemic related impacts on our business, results of operations, access to sources of liquidity and financial condition which depends on highly uncertain and unpredictable future developments. Our financial results may be materially and adversely impacted by a variety of factors that have not yet been determined, including potential impairments of goodwill and other assets. When necessary, we will take actions, including reducing costs, restructuring actions and delaying certain capital expenditures and non-essential spend.

There can be no guaranty that such actions would notably mitigate the impact on our business, results of operations, access to sources of liquidity or financial condition and we may experience materially adverse impacts to our business, results of operations and financial condition as a result of related global economic impacts, including inflationary pressures that have occurred and may continue to occur in the future.

Failure to comply with international trade restrictions and economic sanctions laws and regulations could adversely affect our business, financial condition or results of operations.

We have operations, assets and/or generate sales in countries all over the world, including countries that are or may become the target of trade and economic restrictions from the U.S. and/or other countries, which we refer to collectively as “Economic Sanctions Laws”. Economic Sanctions Laws are complex and change with time as international relationships and confrontations between and among nations evolve. For example, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. State Department monitors trade restrictions and economic sanctions and impose penalties upon U.S. persons and entities and, in some instances, non-U.S. entities, for conducting activities or transacting business with certain countries, such as recently Russia and Belarus in the context of the Russia-Ukraine conflict and China in the context of the ongoing trade tariff escalation, as well as governments, entities or individuals subject to Economic Sanctions Laws. We have established policies and procedures to assist with our compliance with Economic Sanctions Laws, and we believe we do not unlawfully conduct business in any sanctioned countries. However, given the breadth of our international operations and the scope of our sales globally, including via third-party distributors over whom we may have limited or no control, coupled with the complexity and ever-changing nature of Economic Sanctions Laws driven by geopolitical events, there can be no assurance that our controls and procedures have prevented in the past or will prevent at all times in the future a violation of these laws. Failure to comply with Economic Sanctions Laws, or allegations of such failure, could lead to investigations and/or actions being taken against us which could materially and adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Changes in the global and local tax regulatory environments in, and the distribution of income among, the various jurisdictions in which we operate, could adversely impact our results of operations.

Our future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof), changes in U.S. GAAP, changes in the valuation of deferred tax assets and liabilities, changes in the amount of earnings permanently reinvested offshore, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures and various other governmental enforcement initiatives. We have ongoing federal, state and international income tax audits in various jurisdictions, and we evaluate uncertain tax positions that may be challenged by local tax authorities. The impact, if any, of these audits to our unrecognized tax benefits is not estimable. Our tax expense includes estimates of tax reserves and reflects other estimates and assumptions, including assessments of our future earnings which could impact the valuation of our deferred tax assets.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was enacted into law in the United States. Among other changes to the Code, the IRA imposes a 15% corporate alternative minimum tax on certain corporations. Changes in tax laws or regulations, including further regulatory developments in connection with the IRA; multi-jurisdictional changes enacted in response to the action items provided by the OECD including the OECD’s Global Anti-Base Erosion rules under Pillar Two, which introduces a global minimum corporate tax rate set at 15% on multinational enterprises; and the OECD’s, European Commission’s and other major jurisdiction’s heightened interest in and taxation of large multinational companies, increase tax uncertainty while the introduction of Pillar Two in countries where the Company operates has increased our effective tax rate and provision for income taxes in 2025. Given the unpredictability of possible further changes to and the potential interdependency of the United States or foreign tax laws and regulations, it is difficult to predict the cumulative effect of such tax laws and regulations on our results of operations.

If we are unable to attract or retain key personnel and qualified employees, or maintain relations with our employees, unions and other employee representatives, it could adversely affect our ability to compete and achieve our strategic goals.

Attracting, developing and retaining talented employees is essential to our successful delivery of products and services, ability to innovate, including developing new products and technologies, and ability to identify trends and develop new markets. Many of our key personnel have significant experience in the semiconductor industry and deep technical expertise. In addition, due to the specialized and technical nature of our business, our future performance depends upon our ability to attract, develop and retain skilled employees, particularly specialized research and development and engineering personnel, in order to maintain our efficient production processes, drive innovation in our product offerings and maintain our deep customer relationships. As the semiconductor industry has grown in recent years, competition for qualified talent, particularly those with significant industry experience, has intensified. The failure to attract and retain key personnel, or effectively manage succession, could have an adverse material impact on our business, financial condition or results of operations.

If we are unable to successfully integrate, motivate and reward our employees, we may not be able to retain them or attract new employees in the future which could adversely impact our ability to compete effectively. We may be required to increase salary and/or benefits to attract and retain top performers which could increase our costs and adversely impact our results of operations.

Certain of our employees in the U.S. are covered by collective bargaining agreements. These agreements typically contain provisions regarding the general working conditions of our employees, including provisions that could affect our ability to restructure our operations, close facilities or reduce our number of employees. We may not be able to extend existing collective bargaining agreements or, upon the expiration of such agreements, negotiate such agreements in a favorable and timely manner or without work stoppages, strikes or similar actions.

The loss of one or more key employees, our inability to attract or develop additional qualified employees, any delay in hiring key personnel, any deterioration of the relationships with our employees, unions and other employee representatives, or any material work stoppage, strike or similar action could have a material adverse effect on our business results, cash flows, financial condition or prospects.

Our reliance on certain key customers, contract manufacturers and suppliers could adversely affect our overall sales and profitability.

Sales to a limited number of large customers constitute a significant portion of our overall revenue, shipments, cash flows, collections and profitability. Our top ten customers accounted for 34%, 32% and 31% of our net sales in 2024, 2023 and 2022, respectively. We would have no or limited contractual recourse if our large customers decided to stop buying and using our products in their manufacturing processes with limited advance notice to us. The cancellation, reduction or deferral of purchases of our products by any one of these customers could meaningfully reduce our revenues. The loss of one or more of these key customers, if our products are not specified for our large customers’ products or if we suffer a material reduction in their purchase orders, could impair our results of operations for the affected earnings periods. In addition, there is limited available manufacturing capacity that meets our quality standards and regulatory requirements. If we are unable to arrange for sufficient production capacity among our suppliers or contract manufacturers, or if our suppliers or contract manufacturers encounter production, quality, financial or other difficulties (including due to labor or geopolitical disturbances or natural disasters), we may be unable to meet our customers’ demands. Finally, we rely on independent distributors to distribute our products and to assist us with the marketing and sale of certain of our products. There can be no assurance that our distributors will focus adequate resources on selling our products to end users, or will be successful in selling our products, which could materially adversely affect our business and results of operations.

Our business, results of operations and reputation could be harmed by improper conduct by our employees, agents or business partners.

We are required to comply with numerous U.S. and non-U.S. laws and regulations including those related to anti-corruption, anti-money laundering, global trade, antitrust and human rights. Under these laws, companies may also be held liable for actions taken by third parties acting on their behalf, such as strategic or local partners or representatives. Our policies mandate compliance with these laws and regulations. However, we operate globally, including in parts of the world that are recognized as having governmental and commercial corruption and where local customs and practices can be inconsistent with anti-corruption and/or anti-bribery laws. Despite our policies, which mandate compliance with these laws, including the requirements to maintain accurate information and internal controls, we cannot ensure that our internal control processes will prevent improper action by employees, agents, distributors, suppliers or business partners. Violations of these laws could result in criminal or civil sanctions and even the mere allegation of such violations, could harm our ability to do business, our results of operations, financial position and reputation.

Risks related to trade disputes, regulations and policies could have an adverse impact on our operations and reduce the competitiveness or availability of our products relative to local and global competitors.

Trade regulations, policies and disputes can and have increased tariffs and trade barriers, which can and have limited our ability to sell certain products to certain customers, and otherwise impacted our global supply and distribution chains and research and development activities, particularly those arising out of relations between the U.S. and China. The U.S. government recently announced tariffs on product imports from certain countries, including Canada, Mexico and China. These actions have resulted, and are expected to further result, in retaliatory measures on U.S. goods. The extent and duration of the tariffs and the resulting impact on general economic conditions and on our business are uncertain and depend on various factors, such as negotiations between the U.S. and affected countries, the responses of other countries or regions, exemptions or exclusions that may be granted, availability and cost of alternative sources of merchandise, and our buying organization’s ability to execute our merchandise sourcing model to offset the effects of the tariffs. In addition, we are subject to export control and economic sanctions laws and regulations that restrict the delivery of some of our products and services to certain countries (and nationals thereof), to certain end users, and for certain end uses. These restrictions may prohibit the transfer of certain of our products, services and technologies, and they may require us to obtain a license from the U.S. government before delivering the controlled item or service. Obtaining export licenses may be difficult, costly and time-consuming, and we may fail to receive licenses that we apply for on a timely basis or at all. We must also comply with export control and economic sanctions laws and regulations imposed by other countries. Our export and trade control compliance program may be ineffective or circumvented, exposing us to legal liabilities. Compliance with these laws could meaningfully limit our sales in the future. Ultimately, changes in, and responses to, U.S. trade controls have the potential to reduce the competitiveness of our products and cause our sales to decline, which could have a material adverse effect on our business, financial condition and results of operations. Such risks may be especially exacerbated as they relate to China and Hong Kong, a market that is important to our business, representing approximately 34% of our net sales for the year ended December 31, 2024.

Our business, results of operations and reputation could be adversely affected by industry-specific risks, including process safety, product stewardship and regulatory compliance issues.

Our business exposes us to industry-specific risks which include, but are not limited to risks arising from: product safety or quality, shifting public perception, federal, state and local regulations on manufacturing or labeling, packaging, environmental, health and safety laws and regulations and customer product liability claims.

In most jurisdictions, we must test the safety, efficacy and environmental impact of our products to satisfy regulatory requirements and obtain the needed approvals. In certain jurisdictions, we must periodically renew our approvals, which may require us to demonstrate compliance with then-current standards. The regulatory approvals process is lengthy, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. Regulatory standards and trial procedures are continuously changing in response to technological developments, changes in legislation and governmental, non-governmental organization (“NGO”) and societal demands for increasing levels of product safety and environmental protection. The pace of change, together with any lack of regulatory harmony could result in unintended noncompliance. Each of these laws, rules and regulations imposes costs on our business, including financial costs and potential diversion of our management’s attention, and may present risks to our business, including potential fines, restrictions on our actions and reputational damage if we do not fully comply. To maintain our right to produce or sell existing products or to commercialize new products, we must be able to demonstrate our ability to satisfy the requirements of regulatory agencies, industries and customers.

Efforts to comply with new and changing regulations have resulted in, and are likely to continue to result in, increased administrative expenses and diversion of management’s time and attention from revenue-generating activities to compliance activities. The failure to meet existing and new requirements or receive necessary permits or approvals could have near- and long-term effects on our ability to produce and sell certain current and future products which could increase operating costs and adversely affect our business, results of operations and financial condition. In addition, negative publicity related to product liability, safety, health and environmental matters may damage our reputation.

Our business, results of operations, financial condition and cash flows could be adversely affected by interruption or regulation of our information technology or network systems and storage of information and other business disruptions.

We rely on centralized and local information technology and physical networks and systems, some of which are managed or accessible by third parties, to process, transmit and store electronic information and to otherwise manage or support our business. Additionally, we collect, store, process, use and have access to certain data, including proprietary business and personal information or data that is subject to privacy and security laws, regulations, orders and controls or rules imposed by customer or other contracts. The processing and storage of personal information is increasingly subject to privacy and data security regulations, and many such regulations are country or territory-specific. The interpretation and application of data protection laws in the U.S., Europe, including the EU General Data Protection Regulation, Asia Pacific, Latin America and elsewhere are continuing to evolve and may be different across these jurisdictions. We seek to implement these requirements in a compliant manner. Violations of these laws or standards could result in criminal or civil sanctions, investigations or enforcement actions. Even the mere allegation of such violations, could harm our ability to do business, our results of operations, financial position and reputation.

Information technology system and/or network disruptions, whether caused by acts of sabotage, employee error, malfeasance or other actions, could have an adverse impact on our operations as well as the operations of our customers and suppliers. Other business disruptions may also be caused by security breaches, which could include, for example, attacks on information technology and infrastructure by hackers, viruses, breaches due to employee error, malfeasance or other actions or other disruptions. We and/or our suppliers may fail to effectively prevent, detect and recover from these or other security breaches and, therefore, such breaches could result in misuse of our assets, loss of property including trade secrets and confidential or personal information, some of which is subject to privacy and security laws, and other business disruptions. As a result, we may be subject to legal claims or proceedings, reporting errors, processing inefficiencies, negative media attention, loss of sales, interference with regulatory compliance, which could result in sanctions or penalties, liability or penalties under privacy laws, disruption in our operations and damage to our reputation, which could adversely affect our business, results of operations, financial condition and cash flows.

Like other major corporations, we are the target of cyber-attacks, from time to time, which include phishing, spam emails, hacking, social engineering, industrial espionage and malicious software. We have determined that these attacks have resulted, and could result in the future, in unauthorized parties gaining access to certain confidential business information. However, risks from previous cybersecurity incidents, have not materially affected us, including our business strategy and results of operations. Nonetheless, cybersecurity attacks are increasing in number and the attackers are increasingly organized and well-financed, or at times supported by state actors. Geopolitical tensions or conflicts, such as increasing tensions with China including the ongoing trade tariff escalation or Russia’s invasion of Ukraine, may create a heightened risk of cybersecurity attacks. Artificial intelligence capabilities may be used by threat actors to identify vulnerabilities and craft increasingly sophisticated cybersecurity attacks. The use of artificial intelligence by us, our customers, suppliers and other business partners and third-party providers may further introduce vulnerabilities onto our IT systems and data.

We seek to actively manage the risks within our control that could lead to business disruptions and security breaches. As these threats continue to evolve, particularly around cybersecurity, we may be required to expend significant resources to enhance our control environment, processes, practices and other protective measures. Despite these efforts, such events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our revenues and operating results have fluctuated in the past and may do so in the future, which could impact our stock price.

Our revenues and operating results may fluctuate significantly from quarter-to-quarter or year-to-year due to a number of factors, many of which are outside our control. We manage our expenses based in part on our expectations of future revenues. Because some of our expenses are relatively fixed in the short term, a change in the timing of revenue or the amount of profit we generate from a small number of transactions can unfavorably affect operating results in a particular period. Factors that may cause our financial results to fluctuate unpredictably include:

•	our ability to develop, introduce and market new, enhanced and competitive products in a timely manner;

•	trends in the semiconductor industry, macroeconomic and market conditions and geopolitical uncertainty;

•

legal, tax, accounting or regulatory changes (including changes in import/export regulations and tariffs, such as regulations imposed by the U.S. government on product imports from certain countries, including China and Mexico, as well as the related trade disputes and trade barriers) or changes in the interpretation or enforcement of existing requirements;

•	the size and timing of customer orders;

•	consolidation of our customers, which could impact their purchasing decisions and negatively affect our revenues;

•	procurement shortages, increased prices, the failure of suppliers to perform their obligations and additional expenses to respond promptly to any supply shortages or other supplier problems;

•	decisions to increase or accelerate our purchasing of raw materials, components or other supplies in an effort to mitigate supply risk;

•	changes in our capital expenditure requirements, and the schedule and timing, including potential delays, thereof;

•	manufacturing difficulties;

•	customer decisions to decelerate orders in order to draw down their inventory;

•	customer cancellations of or delays in shipments, installations or customer acceptances or, alternatively, acceleration of orders from customers to increase their inventory;

•	our customers’ rate of replacement of our consumable products or decision to delay expansion projects;

•	changes in average selling prices, customer mix and product mix;

•	our competitors’ introduction of new products;

•	disruptions in transportation, communication, demand, information technology or supply, including strikes, acts of God, wars, terrorist activities and natural or man-made disasters;

•	changes in our estimated tax rate; and

•	foreign currency exchange rate fluctuations.

Enforcing our intellectual property rights, or defending against intellectual property claims asserted by others, could adversely affect our business, results of operations, financial condition and cash flows.

Intellectual property rights, including patents, trade secrets, know-how and confidential information, trademarks, tradenames and trade dress, are important to our business. We endeavor to protect our business, including our products, processes and services, by protecting and enforcing our intellectual property rights under the intellectual property laws of certain jurisdictions around the world. However, we may be unable to protect or enforce our intellectual property rights in key jurisdictions for various reasons including government policies and regulations. Further, changes in government policies and regulations, including changes made in reaction to pressure from NGOs, or the public generally, could impact the extent of intellectual property protection afforded by such jurisdictions.

We have designed and implemented internal controls intended to restrict unauthorized access to and use of our intellectual property, including our trade secrets and confidential information. Despite these precautions, our intellectual property is vulnerable to infringement, misappropriation and other unauthorized access and use, including through employee or licensee error or actions, theft by employees or third parties and cybersecurity incidents and other security breaches. When unauthorized access and use or counterfeit products are discovered, we report such incidents to governmental authorities for investigation, as appropriate, and take measures intended to mitigate any potential impact and to stop any unauthorized access.

Third parties may also claim our products, processes or services, or our names and marks, including new names and marks adopted by us in connection with the Spin-Off, violate their intellectual property rights. Defending such claims, even those without merit, can be time-consuming and expensive. In addition, as a result of such claims, we and/or certain of our subsidiaries have been, and may in the future be, required to enter into license agreements, modify the design of our products, processes or services, rebrand our offerings or cease the sale or other commercial exploitation of the affected products, services or brands. If challenges are resolved adversely, it could negatively impact our ability to obtain licenses on competitive terms, commercialize new products and generate sales from existing products, and we could become liable for damages.

Any one or more of the above factors could significantly affect our business, results of operations, financial condition and cash flows.

Failure to effectively manage acquisitions, divestitures, partnerships and other portfolio actions could adversely impact our business, results of operations, financial condition and cash flows.

We continuously evaluate acquisition candidates that may strategically fit our business and/or growth objectives. If we are unable to successfully integrate and develop acquired businesses, we could fail to achieve anticipated synergies and cost savings, including any expected increases in revenues and operating results, which could have a material adverse effect on our financial results. We expect to continually review our portfolio of assets for contributions to our objectives and alignment with our growth strategy. Moreover, we might incur asset impairment charges related to acquisitions or divestitures that reduce our earnings. In addition, if the execution or implementation of acquisitions, divestitures, partnerships, joint ventures and other portfolio actions is not successful and/or we fail to effectively manage cost as our portfolio evolves, it could adversely impact our business, results of operations, financial condition and cash flows.

We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Our business relies in part on the availability of financing for our products and services. The capital and credit markets may experience extreme volatility or disruptions that may lead to uncertainty and liquidity issues for both borrowers and investors. Certain customers and suppliers, as well as our business, may need access to credit and trade finance lines and other financing instruments for certain transactions and to provide financial assurance as required by regulatory agencies. In connection with the foregoing, we may obtain other sources of liquidity which we expect to remain undrawn at the distribution date, but there can be no assurance that these arrangements will be sufficient to meet our needs for such transactions. Additionally, we may need to access the capital markets to supplement our existing funds and cash generated from operations to satisfy our needs for example, for working capital or capital expenditure requirements. A variety of factors beyond our control could impact the availability or cost of capital, including domestic or international economic conditions, increases in key benchmark interest rates and/or credit spreads, the adoption of new or amended banking or capital market laws or regulations, and the repricing of market risks and volatility in capital and financial markets. In the event of adverse capital and credit market conditions, we may be unable to obtain capital market financing on favorable terms, or at all, and changes in credit ratings issued by nationally recognized credit-rating agencies could adversely affect our ability to obtain capital market financing and the cost of such financing. Additionally, a large portion of our total consolidated cash will be held overseas and may not be efficiently accessible to finance or to otherwise support our capital market requirements. Such factors may impact our ability, or the ability of our customers or suppliers, to obtain debt financing, guarantees or hedging from financial institutions which may negatively impact our business.

An impairment of goodwill or intangible assets could negatively impact our financial results.

As of March 31, 2025, the carrying value of goodwill and other intangible assets totaled $8,652 million, of which goodwill was $7,412 million and other intangible assets was $1,240 million, as compared to total assets of $12,331 million. The future occurrence of a potential indicator of impairment, such as a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a material negative change in relationships with significant customers, strategic decisions made in response to economic or competitive conditions, loss of key personnel, or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of, could result in goodwill impairment charges.

In accordance with U.S. GAAP, at least annually or more frequently if impairment indicators are identified, we must assess both goodwill and indefinite-lived intangible assets for impairment. Intangible assets with finite lives are tested for impairment when events or changes in circumstances indicate their carrying value may not be recoverable. If testing indicates that goodwill or intangible assets are impaired, their carrying values will be written down based on fair values with a charge against earnings. Where we utilize discounted cash flow methodologies in determining fair values, significant negative industry or economic trends and forecasts (projected revenue growth, EBITDA margin, weighted average cost of capital, the terminal growth rate and the tax rate), disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant change or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines or increases in associated discount rates may impair our goodwill and other intangible assets. When we utilize the market approach in determining fair values, adverse changes in projected EBITDA and derived multiples from comparable market transactions may impair our goodwill. Accordingly, any determination requiring the write-off of a significant portion of goodwill or intangible assets could negatively impact our results of operations.

Risks Related to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be better positioned to, among other things: (i) focus our financial and operational resources on our specific business, growth profile and strategic priorities;

(ii) design and implement corporate strategies and policies targeted to our operational focus and strategic priorities; (iii) guide our processes and infrastructure to focus on our core strengths; (iv) implement and maintain a capital structure designed to meet our specific needs; and (v) more effectively respond to industry dynamics. However, we may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off and compliance with the requirements of being an independent, publicly traded company will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations, actions by activist stockholders and other adverse events than if we were still a part of DuPont; (iii) following the Spin-Off, our businesses will be less diversified than DuPont’s businesses prior to the Spin-Off; (iv) the other actions required to separate DuPont’s and our respective businesses could disrupt our operations; (v) under the terms of the Tax Matters Agreement, we will be restricted from taking certain actions that could cause the intended Spin-Off of the Electronics business to fail to qualify as a tax-free transaction and these restrictions may limit us for a period of time from pursuing strategic transactions and equity issuances or engaging in other transactions that may increase the value of our business; and (vi) under the terms of the Corteva Letter Agreement and the Legacy Liabilities Assignment Agreement (as defined herein), we will be restricted in our ability to transfer to third parties or separate our businesses and assets without assigning certain Legacy Liabilities (as defined in the Corteva Letter Agreement) contractually allocated to us in connection with the Spin-Off to such separated businesses and assets or transferees or meeting certain other alternative conditions (see the section entitled “—The Corteva Letter Agreement contains restrictions and limitations that, as applied to us, could prevent or impair our ability to sell, divest or otherwise transfer or separate our businesses or assets in the future”). If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, cash flows and results of operations could be materially and adversely affected.

Following the Spin-Off, we could incur substantial additional costs and experience temporary business interruptions, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.

We have historically operated as part of DuPont, and DuPont has provided us with various corporate functions. Following the Spin-Off, DuPont will not provide us with assistance other than the transition and other services described under the section entitled “Our Relationship with DuPont Following the Distribution”. These services do not include every service that we have received from DuPont in the past, and DuPont is only obligated to provide the transition services for limited periods following completion of the Spin-Off. Following the Spin-Off and the cessation of the Transition Services Agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from DuPont. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from DuPont.

In connection with the Spin-Off, we have been installing and implementing information technology infrastructure to support certain of our business functions, including accounting and financial reporting, research and development, human resources, legal and compliance, insurance, communications and indirect sourcing. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of DuPont. If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have a material adverse effect on our results of operations.

In addition, in connection with the Spin-Off, we will be directly subject to reporting and other obligations under the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Beginning with our second required Annual Report on Form 10-K, we intend to comply with Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. Under the Sarbanes Oxley Act, we are also required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. These reporting and other obligations may place large demands on management, administrative and operational resources, including accounting systems and resources. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired, and we may be unable to conclude that our internal control over financial reporting is effective. If we are not able to comply with the requirements of Section 404 of the Sarbanes Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for shares of our common stock, and could adversely affect our ability to access the capital markets.

We will incur secured and unsecured indebtedness in connection with the Spin-Off and the Qnity Cash Distribution, and the degree to which we will be leveraged following completion of the Spin-Off may materially and adversely affect our business, financial condition and results of operations.

In connection with the Spin-Off and the payment of the Qnity Cash Distribution to DuPont, we intend to enter into senior secured credit facilities, including a revolving credit facility and a senior secured term loan facility, and issue senior secured and unsecured notes. As a result of such transactions, we expect to incur $     billion of secured and unsecured debt obligations and have additional borrowing capacity of $     billion under the revolving credit facility. We may also add incremental term loan facilities, increase commitments under the revolving credit facility or otherwise incur additional indebtedness in the future. Such debt obligations could potentially have important consequences to us and our debt and equity investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	reducing the amount of borrowings that may be obtained through offering certain of our assets as security;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry;

•	placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt;

•	requiring us to repatriate earnings to the United States, causing withholding taxes to be applied, which in turn could increase; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pursue our business strategies, pay cash dividends or repurchase common stock.

To the extent that we incur additional indebtedness, the foregoing risks could increase. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance our debt.

Additionally, the Electronics business has historically relied upon DuPont to provide credit support or fund its working capital requirements and other cash requirements. After the Spin-Off, we will not be able to rely on the earnings, assets, or cash flow of DuPont, and DuPont will not provide credit support or funds to finance our working capital or other cash requirements. As a result, after the Spin-Off, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under DuPont. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us. Our ability to make payments on or refinance our indebtedness, including the debt incurred in connection with the Spin-Off, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings, or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.

The Corteva Letter Agreement contains restrictions and limitations that, as applied to us, could prevent or impair our ability to sell, divest or otherwise transfer or separate our businesses or assets in the future.

The Letter Agreement, dated as of June 1, 2019 (the “Corteva Letter Agreement”), which is to be filed as Exhibit to the Form 10 of which this information statement forms a part, by and between DuPont (f/k/a DowDuPont Inc. (“DowDuPont”)) and Corteva, Inc. (“Corteva”), sets forth, among other things, certain limitations on the ability of each of DuPont and Corteva to transfer to third parties or separate its respective businesses and assets without assigning certain of such party’s Legacy Liabilities (as defined in the Corteva Letter Agreement) to such separated businesses and assets or transferees or meeting certain other alternative conditions. Accordingly, in accordance with the terms and conditions of the Corteva Letter Agreement, in addition to the Separation Agreement, we intend to enter into the Legacy Liabilities Assignment Agreement pursuant to which, among other things, we will be bound by, and subject to, on a partially assigned basis, certain terms and conditions of the Corteva Letter Agreement, including the same limitations on our ability to transfer to third parties or separate our businesses and assets without assigning certain Legacy Liabilities (as defined in the Corteva Letter Agreement) contractually allocated to us in connection with the Spin-Off to such separated businesses and assets or transferees or meeting certain other alternative conditions, except that the value of the Minimum EBITDA (as defined in the Corteva Letter Agreement, which for DuPont prior to giving effect to the Spin-Off was $2,500,000,000) will be an amount equal to (i) $2,500,000,000 multiplied by (ii) the Applicable Qnity Percentage. For further information, see the section entitled “Our Relationship with DuPont Following the Distribution—Assignment Agreement for Legacy Liabilities”.

These restrictions limit our ability to engage in certain sale, divestiture, spin-off or other similar corporate transactions and therefore could adversely affect our ability to execute on our growth strategy and portfolio optimization, operate our business, plan for or react to market conditions and opportunities or otherwise take actions that we believe are in our best interest.

We may be subject to certain contingent liabilities, including related to PFAS, following the Spin-Off that are not probable or reasonably estimable at this time, but if later deemed probable and reasonably estimable consistent with applicable accounting guidance, may be significant and adversely affect our business, financial condition, and results of operations and cash flows.

In connection with the Spin-Off, we intend to enter into the Separation Agreement with DuPont, pursuant to which, among other things, we will be contractually allocated the Applicable Qnity Percentage of certain potential contingent liabilities, including the Applicable Qnity Percentage of any Legacy Liabilities (as defined in the Corteva Letter Agreement), funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested. For further information, see the sections entitled “Our Relationship with DuPont Following the Distribution—Separation Agreement” and “Unaudited Pro Forma Combined Financial Statements”.

Except as already recorded in our financial statements and pro forma combined financial statements, such potential liabilities are uncertain and not probable and reasonably estimable at this time, and therefore, we have not accrued any amounts for contingent liabilities in respect of the matters relating to such potential liabilities. We recognize such liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. While we will have established processes and controls over the information to support our accounting for such liabilities with DuPont, we are reliant on the accuracy, transparency, completeness and timeliness of information from DuPont and therefore also on the accuracy, transparency, completeness and timeliness of information DuPont receives from third parties, such as Corteva and The Chemours Company (“Chemours”). Estimating indemnified costs of environmental remediation and compliance activities, in particular related to PFAS, is particularly difficult since such activities are dependent on the nature of and activity at specific sites; new and evolving analytical, operating and remediation technologies and techniques; agreed action plans; changes in environmental laws and regulations; permissible levels of specific compounds in water, air or soil; enforcement theories and policies, including efforts to recover natural resource damages; and the presence and financial viability of other potentially responsible parties.

However, if later deemed probable and reasonably estimable consistent with applicable accounting guidance, such liabilities may be significant and adversely affect our business, financial condition, and results of operations and cash flows.

In connection with the Spin-Off, we will be contractually allocated, and directly pay or indemnify DuPont for, certain liabilities, including certain PFAS liabilities. If we are required to make payments pursuant to these indemnification obligations, we may need to divert cash to meet those obligations and our business, financial condition, and results of operations and cash flows could be negatively impacted. In addition, DuPont will indemnify us for certain liabilities. These indemnification obligations may not be sufficient to insure us against the full amount of liabilities we incur, and DuPont may not be able to satisfy its indemnification obligations in the future.

Pursuant to the Separation Agreement, the Employee Matters Agreement and the Tax Matters Agreement with DuPont, we will be contractually allocated, and directly pay or indemnify DuPont for, certain liabilities (including those contractually allocated between DuPont and Qnity based on the Applicable Percentages) for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments, as discussed further in the section entitled “Our Relationship with DuPont Following the Distribution”. Payments pursuant to these indemnification obligations, including those in respect of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), may be significant and could negatively impact our business, particularly indemnification obligations relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities contractually allocated to DuPont, including those related to DuPont’s Industrials business and

DuPont’s share of those contractually allocated between DuPont and Qnity based on their respective Applicable Percentage (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested). DuPont will agree to indemnify us for such applicable liabilities, but such indemnification may not be sufficient to protect us against the full amount of such liabilities or our Applicable Percentage thereof, as applicable. In addition, DuPont may not be able to fully satisfy its indemnification obligations with respect to the liabilities we incur that have been contractually allocated to DuPont. Even if we ultimately succeed in recovering from DuPont any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, financial condition, results of operations and cash flows.

We are subject to risks associated with certain of our indemnification obligations under the Separation Agreement, pursuant to which we may be required to make substantial cash payments to DuPont or the applicable third party for matters solely and exclusively controlled by DuPont.

Pursuant to the Separation Agreement with DuPont, among other things, we will be contractually allocated the Applicable Qnity Percentage of certain potential liabilities, including the Applicable Qnity Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested). With respect to such liabilities contractually allocated between DuPont and Qnity based on the Applicable Percentages, DuPont will, on behalf of itself and the other members of the DuPont group, as well as Qnity and the other members of the Qnity group, have (and Qnity, on behalf of itself and the other members of the Qnity group (and its and their past, present and future affiliates) will irrevocably grant DuPont a power of attorney with respect to, coupled with an interest) sole and exclusive authority to, among other things, commence, prosecute, manage, control, conduct, defend, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any contract (including contracts with third parties) related to such liabilities) with respect to any claims related to, arising out of or resulting from any such liabilities. DuPont may also, in its sole discretion, require Qnity to remit any amounts owed in respect of Qnity’s share of such liabilities directly to the relevant third-party owed such amount. DuPont’s exercise of this authority could result in an increase in the financial burden of such liabilities borne by us, and such increase could be material to our business, financial condition and results of operations and cash flows. We will not be able to dispute whether a liability constitutes a Legacy Liability or otherwise a liability contractually allocated between DuPont and Qnity based on the Applicable Percentages without first paying the Applicable Qnity Percentage of such liability; provided that DuPont (i) has provided us with written notice of the required indemnification in good faith and (ii) has paid or will substantially concurrently pay its Applicable Percentage of such liability. For further information, see the section entitled “Our Relationship with DuPont Following the Distribution—Separation Agreement”.

Further, with respect to the Applicable Qnity Percentage of any funding obligations of DuPont under the Memorandum of Understanding, while the cost sharing arrangement under the Memorandum of Understanding related to future PFAS eligible costs reduces uncertainty, the ultimate impact on us depends on a number of factors and uncertainties that include, but are not limited to: the achievement, terms and conditions of future agreements, if any, related to the cost sharing arrangement among the parties to the Memorandum of Understanding; the outcome of any pending or future litigation related to PFAS, including personal injury claims and natural resource damages claims; the extent and cost of ongoing remediation obligations and potential future remediation obligations; changes in laws and regulations applicable to PFAS chemicals, changes in applicable health advisory levels and in chronic reference doses for PFAS in drinking water; the performance by each of the parties to the Memorandum of Understanding of their respective obligations under the cost sharing arrangement.

As a result, although we will have certain notice and informational rights with respect to such matters, such indemnification and payment obligations relate to liabilities and legal proceedings that will not be within our control, and we accordingly do not expect to be able to make definitive decisions regarding settlements or other outcomes related to Legacy Liabilities (as defined in the Corteva Letter Agreement) or those other liabilities contractually allocated between DuPont and Qnity based on the Applicable Percentages, that could influence our potential related exposure, including in respect of the timing, magnitude or probability thereof.

Following the Spin-Off, we may not enjoy the same benefits of diversity, leverage and market reputation that we enjoyed as a part of DuPont.

Our business (or portions thereof) has historically benefited from DuPont’s operating diversity and purchasing power as well as opportunities to pursue integrated strategies with DuPont’s other businesses, including the Industrials business, which will remain with DuPont in connection with the Spin-Off. Following the Spin-Off, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to the capital markets.

Additionally, following the Spin-Off, we may become more susceptible to market fluctuations and other adverse events than if we had remained part of the current DuPont organizational structure. As part of DuPont, our business has been able to leverage the DuPont market reputation and performance which has allowed us to, among other things, recruit and retain key personnel to run our business. Following the Spin-Off, although we will maintain the Qnity brand, we may not enjoy the same historical market reputation as DuPont nor the same performance or brand identity, which may make it more difficult for us to recruit or retain such key personnel. We will also be more exposed to matters such as foreign currency exchange rates as a smaller, stand-alone company than we had been as a part of the larger DuPont enterprise.

We may have received better terms from unaffiliated third parties than the terms received in the commercial agreements we and/or certain of our subsidiaries will enter into with DuPont and/or certain of its subsidiaries.

In connection with the Spin-Off, we and/or certain of our subsidiaries will enter into various other agreements with DuPont and/or certain of its subsidiaries, including, but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements, which will govern certain relationships between Qnity and DuPont following the Spin-Off that were previously provided within DuPont. Such agreements are intended to be entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third party such as a buyer in a sale transaction, but we will not have an independent board of directors or a management team independent of DuPont representing our interests while such agreements are being negotiated. In addition, until the Spin-Off is completed, we will continue to be a wholly-owned subsidiary of DuPont and, accordingly, DuPont will still have the sole discretion to determine and change the terms of the separation until the distribution date. As a result of these factors, some of the terms of such agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties, and it is possible that we might have been able to achieve more favorable terms if the circumstances differed.

For example, under the ESL Cost Sharing Agreement, DuPont and Qnity will be responsible for 60% and 40%, respectively, of certain costs and expenses that exceed the net revenues received by DuPont from certain third parties at DuPont’s Experimental Station site (“Experimental Station”). As a result, Qnity may have to pay certain additional costs, including in the event that certain portions of Experimental Station not occupied by Qnity, DuPont or their respective subsidiaries as of the Spin-Off become vacant and DuPont does not lease such portions to a new tenant for rental rates that are at least equal to the current rental rates. Because DuPont will operate Experimental Station following the Spin-Off, such costs will be beyond our control, and our obligation to bear such costs may negatively impact our business, results of operations, financial condition and cash flows. For further information, see the section entitled “Our Relationship with DuPont Following the Distribution”.

If the distribution, together with certain related transactions, were to fail to qualify for non-recognition treatment for U.S. federal income tax purposes, then we could be subject to significant tax and indemnification liabilities and stockholders receiving our common stock in the distribution could be subject to significant tax liability.

It is a condition to the distribution that DuPont receives the Tax Opinion. The Tax Opinion will rely on certain facts, assumptions and undertakings, and certain representations from DuPont and us, regarding the past and future conduct of both respective businesses and other matters, including those discussed in the risk factor immediately below. Notwithstanding the Tax Opinion, the Internal Revenue Service (“IRS”) could determine on audit that the distribution and/or certain related transactions should be treated as a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions of the Tax Opinion. Additionally, while DuPont does not currently intend to waive any of the conditions to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution (including the receipt by DuPont of the Tax Opinion) and proceed with the distribution even if all such conditions have not been met.

If the distribution ultimately is determined to be taxable, then a stockholder of DuPont that received shares of Qnity common stock in the distribution would be treated as having received a distribution of property in an amount equal to the fair market value of such shares (including any fractional shares sold on behalf of such stockholder) on the distribution date and could incur significant income tax liabilities. Such distribution would be taxable to such stockholder as a dividend to the extent of DuPont’s current and accumulated earnings and profits, which would include any earnings and profits attributable to the gain recognized by DuPont on the taxable distribution and could include earnings and profits attributable to certain internal transactions preceding the distribution. Any amount that exceeded DuPont’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of DuPont stock with any remaining amount being taxed as a gain on the DuPont stock. In the event the distribution is ultimately determined to be taxable, DuPont would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of Qnity common stock distributed to DuPont stockholders on the distribution date over DuPont’s tax basis in such stock. In addition, if certain related transactions fail to qualify for tax-free treatment under U.S. federal, state, local tax and/or foreign tax law, we and DuPont could incur significant tax liabilities under U.S. federal, state, local and/or foreign tax law. For a more detailed discussion, see the section entitled “U.S. Federal Income Tax Consequences of the Distribution”.

Generally, taxes resulting from the failure of the Spin-Off to qualify for non-recognition treatment for U.S. federal income tax purposes would be imposed on DuPont or DuPont stockholders. Under the Tax Matters Agreement that we will enter into with DuPont, subject to the exceptions described below, we are generally obligated to indemnify DuPont against such taxes imposed on DuPont in certain circumstances. If the distribution fails to qualify for non-recognition treatment for U.S. federal income tax purposes for certain reasons relating to the overall structure of the distribution, then under the Tax Matters Agreement, DuPont and Qnity would share the tax liability resulting from such failure pro rata based on each of Qnity’s and DuPont’s Applicable Percentage. Furthermore, under the terms of the Tax Matters Agreement, we also generally will be responsible for any taxes imposed on DuPont that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to our, or our affiliates’, stock, assets or business, or any breach of our representations made in any representation letter provided to Skadden in connection with the Tax Opinion. DuPont will be separately responsible for any taxes imposed on Qnity that arise from the failure of the distribution to qualify as tax-free for U.S. federal income tax purposes within the meaning of Section 355 of the Code or the failure of certain related transactions to qualify for tax-free treatment, to the extent such failure to qualify is attributable to actions, events or transactions relating to DuPont’s, or its affiliates’ stock, assets or business, or any breach of DuPont’s representations made in connection with the representation letter provided to Skadden in connection with the Tax Opinion. Events triggering an indemnification obligation under the Tax Matters Agreement include events occurring after the distribution that cause DuPont to recognize a gain under Section 355(e) of the Code, as discussed further below. Such tax amounts could be significant. To the extent that we are responsible for any liability under the Tax Matters Agreement, there could be a material adverse impact on our business, financial condition, results of operations and cash flows in future reporting periods. For a more detailed discussion, see the section entitled “Our Relationship with DuPont Following the Distribution—Tax Matters Agreement”.

Certain transactions with respect to our stock following the Spin-Off could cause the distribution and other related transactions to be taxable to DuPont, in which case we could be subject to significant indemnification liability.

Even if the distribution otherwise constitutes a tax-free transaction to stockholders under Section 355 of the Code, DuPont may be required to recognize corporate level tax on the distribution and certain related transactions under Section 355(e) of the Code if, as a result of transactions considered part of a plan with the distribution, there is a 50% or greater change of ownership in DuPont or us. If DuPont is required to recognize corporate level tax on the distribution and/or certain related transactions under Section 355(e) of the Code, then under the Tax Matters Agreement, we may be required to indemnify DuPont for all or a portion of such taxes, which could be a significant amount, if such taxes were the result of either direct or indirect transfers of Qnity common stock or certain reasons relating to the overall structure of the distribution. For a more detailed description, see the section entitled “Our Relationship with DuPont Following the Distribution—Tax Matters Agreement”.

We will be subject to continuing contingent tax-related liabilities of DuPont following the distribution.

After the distribution, there will be several significant areas where the liabilities of DuPont may become our obligations either in whole or in part. For example, under the Code and the related rules and regulations, each corporation that was a member of DuPont’s consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group for such taxable period. In connection with the distribution of Qnity, the parties intend to enter into a Tax Matters Agreement in order to contractually allocate certain rights and obligations of DuPont between us and DuPont. For a more detailed description, see the section entitled “Our Relationship with DuPont Following the Distribution—Tax Matters Agreement”. If DuPont were unable to pay any prior period taxes for which it is responsible, however, we could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities.

We will agree to numerous restrictions to preserve the tax-free treatment of the transactions in the United States, which may reduce our strategic and operating flexibility.

Our ability to engage in certain transactions could be limited or restricted after the distribution to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution and certain related transactions. As discussed above, even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, the distribution may result in corporate-level taxable gain to Qnity or DuPont under Section 355(e) of the Code if a transaction results in a change of ownership of 50% or greater in us as part of a plan or series of related transactions that includes the distribution. The process for determining whether an acquisition or issuance triggering these provisions has occurred, the extent to which any such acquisition or issuance results in a change of ownership and the cumulative effect of any such acquisition or issuance together with any prior acquisitions or issuances is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of Qnity or DuPont common stock within a two-year period after the distribution generally are presumed to be part of such a plan that includes the distribution, although such presumption may be rebutted. As a result of these limitations, under the Tax Matters Agreement that we will enter into with DuPont, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from, among other things:

•	undertaking or permitting any transaction relating to the stock of Qnity, including issuances, redemptions or repurchases other than certain, limited, permitted issuances and repurchases;

•	merging, consolidating or liquidating;

•	entering into any transaction resulting in acquisitions of a certain percentage of our assets, whether by merger or otherwise;

•	affecting the relative voting rights of Qnity stock, whether by amending Qnity’s certificate of incorporation or otherwise; or

•	ceasing to actively conduct our business.

These restrictions may significantly limit our ability to pursue certain strategic transactions or other transactions that we may believe to otherwise be in the best interests of our stockholders or that might increase the value of our business.

We may be held liable to DuPont if we fail to perform under our agreements with DuPont, and the performance of such services may negatively affect our business and operations.

In connection with the Spin-Off, DuPont and Qnity, and/or certain of our respective affiliates, will enter into various agreements, including but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. See the section entitled “Our Relationship with DuPont Following the Distribution”. These agreements will provide for the performance of certain services or provision of goods by each company for the benefit of the other for a period of time after the Spin-Off. If we do not satisfactorily perform our obligations under these agreements, we may be held liable for any resulting losses suffered by DuPont subject to certain limits. In addition, during the transition support periods under the transition arrangements, our management and employees may be required to divert their attention away from its business in order to provide services to DuPont, which could adversely affect our business.

The transfer to Qnity of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, Qnity may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

The Separation Agreement will provide that certain contracts, permits and other assets and rights are to be transferred from DuPont or its subsidiaries to Qnity or its subsidiaries in connection with the Spin-Off. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, Qnity and DuPont may be joint beneficiaries of contracts, and Qnity and/or DuPont may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to Qnity and DuPont. Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from Qnity, which, for example, could take the form of price increases. This could require Qnity to expend additional resources in order to obtain the services or assets previously provided under the contract or require Qnity to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If Qnity is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to Qnity as part of its Spin-Off from DuPont, and Qnity may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect Qnity’s business, financial condition, results of operations and cash flows.

Neither our historical carve-out financial information nor our unaudited pro forma combined financial information are necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

Our historical carve-out financial information and the unaudited pro forma financial information included herein may not reflect what our financial condition, results of operations and cash flows would have been had we been an independent, publicly traded company comprised solely of DuPont’s Electronics business during the periods presented or what our financial condition, results of operations and cash flows will be in the future when we are an independent company. This is primarily because:

•

Our historical carve-out financial information does not reflect the changes that we expect to experience in connection with the Spin-Off, including the Internal Reorganization and distribution of DuPont’s Electronics business.

•

Our historical carve-out financial information reflects only the allocations of corporate expenses from DuPont, and thus are not necessarily representative of the costs we will incur for similar services as an independent company following the Spin-Off.

•

Our business has historically principally satisfied its working capital requirements and obtained capital for its general corporate purposes, including acquisitions and capital expenditures, as part of DuPont’s company-wide cash management practices. Although these practices have historically generated sufficient cash to finance the working capital and other cash requirements of our business, following the Spin-Off we will no longer have access to DuPont’s cash pools nor will our cash generating revenue streams mirror those of DuPont. We may therefore need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. The cost of capital for our business may be higher than DuPont’s cost of capital prior to the distribution.

•

Currently, our business is operated under the umbrella of DuPont’s corporate organization. This integration has historically permitted our business (or portions thereof) to enjoy economies of scope and scale in costs, employees, vendor relationships and customer relationships, both as part of the DuPont organization and within the DuPont internal corporate structure. Although we and/or certain of our subsidiaries expect to enter into short-term transition agreements that will govern certain commercial and other relationships between DuPont and Qnity after the Spin-Off, those temporary arrangements may not capture the benefits our businesses have enjoyed in the past as a result of this integration. The loss of these benefits could have an adverse effect on our business, results of operations and financial condition following the completion of the Spin-Off.

•

We will enter into transactions with DuPont that did not exist prior to the Spin-Off. See the section entitled “Our Relationship with DuPont Following the Distribution” for information regarding these transactions.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of the Spin-Off and our operating as a company separate from DuPont.

In addition, the unaudited pro forma financial information included in this information statement is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our unaudited pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company during the time periods presented nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For additional information see our historical Combined Financial Statements and corresponding notes, the unaudited pro forma combined financial information and corresponding notes, each included elsewhere in this information statement, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Although we have not identified any conflicts of interest, following the Spin-Off certain of our directors and employees may have actual or potential conflicts of interest because of their financial or equity interests in DuPont, or because of their previous positions with DuPont.

Because of their current or former positions with DuPont, certain of our expected executive officers and directors own equity interests in both us and DuPont. Continuing ownership of DuPont shares and equity awards could create, or appear to create, potential conflicts of interest if we and DuPont face decisions that could have implications for both us and DuPont. For example, our officers and directors could be motivated or seen to be motivated to make decisions benefitting DuPont that would not have been made if they had no ownership of DuPont shares or equity awards, which may in turn cause harm to our reputation. We have not currently identified any conflicts of interest; however, potential conflicts of interest could arise in connection with the resolution of any dispute between us and DuPont regarding the terms of the agreements governing the Spin-Off and our relationship with DuPont following the Spin-Off. See the section entitled “Our Relationship with DuPont Following the Distribution” for information about some of these agreements. Potential conflicts of interest may also arise out of any commercial arrangements that we or DuPont, and/or our respective affiliates, may enter into in the future. For example, due to the existing relationships between our officers and directors who have historically been employed by DuPont, our officers and directors may make or be seen to be making decisions benefitting DuPont that would not have been made if we had no such officers or directors. A dispute regarding a potential or actual conflict of interest involving us and DuPont could negatively impact our businesses, results of operations, cash flows and financial condition. In addition, public perception of such an actual or apparent conflict of interest could pose reputational risks and expose us to increased scrutiny from investors and regulators.

Prior to the Spin-Off, we will adopt a written code of conduct that will apply to our directors and executive officers, as well as employees, which will intend to promote honest and ethical conduct, including the handling of actual or apparent conflicts of interests between personal and professional relationships. See the section entitled “Management—Codes of Conduct and Financial Ethics”. The board will also adopt a set of governance principles in connection with the Spin-Off to assist with governance practices, including a requirement that directors disclose actual or potential conflicts of interest and recuse themselves from any discussion or decision affecting their personal, business or professional interests. The governance principles will also delegate the resolution of any conflict of interest question involving a director or an executive officer to the Nominating and Governance Committee and the resolution of any conflict of interest issue involving any other officer of the Company to the chief executive officer. See the section entitled “Management—Corporate Governance Guidelines” for more information on the governance principles. In addition, each of our expected officers and directors have confirmed their ongoing obligation to notify management of their outside activities, which will enable management to monitor any potential conflicts of interest, whether with DuPont or other third parties.

We may be unable to generate sufficient cash to service our indebtedness and may be forced to take other actions, which may not be successful, to satisfy our obligations under our indebtedness.

We have historically satisfied our indebtedness obligations as well as our short-term working capital requirements and financial support functions through the earnings, assets and cash flows generated by our operations. Following the Spin-Off, however, we will not be able to rely on any of the earnings, assets or cash flows that are attributable to DuPont’s Industrials business, which will remain with DuPont in connection with the Internal Reorganization.

Our ability to make payments on and to refinance our indebtedness, to obtain and maintain sufficient working capital, and to meet any dividend obligations will depend exclusively on our ability to generate cash in the future from our own operations, financings or asset sales following the Spin-Off. Our ability to generate cash is further subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take disadvantageous actions, including: (i) reducing spending on marketing, retail trade incentives, advertising and new product innovation, (ii) reducing financing in the future for working capital, capital expenditures and general corporate purposes, (iii) seeking additional debt or equity capital, (iv) restructuring or refinancing our indebtedness, (v) selling assets or (vi) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired. Further, the level and quality of our earnings, operations, business and management, among other things, will impact the determination of our credit ratings. A decrease in the ratings assigned to us by the ratings agencies may negatively impact our access to the debt capital markets and increase our cost of borrowing. In addition, we may be unable to maintain the current credit worthiness or prospective credit rating of Qnity. Any actual or anticipated changes or downgrades in such credit rating may have a negative impact on our liquidity, capital position or access to capital markets and affect our ability to obtain any future required financing on acceptable terms or at all.

Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to implement any refinancing on commercially reasonable terms or at all and, even if successful, a refinancing may not allow us to meet our scheduled debt service obligations. The agreements governing our future indebtedness may restrict our ability to dispose of assets and use the proceeds of such dispositions and we may be unable to consummate any dispositions or generate proceeds sufficient to meet our debt service obligations.

The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

We may incur indebtedness in the future which may contain restrictive covenants, which in turn may restrict our ability to pursue our business strategies.

In connection with the Spin-Off and the Qnity Cash Distribution to DuPont, we expect to incur significant indebtedness. Such indebtedness may be governed by restrictive covenants, which may limit our ability, among other things, to:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	pay dividends or make distributions on our capital stock;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens;

•	sell or transfer any assets; and

•	prepay certain debt.

Such restrictive covenants could also limit could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

Restrictions under our Intellectual Property Cross-License Agreement with DuPont will limit our ability to prosecute, maintain and enforce certain intellectual property.

We will be dependent to a certain extent on DuPont to prosecute, maintain, defend and enforce certain of the intellectual property licensed under our Intellectual Property Cross-License Agreement with DuPont. For example, DuPont will have the sole right to file, prosecute maintain and defend the patents, including patents filed on trade secrets and other know-how, licensed to us. DuPont will also have the sole right to enforce the intellectual property, including patents, trade secrets and other know-how, licensed to us. If DuPont chooses to not enforce the intellectual property licensed to us under the Intellectual Property Cross-License Agreement, we may not be able to prevent competitors from making, using and selling competitive products and services.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them, and may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Until the distribution occurs, DuPont has the sole discretion to change the terms of the distribution.

Until the distribution occurs, DuPont will have the sole and absolute discretion to determine and change the terms of the distribution, including the establishment of the record date and distribution date. These changes could be unfavorable to us. In addition, DuPont may decide at any time not to proceed with the distribution.

The business separation and related transactions may expose us to potential claims by third parties or other liabilities related to state and federal fraudulent conveyance laws and legal distribution requirements.

Although we will receive a solvency opinion from an investment bank confirming that we and DuPont will each be adequately capitalized following the distribution, third parties may seek to challenge the Spin-Off under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. An unpaid creditor could claim that DuPont or Qnity did not receive fair consideration or reasonably equivalent value in the Spin-Off, and that the Spin-Off left DuPont or Qnity insolvent or with unreasonably small capital, or that DuPont or Qnity intended or believed DuPont or Qnity would incur debts beyond their respective ability to pay such debts as they mature. Even if untrue, these claims could require much expenditure and/or much attention from the management of DuPont or Qnity in connection with legal defense or settlements. If a court were to agree with such a plaintiff, then such court could impose substantial liabilities on us or void all or certain portions of the Internal Reorganization transactions or agreements between DuPont and Qnity related to the Spin-Off, which could adversely affect our financial condition and our results of operations.

The distribution is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (“DGCL”), a corporation may only pay dividends to our stockholders either (i) out of our surplus (net assets minus capital) or (ii) if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although the DuPont board of directors intends to make the distribution out of DuPont’s surplus and will receive an opinion that DuPont has adequate surplus under Delaware law to declare the dividend of our common stock in connection with the distribution, there can be no assurance that a court will not later determine that some or all of the distribution was unlawful.

Risks Related to our Common Stock

We cannot be certain that an active trading market for our common stock will develop or be sustained after the distribution, and following the distribution, our stock price may fluctuate significantly.

A public market for our common stock does not currently exist. Subject to obtaining requisite approval, we intend to list the Qnity common stock on the NYSE under the symbol “Q”. We also expect that a limited market, commonly known as a “when-issued” trading market, will develop as early as the record date for the distribution, and that “regular-way” trading of shares of our common stock will begin on the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution. If an active trading market does not develop, our stockholders may have difficulty selling their shares of our common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of our common stock may trade after the distribution.

Similarly, DuPont cannot predict the effect of the distribution on the trading prices of its common stock, which will continue to be listed and traded on the NYSE but will represent ownership of the remaining company, which will hold only DuPont’s Industrials business. The combined trading prices of our common stock and the common stock of DuPont after the distribution may not be equal to or greater than the trading price of DuPont common stock prior to the distribution. Until the market has fully evaluated us as a stand-alone company or DuPont without our business, the trading price of each company’s shares may fluctuate significantly.

The trading price of our common stock will be determined in the public markets and may be influenced by many factors that may cause the price to fluctuate significantly, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of DuPont’s current stockholders, causing a shift in our initial investor base;

•	our common stock may not be included in some indices in which DuPont common stock is included, causing certain stockholders to be mandated to sell their shares of our common stock;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common stock after the distribution;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates or our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in this “Risk Factors” section and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

A large number of shares of our common stock are or will be eligible for future sale, which may cause our stock price to decline.

Upon completion of the distribution, we expect that there will be an aggregate of approximately    million shares of our common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), unless the shares are owned by one of our “affiliates”, as that term is defined in Rule 405 under the Securities Act.

Any sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of our common stock to decline. We are unable to predict whether large amounts of our common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. In addition, a portion of DuPont common stock is held by index funds tied to stock indices. If we are not included in these indices at the time of the distribution, these index funds may be required to sell our common stock they receive in the distribution.

Our stockholders’ percentage of ownership in Qnity may be diluted in the future.

Our stockholders’ percentage ownership in Qnity may be diluted in the future because of equity issuances of our common stock for acquisitions, capital market transactions or otherwise, including, without limitation, outstanding equity awards resulting from the treatment of DuPont equity awards in connection with the distribution and equity awards that we may grant to our directors, officers and employees in the future. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant holders of Qnity preferred stock the right to elect some number of our directors in all events or on the happening of specified events or to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of Qnity preferred stock could affect the residual value of our common stock. See the section entitled “Description of Our Capital Stock”.

We cannot guarantee the timing, amount or payment of dividends on our common stock in the future.

We expect to pay a quarterly dividend beginning in     . Qnity expects to declare dividends of approximately    to   % of annual net income. As an independent, publicly traded company, we will be determining the optimal allocation of capital to achieve the company’s strategy and deliver competitive returns to our stockholders, including whether to pay cash dividends to our stockholders. The timing, declaration, amount, and payment of future dividends to stockholders, if any, will fall within the discretion of our board. Our board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that our board deems relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends. For more information, see “Dividend Policy”.

Certain provisions in Qnity’s amended and restated certificate of incorporation and amended and restated bylaws, Delaware law and in the Tax Matters Agreement and other Spin-Off-related agreements may prevent or delay an acquisition of us, which could decrease the trading price of our common stock.

Upon the distribution, Qnity’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. See the section entitled “Description of Our Capital Stock”.

In addition, following the distribution, we will be subject to Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to limited exceptions, persons that (without prior board approval) acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation will not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15% of the corporation’s outstanding voting stock.

We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if an acquisition proposal or offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in our and our stockholders’ best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Several of the agreements that we and/or certain of our subsidiaries will enter into with DuPont and/or certain of its subsidiaries in connection with the Spin-Off require DuPont’s consent to any assignment of our rights and obligations, or a change of control of us, under the agreements. These consent rights may discourage, delay or prevent a change of control or similar transaction that you may consider favorable. For further information, see the section entitled “Our Relationship with DuPont Following the Distribution”.

In addition, an acquisition or further issuance of our common stock could also trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see the section entitled “U.S. Federal Income Tax Consequences of the Distribution”. Under the Tax Matters Agreement, we would be required to indemnify DuPont for any tax imposed under Section 355(e) of the Code resulting from an acquisition or issuance of our stock, even if we did not participate in or otherwise facilitate the acquisition, and this indemnity obligation and/or certain restrictive covenants in the Tax Matters Agreement (see the section entitled “Risk Factors—We will agree to numerous restrictions to preserve the tax-free treatment of the transactions in the United States, which may reduce our strategic and operating flexibility.”) might discourage, delay or prevent a change of control that you may consider favorable.

Our amended and restated bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between us and our stockholders and that the federal district courts of the United States of the America will be the exclusive forum for certain legal actions arising under the Securities Act, which could limit our stockholders’ ability to obtain a judicial forum viewed by the stockholders as more favorable for disputes with us or our directors, officers or employees.

Our amended and restated bylaws will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, stockholders or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, stockholders or agents, which may discourage such lawsuits against us or our directors, officers other employees, stockholders or agents. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. These exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder. If a court were to find the choice of forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Certain proposed changes in tax law may have adverse tax consequences to certain non-U.S. holders of our common stock.

On May 22, 2025, the United States House of Representatives passed a bill that, if enacted into law, may affect the U.S. federal income tax considerations applicable to certain non-U.S. holders of our common stock. In particular, the bill proposes to increase the current U.S. tax rates, including reduced rates provided under an applicable income tax treaty, on dividends and other distributions paid on our common stock to certain individuals and entities resident in, or owned by residents of, countries (“applicable persons”) that have enacted any unfair foreign tax, as defined in the bill. Among other things, the bill provides for escalating rates of tax on dividends and other distributions paid on our common stock to applicable persons, including applicable persons that claim a reduced rate of withholding tax under an applicable income tax treaty, up to 20% above the current statutory rates of tax (determined without regard to any rate provided under an applicable income tax treaty in lieu of such statutory rate). The likelihood of the bill or other similar legislation being enacted is uncertain, and the provisions of the bill or other similar legislation may change prior to enactment. DuPont stockholders that are not U.S. Holders (as defined below) should consult their advisors regarding the likelihood of the bill becoming law and the potential effects of the bill on them in light of their particular circumstances.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this information statement may constitute “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on our current assumptions regarding future business and financial performance. These statements by their nature address matters that are uncertain to different degrees. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Words such as “plans”, “expects”, “will”, “would”, “anticipates”, “believes”, “intends”, “seeks”, “projects”, “efforts”, “estimates”, “potential”, “continue”, “intend”, “may”, “could”, “should” and similar expressions, may identify such forward-looking statements. Any forward-looking statement in this information statement speaks only as of the date on which it is made. Although we believe that the forward-looking statements contained in this information statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results, cash flows or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	the competitive environment in which we operate;

•	fluctuations in demand for our products;

•	the risks from our international operations, including trade restrictions and sanctions laws;

•	our strategy, outcomes and growth prospects;

•	our ability to comply with complex and increasing legal and regulatory requirements;

•	the risks from acquisitions, divestitures, alliances and other portfolio actions;

•	interruptions in the operations of our manufacturing facilities;

•	volatility in cost of inputs, including energy and raw materials;

•	failure to attract and retain talented people;

•	damage to our reputation;

•	reliance on key customers and suppliers;

•	failure to respond to rapid technological change;

•	general economic trends and trends in the industry and markets in which we operate;

•	interruptions to our information technology or network systems;

•	failure to protect our intellectual property or allegations that we have infringed the intellectual property of others;

•	exposure to interest rate and currency risk;

•	cybersecurity and privacy considerations;

•	legal proceedings and investigatory risks;

•	environmental matters;

•	tax matters;

•	the impact of the commercial and credit environment on our access to capital;

•	the Corteva Letter Agreement;

•	contingent liabilities, and other liabilities or obligations arising from the Separation Agreement and other ancillary agreements;

•	an active market in our common stock not developing or being sustained;

•	significant volatility in stock price;

•	DuPont’s failure to complete the Spin-Off as planned or at all;

•	our failure to manage the transition to a stand-alone public company or achieve some or all of the benefits we expect to achieve from the Spin-Off; and

•	certain factors discussed elsewhere in this information statement.

These and other factors are more fully discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this information statement. Those cautionary statements are not exclusive and are in addition to other factors discussed elsewhere in this information statement. Except as required by law, we assume no obligation to update or revise any forward-looking statements.

THE SPIN-OFF

Background of the Distribution

On May 22, 2024, DuPont announced its plan to separate its Electronics business through a pro rata distribution of Qnity common stock to stockholders of DuPont. The distribution is intended to be generally tax free for U.S. federal income tax purposes.

Upon the satisfaction or waiver by DuPont of the conditions to the distribution (which are described in more detail in the section entitled “—Conditions to the Distribution”), on the distribution date, DuPont will effect the distribution of all of the issued and outstanding shares of Qnity common stock on the basis of    shares of Qnity common stock for every    shares of DuPont common stock held at the close of business on    , 2025, the record date for the distribution. As a result of the distribution, Qnity will become an independent, publicly traded company.

The distribution is subject to the satisfaction or waiver by DuPont of certain conditions. For a more detailed description of these conditions, see the section entitled “—Conditions to the Distribution”. DuPont stockholders may also receive cash in lieu of any fractional shares of Qnity common stock that they would have received in the distribution. The distribution is intended to be generally tax free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. DuPont stockholders will not be required to make any payment, surrender or exchange their DuPont common stock or take any other action to receive their shares of Qnity common stock in the distribution.

DuPont’s board of directors has the discretion to abandon the intended distribution and to alter the terms of the distribution. As a result, we cannot provide any assurances that the distribution will be completed.

Reasons for the Spin-Off

DuPont’s board of directors has met regularly to review and evaluate DuPont’s businesses and available strategic opportunities and believes that DuPont has significantly strengthened its businesses and optimized its portfolio over the years. As a continuation of that transformation, DuPont’s board of directors believes that the separation of its Electronics business as an independent, publicly traded company at this time is the best available opportunity to unlock future value potential by providing investors enhanced operational focus, differential management reporting structures, and tailored capital allocation priorities appropriate for the Electronics business on the one hand, and DuPont’s healthcare & water technologies and diversified industrials businesses on the other. The separation of the Electronics business is of particular importance at this moment given the continued and accelerating trends in the electronics and semiconductor markets, which create enhanced growth and capital investment opportunities that DuPont believes are best served by a more focused, pure-play electronics company.

After considering a wide variety of factors in evaluating the Spin-Off, including the risk that the distribution is abandoned and not completed, DuPont’s board of directors believes that the potential benefits to DuPont stockholders of the Spin-Off of the Electronics business into an independent, publicly traded company with its own distinctive business and capital structure and ability to focus on its specific growth plans will provide DuPont stockholders with certain opportunities and benefits not otherwise available to DuPont.

DuPont’s board of directors believes that the Spin-Off of the Electronics business from DuPont at this time is in the best interests of DuPont and its stockholders. Among other things, DuPont’s board of directors considered the following potential benefits of the Spin-Off:

•

Distinct Position. The Electronics business differs from DuPont’s other businesses in several respects, such as the market for products and services, manufacturing processes, research and development demands and capabilities, regulatory oversight, competitors, strategic initiatives, growth profile, cyclical trends and business cycles and secular growth drivers. The Electronics business requires significant investment in research and development and capital expenditures to support innovation, so as to address market demands and remain competitive. The purpose of the Spin-Off is to create two independent companies with tailored growth strategies and capital allocation priorities, resulting in: Qnity, a leading global provider of differentiated electronics materials including key consumables used in semiconductor chip manufacturing, as well as advanced electronic materials enabling reliable signal integrity, power management and thermal management; and DuPont, a premier diversified industrial company powered by high performance engineered solutions and application engineering expertise, industry-leading innovation and top-tier manufacturing capabilities. Each company will provide investors with a distinct investment option that may be more attractive to current investors and will allow each company to attract different investors than the current investment option available to DuPont stockholders of one combined company.

•

Attractive Investment Profile. DuPont believes that the creation of separate companies, each with a distinct financial profile and clear investment thesis will drive significant long-term value for all stockholders and reduce the complexities surrounding investor understanding, enabling investors to invest in each company separately based on its distinct characteristics.

•

Value Creation From Pursuit of Emerging Growth Opportunities in Electronics. DuPont is continuing its transformation as a premier diversified industrials company and the separation of the Electronics business is a major step in its journey. The electronics market is experiencing accelerating demand for advanced semiconductor materials and interconnect solutions, led by, among others, the push for increased connectivity and stronger or more frequent connection between devices, systems and networks, thereby enabling better communication, data sharing and artificial intelligence technology applications. This acceleration in demand, coupled with the ongoing recovery in the semiconductor market from cyclic lows in 2023, has created what DuPont believes to be an opportune time to separate the Electronics business.

•

Enhanced Means to Evaluate Financial Performance. Through the creation of two separate companies, investors should be better able to evaluate the business condition, strategy and financial performance of each company within the context of its particular industry and markets. Investors’ ability to value each company against its respective comparable peer set will enhance the likelihood that both companies achieve appropriate market valuations. It is believed that, over time following the completion of the Spin-Off, the aggregate market value of Qnity and DuPont will be higher, on a fully distributed basis and assuming the same market conditions, than if DuPont were to remain under its current configuration.

•

Focused Capital Allocation. Each independent, publicly traded company will have a capital structure that is expected to be best suited to its specific needs and will be able to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy that better align with its streamlined business. DuPont believes that the Spin-Off will permit each company to concentrate its financial resources solely on its own operations, which will allow each company to invest capital (or return capital to its investors) at the time and in the manner most appropriate for its distinct strategic priorities and business needs. This will facilitate more efficient allocation of capital based on each company’s forecasted cash generation, business conditions and market growth, planned investments, credit rating requirements, acquisition activity and capital returns, among other factors, allowing each company to make company-specific investment decisions to drive innovation and enhance growth and returns.

•

Improved Operational and Strategic Flexibility. Each company is expected to be able to maintain a sharper focus on its core business, operating priorities and growth opportunities, which will allow each company to respond better and more quickly to developments in its operating environment and industry landscape, without having to consider the impact on the businesses of the other company or on the balance and composition of DuPont’s pre-Spin-Off overall portfolio. DuPont believes that each company will also have increased operational flexibility to design and implement corporate strategies based on the particular characteristics of the industry in which each business operates.

•

Dedicated Management Team with Enhanced Strategic Focus. The Spin-Off will permit each company to be led by a separate, dedicated management team with relevant expertise in its industry, able to focus on strengthening such company’s core businesses, addressing its unique operating and other needs, and pursuing distinct and targeted opportunities. Each company’s management team will be able to design and implement corporate policies and strategies that are tailored to such company’s specific business characteristics and to focus on maximizing the value of its business as well as long-term growth and profitability. In addition, the Spin-Off will provide each company’s management team the opportunity to focus on the goals and expectations, and better satisfy the needs of such company’s respective investors.

•

Improved Management Incentive Tools. The Spin-Off will permit each publicly traded company to create equity securities, including options and restricted stock units, and to offer stock-based incentive compensation to its employees and executives that is more closely linked to the performance of such company’s business. The DuPont board of directors believes such equity-based compensation arrangements should provide enhanced incentives for performance and further enhance the ability for each publicly traded company to attract, retain and motivate qualified personnel. Recruitment and retention is expected to be enhanced by more consistent talent requirements across the businesses, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with the core business activities, principles and risks of each company.

•

Direct Access to Capital Markets and Ability to Pursue Strategic Opportunities. Each company’s business will have direct access to the capital markets and is expected to be better situated to pursue future acquisitions, joint ventures and other strategic opportunities as well as internal expansion that is more closely aligned with such company’s strategic goals and expected growth opportunities. The Spin-Off will provide each company with its own distinct equity currency that relates solely to its business and industry to use in pursuing certain financial and strategic objectives, including acquisitions. For example, each company will be able to pursue strategic acquisitions in which potential sellers would prefer equity or to raise cash by issuing equity to public or private investors. It is expected that such future transactions will be more easily facilitated with similar businesses through the use of each company’s own equity securities as consideration.

The DuPont board of directors also considered a number of potentially negative factors, including the loss of synergies and joint purchasing power from ceasing to operate as part of a larger, more diversified company, risks relating to the creation of a new public company, such as increased costs from operating as a separate public company, potential disruptions to the businesses and loss or dilution of brand identities, possible increased administrative costs and one-time Spin-Off costs, restrictions on each company’s ability to pursue certain opportunities that may have otherwise been available in order to preserve the tax-free nature of the distribution and related transactions for U.S. federal income tax purposes, the fact that each company will be less diversified than the current configuration of DuPont’s businesses prior to the Spin-Off and the potential inability to realize the anticipated benefits of the Spin-Off.

DuPont’s board of directors concluded that the potential benefits of the Spin-Off outweighed the potential negative factors in connection therewith. However, neither DuPont nor Qnity can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Formation of a Holding Company Prior to the Distribution

As part of DuPont’s plan to separate its Electronics business, on December 6, 2024, Qnity was formed by DuPont in the State of Delaware as Novus SpinCo 1, Inc. for the purpose of transferring to Qnity assets and liabilities, including any entities holding assets and liabilities, of the Electronics business. Novus SpinCo 1, Inc. changed its name to Qnity Electronics, Inc. on April 25, 2025. Qnity had nominal business operations during the period from December 6, 2024, through     , 2025. In connection with the Spin-Off, DuPont will transfer and convey to Qnity the assets and liabilities, including any entities holding assets and liabilities, of DuPont’s Electronics business (for further information, see the sections entitled “—Internal Reorganization” and “Our Relationship with DuPont Following the Distribution”). DuPont will then complete the Spin-Off through a distribution of Qnity common stock by way of a pro rata dividend to DuPont stockholders as of the record date. Following the Spin-Off, Qnity will be a separate company and the remaining company, DuPont, will not retain any ownership interest in Qnity.

Internal Reorganization

As part of the Spin-Off, and prior to the distribution, DuPont and its subsidiaries expect to complete the Internal Reorganization. The Internal Reorganization will involve the transfer or conveyance by DuPont of its assets and liabilities in advance of the distribution so that Qnity and its subsidiaries are transferred or conveyed the entities, assets and liabilities of the Electronics business, while the remaining entities, assets and liabilities will remain with DuPont and its subsidiaries. The series of reorganization transactions consisting of the Internal Reorganization may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. or non-U.S. jurisdictions to own and operate the Electronics or Industrials business in such jurisdictions, as applicable. As a result of the Internal Reorganization, at the time of the distribution, Qnity will directly or indirectly own and operate the Electronics business and will generally own the various assets and be obligated for the various liabilities contractually allocated to it pursuant to the Separation Agreement, Employee Matters Agreement and Tax Matters Agreement.

The Number of Shares of Qnity Common Stock You Will Receive

For every     shares of DuPont common stock that you own at the close of business on     , 2025, the record date, you will receive      shares of Qnity common stock on the distribution date. DuPont will not distribute any fractional shares of Qnity common stock. Instead, if you are a registered holder, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing trading prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such stockholder would otherwise have been entitled to receive) to each stockholder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by DuPont or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Neither we nor DuPont will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts received in lieu of fractional shares.

The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See the section entitled “U.S. Federal Income Tax Consequences of the Distribution” for an explanation of the material U.S. federal income tax consequences of the distribution. If you are a registered holder of DuPont common stock, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately one week from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your DuPont common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will be responsible for transmitting to you your share of such proceeds.

When and How You Will Receive the Distribution

With the assistance of the distribution agent, subject to the satisfaction or waiver by DuPont of certain conditions, the distribution of Qnity common stock is expected to occur on    , 2025, the distribution date, to all holders of outstanding DuPont common stock on the record date.

Computershare will serve as the distribution agent in connection with the distribution, and will also serve as the transfer agent and registrar for the Qnity common stock. DuPont stockholders may receive cash in lieu of any fractional shares of Qnity common stock which they would have been entitled to receive.

If you own DuPont common stock as of the close of business on the record date, the shares of Qnity common stock that you are entitled to receive in the distribution will be issued to you electronically, as of the distribution date, in direct registration or book-entry form. If you are a registered holder, the distribution agent will credit the whole shares of Qnity common stock you receive in the distribution to a book-entry account with our transfer agent on or shortly following the distribution date. Approximately one week after the distribution date, the distribution agent will mail you a direct registration account statement that reflects the shares of Qnity common stock that have been registered in book-entry form in your name as well as a check reflecting any cash you are entitled to receive in lieu of fractional shares. “Direct registration form” refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.

Most DuPont stockholders own their shares beneficially through a bank, broker or other nominee. In such cases, the bank, broker or other nominee would be said to hold the shares in “street name” and the shares of Qnity common stock you are entitled to receive in the distribution will be issued electronically to your bank or broker and your ownership would be recorded on the bank or brokerage firm’s books. If you hold your DuPont common stock through a bank, broker or other nominee, your bank or brokerage firm will credit your account for the shares of Qnity common stock that you are entitled to receive in the distribution, and will be responsible for transmitting to you any cash in lieu of fractional shares you are entitled to receive. If you have any questions concerning the mechanics of the distribution and you hold your shares of DuPont in street name, please contact your bank or brokerage firm.

If you sell your DuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive shares of Qnity common stock in the distribution.

Transferability of Shares You Receive

The shares of Qnity common stock distributed to DuPont stockholders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include certain of our executive officers, directors or principal stockholders. Securities held by Qnity affiliates will be subject to resale restrictions under the Securities Act. Qnity affiliates will be permitted to sell shares of Qnity common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Results of the Distribution

After our Spin-Off from DuPont, Qnity will be an independent, publicly traded company. The actual number of shares to be distributed will be determined by DuPont at the close of business on    , 2025, the record date for the distribution, based on the distribution ratio and will reflect any exercise of DuPont options and any vesting and settlement of DuPont Restricted Stock Units (“RSUs”) between the date the DuPont board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of DuPont common stock, which will now reflect ownership of DuPont, or any rights of DuPont’s stockholders. DuPont will not distribute any fractional shares of Qnity common stock.

In connection with the Spin-Off, Qnity will enter into the Separation Agreement with DuPont to effect the Spin-Off and provide a framework for Qnity’s relationship with DuPont after the Spin-Off. We and/or certain of our subsidiaries will also enter into various other agreements with DuPont and/or certain of its subsidiaries, including, but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. These agreements will collectively provide for the contractual allocation between DuPont and Qnity of the assets, liabilities and obligations of DuPont and its subsidiaries (including investments, property, the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), employee benefits, intellectual property and tax-related assets and liabilities) attributable to periods prior to, at and after Qnity’s Spin-Off from DuPont and will govern certain relationships between Qnity and DuPont following the Spin-Off. For a more detailed description of these agreements, see the section entitled “Our Relationship with DuPont Following the Distribution”.

Market for Qnity Common Stock

There is currently no public trading market for Qnity common stock. Qnity intends to apply to list its common stock on the NYSE. Qnity has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Qnity cannot predict the price at which its common stock will trade after the distribution. The combined trading prices, after the distribution, of the shares of Qnity common stock that each DuPont stockholder will receive in the distribution and DuPont common stock held at the record date may not equal the “regular-way” trading price of a share of DuPont common stock immediately prior to the distribution. The price at which Qnity common stock trades may fluctuate significantly, particularly until an orderly public trading market develops. Trading prices for Qnity common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to our Common Stock”.

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and continuing through the last trading day prior to the distribution date, DuPont expects that there will be two markets in DuPont common stock: a “regular-way” market and an “ex-distribution” market. Shares of DuPont common stock that trade on the “regular-way” market will trade with an entitlement to receive the shares of Qnity common stock distributed pursuant to the distribution. Shares of DuPont common stock that trade on the “ex-distribution” market will trade without an entitlement to receive the Qnity common stock distributed pursuant to the distribution. Therefore, if you sell DuPont common stock in the “regular-way” market on or prior to the last trading day prior to the distribution date, you will be selling your right to receive Qnity common stock in the distribution. If you own DuPont common stock at the close of business on the record date and sell those shares on the “ex-distribution” market on or prior to the last trading day prior to the distribution date, you will receive the shares of Qnity common stock that you are entitled to receive pursuant to your ownership of DuPont common stock as of the record date.

Furthermore, we anticipate that trading in Qnity common stock will begin on a “when-issued” basis as early as the record date for the distribution and will continue through the last trading day prior to the distribution date. “When-issued” trading in the context of a Spin-Off refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The “when-issued” trading market will be a market for Qnity common stock that will be distributed to holders of DuPont common stock on the distribution date. If you owned DuPont common stock at the close of business on the record date, you would be entitled to Qnity common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Qnity common stock, without DuPont common stock you own, on the “when-issued” market. We anticipate that trading on a “when-issued” basis will continue through the last trading day prior to the distribution date. At the open of trading on the distribution date (or, if the distribution date is not a trading day, the first trading day after the distribution date), “regular-way” trading of Qnity common stock will begin.

Conditions to the Distribution

We expect that the distribution will be effective on    , 2025, the distribution date; provided that, among other conditions described in this information statement, the following conditions will have been satisfied or waived by DuPont:

•

the SEC having declared effective the Form 10 under the Exchange Act (or the Form 10 having otherwise become effective pursuant to and in accordance with Section 12(d) of the Exchange Act), no stop order relating to the Form 10 being in effect, no proceedings seeking such a stop order being pending before or threatened by the SEC and this information statement (or Notice of Internet Availability hereof) having been distributed to DuPont stockholders;

•	the listing of Qnity common stock on the NYSE having been approved, subject to official notice of distribution;

•

the DuPont board of directors having received an opinion from a nationally recognized independent appraisal firm to the effect that, following the distribution, we and DuPont will each be solvent and adequately capitalized, and that DuPont has adequate surplus under Delaware law to declare the dividend of Qnity common stock, in each case, after giving effect to the Qnity Cash Distribution;

•	the Internal Reorganization having been effectuated prior to the distribution;

•

the DuPont board of directors having declared the dividend of Qnity common stock to effect the distribution and having approved the distribution and all related transactions, which approval may be given or withheld in the DuPont board of directors’ absolute and sole discretion (and such declaration or approval not having been withdrawn);

•

DuPont, as Qnity’s sole stockholder immediately prior to the Spin-Off, having elected the individuals set forth in the section entitled “Management” to be members of our board of directors following the distribution, and those directors having resigned from the DuPont board of directors, as applicable;

•	each of us and DuPont and each of our or DuPont’s applicable subsidiaries having entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;

•

no events or developments having occurred or existing that, in the sole and absolute judgment of the DuPont board of directors, make it inadvisable to effect the distribution or that would result in the distribution and related transactions not being in the best interest of DuPont or its stockholders;

•

no order, injunction or decree by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of all or any portion of the distribution or any of the related transactions, including the transfers of assets and liabilities contemplated by the Separation Agreement, will be pending, threatened, issued or in effect, and no other outside event having occurred that prevents the consummation of all or a portion of the distribution;

•	the receipt by DuPont of the Tax Opinion; and

•	the Qnity Cash Distribution having been completed and not rescinded.

The fulfillment of the foregoing conditions does not create any obligations on DuPont’s part to effect the distribution. While DuPont does not currently intend to waive any of the conditions (including the receipt by DuPont of the Tax Opinion) to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution and proceed with the distribution even if all such conditions have not been met. If the distribution is completed and the DuPont board of directors waived any such condition, such waiver could have a material adverse effect on DuPont’s and Qnity’s respective businesses, financial condition or results of operations, the trading price of DuPont’s or Qnity’s common stock, or the ability of shareholders to sell their shares after the distribution. If DuPont elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, DuPont will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as DuPont determines to be necessary and appropriate in accordance with applicable law. The DuPont board of directors has the ability, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date.

Regulatory Approvals

We must complete the necessary registration under U.S. federal securities laws of Qnity common stock, as well as the applicable listing requirements of the NYSE for such shares.

Other than the requirements discussed above, we do not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

DuPont stockholders will not have any appraisal rights in connection with the distribution.

Reasons for Furnishing this Information Statement

We are furnishing this information statement solely to provide information to DuPont stockholders who will receive shares of Qnity common stock in the distribution. You should not construe this information statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of DuPont. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither DuPont nor we undertake any obligation to update the information except in the normal course of DuPont’s and our public disclosure obligations and practices.

DIVIDEND POLICY

Qnity expects to pay a quarterly dividend beginning in    . Qnity expects to declare dividends of approximately   to   % of annual net income.

The declaration, payment and amount of any dividends following the distribution will be subject to the sole discretion of Qnity’s post-distribution, independent board of directors and, in the context of Qnity’s financial policy, will depend upon many factors, including Qnity’s financial condition and prospects, Qnity’s capital requirements and access to capital markets, covenants associated with certain of Qnity’s debt obligations, legal requirements and other factors that the Qnity board of directors may deem relevant, and there can be no assurances that Qnity will continue to pay a dividend in the future. There can also be no assurance that, after the distribution, the combined annual dividends on the common stock of Qnity and DuPont, if any, will be equal to the annual dividends on DuPont common stock prior to the distribution.

CAPITALIZATION

The following table sets forth Qnity’s cash and cash equivalents and capitalization as of March 31, 2025, on a historical and on a pro forma basis giving effect to the Spin-Off and the other transactions described in the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Notes to the Unaudited Pro Forma Combined Financial Statements”, as if they occurred on March 31, 2025. The historical cash and cash equivalents and capitalization for Qnity (referred to as ElectronicsCo in the historical Combined Financial Statements and related notes) are derived from the unaudited condensed combined balance sheet as of March 31, 2025. Explanations for the pro forma adjustments can be found under the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Notes to the Unaudited Pro Forma Combined Financial Statements”. The following table should be reviewed in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements”, “Notes to the Unaudited Pro Forma Combined Financial Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited Combined Financial Statements and the unaudited condensed Combined Financial Statements and corresponding notes included elsewhere in this information statement.

As of March 31, 2025
In millions	Historical	Pro Forma
Cash and cash equivalents
Borrowings and capital lease obligations:
Short-term
Long-term
Total borrowings and capital lease obligations
Equity:
Common stock
Preferred stock
Additional paid-in capital
Accumulated other comprehensive loss
Noncontrolling interests
Total equity
Total capitalization

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information has been derived from our historical combined financial statements, which were prepared on a carve-out basis as we did not operate as a stand-alone entity for the periods presented. While the historical combined financial statements reflect the past results of Qnity (referred to as ElectronicsCo in the historical Combined Financial Statements and related notes) as the Company was historically managed under DuPont, this unaudited pro forma combined financial information gives effect to the Spin-Off of Qnity into an independent, publicly traded company.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025, gives effect to the Spin-Off and related transactions as if they occurred on March 31, 2025. The unaudited pro forma combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024, gives effect to the Spin-Off and related transactions as if they had occurred on January 1, 2024, the beginning of our most recently completed fiscal year.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of the SEC’s Regulation S-X to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if we were a separate stand-alone entity. Additionally, the unaudited pro forma combined financial information includes a presentation of management adjustments that management believes are necessary to enhance an understanding of the pro forma effects of the Spin-Off. The unaudited pro forma combined financial information has been adjusted to give effect to the following:

•

the effect of our anticipated post-Spin-Off capital structure, including the incurrence of indebtedness, which we currently expect will be in an aggregate principal amount of $3.95 billion to $4.25 billion, subject to final determination and approval by the DuPont board of directors. For the purposes of these pro forma combined financial statements, we have assumed, as of March 31, 2025, such aggregate principal amount is equal to $4.1 billion and net proceeds of such indebtedness fund the anticipated distribution to DuPont upon Spin-Off. The amount of cash and cash equivalents retained by Qnity following the Spin-Off, after giving effect to the Spin-Off and the borrowing, will depend upon each of Qnity’s and DuPont’s cash flow prior to the Spin-Off and any adjustments to effect the desired capital structure and capital allocation strategy of each of Qnity and DuPont;

•

the contribution and/or the contractual allocation of assets and liabilities to Qnity pursuant to the Separation Agreement (to the extent not already reflected in our audited historical combined financial statements), including the Applicable Qnity Percentage of certain legacy and other liabilities;

•	the impacts of the Tax Matters Agreement and Employee Matters Agreement, both to be entered into with DuPont in connection with the Spin-Off;

•

the impact of the Transition Services Agreements and other commercial agreements to be entered into with DuPont in connection with the Spin-Off (see the section entitled “Our Relationship with DuPont Following the Distribution—Other Agreements”);

•	transaction and incremental costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and

•	other adjustments as described in the accompanying notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information, including the adjustments discussed above, is based upon available information at the time of this filing, and related estimates and assumptions that we believe are reasonable and supportable. The unaudited pro forma combined financial information is for illustrative and informational purposes only. The unaudited pro forma combined financial information may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a stand-alone company during the periods presented, or what our financial condition, results of operations and cash flows may be in the future. In addition, the unaudited pro forma combined financial information has been derived from Qnity’s (referred to as ElectronicsCo in the historical Combined Financial Statements and related notes) historical Combined Financial Statements, which have been prepared from DuPont’s historical accounting records. All of the allocations and estimates in our historical Combined Financial Statements are based on assumptions that management believes are reasonable.

The unaudited pro forma combined financial information reported below should be read in conjunction with the section of this information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Combined Financial Statements included elsewhere in this information statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of March 31, 2025
($ in millions)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
		Note 1		Note 2
Assets
Current Assets
Cash and cash equivalents	$162	$—	(a)	$—		$162
Accounts and notes receivable - net	693	178	(d)	—		871
Inventories	637	—		—		637
Prepaid expenses and other current assets	40	(25)	(a),(d)	—		15
Total current assets	1,532	153		—		1,685
Property, plant and equipment - net of accumulated depreciation	1,560	17	(e)	—		1,577
Other Assets
Goodwill	7,412	—		—		7,412
Other intangible assets	1,240	—		—		1,240
Investments and noncurrent receivables	402	—		—		402
Deferred income tax assets	41	(6)	(d)	—		35
Deferred charges and other assets	144	181	(a),(d),(g)	355	(k)	680
Total other assets	9,239	175		355		9,769
Total Assets	$12,331	$345		$355		$13,031
Liabilities and Equity
Current Liabilities
Current portion of long-term debt	$—	$15	(a)	$—		$15
Accounts payable	522	—		—		522
Income taxes payable	133	(8)	(d)	—		125
Accrued and other current liabilities	99	93	(c),(d),(g)	28	(k)	220
Total current liabilities	754	100		28		882
Long-Term Debt	—	4,010	(a)	—		4,010
Other Noncurrent Liabilities				—
Pensions-noncurrent	66	20	(g)	—		86
Deferred income tax liabilities	251	32	(d)	—		283
Other noncurrent obligations	221	256	(c),(d)	410	(k),(l)	887
Total other noncurrent liabilities	538	308		410		1,256
Total Liabilities	1,292	4,418		438		6,148
Commitments and contingent liabilities
Equity
Common stock-par value $0.01 per share	—	—	(h)	—		—
Additional paid-in capital	—	(4,077)	(a),(c),(d), (e),(g)	(83)	(k),(l)	(4,160)
Parent company net investment	11,146	—	(h)	—		11,146
Accumulated other comprehensive loss	(363)	4	(g)	—		(359)
Total Shareholder’s Equity	10,783	(4,073)		(83)		6,627
Noncontrolling interests	256	—		—		256
Total equity	11,039	(4,073)		(83)		6,883
Total Liabilities and Equity	$12,331	$345		$355		$13,031
See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS For the three months ended March 31, 2025

($ in millions, except per share amounts)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
		Note 1		Note 2
Net sales	$1,118	$—		$—		$1,118
Cost of sales	587	—		(1)	(j)	586
Research and development expenses	84	—		(1)	(j)	83
Selling, general and administrative expenses	140	7	(c)	(1)	(j)	146
Amortization of intangibles	55	—		—		55
Restructuring and asset related charges - net	17	—		—		17
Equity in earnings of nonconsolidated affiliates	9	—		—		9
Sundry income (expense) - net	2	1	(f)	—		3
Interest expense	—	70	(b)	—		70
Income (loss) before income taxes	$246	$(76)		$3		$173
Provision for (benefit from) income taxes	47	(6)	(i)	1	(m)	42
Net income (loss)	$199	$(70)		$2		$131
Net income (loss) attributable to noncontrolling interests	6	—				6
Net income (loss) attributable to Qnity	$193	$(70)		$2		$125
Earnings (loss) per share (note 3):
Basic	—	—		—	(n)	—
Diluted	—			—	(n)	—
Weighted-average number of common shares outstanding		—			(n)
Basic	—	—		—	(n)	—
Diluted	—	—		—	(n)	—

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2024

($ in millions, except per share amounts)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments			Pro Forma
		Note 1		Note 2
Net sales	$4,335	$—		$—			$4,335
Cost of sales	2,339	—		(3)	(j)		2,336
Research and development expenses	314	—		(3)	(j)		311
Selling, general and administrative expenses	603	19	(c)	(5)	(j)		617
Amortization of intangibles	232	—		—			232
Restructuring and asset related charges - net	8	—		—			8
Equity in earnings of nonconsolidated affiliates	37	—		—			37
Sundry income (expense) - net	25	5	(f)	—			30
Interest expense	—	280	(b)	—			280
Income (loss) before income taxes	$901	$(294)		$11			$618
Provision for (benefit from) income taxes	177	(26)	(i)	2	(m)		153
Net income (loss)	$724	$(268)		$9			$465
Net income (loss) attributable to noncontrolling interests	31	—		—			31
Net income (loss) attributable to Qnity	$693	$(268)		$9			$434
Earnings (loss) per share (note 3):
Basic					(n	)
Diluted					(n	)
Weighted-average number of common shares outstanding
Basic					(n	)
Diluted					(n	)

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of March 31, 2025, and the unaudited pro forma combined statements of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024, include the following adjustments:

Note 1 - Transaction Accounting Adjustments

(a)

Reflects approximately $4.1 billion of borrowings and capitalized commitment fees expected to be incurred in connection with the Spin-Off, offset by anticipated debt issuance costs of $75 million. We expect to pay DuPont approximately all of the net proceeds of $4,025 million that we will receive from the borrowings.

The unaudited pro forma condensed consolidated balance sheet includes adjustments of $4,025 million of debt, of which $15 million is the current portion of long-term debt and the remainder is the long-term portion.

We expect to capitalize an additional $14 million of issuance costs associated with the revolving credit facility, which will be amortized over the life of the agreement. Issuance costs of $3 million are reflected as “Prepaid expenses and current other assets” and $11 million to “Deferred charges and other assets” on the pro forma condensed consolidated balance sheet.

(b)

The pro forma combined statements of operations reflects estimated interest expense of $67 million for the three months ended March 31, 2025 and $269 million for the year ended December 31, 2024 related to the debt that Qnity expects to incur in connection with the Spin-Off and amortization of debt issuance costs of $3 million for the three months ended March 31, 2025 and $11 million for the year ended December 31, 2024. We currently estimate the debt will have an estimated weighted average interest rate of approximately 6.44%. The terms of indebtedness have not been finalized, and the pro forma adjustments may change accordingly.

A 1/8% variance in the estimated weighted average interest rate on debt would change the interest expense by approximately $1 million for the three months ended March 31, 2025 and $5 million for the year ended December 31, 2024.

(c)

Reflects $132 million of liabilities contractually allocated to us based on the Applicable Qnity Percentage, including certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), and other legacy PFAS liabilities and other liabilities related to DuPont’s discontinued and divested operations and businesses not covered by the Corteva Letter Agreement); and $10 million of liabilities otherwise conveyed to us under the Separation Agreement.

Assuming the distribution had occurred on April 1, 2025, based on the Pro Forma Operating EBITDA attributable to the Electronics business and assets for the twelve-month period ended March 31, 2025, the Applicable Qnity Percentage would be 42%. This illustrative percentage value used for purposes of these pro forma combined financial statements is subject to change based on the relationship of the Pro

Forma Operating EBITDA attributable to the Electronics business and assets relative to that of DuPont (as a whole), in each case prior to the distribution. The exact calculation will not be determinable until after the distribution and will depend on many factors including the relative performance of the Electronics business and the performance of DuPont as measured immediately prior to the distribution and whether either Qnity or DuPont undertake strategic initiatives prior to the distribution. We intend to publicly disclose the actual numeric value of the Applicable Qnity Percentage once determined after the distribution.

In connection with the foregoing, within the unaudited pro forma condensed combined balance sheet, $42 million and $100 million are included in “Accrued and other current liabilities” and “Other noncurrent obligations”, respectively, and $7 million included in “Selling, general and administrative expenses” for the three months ended March 31, 2025 and $19 million for the year ended December 31, 2024 within the unaudited pro forma combined statement of operations.

If the Applicable Qnity Percentage had instead been 43%, there would be an additional $3 million of liabilities contractually allocated to us based on the Applicable Qnity Percentage.

(d)

Reflects adjustments to income tax balances that are expected to be transferred to Qnity as a result of the Spin-Off. Tax balances have been reflected in the historical combined balance sheet under the separate return methodology. Included in the unaudited pro forma condensed consolidated balance sheet are adjustments of an estimated $38 million to deferred taxes related to net operating losses, tax credit carry forwards, and other tax attributes; $8 million related to “Income taxes payables”; and $25 million related to liabilities for unrecognized tax benefits reflected in “Other non-current obligations”; and $28 million related to “Prepaid expenses and other current assets”. In addition, the tax matters agreement requires certain payments between Qnity and DuPont for pre-separation tax liabilities and receivables. Accordingly, receivables of $178 and $147 million have been recorded within “Accounts and note receivable - net” and “Deferred charges and other assets”, respectively, as well as payables of $50 and $181 million within “Accrued other current liabilities” and “Other noncurrent obligations”, respectively. These adjustments are based on the Applicable Qnity Percentage and may vary from our current expectation (as described in more detail above).

(e)

Reflects the impact of $17 million of net assets that will be transferred from DuPont to us in connection with the Spin-Off, primarily related to fixed assets previously owned and operated by DuPont at certain of its corporate offices and research and development facilities that were excluded from our unaudited combined balance sheet.

(f)

Reflects the addition of non-service pension benefit for the three months ended March 31, 2025 and for the year ended December 31, 2024 of $1 million and $5 million, respectively, historically excluded from our results related to pension plans that are expected to be retained by Qnity. These plans were accounted for under the multiemployer approach in our combined statement of operations for both periods.

(g)

Reflects the net retirement benefit plan assets and obligations that will be transferred to us prior to the Spin-Off, including pension assets of $23 million and pension liabilities of $21 million as of March 31, 2025. Net adjustment reflects the removal of certain dedicated pension plans included in our unaudited condensed combined balance sheet at March 31, 2025, that will be settled prior to Spin-Off. In addition, our portion of certain historically shared plans that are excluded from our unaudited condensed combined balance sheet as of March 31, 2025, as we were not the plan sponsor for the related benefits will be transferred to us prior to the Spin-Off, which is reflected in the adjustment. Certain benefit plan expenses associated with these plans are included in our historical combined statements of operations. Actual transferred amounts could be different from these estimates and would depend on several factors, including the economic environment and strategic and investment decisions made following the Spin-Off. As such, there is no financial impact to the unaudited pro forma combined statement of operations.

(h)

Represents the reclassification of DuPont’s net investment in Qnity, including additional net assets expected to be contributed by DuPont and other pro forma adjustments to “Additional paid-in capital” and “Common stock, par value $0.01”, to reflect the number of shares of Qnity common stock expected to be outstanding at the distribution date. We have assumed the number of outstanding shares of common stock based on the number of DuPont common shares of outstanding at March 31, 2025, and an assumed pro rata distribution ratio of shares of Qnity common stock for each share of DuPont common stock.

(i)

Reflects the income tax impact of the transaction accounting adjustments at the applicable statutory income tax rates. The effective tax rate after the transaction adjustments is approximately 24%. The applicable tax rates could be impacted (either higher or lower) depending on many factors subsequent to the separation including the profitability in local jurisdictions.

Note 2 - Autonomous Entity Adjustments

(j)

Reflects net income from certain services associated with transaction agreements we intend to enter into with DuPont, including the Transition Services Agreement, certain product service agreements, contract manufacturing agreements and site services agreements. Included in the unaudited pro forma combined statement of operations for the three months ended March 31, 2025 are adjustments to “Cost of sales” of $1 million, “Research and development expenses” of $1 million and “Selling, general, and administrative expenses” of $1 million. Included in the unaudited pro forma combined statement of operations for the year ended December 31, 2024 are adjustments to “Cost of sales” of $3 million, “Research and development expenses” of $3 million and “Selling, general, and administrative expenses” of $5 million.

(k)

Reflects the net impact of lease arrangements with third parties and lease and sublease arrangements with DuPont for shared facilities that have been entered into or will be entered into prior to the Spin-Off . These adjustments record the operating right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term.

(l)	Reflects the impact from Qnity’s estimated financial guarantee related to the ESL Cost Sharing Arrangement which is based on the fair value of estimated future payments to DuPont.

(m)	Reflects the income tax impact of the autonomous entity adjustments at the applicable statutory income tax rates.

Note 3 - Pro Forma Earnings Per Share

(n)

Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the three months ended March 31, 2025, reflect the number of shares of Qnity common stock which are expected to be outstanding upon completion of the Spin-Off. The actual dilutive effect following the completion of the Spin-Off will depend on various factors, including employees who may change employment between DuPont and Qnity and the impact of DuPont and our equity-based compensation arrangements. We cannot estimate the dilutive effects at this time. Given the actual dilutive effects cannot be estimated, the calculation of basic and diluted pro forma earnings per share is the same.

Management Adjustments

The historical combined financial statements include expense allocations for support functions that are provided on a centralized basis by DuPont, which include executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared service functions. Qnity received the benefit of economies of scale within DuPont’s overall centralized model, however, in establishing these support functions independently, the expense will differ from the expense allocations from DuPont included within our historical combined financial statements.

The costs that Qnity plans to incur are based on the expected organizational and cost structure as a stand-alone public company. In developing these estimates, we prepared a detailed assessment of the resources and associated costs required as a baseline to stand up Qnity as a stand-alone public company.

In addition to personnel costs, estimated non-personnel third-party support costs for each function were considered, which included business support functions and corporate overhead charges previously shared with DuPont. Estimated non-personnel third-party support costs were determined by estimating third-party spend in each function, and include the costs associated with outside services supporting executive management, finance, legal, information technology, employee benefits administration, treasury, risk management and procurement. This process was applied across all functions, leading to increased costs for some functions, which were partially balanced by reduced costs in other functions compared to the cost allocations reflected in our historical combined financial statements.

One-time and non-recurring expenses associated with Spin-Off and stand-up of functions required to operate as a stand-alone public entity have also been estimated. These non-recurring costs primarily relate to costs to establish stand-alone informational technology systems.

We estimate that we would have incurred approximately $46 million of total expenses (including one-time expenses of approximately $24 million and estimated recurring expenses of $22 million) for the three months ended March 31, 2025 and approximately $154 million of total expenses (including one-time expenses of approximately $94 million and estimated recurring expenses of $60 million) for the year ended December 31, 2024 if the Spin-Off had occurred on January 1, 2024.

The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual costs that will be incurred could be different from these estimates. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the Spin- Off. The pro forma financial information below reflects all adjustments that are, in the opinion of management, necessary to provide a fair statement of the pro forma financial information, aligned with the assessment described above. If we decide to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of its discretionary future decisions and any incremental costs associated with these activities have not been included in the management adjustments below.

These management adjustments include forward-looking information. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements”. The tax effect has been determined by applying the applicable statutory tax rates to the aforementioned adjustments for the periods presented.

For the three-months ended March 31, 2025

(in millions, except per share amounts)	Net income	Basic earnings per share	Diluted earnings per share
Unaudited pro forma net income*	131
Unaudited pro forma net income attributable to noncontrolling interests*	6
Unaudited pro forma net income attributable to ElectronicsCo*	$125
Management adjustments	(46)
Tax effect of management adjustments	10
Unaudited pro forma net earnings after management adjustments	89
Weighted average shares outstanding
Basic		—	—
Diluted		—	—

*	As shown in the unaudited pro forma combined statement of operations for the three months ended March 31, 2025.

For the year ended December 31, 2024

(in millions, except per share amounts)	Net income	Basic earnings per share	Diluted earnings per share
Unaudited pro forma net income*	465
Unaudited pro forma net income attributable to noncontrolling interests*	31
Unaudited pro forma net income attributable to ElectronicsCo*	$434
Management adjustments	(154)
Tax effect of management adjustments	35
Unaudited pro forma net earnings after management adjustments	315
Weighted average shares outstanding
Basic		—	—
Diluted		—	—

*	As shown in the unaudited pro forma combined statement of operations for the year ended December 31, 2024.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 and corresponding notes, our unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 and corresponding notes, the unaudited pro forma combined financial information and corresponding notes and other financial information included elsewhere in this information statement. This discussion contains forward-looking statements that are based upon current expectations and are subject to uncertainty and changes in circumstances. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this information statement, particularly in the section entitled “Risk Factors”. Actual results may differ materially from these expectations. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements”. All amounts discussed are in millions of U.S. dollars, unless otherwise indicated. Certain columns and rows within tables may not add up due to the use of rounded numbers.

Business Overview

Qnity is a global leader in materials and solutions for semiconductor and electronics industries. We empower our customers’ technology roadmaps to enable advancements in megatrends such as artificial intelligence, advanced computing and advanced connectivity. We partner with leading semiconductor and advanced device manufacturers to address complex challenges and develop solutions that facilitate next-generation technological innovations. With over 50 years of experience in systems engineering and material science, a global manufacturing footprint, and major application labs across the world, we are well-positioned to capitalize on emerging opportunities across various sectors including transportation, data centers, consumer and personal electronics and aerospace and defense.

We are organized into two operating segments:

•

Semiconductor Technologies: Our Semiconductor Technologies segment provides a portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are qualified into customers’ roadmaps, designed to improve chip performance, enhance yield and enable leading-edge node technology.

•

Interconnect Solutions: Our Interconnect Solutions segment offers what we believe to be a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

Our broad portfolio of solutions and materials across both Semiconductor Technologies and Interconnect Solutions segments positions us as a comprehensive solutions provider for our customers. Qnity is often the partner of choice due to our strong innovation capabilities and extensive materials and engineering expertise. In a fast-paced electronics industry, our customers’ needs are highly performance-driven and our long-standing relationships and strong renewal rates demonstrate our commitment to delivering excellence in a demanding market.

Key Factors Affecting Our Business

We believe that our performance and future success depend on a number of factors that present significant opportunities but also pose risks and challenges. Our ability to take advantage of these opportunities will be subject to various risks, including general economic, business and market dynamic risks, the impact of our

Spin-Off from DuPont and the substantial debt we will incur in connection with the Spin-Off. See the section entitled “Risk Factors” for a discussion of these risks, which you should consider carefully.

Design wins with new and existing customers

Our growth depends on our ability to secure design “wins”, which are instances when a customer validates one of our materials for use in a new node, package architecture, or end-product. Because the qualification cycle in semiconductors and advanced electronics can extend multiple quarters and often requires upfront expense, the timing, size, and scope are often difficult to predict. When we secure a win, we typically benefit from multi-year revenue streams tied to the life of that program.

Revenue conversion is neither immediate nor uniform; customers ramp new designs at different speeds, and capital spending priorities can shift with end-market conditions. As a result, the cadence at which design wins translate into volume orders can cause variability in our sales and working-capital needs. Maintaining our pace of wins therefore requires sustained research and development investment, close customer collaboration, and a disciplined project-selection process that focuses on high-value, extensible projects where our materials science leadership provides measurable differentiation.

Seasonality

Demand for several of our end-markets follows well-established seasonal patterns, with order activity typically accelerating in the second and third fiscal quarters as customers build inventory ahead of holiday production runs. This seasonality is most pronounced in our Interconnect Solutions segment, where historical sales peak during mid-year and moderate in the first and fourth quarters.

We mitigate these swings through flexible manufacturing planning, balanced geographic exposure, and disciplined inventory management. Nevertheless, mismatches between our production profile and customers’ seasonal demand can affect capacity utilization, gross margin, and working capital. Accordingly, we closely monitor sell-through data and downstream macro indicators to align procurement, staffing, and logistics with expected seasonal inflections.

Supply chain, manufacturing capacity and customer inventories

Our ability to meet customer commitments relies on an uninterrupted flow of critical raw materials, global semiconductor and advanced electronics supply chain, and manufacturing capacity. Tight industry constraints, geopolitical events, global trade disruptions, or weather-related disruptions could constrain supply, increase costs, and lengthen lead times, potentially delaying production and pressuring margins. To bolster resilience, we leverage multi-sourcing strategies for raw materials, maintain long-term agreements with key customers, and periodically build strategic inventory when demand visibility warrants.

Customer inventory practices can further influence our short-term performance. In periods of tight supply, customers may build buffer inventory, inflating near-term orders; conversely, destocking cycles can suppress demand even when underlying consumption remains healthy. We manage these dynamics through customer-based forecasting, disciplined allocation processes, and a measured pricing approach. Together, these actions help us navigate supply chain volatility while supporting reliable delivery and business continuity.

Electronics Growth Drivers

Emerging Technologies: We believe the proliferation of artificial intelligence, high performance and cloud computing, 5G, next generation automotive vehicles and IoT will continue to drive demand for semiconductors and our position therein. Further, advancements in semiconductor technology lead to increased layering in chips, which in turn requires a greater volume of manufacturing materials, more complex material formulations and, consequently, higher price points.

Chip Design Innovation: These emerging technologies demand more powerful, faster, and more energy-efficient semiconductors. Semiconductor manufacturers are required to innovate rapidly to meet these demands, and the ability to adapt semiconductor architectures is often enabled by solutions provided by materials companies including Qnity. As the industry moves toward smaller nodes and heterogeneous integration, material innovation plays a key role in enabling next-generation chips. Advanced materials are critical for technology inflections such as leading-edge nodes (7nm and below), 3D NAND, chiplet designs, advanced Dynamic Random Access Memory (“DRAM”) and High Bandwidth Memory (“HBM”) and advanced packaging. Partnerships with foundries and integrated device manufacturers are crucial for aligning material development with future technology roadmaps.

Geopolitical Dynamics: Supply chain disruptions and geopolitical concerns over the last several years highlight the critical need for resilient global supply networks. In response, governments worldwide are co-investing in semiconductor industries to ensure domestic supply, creating new opportunities for semiconductor companies including Qnity.

Advanced Packaging. Advanced packaging technologies, including wafer-level packaging (“WLP”), chip-scale packaging (“CSP”) and system-in-package (“SiP”), rely on cutting-edge materials to deliver exceptional performance and reliability. Critical materials such as redistribution layers (“RDL”), underfill encapsulants and advanced adhesives are critical in enabling the integration of multiple functions within smaller form factors. These innovations are essential for applications like 5G infrastructure, high-performance computing and automotive electronics, where the demand for compact, high-speed and thermally efficient solutions continues to grow.

Thermal Management. Thermal management is a crucial aspect of the interconnect solutions sector, as the higher power densities in modern electronics (such as data center and AI chip systems) generate significant heat that must be effectively dissipated. Materials such as gap fillers, thermal interface materials (“TIMs”) and heat spreaders are needed for maintaining device reliability and performance.

Printed Circuit Board Technologies. The PCB sub-sector, which serves as the backbone of electronic interconnections, is undergoing transformation driven by the rise of high-density interconnect (“HDI”) designs, flexible PCBs and advanced substrates. Such designs require essential products like high-performance laminates, copper foils and solder masks that enable the fabrication of these next-generation PCBs. With applications spanning consumer electronics, industrial equipment and aerospace systems, this segment remains a cornerstone of the interconnect solutions sector.

Transition to Stand-Alone Company

On May 22, 2024, DuPont announced its plan to separate its Electronics business, which includes its semiconductor technologies and interconnect solutions businesses, from the other businesses of DuPont. The Spin-Off is expected to be completed through a tax-free pro rata distribution of all of the then issued and outstanding shares of Qnity common stock. Completion of the Spin-Off is subject to certain conditions which are described more fully under the section entitled “The Spin-Off—Conditions to the Distribution”.

Relationship with DuPont

Historically, we have relied on DuPont to manage certain of our operations and provide us with certain services, the costs of which have historically been either allocated or directly billed to us. Historical costs for such services may not necessarily reflect the actual expenses we would have incurred, or will incur, as an independent company. In connection with the Spin-Off, we and/or certain of our subsidiaries intend to enter into the Separation Agreement and certain other agreements with DuPont and/or certain of its subsidiaries, including, but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreements, the Intellectual Property Cross-License Agreement, the Transitional House Marks Trademark License Agreement, the ESL Cost Sharing Agreement and certain other intellectual property-related, real estate-related, confidentiality-related, regulatory-related and commercial agreements. Following the Spin-Off, DuPont will not provide us with assistance other than the transition and other services described under the section entitled “Our Relationship with DuPont Following the Distribution”. These services do not include every service that we have received from DuPont in the past, and DuPont is only obligated to provide the transition services for limited periods following completion of the Spin-Off. Following the Spin-Off and the cessation of the Transition Services Agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from DuPont. The cost of replacing such services may vary from the historical costs directly allocated to us. Addressing the needs that arise from becoming a stand-alone company will require significant resources, including time and attention from our senior management and others throughout the Company. We will continue to monitor potential separation dis-synergies, and we anticipate incurring certain one-time costs associated with creating our own capabilities.

Future Stand-Alone Company Expenses

As a result of the Spin-Off, we will be required to operate as an independent company. For a transitional period, as discussed under the section entitled “Our Relationship with DuPont Following the Distribution”, we will receive certain services, including informational technology services, from DuPont. As we transition from those services, we will incur additional expenditures. The Company currently estimates it will cost approximately $180 million in one-time costs, incurred over two years, to establish stand-alone informational technology systems, not including the cost of maintenance or employee-related expenditures.

In addition, we will incur costs related to expanding, internally or through third parties, our functional capabilities such as information technology, finance, human resources, legal, tax, facilities, branding, government relations and insurance. We will also become subject to the requirements of the federal and state securities laws and stock exchange requirements and will need to establish additional procedures and practices as a stand-alone public company. As a result, we will incur incremental costs including, but not limited to, costs relating to external reporting, internal audit, treasury, investor relations, board of directors and officers and stock administration.

See the section entitled “Unaudited Pro Forma Combined Financial Statements” for the pro forma impacts of the ESL Cost Sharing Agreement.

Cost Sharing Arrangements

As further discussed in the section entitled “Our Relationship with DuPont Following the Distribution”, under the ESL Cost Sharing Agreement, DuPont and Qnity will be responsible for 60% and 40%, respectively, of certain costs and expenses that exceed the net revenues received by DuPont from certain third parties at Experimental Station. As a result, Qnity may have to pay certain additional costs, including in the event that certain portions of Experimental Station not occupied by Qnity, DuPont or their respective subsidiaries as of the Spin-Off become vacant and DuPont does not lease such portions to a new tenant for rental rates that are at least equal to the current rental rates. Because DuPont will operate Experimental Station following the Spin-Off, such costs will be beyond our control, and our obligation to bear such costs may negatively impact our business, results of operations, financial condition and cash flows.

See the section entitled “Unaudited Pro Forma Combined Financial Statements” for the pro forma impacts of the ESL Cost Sharing Agreement.

Certain Indemnification Obligations to DuPont

In connection with the Spin-Off, under the Separation Agreement, we will be contractually allocated, and directly pay or indemnify DuPont for, the Applicable Qnity Percentage of certain liabilities, including the Applicable Qnity Percentage of any Legacy Liabilities (as defined in the Corteva Letter Agreement), funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested. Such liabilities may be significant and require us to divert cash or retain liquidity to fund such obligations when due, which may adversely affect our business, financial position, results of operations and liquidity, including adversely affecting our ability to execute on our growth strategy, pursue or react to opportunities or otherwise take actions that we believe are in our best interest. Further, we will not control the timing of when such obligations are due or the amount of such obligations.

Pursuant to the Memorandum of Understanding, DuPont is obligated to bear up to approximately $1.4 billion of Qualified Spend (as defined in the Memorandum of Understanding). As of March 31, 2025, DuPont has borne Qualified Spend of approximately $625 million and has recorded an indemnification liability for probable and reasonably estimable future Qualified Spend of $217 million. Accordingly, based on the Applicable Qnity Percentage (which, for purposes of this section, we have assumed such percentage is 42%), we expect to record at the time of separation an indemnification liability for such probable and reasonably estimable future Qualified Spend of $91 million. This illustrative percentage value assumes the distribution had occurred on April 1, 2025, and is based on the Pro Forma Operating EBITDA attributable to the Electronics business and assets for the twelve-month period ended March 31, 2025. This illustrative percentage value is subject to change based on the relationship of the Pro Forma Operating EBITDA attributable to the Electronics business and assets relative to that of DuPont (as a whole), in each case prior to the distribution. The exact calculation will not be determinable until after the distribution and will depend on many factors including the relative performance of the Electronics business and the performance of DuPont as measured immediately prior to the distribution and whether either Qnity or DuPont undertake strategic initiatives prior to the distribution. We intend to publicly disclose the actual numeric value of the Applicable Qnity Percentage once determined after the distribution.

As of March 31, 2025, DuPont’s accrual in respect of Legacy Liabilities (as defined in the Corteva Letter Agreement) (excluding, for the avoidance of doubt, Qualified Spend under the Memorandum of Understanding) was $33 million, of which, based on the Applicable Qnity Percentage (subject to the same assumptions in the immediately preceding paragraph), we estimate our contractually allocated portion to be $14 million.

As of March 31, 2025, DuPont has recorded liabilities related to business and operations, including historical activities of DuPont and its present and former subsidiaries, for which we estimate our contractually allocated portion to be $27 million, based on the Applicable Qnity Percentage (subject to the same assumptions in the two preceding paragraphs), excluding, for the avoidance of doubt, Legacy Liabilities (as defined in the Corteva Letter Agreement) and Qualified Spend under the Memorandum of Understanding.

For the indemnification liabilities recorded as described above, if the Applicable Qnity Percentage had instead been 43%, we would expect to record at the time of separation approximately an additional $3 million of indemnification liabilities in the aggregate.

To support and manage potential future eligible PFAS costs, DuPont, Corteva and Chemours agreed to establish an escrow account (the “MOU Escrow Account”) and established a funding schedule. As of March 31, 2025, the balance in the MOU Escrow Account attributable to DuPont was $35 million. On September 30 of each of 2025, 2026, 2027 and 2028, Chemours will deposit $50 million, and DuPont and Corteva will collectively deposit another $50 million, into the MOU Escrow Account. Subject to the terms and conditions set forth in the Memorandum of Understanding, each party may be permitted to defer funding through and including 2028. Additionally, if on December 31, 2028, the balance in the MOU Escrow Account (including interest) is less than $700 million, Chemours will make 50% of the deposits and DuPont and Corteva together will make 50% of the deposits necessary to restore the balance to $700 million through consecutive annual equal installments commencing on September 30, 2029, pursuant to the replenishment terms set forth in the Memorandum of Understanding. Qnity will be contractually allocated, and directly contribute or indemnify DuPont for, the Applicable Qnity Percentage of DuPont’s funding obligations in respect of the MOU Escrow Account.

For further information, see the sections entitled “Unaudited Pro Forma Combined Financial Statements” and “Our Relationship with DuPont Following the Distribution—Separation Agreement”.

Comparison of the three months ended March 31, 2025 and March 31, 2024

Results of Operations

Summary of Sales Results	For the Three Months Ended March 31,
In millions	2025	2024
Net sales	$1,118	$983

Sales Variances by Geographic Region - As Reported

	For the Three Months Ended March 31, 2025

Percentage change from prior year	Local Price & Product Mix	Currency	Volume	Portfolio & Other	Total

U.S. & Canada	(2)%	—%	7%	—%	5%

Europe, Middle East and Africa (“EMEA”)	(1)	(1)	2	—	—

Asia Pacific	(1)	(1)	19	—	17

Latin America	—	(1)	16	—	15

Total Qnity	(1)%	(1)%	16%	—%	14%

Qnity net sales for the three months ended March 31, 2025 was $1,118 million, up 14% from $983 million for the three months ended March 31, 2024, primarily due to a 16% increase in sales volume partially offset by a 1% decrease in local price including metals and product mix and a 1% unfavorable currency impact. The sales volume increase was driven by continued broad-based demand, volume gains from AI-driven technology ramps, and increased demand in China.

Cost of Sales

Cost of sales was $587 million for the three months ended March 31, 2025, up from $547 million for the three months ended March 31, 2024. Cost of sales increased for the three months ended March 31, 2025 primarily due to increased sales volume of 12%.

Cost of sales as a percentage of net sales for the three months ended March 31, 2025 was 53% compared with 56% for the three months ended March 31, 2024.

Research and Development (“R&D”) Expenses

R&D expense was $84 million for the three months ended March 31, 2025 and $72 million for the three months ended March 31, 2024. R&D expense as a percentage of net sales was 7% for both of the three months ended March 31, 2025 and 2024.

The increase in R&D expense in the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was primarily due to increased investments and higher employee compensation.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses totaled $140 million in the three months ended March 31, 2025 and $136 million in the three months ended March 31, 2024. SG&A as a percentage of net sales was 14% for both of the three months ended March 2025 and 2024.

The increase in SG&A cost in the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was primarily due to higher employee related costs.

Amortization of Intangible Assets

Amortization of intangible assets was $55 million and $60 million for the three months ended March 31, 2025 and 2024, respectively.

The decrease in amortization of intangibles from 2025 to 2024 was primarily due to absence of amortization from fully amortized assets. See Note 10 to the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 for additional information on intangible assets.

Restructuring and Asset Related Charges - Net

Restructuring and asset related charges - net were $17 million and $9 million for the three months ended March 31, 2025 and 2024, respectively. Activity for the three months ended March 31, 2025 and 2024 represent nonrecurring charges in connection with DuPont-approved restructuring programs to simplify certain organizational structures and operations, including operations related to transformational projects such as divestitures and acquisitions. Activity in the three months ended March 31, 2025 primarily relates to program related expenses. See Note 4 to the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 for additional information.

Equity in Earnings of Nonconsolidated Affiliates

The Company’s share of the earnings of nonconsolidated affiliates was $9 million and $10 million for the three months ended March 31, 2025 and 2024, respectively. The decrease in earnings of nonconsolidated affiliates for the three months ended March 31, 2025 as compared 2024 was primarily due to lower earnings in the underlying nonconsolidated affiliates.

Sundry Income - Net

Sundry income - net includes a variety of income and expenses such as gain or loss on sale of assets and foreign exchange gains and losses. Sundry income - net for the three months ended March 31, 2025 was $2 million, compared with $8 million of income in the three months ended March 31, 2024. See Note 6 to the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 for additional information.

Provision for Income Taxes

The Company’s effective tax rate fluctuates based on, among other factors, where income is earned and the level of income relative to tax attributes. For the three months ended March 31, 2025, the Company’s effective tax rate was 19.1% on pre-tax income from operations of $246 million. The effective tax rate was lower than the U.S. corporate tax rate primarily as a result of the geographic mix of earnings, including impacts of the OECD’s Global Anti-Base Erosion rules under Pillar Two in jurisdictions in which the Company operates.

For the three months ended March 31, 2024, the Company’s effective tax rate was 20.9% on pre-tax income from operations of $177 million. The effective tax rate was lower than the U.S. corporate tax rate primarily as a result of the geographic mix of earnings and the settlement of an international tax audit.

The underlying factors affecting the Company’s overall tax rate are summarized in Note 7 to the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024.

Comparison of the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Results of Operations

Summary of Sales Results	For the Year Ended December 31,
In millions	2024	2023	2022
Net sales	$4,335	$4,035	$4,755

Sales Variances and Geographic Region - As Reported
	For the Year Ended December 31, 2024					For the Year Ended December 31, 2023
Percentage change from prior year	Local Price & Product Mix	Currency	Volume	Portfolio & Other	Total	Local Price & Product Mix	Currency	Volume	Portfolio & Other	Total

U.S. & Canada	(1)%	—%	(4)%	—%	(5)%	—%	—%	(14)%	(1)%	(15)%

EMEA	(2)	—	(1)	—	(3)	2	1	(11)	(3)	(11)

Asia Pacific	(2)	(1)	14	—	11	(1)	(2)	(12)	(1)	(16)

Latin America	(1)	(4)	36	—	31	—	7	(18)	—	(11)

Total Qnity	(2)%	(1)%	10%	—%	7%	(1)%	(1)%	(12)%	(1)%	15%

2024 versus 2023

Qnity net sales for the year ended December 31, 2024 was $4,335 million, up 7% from $4,035 million for the year ended December 31, 2023, primarily due to a 10% increase in sales volume partially offset by a 2% decrease in local price including metals and product mix and a 1% unfavorable currency impact. The sales volume increase was driven by end market recovery, led by AI driven technology ramps, improved PCB utilization and market share gains. The unfavorable currency impact was primarily driven by Japanese Yen, Chinese Yuan and South Korean Won.

2023 versus 2022

Qnity net sales for the year ended December 31, 2023 was $4,035 million, down 15% from $4,755 million for the year ended December 31, 2022, primarily due to a 12% decrease in sales volume, a 1% decrease in local price including metals and product mix, a 1% unfavorable currency impact and a 1% decrease in portfolio. The volume decrease was due to reduced semiconductor fab utilization rates caused by weaker end-markets in Semiconductor Technologies, decreased consumer electronics demand in Interconnect Solutions, and channel inventory destocking largely in China, Taiwan and Korea. Currency was down primarily driven by Japanese Yen and Chinese Yuan.

Cost of Sales

Cost of sales was $2,339 million for the year ended December 31, 2024, up from $2,280 million for the year ended December 31, 2023. Cost of sales increased for the year ended December 31, 2024 primarily due to increased sales volume of 6% and partially offset by 3% decrease in lower raw materials, logistics and energy costs.

Cost of sales as a percentage of net sales for the year ended December 31, 2024 was 54% compared with 57% for the year ended December 31, 2023.

For the year ended December 31, 2023, cost of sales was $2,280 million, down from $2,598 million for the year ended December 31, 2022. Cost of sales decreased for the year ended December 31, 2023 primarily due to decreased sales volume of 11% and lower raw material, logistics and energy costs of 2%.

Cost of sales as a percentage of net sales for the year ended December 31, 2023 was 57% compared with 55% for the year ended December 31, 2022.

Research and Development Expense

R&D expense was $314 million for the year ended December 31, 2024, $303 million for the year ended December 31, 2023 and $329 million for the year ended December 31, 2022. R&D expense as a percentage of net sales was 7% for each of the years ended December 31, 2024, 2023 and 2022.

The increase in R&D expense in 2024 compared to 2023 was primarily due to higher employee compensation and increased investments. The decrease in R&D expense in 2023 compared to 2022 was primarily due to lower personnel related expenses.

Selling, General and Administrative Expenses

SG&A expenses totaled $603 million in the year ended December 31, 2024, $533 million in the year ended December 31, 2023 and $518 million in the year ended December 31, 2022. SG&A as a percentage of net sales was 13% for each of the years ended December 2024 and 2023 and 11% for the year ended December 31, 2022.

The increase in SG&A cost in 2024 compared to 2023 was primarily due to higher employee compensation and personnel related expenses. The increase in SG&A costs in 2023 compared with 2022 was primarily due to higher personnel related expenses partially offset by lower bad debt expense.

Amortization of Intangible Assets

Amortization of intangible assets was $232 million, $262 million and $276 million for the years ended December 31, 2024, 2023 and 2022, respectively. The decrease in amortization of intangibles from 2023 to 2024 and 2022 to 2023 was primarily due to absence of amortization from fully amortized assets. See Note 13 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 for additional information on intangible assets.

Restructuring and Asset Related Charges - Net

Restructuring and asset related charges - net were $8 million, $52 million and $119 million for the years ended December 31, 2024, 2023 and 2022, respectively. Activity for the years ended December 31, 2024, 2023 and 2022 represent nonrecurring charges in connection with DuPont-approved restructuring programs to simplify certain organizational structures and operations, including operations related to transformational projects such as divestitures and acquisitions. Activity in the year ended December 31, 2024 primarily relates to asset related charges. Activity in the year ended December 31, 2023 relates to a charge in the amount of $39 million for severance and related benefit costs and $13 million for an asset related charge. Activity in the year ended December 31, 2022 relates to a $94 million ($65 million net of tax) impairment of an equity method investment and a $27 million pre-tax charge for severance and related benefit costs. See Note 5 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 for additional information.

Acquisition, Integration and Separation Costs

Acquisition, integration and separation costs were $0 for the years ended December 31, 2024 and 2023 and $11 million for the year ended December 31, 2022. For the year ended December 31, 2022, these costs were primarily related to the Laird Performance Materials acquisition in 2021.

Equity in Earnings of Nonconsolidated Affiliates

The Company’s share of the earnings of nonconsolidated affiliates was $37 million, $16 million and $31 million for the years ended December 31, 2024, 2023 and 2022, respectively. The increase in earnings of nonconsolidated affiliates for the year ended December 31, 2024 as compared 2023 was primarily due to higher earnings in the underlying nonconsolidated affiliates. The decrease in earnings of nonconsolidated affiliates for the year ended December 31, 2023 as compared to 2022 was primarily due to lower earnings in the underlying nonconsolidated affiliates.

Sundry Income - Net

Sundry income - net includes a variety of income and expenses such as gain or loss on sale of assets and foreign exchange gains and losses. Sundry income - net for the year ended December 31, 2024 was $25 million, compared with $11 million and $17 million of income in the years ended December 31, 2023 and 2022, respectively. See Note 7 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 for additional information.

Provision for Income Taxes

The Company’s effective tax rate fluctuates based on, among other factors, where income is earned and the level of income relative to tax attributes. For the year ended December 31, 2024, the Company’s effective tax rate was 19.6% on pre-tax income from operations of $901 million. The effective tax rate is lower than the U.S. corporate tax rate primarily as a result of the geographic mix of earnings, offset by a settlement in the second quarter of an international tax audit.

For the year ended December 31, 2023, the Company’s effective tax rate was 15.7% on pre-tax income from operations of $632 million. The effective tax rate is lower than the U.S. corporate tax rate primarily as a result of the geographic mix of earnings.

For the year ended December 31, 2022, the Company’s effective tax rate was 15.9% on pre-tax income from operations of $952 million. The effective tax rate is lower than the U.S. corporate tax rate primarily as a result of the geographic mix of earnings.

The underlying factors affecting the Company’s overall tax rate are summarized in Note 8 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022.

Segment Results

We report our business in two reportable segments, Semiconductor Technologies and Interconnect Solutions. The section entitled “Business”, which provides an overview of the Company’s segments. We evaluate the operating performance of the segments using Operating EBITDA as this is the manner in which the Company’s Chief Operating Decision Maker assesses performance and allocates resources. The Company defines “Operating EBITDA” as earnings (i.e., “Income before income taxes”) before interest, depreciation, amortization, non-operating pension benefits / charges and foreign exchange gains / losses, and adjusted for significant items. See Note 14 to the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 and Note 18 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 included in this information statement for a reconciliation of Operating EBITDA to the nearest U.S. GAAP metric.

Semiconductor Technologies

The Semiconductor Technologies segment provides a portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are specified into customers’ roadmaps, designed to improve chip performance, enhance yield, and enable leading-edge node technology.

Comparison of the three months ended March 31, 2025 and March 31, 2024

Semiconductor Technologies	For the Three Months Ended March 31,
In millions	2025	2024

Net sales	$644	$578

Operating EBITDA	$247	$209

Equity earnings	$11	$11

Semiconductor Technologies	For the Three Months Ended March 31, 2025
Percentage change from prior year

Change in Net Sales from Prior Period due to:

Local price & product mix	(1)%

Currency	(1)

Volume	13

Portfolio & other	—
Total	11%

Semiconductor Technologies net sales were $644 million for the three months ended March 31, 2025, up 11% from $578 million for the three months ended March 31, 2024. Net sales increased primarily due to an 13% increase in volume partially offset by a 1% decline in local price and product mix and a 1% unfavorable currency impact. Volume gains were driven by end market demand recovery, led by artificial intelligence technology applications, advanced node transitions and higher China demand. The unfavorable currency impact was primarily driven by the Japanese Yen, Euro and Chinese Yuan.

Operating EBITDA for Semiconductor Technologies was $247 million for the three months ended March 31, 2025, up 18% compared with $209 million for the three months ended March 31, 2024 primarily due to volume growth, the impact of higher production rates partially offset by higher employee compensation and select growth investments.

Comparison of the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Semiconductor Technologies	For the Year Ended December 31,
In millions	2024	2023	2022

Net sales	$2,450	$2,251	$2,615

Operating EBITDA	$874	$777	$1,024

Equity earnings	$40	$21	$34

Semiconductor Technologies	For the Year Ended December 31,
Percentage change from prior year	2024	2023

Change in Net Sales from Prior Period due to:

Local price & product mix	(2)%	1%

Currency	(1)	(1)

Volume	12	(14)

Portfolio & other	—	—
Total	9%	(14)%

2024 Versus 2023

Semiconductor Technologies net sales were $2,450 million for the year ended December 31, 2024, up 9% from $2,251 million for the year ended December 31, 2023. Net sales increased primarily due to a 12% increase in volume partially offset by a 2% decline in local price and product mix and a 1% unfavorable currency impact. Volume gains were driven by end market demand recovery, led by artificial intelligence technology applications, advanced node transitions and higher China demand, as well as growth in organic light-emitting diode (“OLED”) materials led by new product launches. Volume increases were partially offset by channel inventory destocking primarily within Kalrez®. The unfavorable currency impact was primarily driven by the Japanese Yen and South Korean Won.

Operating EBITDA for Semiconductor Technologies was $874 million for the year ended December 31, 2024, up 12% compared with $777 million for the year ended December 31, 2023 primarily due to volume growth, the impact of higher production rates partially offset by higher employee compensation and select growth investments primarily within R&D.

2023 Versus 2022

Semiconductor Technologies net sales were $2,251 million for the year ended December 31, 2023, down 14% from $2,615 million for the year ended December 31, 2022. Net sales decreased primarily due to a 14% volume decline and a 1% currency headwind offset by a 1% increase in local price and mix. Volume declines were driven by inventory destocking and reduced semiconductor fabrication utilization rates due to demand weakness, led by China, slightly offset by increased demand for OLED materials. Local price and product mix gains were a result of actions taken to offset cost inflation. The unfavorable currency impact was primarily driven by the Japanese Yen, Chinese Yuan and South Korean Won.

Operating EBITDA was $777 million for the year ended December 31, 2023, down 24% compared with $1,024 million for the year ended December 31, 2022 primarily due to decreased sales volumes and the impact of reduced production rates to better align inventory with demand.

Interconnect Solutions

The Interconnect Solutions segment is a leading provider of materials and solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

Comparison of the three months ended March 31, 2025 and March 31, 2024

Interconnect Solutions	For the Three Months Ended March 31,
In millions	2025	2024

Net sales	$474	$405

Operating EBITDA	$114	$75

Equity (losses)	$(2)	$(1)

Interconnect Solutions	For the Three Months Ended March 31, 2025
Percentage change from prior year

Change in Net Sales from Prior Period due to:

Local price & product mix	(2)%

Currency	(1)

Volume	20

Portfolio & other	—
Total	17%

Interconnect Solutions net sales were $474 million for the three months ended March 31, 2025, up 17% from $405 million for the three months ended March 31, 2024. Net sales increased primarily due to an 20% increase in volume partially offset by a 2% decline in local price and product mix, including the impact of lower pass-through metals, and a 1% unfavorable currency impact. Volume growth was driven by continued broad-based demand, volume gains from AI-driven technology ramps, and benefits from content and share gains across Laird, laminates and metallization. The unfavorable currency impact was primarily driven by the Japanese Yen, Euro and Chinese Yuan.

Operating EBITDA was $114 million for the three months ended March 31, 2025, up 52% compared with $75 million for the three months ended March 31, 2024 primarily due to volume growth, the impact of higher production rates partially offset by higher employee compensation and select growth investments.

Comparison of the years ended December 31, 2024, December 31, 2023 and December 31, 2022

Interconnect Solutions	For the Year Ended December 31,
In millions	2024	2023	2022
Net sales	$1,885	$1,784	$2,140
Operating EBITDA	$448	$333	$464
Equity (losses)	$(3)	$(5)	$(3)

Interconnect Solutions	For the Year Ended December 31,
Percentage change from prior year	2024	2023
Change in Net Sales from Prior Period due to:
Local price & product mix	(2)%	(2)%
Currency	(1)	(1)
Volume	9	(11)
Portfolio & other	—	(3)
Total	6%	(17)%

2024 Versus 2023

Interconnect Solutions net sales were $1,885 million for the year ended December 31, 2024, up 6% from $1,784 million for the year ended December 31, 2023. Net sales increased primarily due to a 9% increase in volume partially offset by a 2% decline in local price and product mix, including the impact of lower pass-through metals, and a 1% unfavorable currency impact. Volume growth was driven by end market recovery led by AI driven technology ramps, improved PCB utilization and share gains, which was partially offset by local price and product mix declines, including the impact of lower pass-through metals. The unfavorable currency impact was primarily driven by the Japanese Yen and Chinese Yuan.

Operating EBITDA was $448 million for the year ended December 31, 2024, up 35% compared with $333 million for the year ended December 31, 2023 primarily due to volume growth, the impact of higher production rates partially offset by higher employee compensation and select growth investments primarily within R&D.

2023 Versus 2022

Interconnect Solutions net sales were $1,784 million for the year ended December 31, 2023, down 17% from $2,140 million for the year ended December 31, 2022. Net sales primarily decreased due to a 11% volume decline, a 2% decline in local price and product mix, including the impact of lower pass-through metals, a 1% unfavorable currency impact and a 3% decline in portfolio due to the change in business model for the precious metals business. Volume declines were driven by decreased spending on consumer electronics and related channel inventory destocking, both led by China. The unfavorable currency impact was primarily driven by the Chinese Yuan and Japanese Yen.

Operating EBITDA was $333 million for the year ended December 31, 2023, down 28% compared with $464 million for the year ended December 31, 2022 primarily due to decreased sales volumes and the impact of reduced production rates to better align inventory with demand.

Liquidity and Capital Resources

Historically, the Electronics business has generated positive cash flows from operations. A majority of such cash flows was transferred to DuPont in connection with our participation in DuPont’s cash pooling arrangements to manage liquidity and fund operations, the effect of which is presented as net parent investment in our Combined Financial Statements included elsewhere in this information statement. Our cash and cash equivalents as of March 31, 2025 reflected on the Combined Balance Sheets represent cash on hand at certain foreign entities as a result of local requirements.

Upon completion of the Spin-Off, we will cease participation in DuPont cash pooling arrangements and our cash and cash equivalent will be held and used solely for our own operations. Our capital structure, long-term commitments and sources of liquidity will change meaningfully from our historical practices. For additional detail regarding changes to our capital structure, see the section entitled “Description of Material Indebtedness” section below.

We believe our existing cash and cash flows generated from operations and indebtedness to be incurred in conjunction with the Spin-Off discussed in detail below and anticipated domestic cash and cash equivalents retained by Qnity at the completion of the Spin-Off will be responsive to the needs of our current and planned operations for at least the next 12 months.

Cash flows from operating, investing and financing activities are provided in the tables that follow. Individual amounts in the combined statements of cash flows exclude the effect of exchange rate impacts on cash and cash equivalents, which are presented separately in the cash flows. Thus, the amounts presented in the following operating, investing and financing activities tables reflect changes in balances from period to period adjusted for these effects.

The following table summarizes our cash flows:

	For the Three months ended March 31,		For the Year ended December 31,
Cash Flow Summary	2025	2024	2024	2023	2022
(In millions)
Cash provided by (used for) from continuing operations:
Operating activities	$207	$214	$1,061	$882	$1,153
Investing activities	(104)	(70)	(172)	(226)	(202)
Financing activities	(109)	(143)	(848)	(628)	(932)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(7)	(14)	(4)	(10)

Cash Flows provided by Operating Activities

Cash generated from operating activities was $207 million and $214 million in the three months ended March 31, 2025 and 2024, respectively.

In the three months ended March 31, 2025, cash flows provided by operating activities increased compared to the three months ended March 31, 2024, primarily from higher earnings offset by an increase in net cash used for working capital. Changes in working capital were primarily driven by higher trade receivables due to increased sales, higher inventory based on business activity, as well as decreased accounts payable due to year-over-year timing of payments.

Cash generated from operating activities was $1,061 million, $882 million and $1,153 million in 2024, 2023 and 2022, respectively.

In 2024, cash flows provided by operating activities increased compared to 2023, primarily from higher earnings and decrease in net cash used for working capital. Changes in working capital were primarily driven by higher trade receivables due to increased sales, higher inventory based on business activity, as well as increased accounts payable due to year-over-year timing of payments.

In 2023, cash flows provided by operating activities decreased compared to 2022, primarily due to lower earnings and partially offset by improvements in net cash used for working capital. Changes in working capital were primarily driven by lower trade receivables due to decreased sales, lower inventory required based on business activity, as well as decreased accounts payable due to year-over-year timing of payments.

Cash Flows used for Investing Activities

Cash used for investing activities was $104 million and $70 million in the three months ended March 31, 2025 and 2024, respectively.

Cash used for investing activities in the three months ended March 31, 2025 included $110 million of cash used for capital expenditures offset by $6 million generated from other investing activities.

The change in investing activities in the three months ended March 31, 2025 as compared to 2024 was primarily due to higher capital expenditures.

Cash used for investing activities was $172 million, $226 million and $202 million in 2024, 2023 and 2022, respectively.

Cash used for investing activities in 2024 included $200 million of cash used for capital expenditures offset by $15 million of proceeds from sales of property and other assets and $13 million generated from other investing activities.

The change in investing activities in 2024 versus 2023 was primarily due to lower capital expenditures and an increase in cash generated from processes of sales of property and cash generated from other investing activities.

The change in investing activities in 2023 versus 2022 was primarily due to an increase in cash used for capital expenditures in 2023.

Cash Flows used for Financing Activities

Cash used for financing activities was $109 million and $143 million in the three months ended March 31, 2025 and 2024, respectively.

In the three months ended March 31, 2025, cash used for financing activities decreased compared to the three months ended March 31, 2024 primarily due to a decrease in net transfers to DuPont.

Cash used for financing activities was $848 million, $628 million and $932 million in 2024, 2023 and 2022, respectively.

In 2024, cash used for financing activities increased compared to 2023 primarily due to an increase in net transfers to DuPont. In 2023, cash used for financing activities decreased primarily due to a decrease in net transfers to DuPont.

Material Cash Requirements

In the normal course of business, we enter into contracts and commitments that oblige us to make payments in the future. Information regarding our obligations under lease, pension and commitments are provided in Note 6, Note 13 and Note 11, respectively, in the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 and Note 15, Note 17 and Note 14, respectively, in the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 contained elsewhere in this information statement.

After the Spin-Off, as discussed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Stand-Alone Company Expenses”, we will incur costs related to operating as a stand-alone public company and our costs under the Separation Agreements including certain cost sharing arrangements as well as indemnification obligations. While these costs are expected to be significant, the Company expects the generation of cash from operations and the ability to access the debt capital markets and other sources of liquidity will continue to provide sufficient liquidity and financial flexibility to meet the Company’s and its subsidiaries’ obligations as they come due. However, we are not able to predict the full extent or timing of our future obligations given the contingent nature of our indemnification obligations or macroeconomic related impacts which depend on uncertain and unpredictable future developments.

Debt

DuPont’s third-party long-term debt and the related interest expense have not been allocated to Qnity. For any of the periods presented, Qnity was not the legal obligor of such debt. We have historically relied, via DuPont, on cash from operating activities and access to the debt capital markets and other sources of liquidity to fund our operations. Following the distribution, we expect to rely on cash from our own operating activities and access to the capital markets to fund our operations. We will incur significant secured and unsecured indebtedness. The servicing of this debt will be supported, in part, by cash flows from our existing operations. The cost and availability of debt financing will be influenced by our future credit ratings and market conditions.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, see Note 2 to the Combined Financial Statements appearing elsewhere in this information statement.

Critical Accounting Estimates

The Company’s significant accounting policies are more fully described in Note 2 to the Combined Financial Statements. Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the financial statements with useful and reliable information about the Company’s operating results and financial condition.

The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts, including, but not limited to, receivable and inventory valuations, impairment of tangible and intangible assets, long-term employee benefit obligations, income taxes, restructuring liabilities, environmental matters and litigation. Management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. The Company reviews these matters and reflects changes in estimates as appropriate. Management believes that the following represent some of the more critical judgment areas in the application of the Company’s accounting policies which could have a material effect on the Company’s financial position, liquidity or results of operations.

Pension Plans

Accounting for employee benefit plans involves numerous assumptions and estimates. The discount rate and expected return on plan assets are two critical assumptions in measuring the cost and benefit obligation of the Company’s pension plans. Management reviews these two key assumptions when plans are re-measured. These and other assumptions are updated periodically to reflect the actual experience and expectations on a plan specific basis as appropriate. As permitted by U.S. GAAP, actual results that differ from the assumptions are accumulated on a plan-by-plan basis and to the extent that such differences exceed 10% of the greater of the plan’s benefit obligation or the applicable plan assets, the excess is amortized over the average remaining service period of active employees or the average remaining life expectancy of the inactive participants if all or almost all of a plan’s participants are inactive.

For the majority of the benefit plans, the Company utilizes the Aon AA corporate bond yield curves to determine the discount rate, applicable to each country, at the measurement date.

The Company establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes in accordance with the laws and practices of those countries. Where appropriate, asset-liability studies are also taken into consideration. For plans, the long-term expected return on plan assets pension expense is determined using the fair value of assets.

The potential impact on the Company’s pre-tax earnings due to changes in key assumptions with respect to the Company’s pension plans based on assets and liabilities at March 31, 2025, based on a 1⁄4 percentage point increase or decrease to the discount rate and expected rate of return on plan assets as determined to be less than one million for pension assets and pension liabilities. Additional information with respect to pension plans, liabilities and assumptions is discussed in Note 17 to the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022.

Legal Commitments and Contingencies

The Company’s results of operations could be affected by material litigation adverse to the Company, including product liability claims, patent infringement and antitrust claims, claims related to environmental matters such as investigation and remediation of contamination, and claims for third-party property damage or personal injury stemming from alleged environmental torts. The Company records accruals for legal matters when the information available indicates that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management makes adjustments to these accruals to reflect the impact and status of negotiations, settlements, rulings, advice of counsel and other information and events that may pertain to a particular matter. Predicting the outcome of claims and lawsuits and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, the nature of specific claims including unasserted claims, the Company’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative dispute resolution mechanisms and the matter’s current status. Considerable judgment is required in determining whether to establish a litigation accrual when an adverse judgment is rendered against the Company in a court proceeding. In such situations, the Company will not recognize a loss if, based upon a thorough review of all relevant facts and information, management believes that it is probable that the pending judgment will be successfully overturned on appeal. A detailed discussion of material litigation matters is contained in Note 11 to the audited Combined Financial Statements.

Income Taxes

Qnity is included in the combined U.S. federal, state and certain foreign income tax returns of the DuPont parent entity. However, we have adopted the separate return approach for purposes of our Combined Financial Statements. The income tax provisions and related deferred tax assets and liabilities reflected in our Combined Financial Statements have been estimated as if we were a separate taxpayer. The breadth of the Company’s operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes the Company will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business. The resolution of these uncertainties may result in adjustments to the Company’s tax assets and tax liabilities. It is reasonably possible that changes to the Company’s global unrecognized tax benefits could be material; however, due to the uncertainty regarding the timing of completion of audits and the possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months cannot be made. The Company has ongoing federal, state and international income tax audits in various jurisdictions and evaluates uncertain tax positions that may be challenged by local tax authorities. The impact, if any, of these audits to the Company’s unrecognized tax benefits is not estimable.

Deferred income taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. The realization of these assets is dependent on generating future taxable income, as well as successful implementation of various tax planning strategies. For example, changes in facts and circumstances that alter the probability that the Company will realize deferred tax assets could result in recording a valuation allowance, thereby reducing the deferred tax asset and generating a deferred tax expense in the relevant period. In some situations, these changes could be material.

See Note 7 in the unaudited Combined Financial Statements for the three months ended March 31, 2025 and 2024 and Note 8 in the audited Combined Financial Statements for the years ended December 31, 2024, 2023 and 2022 included elsewhere in this information statement for further information on income taxes.

Assessments of Long-Lived Assets and Goodwill

Assessment of the potential impairment of goodwill, other intangible assets, property, plant and equipment, investments in nonconsolidated affiliates and other assets is an integral part of the Company’s normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which the Company’s diversified product lines operate, and key economic and product line assumptions with respect to projected selling prices, market growth and inflation rates, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. In addition, the Company continually reviews its diverse portfolio of assets to ensure they are achieving their greatest potential and are aligned with the Company’s growth strategy. Strategic decisions involving a particular group of assets may trigger an assessment of the recoverability of the related assets. Such an assessment could result in impairment losses.

The Company performs its annual goodwill impairment testing during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value is below carrying value, at the reporting unit level which is defined as the operating segment or one level below the operating segment. One level below the operating segment, or component, is a business in which discrete financial information is available and regularly reviewed by segment management. The Company aggregates certain components into reporting units based on economic similarities. As of March 31, 2025, the Company has two reporting units.

For purposes of goodwill impairment testing, the Company has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The qualitative evaluation is an assessment of factors, including reporting unit or asset specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not that the fair value of a reporting unit or asset is less than the respective carrying amount, including goodwill. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

If additional quantitative testing is performed, an impairment loss is recognized when the amount by which the carrying value of the reporting unit exceeds its fair value, limited to the amount of goodwill at the reporting unit. The Company determines fair values for each of the reporting units using a combination of the income approach and market approach.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. The Company uses internal forecasts to estimate future cash flows and includes an estimate of long-term future growth rates based on its most recent views of the long-term outlook for each reporting unit. Management’s discounted cash flow model includes significant assumptions, including projected revenue growth, EBITDA margin, weighted average cost of capital, terminal growth rate and the tax rate. These key assumptions are determined through evaluation of the Company as a whole, underlying business fundamentals and industry risk. The Company derives its discount rates using a capital asset pricing model and analyzing published rates for industries relevant to its reporting units to estimate the cost of equity financing. The Company uses discount rates that are commensurate with the risks and uncertainty inherent in the respective reporting units and in its internally developed forecasts.

Under the market approach, the Company applies the Guideline Public Company Method utilizing Level 3 unobservable inputs. Selected peer sets are based on close competitors, publicly traded companies and reviews of analysts’ reports, public filings and industry research. In selecting the EBITDA multiples and determining the fair value, the Company considers the size, growth and profitability of each reporting unit versus the relevant guideline public companies. When applicable, third-party purchase offers may be utilized to measure fair value.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

Goodwill Impairment Testing

In the fourth quarter of 2024 on October 1, the Company performed its annual goodwill impairment testing by applying the qualitative assessment to two of its reporting units and the quantitative assessment to one reporting unit. The Company considered various qualitative factors that would have affected the estimated fair value of the reporting units, and the results of the qualitative assessments indicated that it is not more likely than not that the fair values of the reporting units were less than their carrying values. For the reporting unit tested under the quantitative assessment, the results indicated that the estimated fair values of the reporting units exceeded their respective carrying values.

For the reporting unit tested under the quantitative assessment, based on the results of the impairment test as of October 1, 2024, the fair value of our reporting unit substantially exceeded it carrying value. The Company used a combination of discounted cash flow model (a form of the income approach) and the Guideline Public Company Method (a form of the market approach), with both approaches receiving an equal weighting, and determined the appropriate weighting applied to each approach as the Discounted Cash Flow Method (“DCF Method”) and Guideline Public Company Method were equally weighted as both methodologies were deemed to result in reasonable indications of value. The DCF Method was deemed to provide a reasonable indication of value as management routinely prepares financial cash flow forecasts that can be utilized to assess the potential growth and profitability of the business considering the time value of money (i.e., discounting to present value). The Guideline Public Company Method was deemed to equally provide a reasonable indication of value given the availability of reasonably similar guideline public companies reflecting the public trading activity amid current market conditions and investor sentiment. Estimating the fair value of reporting units involves the use of significant judgments that are based on a number of factors including projected revenue growth, EBITDA margin, weighted average cost of capital, the terminal growth rate, tax rate, projected EBITDA market multiples and derived multiples from comparable market transactions for the market approach. It is reasonably possible that the judgments and estimates described above could change in future periods.

In the first quarter of 2025 on March 1, the Company performed an impairment analysis related to goodwill prior to and subsequent to the realignment of DuPont’s segment structure, which served as a triggering event. The Company considered various quantitative factors that would have affected the estimated fair value of the reporting units, and the results of the quantitative assessments indicated that it is not more likely than not that the fair values of the reporting units were less than their carrying values. For the reporting units tested under the quantitative assessment, the results indicated that the estimated fair values of the reporting units substantially exceeded their respective carrying values. The Company used a combination of discounted cash flow model (a form of the income approach) and the Guideline Public Company Method (a form of the market approach), with both approaches receiving an equal weighting, and determined the appropriate weighting applied to each approach as DCF Method and Guideline Public Company Method were equally weighted as both methodologies were deemed to result in reasonable indications of value. The DCF Method was deemed to provide a reasonable indication of value as management routinely prepares financial cash flow forecasts that can be utilized to assess the potential growth and profitability of the business considering the time value of money (i.e., discounting to present value). The Guideline Public Company Method was deemed to equally provide a reasonable indication of value given the availability of reasonably similar guideline public companies reflecting the public trading activity amid current market conditions and investor sentiment. Estimating the fair value of reporting units involves the use of significant judgments that are based on a number of factors including projected revenue growth, EBITDA margin, weighted average cost of capital, the terminal growth rate, tax rate, projected EBITDA market multiples and derived multiples from comparable market transactions for the market approach. It is reasonably possible that the judgments and estimates described above could change in future periods.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks relating to fluctuations in foreign currency exchange rates, commodity prices and interest rates. Management, as a part of DuPont, has established a variety of programs including the use of derivative instruments and other financial instruments to manage the exposure to financial market risks as to minimize volatility of financial results. In the ordinary course of business, management, as a part of DuPont, enters into derivative instruments to hedge its exposure to foreign currency, interest rate and commodity price risks under established procedures and controls. Decisions regarding whether or not to hedge a given commitment are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility and economic trends. Foreign currency exchange contracts are also used, from time to time, to manage near-term foreign currency cash requirements.

Foreign Exchange Risk

We are exposed to fluctuations in foreign currency cash flows related primarily to third-party purchases and intercompany transactions.

We assess foreign currency risk based on transactional cash flows and translational volatility. Historically, DuPont has entered into forward contracts and currency swaps to reduce fluctuations in long or short currency positions. Forward contracts and options are generally less than three months in duration. However, because DuPont is the legal obligor of these contracts, we have not recognized any assets or liabilities on our combined balance sheet, nor in our combined statement of comprehensive income. Following the Spin-Off, we intend to evaluate our foreign currency risk management program on our own behalf.

Concentration of Credit Risk

The Company maintains cash and cash equivalents, derivatives and certain other financial instruments with various financial institutions. These financial institutions are generally highly rated and geographically dispersed and the Company has a policy to limit the dollar amount of credit exposure with any one institution.

As part of the Company’s financial risk management processes, it continuously evaluates the relative credit standing of all of the financial institutions that service DuPont and monitors actual exposures versus established limits. The Company has not sustained credit losses from instruments held at financial institutions.

As of March 31, 2025, Samsung Electronics Co., Ltd. represented 10.0% of total net sales and Taiwan Semiconductor Manufacturing Company Limited represented 7.5% of total net sales. Credit risk associated with the receivables balance is representative of the geographic, industry and customer diversity associated with the Company’s global product lines.

The Company also maintains strong credit controls in evaluating and granting customer credit. As a result, it may require that customers provide some type of financial guarantee in certain circumstances. Length of terms for customer credit varies by industry and region.

BUSINESS

Our Company

Qnity is one of the largest global leaders in materials and solutions for the semiconductor and electronics industries. We empower our customers’ technology roadmaps to enable advancements in megatrends such as artificial intelligence, advanced computing and advanced connectivity. We partner with leading semiconductor and advanced device manufacturers to address complex challenges and develop solutions that facilitate next-generation technological innovations. With over 50 years of experience in systems engineering and material science, a global manufacturing footprint, and major application labs across the world, we are well-positioned to capitalize on emerging opportunities across various sectors including transportation, data centers, consumer and personal electronics and aerospace and defense.

We aim to empower the next technological breakthroughs in advanced electronics through next-generation systems thinking, collaboration with industry-leading customers and building solutions across the electronics ecosystem. Our solutions seek to address technical challenges at both the material and process level, using our engineering and materials expertise to deliver high-quality, innovative applications. We look to forge performance-driven partnerships, working alongside our customers from day one to advance their innovation roadmaps and co-design continuous breakthroughs. We bring an unmatched end-to-end understanding of the electronics ecosystem to our customers, seeking to develop solutions that optimize the integration of each component and unlock opportunities.

Technology adaptation continues to accelerate and is changing the way we live, learn, communicate, work and play. We believe emerging technologies will continue to proliferate, and semiconductors and advanced electronics will be at the core of these new technologies. According to a 2024 report by International Data Corporation, the global semiconductor industry is anticipated to double in this decade, growing at approximately two times global gross domestic product, and according to a 2022 report by Semiconductor Equipment and Materials International (“SEMI”) and McKinsey & Company, reach $1 trillion in revenue around 2030. With our broad portfolio of solutions, we play a pivotal role in enabling this advancement and in solving some of the industry’s most complex challenges of chip performance, signal integrity, energy efficiency, miniaturization and thermal management. We believe that our advanced portfolio is well positioned to drive above-market growth, through increased content per wafer, share gains, higher customer spend and expanded addressable markets.

We have aligned our businesses, and report our financial results across two operating segments:

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Semiconductor Technologies: Our Semiconductor Technologies segment provides a portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are specified into customers’ roadmaps, designed to improve chip performance, enhance yield, and enable leading-edge node technology.

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Interconnect Solutions: Our Interconnect Solutions segment offers a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

Our broad portfolio of solutions and materials across both Semiconductor Technologies and Interconnect Solutions segments positions us as a comprehensive solutions provider for our customers. We collaborate with key players throughout the electronics value chain, including many of the leading semiconductor device manufacturers, foundries and equipment providers. Additionally, we partner with OEMs who specify our products into their manufacturing process. Qnity is often the partner of choice due to our strong innovation capabilities and extensive materials and engineering expertise. In a fast-paced electronics industry, our customers’ needs are highly performance-driven and our long-standing relationships and strong renewal rates demonstrate our commitment to delivering excellence in a demanding market.

Our products are consumable or unit-driven, with over 90% of Qnity’s revenue in 2024 generated from products that are either utilized in the manufacturing process or incorporated into final electronic devices.

In 2024, Qnity delivered net sales of $4,335 million, representing 7% year-over-year growth. Our earnings reflect the diverse nature of our portfolio, both by end market and geography.

Our end markets, the final destination where products are ultimately consumed or used, are separated into the categories set out below. In 2024 our revenue by end markets was as follows:

End-market	% of net sales
Data Center/High Performance Computing/AI	~15%
Smartphones	~20%
Other Consumer Electronics	~20%
Communications Infrastructure	~10%
Automotive	~15%
Industrials	~20%

In 2024, our revenue by geography was as follows:

•	Asia Pacific: 79%

•	EMEA: 8%

•	U.S. & Canada: 12%

•	Latin America: 1%

We have an extensive global footprint serving customers in at least 80 countries and a global team of approximately 10,000 employees. Our materials are manufactured across 13 countries around the globe, leveraging approximately 40 manufacturing sites and approximately 20 research labs. Our footprint is strategically located in close proximity to our customers, enhancing our ability to provide customer-centric solutions and develop close, long-standing partnerships.

Qnity will be headquartered in Wilmington, Delaware.

Our Industry

Semiconductor Sector

The market for semiconductors has grown significantly over the last several decades, with several trends particularly benefitting our business:

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Emerging Technologies: The proliferation of artificial intelligence, high performance and cloud computing, 5G, next generation automotive vehicles and the IoT, which we believe will continue to drive demand for semiconductors and our position therein. Further, advancements in semiconductor technology lead to increased layering in chips, which in turn requires a greater volume of manufacturing materials, more complex material formulations and, consequently, higher price points.

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Chip Design Innovation: These emerging technologies demand more powerful, faster, and more energy-efficient semiconductors. Semiconductor manufacturers are required to innovate rapidly to meet these demands, and the ability to adapt semiconductor architectures is often enabled by solutions provided by materials companies including Qnity. As the industry moves toward smaller nodes and heterogeneous integration, material innovation plays a key role in enabling next-generation chips. Advanced materials are critical for technology inflections such as leading-edge nodes (7nm and below), 3D NAND, chiplet designs, advanced DRAM and HBM and advanced packaging. Partnerships with foundries and integrated device manufacturers are crucial for aligning material development with future technology roadmaps.

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Geopolitical Dynamics: Supply chain disruptions and geopolitical concerns over the last several years highlight the critical need for resilient global supply networks. In response, governments worldwide are co-investing in semiconductor industries to ensure domestic supply, creating new opportunities for semiconductor companies including Qnity.

According to SEMI and McKinsey & Company’s report in 2022, semiconductor industry will continue to grow at a compound annual growth rate of approximately 6% through 2030. We believe that our advanced portfolio is well positioned to drive above-market growth, through increased content per wafer, share gains, higher customer spend and expanded addressable markets.

The production of semiconductors involves numerous intricate and precise manufacturing processes, often repeated as layers are deposited on silicon wafers. For Qnity, our focus lies in delivering high-purity materials (pads and slurries for chemical mechanical planarization, photoresists, cleaning chemistries, etchants) that meet the increasingly stringent demands of performance, energy efficiency and reliability. Qnity benefits and is expected to continue to benefit from the “processing material multiplier” effect associated with semiconductor manufacturing, as advanced nodes (e.g., n5 and below) for logic and memory require three to five times more processing material per wafer compared to legacy nodes. The semiconductor manufacturing processes where our solutions are most utilized are as follows:

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Chemical Mechanical Planarization. CMP is a critical step that is used multiple times in the semiconductor manufacturing process at each layer of the wafer to remove excess materials and create a smooth surface. This is done through the interaction of a pad and slurry on a polishing tool. Fabricators choose specific materials for each CMP process based on performance needs of each CMP application and node. Our product offerings in CMP include:

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CMP Pads: CMP pads, or polishing pads, are consumables that are placed onto a platen on a CMP polishing tool to flatten and smooth the surface of wafers through a combination of chemical and mechanical actions.

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CMP Slurries: Slurries are made up of a combination of key additives which enable precise polishing of the wafer surface. Slurries are designed to enable the planarization and material removal such that surface quality and material property integrity is maintained or improved.

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Photolithography. Photolithography, or microlithography, is an imaging technology that is critical to etch steps in semiconductor manufacturing. It is used to transfer circuitry patterns from a photomask to a silicon wafer, after which etch processes complete the pattern. Several of our products are utilized throughout the photolithography process, including:

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Photoresists: Photoresists are light-sensitive materials that are used to transfer circuit patterns onto substrates. Photoresists are designed based on the wavelength of light they respond to, including g-line (436 nm), i-line (365 nm), KrF (248 nm), dry and immersion ArF (193 nm) and extreme ultraviolet (13.5 nm) lithography.

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Functional sub-layers: Below-resist solutions such as anti-reflective coating materials and underlayers boost the effectiveness of lithography by widening and improving the process and reflectivity windows.

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Advanced overcoats: Topcoats (above-resist solutions) for positive and negative tone development, immersion lithography and spin-on solutions enable resist line trim for enhanced resolution, fewer defects and improved line width roughness.

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Cleaning. Specialty removal and cleaning chemistries are used after semiconductor fabrication process steps including etch and CMP, to remove residues and provide a smooth surface for subsequent steps. Our products used in the cleaning process include:

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Post-CMP Cleaners: Aqueous formulations employed for cleaning after CMP processes, designed to protect the planarized metals and dielectrics preventing metal corrosion while providing a smooth defect-free wafer surface.

•	Post-Etch Residue Removers: Aqueous and semi-aqueous organic mixtures formulated to effectively remove residues from substrate surfaces through poly and metal etch processes.

•	Emerging Cleans: High selectivity etching solutions for advanced node technologies and enabling cleaning chemistries to prevent pattern collapse and reduce defects in EUV lithography.

Interconnect Sector

The interconnect sector plays a vital role in the electronics industry by enabling the seamless connection of various electronic components. This sector encompasses several sub-sectors including advanced packaging, thermal and power management materials and PCB technologies, which are foundational to modern electronic devices.

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Evolution of Packaging Architecture: Over the last several decades, advancements in semiconductor chips have been driven by miniaturization. However, as limitations have been reached on this vector of innovation, semiconductor manufacturers have started to adopt new roadmaps to enable the next wave of computing performance through heterogenous integration of circuit boards. This shift towards advanced packaging requires differentiated performance, enabled by new and innovative materials.

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Optimization of Systems: Multi-scale optimization of electronic systems, from chips to the printed circuit boards to individual devices, presents thermal and electromagnetic challenges. The risk of cross-talk between sensitive components or performance degradation is a limiting factor for designers, especially as power demands increase and package sizes decrease. The need for high-quality electrical isolation and heat dissipation is becoming critical across all end-markets, and one where Qnity brings specialized expertise and a broad range of solutions.

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Reliability in Service: Consumers and industrial users have accelerated the increasing demands and utilization of electronics, entrusting critical systems such as driver-assistance systems and aviation safety. Device reliability is crucial to these systems and must be designed and manufactured to operate without failure, requiring high-performance materials for highest reliability.

We believe global interconnect demand drivers will continue and our advanced portfolio will result in above-market growth through increased content per unit, higher share of wallet and expanded addressable markets.

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Advanced Packaging. Advanced packaging technologies, including WLP, CSP and SiP, rely on cutting-edge materials to deliver exceptional performance and reliability. Critical materials such as RDL, underfill encapsulants and advanced adhesives are critical in enabling the integration of multiple functions within smaller form factors. These innovations are essential for applications like 5G infrastructure, high-performance computing and automotive electronics, where the demand for compact, high-speed and thermally efficient solutions continues to grow. Our offerings include:

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Copper Pillar Plating: This process involves depositing copper pillars on the surface of the chip to create vertical electrical connections. It enhances the electrical and thermal performance of the packaging and supports higher input/output densities, which are essential for advanced semiconductor applications.

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Copper RDL: RDLs are used to route signals from the chip’s bond pads to a larger footprint, allowing for increased routing flexibility. They are essential for integrating chips in smaller packages and achieving high-density interconnects.

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Solder Bump Plating: This technique involves creating solder bumps on the chip surface for connections to the PCB. Solder bumps facilitate reliable electrical connections and are critical for flip-chip technology, enabling direct attachment to the substrate.

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Under Bump Metallization (“UBM”): UBM refers to the metallization layer applied beneath solder bumps to improve adhesion and reliability of solder joints. It is crucial for ensuring robust electrical interconnections and minimizing thermal and mechanical stress.

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Photoresists: These light-sensitive materials are used in photolithography to pattern features on semiconductor wafers. High-performance photoresists enable fine-resolution patterns necessary for advanced packaging applications, including multiple levels of interconnections.

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Packaging Dielectrics: These insulating materials are used in packaging to separate conductive layers and maintain signal integrity. They play a crucial role in minimizing dielectric loss and enhancing the overall performance of high-speed electronic devices.

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Thermal Management. Thermal management is a crucial aspect of the interconnect solutions sector, as the higher power densities in modern electronics (such as data center and artificial intelligence chip systems) generate significant heat that must be effectively dissipated. Materials such as gap fillers, TIMs and heat spreaders are needed for maintaining device reliability and performance. Our offerings in Thermal Management include:

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Gap Fillers: Designed to fill the spaces between heat-generating components and heat sinks or other thermal management structures. They provide strong thermal conductivity while ensuring mechanical stability and reliability, which helps to enhance the overall thermal performance of electronic devices.

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Phase Change: Components within servers and computers of all types achieve increased processing speeds and overall functionality and reliability improvements with phase change materials. They take advantage of latent heat of fusion to absorb heat, but they change phase only once to allow for the material to fill up all nooks and crevices.

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Specialty TIMs: TIMs are engineered for specific applications where conventional TIMs might not suffice. These materials may include high-performance compounds that optimize thermal transfer, provide high adhesion and improve reliability in challenging environments, making them essential for high-power applications in computing and automotive sectors.

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Thermally Conductive Insulators: These materials combine thermal conductivity with electrical insulation properties. They help to dissipate heat while preventing electrical short circuits between components. Thermally conductive insulators are particularly useful in densely packed electronic assemblies, providing both thermal management and safety in operation.

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PCB technologies. The PCB sub-sector, which serves as the backbone of electronic interconnections, is undergoing transformation driven by the rise of HDI designs, flexible PCBs and advanced substrates. Such designs require essential products like high-performance laminates, copper foils and solder masks that enable the fabrication of these next-generation PCBs. With applications spanning consumer electronics, industrial equipment and aerospace systems, this sub-sector remains a cornerstone of the interconnect sector. Some of our PCB-related offerings include:

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Copper Plating Solutions: Copper plating solutions are used to deposit copper onto PCB surfaces, creating conductive pathways that facilitate electrical connections. This process is essential for generating high-density interconnects and improving the electrical performance and reliability of PCBs. The ability to achieve fine features and complex geometries makes copper plating vital for advanced PCB manufacturing.

•	Dry film Photoresists: Dry film photoresists are polymer films applied to the surface of PCBs to define patterns for etching or plating. They provide high-resolution imaging capabilities, allowing manufacturers to create intricate features needed for modern electronic circuits. The ease of application and durability of dry film photoresists make them a favored choice for precision circuit fabrication.

•

Laminates: Laminates are composite materials used as the base substrate for PCBs and provide excellent electrical insulation, thermal stability and mechanical strength. High-performance laminates are essential for supporting complex circuit designs and ensuring the reliability of electronic devices in various applications.

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Polyimide Films: Polyimide films are advanced, heat-resistant polymer films known for their excellent electrical insulating properties and thermal stability. They are often used in flexible PCBs, which require materials that can withstand high temperatures while maintaining performance. Polyimide films are critical in applications requiring flexibility and reliability, such as in aerospace, automotive and wearable electronics.

Our Strengths

With over 50 years of experience, we are a recognized leader in the electronics materials market. We believe that the following strengths set us apart from our competitors and drive our continued success:

Comprehensive Product Portfolio of Critical Solutions for Innovation-Driven, High-Growth Markets. As a global leader in electronics materials, we provide a diverse range of products throughout the electronic value chain. From semiconductor manufacturing, to circuit board connection and end device assembly, Qnity seeks to address complex customers’ needs in a highly integrated manner. We believe our expertise and knowledge throughout the electronics value chain makes us a differentiated partner of choice.

In the semiconductor industry, we drive precision and efficiency in fabrication through our expertise in key processes. Our advanced capabilities in PCB manufacturing and integrated circuits packaging technologies position us as a trusted partner, providing innovative solutions that adapt to evolving market demands. We believe our products are essential in enabling some of the most attractive and high-growth technology markets, including AI, data centers, high-performance computing, 5G networks, IoT, ADAS and EVs. For instance, the data center/high performance computing/artificial intelligence end market accounts for approximately 15% of our 2024 net sales and is our fastest-growing sector. By addressing key challenges such as processing speed and performance, signal integrity, thermal and power management and miniaturization, we strive to ensure our solutions meet the dynamic demands of these rapidly expanding markets, positioning us at the forefront of future technological advancements.

Innovation Leadership Driven by Superior Materials Science and Engineering Expertise. We leverage our strong materials science and engineering expertise to drive innovative solutions and industry advancements. For example, in the semiconductor industry, we have a legacy of pioneering key technologies, including ArF and KrF photoresists, as well as organic bottom anti-reflective coatings. In the display technology sector, we developed the phosphorescent red host for the first OLED device, which marked the first mass production of such technology. We believe that our innovations have significantly enhanced the productivity and scalability of semiconductor and device manufacturers, enabling electronics to become faster, smaller and more reliable.

Our R&D and application development expertise is supported by over 1,200 employees strategically placed in key geographies spanning 11 countries including in the U.S., South Korea, Taiwan and others. We drive innovation with our customers through our customer-centric application centers to provide tailored cutting-edge solutions.

Deep Customer Intimacy with Industry Leaders. We work closely with our customers – directly engaging with semiconductor manufacturers, advanced device manufacturers and OEMs – to develop advanced technologies and address their most challenging needs. Our long-standing reputation of strong collaboration and deep customer knowledge enables us to work together on technology roadmaps and innovate solutions that enhance our customers’ competitive edge. For example, we received the “2024 Best Partner Award” from Samsung Electronics in the innovation category for the development of polishing pads. Similarly, our Displays business has been honored with Visionox Technology’s “Technology Innovation Award” for OLED materials for four consecutive years. These partnerships reflect our commitment to empowering industry leaders to deliver impactful solutions, ensuring mutual success and fostering long-term, recurring collaboration.

We have long-standing relationships with our customers – for instance, we have worked with our top 10 customers for an average of more than 30 years. These long partnerships, combined with our industry and innovation expertise, give us a deep understanding of our customers’ needs and challenges. As critical inputs to our customers’ manufacturing processes, our materials drive strong customer retention and renewals. Transitioning from our materials may involve significant costs, considerable time investment and potential risk to the manufacturing process. While our materials at times represent a small portion of our customers’ bill of materials, switching material solution providers is often considered a high risk. Additionally, our materials are often part of the specification or qualification requirements, enabling us to be well-positioned to provide ongoing solutions for our customers.

Well-Invested, Global Manufacturing Footprint with Customer-Centric Operations. Our global manufacturing footprint and efficient logistics ensure superior support, joint development and reliable supply for our customers. With approximately 60 manufacturing sites and application labs operating in 13 countries, we can provide localized services in every major country in the industry. This global and local presence enables us to meet the diverse and complex needs of our customers, ensuring seamless operations and strengthening our role as a trusted partner. As one of the largest players in the electronic materials industry, our global footprint provides meaningful scale, supply reliability and cost advantages. We have strategically located our major research facilities and manufacturing plants in close proximity to industry-leading customers across Taiwan, South Korea, China, Europe and the U.S. This enables ongoing strength in our continued development partnership and manufacturing coordination with our customers.

Operational Excellence with Long Standing Industry Experience. Our customers require effective and reliable products and processes. With over 50 years of operational experience and extensive in-house industry expertise, we deliver trusted solutions that meet those needs. We leverage the talents of our operations, application development and R&D teams, combined with our advanced manufacturing facilities and process engineering systems, to deliver solutions for our customers’ needs. We take pride in our reputation for safe and reliable operations, world-class engineering and consistent reliability. As of the end of 2024, all of our manufacturing sites were ISO 9001 certified, underscoring our dedication to quality and excellence.

Attractive Financial Profile. We maintain a strong financial position, outpacing the semiconductor market with historical net sales growth of 7% from 2023 to 2024. Additionally, the strength of our operational footprint has facilitated attractive cash generation, as we have efficiently managed our investments in facilities. We believe that our advanced portfolio is well positioned to drive above-market growth, through increased content per wafer, share gains, higher customer spend and expanded addressable markets.

Tenured and experienced team across operations and management. We have a proven leadership team with combined over 175 years of industry experience. In addition, our leadership team has held a variety of senior positions across the industry and within our company. Our team has for decades focused on driving innovations that have created advancements in the field of electronics and have significant experience navigating our commercial and operational efforts through various market cycles. With their diverse backgrounds in engineering, operations, technology, strategy and finance, among others, they bring a well-rounded multi-disciplinary approach towards decision making and management.

Excellence in Environmental, Health and Safety (“EH&S”) Performance. Our commitment to safety and operational excellence is a cornerstone of our ability to operate responsibly within communities worldwide.

Protecting human health and the environment is one of our top priorities, and we seek to achieve this through responsible and sustainable resource use. We seek to vet the companies we partner with to help to assure they align with our operating and social responsibility standards. By implementing proven processes, best practices and fostering a culture of safety, we seek to ensure a high standard of environmental, health and safety performance that supports our long-term success and community trust. Our EH&S Management System is ISO 14001 and Responsible Care Management System certified at the corporate level.

Our Strategy

Qnity aims to be the most innovative and customer-centric leader in the electronics industry, concentrating on the critical materials sectors essential for powering the technology of tomorrow. We believe our extensive portfolio positions us for success in this dynamic market, driving accelerated growth in attractive end markets. Our success is driven by leading technologies, world-class innovation, strong customer relationships and scaled global manufacturing capabilities. Our strategy centers on several key factors:

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Maintain and strengthen position in high growth, innovation-driven markets: We recognize that our products and solutions play a crucial role in the manufacturing of technologies related to artificial intelligence and data centers, high performance computing, 5G networks, IoT, ADAS and EVs. Our offerings are expertly designed to meet the challenges posed by future technologies, addressing critical factors such as processing speed and performance, signal integrity, thermal management and miniaturization.

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Further innovation in next-generation technologies: Developing tomorrow’s technologies demands a strong focus on innovation and performance. We collaborate closely with our customers and OEMs, leveraging our deep materials and application expertise to develop cutting-edge products. As a trusted partner with industry-leading clients, we have a deep understanding of their product needs and technology roadmaps. Our global footprint facilitates local collaboration and co-development, enabling us to effectively address their challenges related to performance, reliability and yield. Notably, our recent innovations, such as EUV patterning technology and the introduction of the Biased Pulse Groove Design Family in CMP pads, have resulted in efficiency gains of up to 25% as reported by our customers. Customers seek us out for our insights into technology solutions and value our ability to apply our extensive expertise across various application development domains.

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Leverage operational excellence expertise: Our scale enables us to maintain a competitive cost structure, supported by ongoing productivity and efficiency improvements across our global manufacturing network. We continue to invest in our supply chain and manufacturing capabilities to attain world-class process technologies that prioritize quality, automation, rapid design, prototyping and streamlined supply chain management. Our key investment priorities for operational excellence focus on further automating our manufacturing process, advancing control technologies and scaling our production capabilities to meet the demands of our customers.

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Build on commercial excellence strengths: As a customer-centric organization, we recognize that our success is dependent upon our customers’ success. As a trusted partner, we empower our customers to execute their strategic roadmaps. We bring extensive expertise from working with the world’s leading semiconductor and PCB manufacturers enabling us to identify and address our customer’s future needs. Our salesforce effectiveness, disciplined product management, optimized route to market and key account management capabilities are critical elements of our commercial platform that helps drive growth across both our existing customer base while continuing to scale into market adjacencies and new customer opportunities.

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Drive systematic capital management and resource allocation: Our focus is on driving profitable growth and enhancing return on capital. Leveraging our extensive global footprint, we can focus on targeted, modular, and agile investments in existing network rather than committing to new large-scale asset developments. This approach is increasingly vital considering growing localization trends. Low capital requirements lead to strong cash flow, along with strong returns on capital.

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Recruitment and talent development: We have a long-tenured talent base, which boasts extensive work experience, technical qualifications and industry expertise. Our commitment to recruiting, retaining and developing our global workforce is crucial to our success in a competitive environment. We have a robust talent review process that emphasizes succession planning and key talent development. Additionally, we offer competitive compensation and benefits to ensure we retain our top talent.

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Responding to customers’ demand for sustainable products: Our customers increasingly prioritize sustainable products, and we anticipate a growing demand for these eco-friendly solutions. We recognize the need to innovate and develop environmentally responsible offerings for our customers’ needs and strengthen our competitive position in the market.

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Opportunistic growth through acquisitions: We may also pursue bolt-on and strategic acquisitions that represent an attractive return profile, building on our track record of successfully acquiring and integrating acquisitions with solutions that enhance and expand our portfolio. Following the Spin-Off, we will have greater flexibility as a stand-alone entity to allocate capital effectively for these transactions while maintaining a disciplined approach to capital allocation.

Our Portfolio

We will be structured in two market-driven segments: Semiconductor Technologies and Interconnect Solutions, totaling $2.5 billion and $1.9 billion in net sales, respectively, in 2024. These segments play in different parts of the electronics ecosystem but share common characteristics. These segments share complementary technology roadmaps, business systems and processes, application centers and end-market opportunities. We believe this broad portfolio represents an advantageous position, in which we can create new, system-level solutions across the electronics value chain.

Semiconductor Technologies

Our Semiconductor Technologies segment provides a comprehensive portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are specified into customers’ roadmaps, designed to improve chip performance, enhance yield and enable leading-edge node technology. Semiconductor Technologies product offerings are as follows:

Product Lines	Applications
Advanced Cleans and CMP Slurries

We are a leading provider of CMP slurries and specialty cleaning chemistries for liquid and dry film photoresist removal, post-CMP cleaning, selective etching and post-etch residue cleaning. Our advanced formulations enable effective CMP polishing, wafer cleaning, surface preparation, cleaning and selective etching. Our specialized formulations help customers achieve higher productivity and improved yields on designs with finer line width and spacing. Key brands include PlasmaSolv®, CuSolve™, PCMPSolv™, EtchSolv™ Acuplane™, Optiplane™ and Novaplane™.

Product Lines	Applications

CMP Pads

CMP polishing pads are critical consumables used in the CMP process as part of semiconductor manufacturing. Product families are designed to address the most challenging planarization requirements across various applications and technology nodes. We have strong partnerships with major customers to accelerate product and process development, including CMP processes below 7 nm and planarization materials for 3D-IC technologies. CMP pads have served as the industry standard for many years, and we have a leading position in advanced technology nodes. We also offer advanced features which can be used across product families to further meet the individual needs of customers, including groove designs and windows. Key brands include IC1000™, Ikonic™, Visionpad™, Optivision™, Politex™ and Suba™.

Lithographic Materials

Lithographic materials, such as photoresists and anti-reflective coating materials, help create precise patterns for modern semiconductor devices. These materials provide high resolution and reliability, supporting innovations in computing, artificial intelligence and next-generation automotive technology. We offer materials for all lithography wavelengths, including ultraviolet, deep ultraviolet and EUV lithography. We have a long history in lithography technology with many industry-first innovations and a breadth of offerings. Key brands include EPIC™, EON™, AR™, MICROPOSIT™, MEGAPOSIT™, UVN™, CTO™ and SPR™.

Kalrez® Specialized Sealants

Kalrez® perfluoroelastomer parts are engineered for critical sealing applications in industries such as semiconductor manufacturing, aerospace, chemical processing and energy. These elastomers are designed to perform under the most demanding conditions, making them ideal for use in environments where high heat and chemical exposure are prevalent. One notable product, Kalrez® 9100, has been a top sealant for integrated circuit manufacturing processes for nearly 20 years, showcasing its reliability and effectiveness. Kalrez® offers custom perfluoroelastomer parts tailored to unique geometries, providing the superior sealing capabilities necessary for high-performance operations.

Advanced Display Materials

Qnity is a leading supplier of innovative materials and processes for OLED displays. For the last decade, we have pioneered advanced OLED materials, launching the first mass-produced red phosphorescent OLED host. Our OLED materials offer higher efficiency, reduced voltage requirements, enhanced refractive index and improved longevity for next-gen displays.

Interconnect Solutions

Our Interconnect Solutions segment offers what we believe to be a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal and power management and advanced packaging. These solutions are integral for advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging. Interconnect Solutions product offerings are as follows:

Product Lines	Applications
Advanced Circuit & Packaging (“ACP”)

ACP offers comprehensive solutions for advanced packaging, substrates, PCBs, components and displays. We specialize in metallization solutions that include electroless and electrolytic plating chemistries, and final finishing; semiconductor packaging that includes metallization, photoresist and dielectrics as well as circuit imaging and optical materials, including dry film photoresist, conductive adhesive, packaging polymer and silver nanowire technologies. These innovations address the challenges of miniaturization, signal integrity, thermal and power management for high-speed and high-frequency connectivity. They are specifically designed to meet the complex performance demands while keeping our commitment to quality and reliability. Key brands include Circuposit™, Ecoposit™, Microfab™, Microfill™, Nikal™, Riston®, Skyton™, Silveron™, Solderon™ and Intervia™.

Laird Performance Materials (Thermal, electromagnetic interference (“EMI”), Power Management)

Laird Performance Materials is a global leader in high-performance thermal and electromagnetic shielding solutions with a broad portfolio catering to diverse markets. Laird’s advanced components and materials deliver innovative solutions that manage heat and protect devices from EMI, addressing the demands of modern electronic applications such as high-performance computing, AI, 5G telecommunications, smart vehicles and IoT devices. Laird is a leader in attractive TIMs and EMI materials, particularly for gap pads, liquid gap fillers and phase change materials. Key brands include TputtyTM, TflexTM, CoolZorbTM.

Laminates

We have long been a market leader in laminates for flexible and rigid-flex PCBs serving leading OEM brands in consumer devices like smartphones, tablets and wearables and industrial sectors (e.g., telecom, aerospace and next-generation automotive). We have an extensive range of products that expand possibilities for flexible laminates, embedded passives and thermal performance in demanding applications such as 5G networks, EVs and consumer electronics. We also demonstrate strong market leadership in low-loss (“LL”) adhesives and coverlays, as well as modified-polyimide-based LL flexible copper clad laminates. Key brands include Pyralux®, Interra® and Temprion®.

Films

Polyimide films are engineered for exceptional thermal, mechanical and electrical performance, making them ideal for demanding applications such as flexible circuits, insulation and electronic components in extreme environments. We maintain broad market participation in consumer electronics and specialty industrials. We are a market leader for black polyimide films for flexible printed circuits used in consumer electronics. Also, we are a top player for wire and cable insulations, as well as for various other industrial film applications in aerospace, next-generation automotive and transportation. Key brands include Kapton® and Oasis®.

Our Customers

We are a trusted partner within the electronics manufacturing ecosystem, with collaborative relationships with OEMs and industry partners who specify our materials for their final product. We work as a design partner with OEMs, often working directly through their fabricator network. Our diverse customer base includes semiconductor device manufacturers and foundries, equipment providers, circuit board manufacturers and other intermediaries within the electronics value chain. Our global operations enable us to maintain local knowledge and a presence that is close to our customers.

Notably, the average length of our relationship with our top 10 customers exceeds 30 years, solidifying our position as a partner of choice throughout the electronics value chain. We are proud to count nearly all of the world’s top 20 largest semiconductor manufacturers among our customers. While we have contracts with certain top customers, these contracts do not contain long-term purchase commitments. Instead, we work closely with our customers to develop non-binding forecasts for the purchase and sale of our products over the short-term and pursuant to certain payment terms and conditions based on the type and location of the customer and the products or services purchased. Our customers may cancel their orders, change production quantities from forecasted volumes or delay production for reasons beyond our control. Our business is not substantially dependent on any contract. Below is a table showing the percentage of our net sales to our top 10 customers in 2024:

Customer	Percentage of Net Sales during 2024
Samsung Electronics Co., Ltd.	11.6%
Taiwan Semiconductor Manufacturing Company Limited	7.1%
Remaining top 10 customers	15.7%
Total top 10 customers	34.4%

Selling & Marketing

We prioritize a customer-focused and technically skilled sales and marketing organization, operating both directly and through a global network of distributors. Our commercial teams possess strong technical expertise, extensive local market insights and a proven track record of fostering lasting customer relationships. As of December 31, 2024, our sales and marketing force consisted of approximately 730 employees worldwide.

Our unique capabilities and long-standing industry relationships enable significant collaboration with our customers, which, in turn, enhances our ability to innovate and introduce new materials and solutions that address the evolving needs of the market. We are dedicated to identifying and resolving challenges faced by our customers that can be met with our solutions. Our sales representatives provide comprehensive technical support, accessible both locally and globally.

Manufacturing & Facilities

Our global operational footprint is strategically designed to promote optimal collaboration with our customers while leveraging the expertise of our global specialists. This approach enables us to create a reliable supply chain with lower costs and a faster pace of innovation. Following the Spin-Off, we will maintain a network of facilities worldwide, including plants, labs and offices situated across different continents. In addition to our own facilities, we utilize numerous manufacturing partnerships to further enhance and expand the capabilites and services we offer to our customers. This geographical coverage not only allows us to address the local and regional needs of our customers but also enhances our ability to deliver customized solutions quickly. Our extensive global footprint underscores our commitment to maintaining a global presence, connecting customers with global experts and fostering innovation through close-knit collaborative efforts.

Customers trust our products and materials to uphold the integrity of the critical materials used in their manufacturing processes. We achieve this by delivering products with highest purity, cleanliness, consistent performance, dimensional precision and stability. Our capability to meet customers’ expectations, coupled with substantial investments in global manufacturing capacity and comprehensive supply chain strategy, positions us to effectively respond to the growing demands for yield-enhancing materials and solutions.

To address customers’ needs worldwide, we have established a global manufacturing network with facilities in the strategic geographies, including U.S., Taiwan, China, Japan, Korea, Vietnam, Luxembourg, the Czech Republic and Mexico. We believe that global advanced manufacturing capabilities are important competitive advantages.

Qnity is headquartered in Wilmington, Delaware. Following the Spin-Off, we expect to have a global footprint with a total of approximately 90 manufacturing facilities, laboratory, service centers, warehouses and office facilities, many of which serve more than one purpose and both of our segments. Our facilities are in located in 19 different countries representing all four of our global regions; with just over half of the facilities located in the Asia Pacific region, about one-third located in the U.S. and Canada and the rest located in EMEA and Latin America. Approximately 20 of our facilities are dedicated to our Semiconductor Technologies segment and approximately 30 of our facilities are dedicated to our Interconnect Solutions segment, with the remainder being shared between the two segments. Among our approximately 40 manufacturing sites, five manufacturing sites are operated by our joint ventures. About 30% of our facilities, mostly offices, are currently leased from third parties or will be leased from DuPont after the Spin-Off.

Our global service centers, consisting of approximately 500 dedicated employees, are strategically utilized across the organization to address various internal needs. These centers will enhance support for essential functions such as IT, procurement, finance and human resources.

In the opinion of management, our properties include facilities which are expected to be suitable and adequate for their use and will have sufficient capacity for our current needs and expected near-term growth.

Research and Development

Innovation is at the heart of our culture and a key driver of our success. Our ongoing investment in research and development allows us to stay ahead of emerging trends and reinforces our leading positions across the markets in which we operate. We remain committed to dedicating significant resources to research and development activities that drive continued innovation.

Our research and development efforts are centered on advancing and enhancing our technology platforms for semiconductor and advanced processing applications, as well as identifying and developing products for new applications. We often collaborate closely with our customers to address their specific needs. Our research and development initiatives emphasize cutting-edge technology in advanced nodes and critical solutions within advanced electronics, including thermal management and signal integrity. Our research and development workforce comprises over 1,200 professionals distributed globally in strategically important regions.

We have research and development capabilities strategically located in key regions where our customers operate, including Taiwan, South Korea, China, Japan, Europe and North America. In 2024, our research and development expenses totaled $314 million. We accelerate the introduction of new products and enhance their relevance in local markets through strategic collaboration with academic institutions, commercial partners and OEMs. Our global technical service teams actively engage with customers to develop customized application solutions, and we are committed to sustaining significant investments across our diverse research and development initiatives.

Intellectual Property

We differentially manage the intellectual property estates to support our strategic priorities, which can include leveraging intellectual property within and across product lines. We protect our trade secrets and confidential know-how by actively enforcing our internal policies for data classification and protection, by requiring and enforcing specific innovation and proprietary information agreements and non-disclosure agreements with our employees and third parties and through a combination of patents, trademarks, confidentiality procedures and other legal and contractual rights. We also utilize contemporary cybersecurity tools and systems that safeguard our most valuable data from insider threats and third-party concentrated efforts to misappropriate our intellectual property. Our cybersecurity tools and systems protect our data by requiring enhanced access and use of multiple authentication methods, encrypting information and providing secure, monitored environments to reduce their vulnerability to cyber threats. While we believe that our intellectual property estate, taken as a whole, provides a competitive advantage in many of our businesses, no single patent, trademark, license or group of related patents, trademarks or licenses is in itself essential to us as a whole or to any of our businesses.

Trade Secrets: Trade secrets are an important part of our intellectual property. Many of the processes we use to make products are kept as trade secrets which, from time to time, may be licensed to third parties. We vigilantly protect all intellectual property including trade secrets. When we discover that trade secrets have been unlawfully taken, we report the matter to governmental authorities for investigation and potential criminal action, as appropriate. In addition, we take measures to mitigate any potential impact, which may include civil actions seeking redress, restitution and/or damages based on loss and/or unjust enrichment.

Patents: We apply for and obtain patents in many countries, including the U.S., and have access to a large patent portfolio, both owned and licensed. Our rights under these patents and licenses, as well as the products made and sold under them, are important to us. We consider various intellectual property protections and strategic business priorities when deciding whether to apply for or maintain a patent.

The protection afforded by patents varies based on country, scope of individual patent coverage, as well as the availability of legal remedies in each country and type of patent protection. The term of these patents is approximately 20 years from the filing date in general but varies depending on country and type of patent protection. Our significant patent estate may be leveraged to align with our strategic priorities within and across product lines. Based on our patent estate at December 31, 2024, after the Spin-Off we expect to hold about 6,900 patents and patent applications globally. At December 31, 2024, approximately 70% of our patent portfolio consisted of issued patents; the remainder consisted of pending patent applications. More than around 80% of our patent portfolio has a remaining term of more than five years as of December 31, 2024.

Trademarks: We own or license many tradenames, trademarks and trademark registrations in the U.S. and other countries that have significant recognition in the industry sectors we serve. Ownership rights in trademarks do not expire if the trademarks are continued in use and properly protected.

To facilitate the Spin-Off, and allow our, and DuPont’s operations to continue with minimal interruption, we and/or certain of our subsidiaries expect to enter into a series of intellectual property license agreements. For more information, see the section entitled “Our Relationship with DuPont Following the Distribution”.

Raw Materials

Qnity uses a wide variety of raw materials in the manufacturing of products, including intermediates, polymers, resins, metals and other specialty chemicals. The prices of raw materials are driven by global supply and demand. We strategically source most of these raw materials from local suppliers, with over 70% of our raw materials sourced from within the local country. We maintain close working relationships with them to ensure a steady flow of high-quality inputs that meet our stringent performance and reliability requirements. Our approach is aimed at achieving a balance of price, reliability and resilience in our supply chain. No single supplier accounts for more than 10% of our supplier spend.

Seasonality

Certain of our sales are seasonal as consumer electronics end-market demand generally increases in the second and third fiscal quarters resulting in sales increases primarily in Interconnect Solutions.

Employees

Foundational to the Company’s current and future success is our more than 10,000 employee-strong work force, driving the realization of our strategic vision. We focus significant attention on attracting, motivating and retaining talent at all levels and strive to create an environment that fully supports the needs of our employees while also providing opportunities for career growth and financial rewards. We also seek to provide an inclusive and collegial experience and to motivate our employees with work that is challenging, exciting and important.

We believe that the growth of our people is essential to the growth of our business. We offer a wide range of training, education and development opportunities, both formally and informally, throughout the year. All employees take part in a mix of on-the-job training and are given appropriate learning and training opportunities that focus on topics critical and relevant to each employee’s job function. We believe our employees have the freedom to create meaningful development plans, identify goals and take steps to achieve them.

Our success also depends on the well-being of our employees, which includes physical, mental and emotional health. We provide benefits and resources to support our employees’ well-being, including by embracing workplace flexibility wherever possible, recognizing that different people, jobs and teams have different needs.

Some of our employees are affiliated with labor unions or represented by works councils. We prioritize positive relationships with our employees and collective bargaining representatives.

As of December 31, 2024, of our more than 10,000 employees, approximately 60% are located in Asia Pacific; 32% are located in the U.S. and Canada; 5% are located in the EMEA and 3% are located in Latin America.

Competitive Landscape

The markets in which we participate compete primarily through a range of products and services, based upon performance, quality, reliability, brand, reputation, service and support. We provide extensive support, technical services and testing services for our customers, in addition to new product development. The electronics materials market is subject to rapid technological advancements and shifting customer demands. The constantly evolving landscape requires focused innovation to remain at the forefront of performance, product quality and supply reliability. The industry is increasingly driven by trends such as supply chain localization, cost optimization and sustainability, which present both challenges and opportunities. As one of the largest electronics material providers, we bring the ability to innovate, manufacture and co-develop solutions, which positions us to compete effectively across broad end markets.

Our competitors range from large multinational corporations to small regional players, specializing in niche markets. Our most notable competitors are Entegris, JSR, Merck KGA, Fujifilm, Resonac, Element Solutions, MKS Instruments and Henkel.

Regulatory Considerations

The regulatory environment in which we operate is robust and evolving in response to, among other actions, geopolitical forces, technological developments and societal concerns. Our businesses and operations are affected by global laws, regulations and standards. Our production cycle and products are subject to global regulations, such as permitting, quality controls, environmental, health and safety laws and regulations, export control laws, product specifications, market-related policies and distributions regulations. We believe that we maintain processes and procedures that comply with applicable global laws and regulations as they pertain to the various stages of our production life cycle, including the development of our products. However, new, modified or more stringent requirements or enforcement policies could be adopted, which could adversely affect us. Our ability to market, sell and distribute our products globally depends upon our compliance with law and regulations in each jurisdiction.

See the section entitled “Risk Factors” for a more detailed description of the regulatory risks we face.

Environmental and Other Legal Proceedings

Under the Separation Agreement, certain environmental and legal liabilities have been contractually allocated between DuPont and Qnity in accordance with the principles therein, including the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested). Such liabilities may be significant and require us to divert cash or retain liquidity to fund such obligations when due, which may adversely affect our business, financial position, results of operations and liquidity, including adversely affecting our ability to execute on our growth strategy, pursue or react to opportunities or otherwise take actions that we believe are in our best interest. Further, we will not control the timing of when such obligations are due or the amount of such obligations. For more information, see the section entitled “Our Relationship with DuPont Following the Distribution—Separation Agreement”.

MANAGEMENT

The following table presents the names, ages (as of the date of this information statement), and positions of our executive officers and directors following the distribution.

Name	Age	Position
Executive Officers
Jon Kemp	49	Chief Executive Officer and Director
Matthew Harbaugh	55	Chief Financial Officer
Peter W. Hennessey	48	General Counsel
Kathleen Fortebuono	54	Chief Human Resources Officer
Sang Ho Kang	54	President, Semiconductor Technologies
Chuck Xu	60	President, Interconnect Solutions
Non-Employee Directors
Shumeet Banerji	65	Director
Mark A. Blinn	63	Director
Terrence R. Curtin	56	Director
Karin De Bondt	55	Director
Byron Green	61	Director
Kristina M. Johnson	67	Director
Anne Noonan	61	Director
Steven M. Sterin	53	Director
Yi Hyon Paik	70	Director

Executive Officers Following the Spin-Off

The following are brief biographies describing the backgrounds of our executive officers following the distribution.

Jon Kemp, 49, has served as the president of the Electronics and Industrial segment within DuPont since August 2019 and will be appointed as our chief executive officer in connection with the Spin-Off. Previously, he served as head of strategy for the Specialty Products Division of DowDuPont from October 2017 to June 2019. Mr. Kemp served as the president of DuPont Electronics and Communications from 2015 through 2017. Prior to that, Mr. Kemp held various roles at E. I. du Pont de Nemours and Company. Prior to joining E. I. du Pont de Nemours and Company, he was an economist and business development manager for the Utah Department of Community and Economic Development. Mr. Kemp earned his B.A. in economics from the University of Utah and his M.B.A. from the Darden School of Business at the University of Virginia.

Matthew Harbaugh, 55, joined DuPont in May 2025 and will be appointed as our chief financial officer in connection with the Spin-Off. Previously, he served as chief financial officer of Vantive, the kidney care business of Baxter International, Inc. (“Baxter”) prior to the discontinuation of Vantive’s spin and its sale to Carlyle in October 2024. Prior to joining Baxter, Mr. Harbaugh served as executive vice president and chief financial officer of NuVasive, Inc. from January 2020 to October 2023. Prior to that, Mr. Harbaugh served in various executive roles at Mallinckrodt plc (“Mallinckrodt”), a global specialty pharmaceutical products company spun out from Covidien plc in July 2013, including as president of Mallinckrodt’s Specialty Generics business from May 2018 to September 2019, and executive vice president and chief financial officer of Mallinckrodt from July 2013 to December 2018. Mr. Harbaugh earned his B.S. in business administration from St. Louis University and his M.B.A. from the Kellogg School of Management at Northwestern University.

Peter W. Hennessey, 48, has served as vice president, associate general counsel and corporate secretary of DuPont since September 2019 and will be appointed as our general counsel in connection with the Spin-Off. Prior to joining DuPont in 2019, Mr. Hennessey was a partner at Ballard Spahr LLP. Earlier in his career, Mr. Hennessey was an associate attorney at Wilson Sonsini Goodrich & Rosati, P.C. and Skadden. Mr. Hennessey earned his B.A. from Amherst College and his J.D. from Brooklyn Law School.

Kathleen Fortebuono, 54, has served as vice president, Global Rewards, Talent and HR M&A at DuPont since July 2019 and will be appointed as our chief human resources officer in connection with the Spin-Off. Ms. Fortebuono served as vice president, Global Rewards and Talent Management at Chemours and has also held human resources leadership positions at a variety of companies including eBay Inc., GSI Commerce Solutions and IKON Office Solutions. Ms. Fortebuono earned her B.A. and M.B.A. from the Pennsylvania State University.

Sang Ho Kang, 54, has served as vice president and general manager of the Semiconductor Technologies business group within DuPont’s Electronics and Industrial segment since 2019 and will be appointed as president of our Semiconductor Technologies segment in connection with the Spin-Off. Mr. Kang has also been a member of the board of directors of NITTA DuPont Incorporated, a joint venture in Japan, since 2021. From 2016 through 2019, Mr. Kang was the global business director for Display Technologies in Dow Electronic Materials. Mr. Kang earned his B.S. in inorganic material engineering from Hanyang University and his M.B.A. from Korea Advanced Institute of Science and Technology.

Chuck Xu, 60, has served as vice president and general manager of the Interconnect Solutions business group within DuPont’s Electronics and Industrial segment since August 2023 and will be appointed as president of our Interconnect Solutions segment in connection with the Spin-Off. Mr. Xu has also served as vice president and general manager of Strategy and Mergers and Acquisitions in DuPont’s Electronics and Industrial segment since February 2021, prior to which he held various general management positions at DuPont, including vice president and general manager of the Non-Core segment and the Photovoltaics and Advanced Materials business. Prior to joining DuPont, Mr. Xu served as executive director of Telephotonics Inc., a telecom startup, which was acquired by DuPont in July 2002, and held various roles at Honeywell International Inc. Mr. Xu served as a director of Jinchen Holdings, Ltd. from 2017 to 2023 and has served on the board of Michelman Inc. since 2021. Mr. Xu earned his B.S. in chemistry from Peking University, M.B.A. from Columbia University, and Ph.D. in chemistry from the University of Southern California.

Board of Directors Following the Spin-Off

Prior to the distribution, we intend to appoint the following director nominees to our board.

Mr. Kemp’s biographical information is set forth above. As our chief executive officer and with many years of experience leading organizations, Mr. Kemp has extensive knowledge of the industry and is uniquely qualified to understand the opportunities and challenges facing our business.

Dr. Shumeet Banerji, 65, has served as founder and partner of Condorcet, LP, an advisory and investment firm focused on early and development stage technology companies, since 2013, and chief executive officer of Booz & Company from 2008 to 2012. Dr. Banerji will be appointed to our board in connection with the Spin-Off. Dr. Banerji currently serves as a director of several companies, including the British Broadcasting Corporation, Reliance Industries Limited and several of its major subsidiaries, including Jio Platforms Limited, Reliance Retail Ventures Limited, and Felix Pharmaceuticals Pvt Ltd. He previously served on the board of Hewlett Packard Company, and HP, Inc. from 2011 to 2024. Dr. Banerji earned his B.A. in economics from St. Stephen’s College, Delhi, his M.B.A. from Delhi University and his Ph.D. in business from the Kellogg School of Management, Northwestern University. We believe Dr. Banerji’s expertise in executive management and global business experience makes him well-qualified to serve as a director.

Mark A. Blinn, 63, served at Flowserve Corporation as chief executive officer and president, from 2009 to 2017 and as chief financial officer from 2004 to 2009. Prior to that, Mr. Blinn held senior finance positions at several companies, including FedEx Kinko’s Office and Print Services, Inc. and Centex Corporation. Mr. Blinn has served as a director at Texas Instruments Incorporated since 2021, Emerson Electric Co. since 2019 and Globe Life Inc. since 2021, and formerly served as a director at Leggett & Platt, Incorporated from 2019 to 2025, and Kraton Corporation from 2017 to 2021. Mr. Blinn earned a B.S., M.B.A. and J.D. from Southern Methodist University. We believe Mr. Blinn’s extensive leadership and executive management experience make him well-qualified to serve as a director.

Terrence Curtin, 56, has served as the chief executive officer at TE Connectivity plc (“TE”), a global technology leader in connectivity and sensor solutions, since March 2017. Prior to serving as chief executive officer, Mr. Curtin served as TE’s President, where he was responsible for all of TE’s businesses and mergers and acquisitions activities. Mr. Curtin also previously led TE’s Industrial Solutions business segment and also served as TE’s chief financial officer. Mr. Curtin will be appointed to our board in connection with the Spin-Off. Prior to his time with TE, Mr. Curtin occupied positions of increasing responsibility for eleven years at Arthur Andersen LLP. Mr. Curtin has served on the board of directors of TE since March 2016. He is also a member of the board of directors of the US-China Business Council. Mr. Curtin has served as a director of DuPont since June 2019. Mr. Curtin earned his B.A. in accounting and finance from Albright College. We believe Mr. Curtin’s extensive leadership experience and relevant industry expertise makes him well-qualified to serve as a director.

Karin De Bondt, 55, is senior vice president and chief strategy officer at Trane Technologies plc (“TT”), a global climate innovator. She will be appointed to our board in connection with the Spin-Off. Ms. De Bondt joined TT in 2013 and has held several general management and executive leadership roles, most recently as president of the Thermo King Americas transport refrigeration business. She also led the Heating, Ventilation, and Air Conditioning and transport businesses in Latin America and transport solutions for Europe, the Middle East and Africa. Prior to TT, Ms. De Bondt served as senior vice president of global business development at DHL. She holds a master’s degree in economics from Catholic University of Leuven, Belgium and Diplome d’administration des Entreprises from University de Louvain-la-Neuve, Belgium. We believe Ms. De Bondt’s experience in business and operational management, complex international markets, global strategy and corporate development will be an asset to our board.

Byron Green, 61, served as vice president of Global Operations for L3Harris Technologies, Inc., a global aerospace and defense technology company, from 2019 to February 2025. Mr. Green will be appointed to our board in connection with the Spin-Off. Previously, Mr. Green was the vice president of Manufacturing for North America at Whirlpool Corporation from 2017 to 2019. Prior to joining Whirlpool, Mr. Green held various roles at Fiat Chrysler Automobiles from 2009 to 2017, ultimately leading the North American vehicle assembly operations. Mr. Green earned his B.S. in electrical engineering from Kettering University and his M.S. in engineering management (controls systems) from University of Detroit Mercy. We believe Mr. Green’s executive experience in global operations and manufacturing makes him well-qualified to serve as a director.

Dr. Kristina M. Johnson, 67, served as the president of The Ohio State University from September 2020 to May 2023. Dr. Johnson will be appointed to our board in connection with the Spin-Off. Previously, Dr. Johnson served as the chancellor of the State University of New York from September 2017 to August 2020. From January 2014 to September 2017, Dr. Johnson served as the chief executive officer of Cube Hydro Partners, LLC, a clean energy company, and a joint venture between Enduring Hydro, a company she founded in January 2011 and I Squared Capital, a private equity firm. From May 2009 to October 2010, Dr. Johnson served as Under Secretary of Energy at the U.S. Department of Energy. Prior to this, Dr. Johnson was provost and senior vice president for academic affairs at The Johns Hopkins University from 2007 to 2009 and dean of the Pratt School of Engineering at Duke University from 1999 to 2007. Previously, she served as a professor in the Electrical and Computer Engineering Department, University of Colorado and as director of the National Science Foundation Engineering Research Center for Optoelectronics Computing Systems at the University of Colorado, Boulder. Dr. Johnson was inducted into the National Inventors Hall of Fame in 2015. She is also a member of the National

Academy of Engineering and the National Academy of Inventors. She is also a 2025 recipient of the National Medal of Technology and Innovation. Dr. Johnson has served as a director of Cisco Systems, Inc. since 2012 and Minerals Technologies Inc. since 2024. She previously served as a director of Boston Scientific Corporation from 2011 until 2017 and The AES Corporation from 2011 until 2019. Dr. Johnson joined the DuPont board of directors in May 2022. Dr. Johnson earned her B.S., M.S. and Ph.D. in electrical engineering from Stanford University. We believe Dr. Johnson’s expertise in business strategy as well as her extensive experience in the technology industry make her well-qualified to serve as a director.

Anne Noonan, 61, served as president and chief executive officer of Summit Materials, Inc. from 2020 to 2025. Ms. Noonan will be appointed to our board in connection with the Spin-Off. Previously, she served as president and chief executive officer of OMNOVA Solutions, Inc. (“OMN”) from 2016 to 2020, and as president of the Performance Chemicals business segment of OMN from 2014 to 2016. Prior to that, Ms. Noonan spent 27 years at Chemtura Corporation, a global manufacturer of specialty chemicals. Ms. Noonan serves on the board of CF Industries. She earned her B.S. Honors degree in chemistry and her M.S. in organometallic chemistry from University College Dublin, Ireland. We believe Ms. Noonan’s extensive leadership and executive management experience makes her well-qualified to serve as a director.

Steven M. Sterin, 53, served as a senior advisor to McKinsey & Company since April 2023 and previously served in this role from June 2019 to August 2021. Mr. Sterin will be appointed to our board in connection with the Spin-Off. Mr. Sterin was the co-founder and president of G&S Energy Holdings, LLC, a private company, from its inception in August 2021. Mr. Sterin served as executive vice president and chief financial officer of Andeavor from 2014 until the merger of Andeavor with Marathon Petroleum Company in October 2018. He also served as president, chief financial officer and board member for Andeavor Logistics GP, LLC from 2014 to 2018. From 2007 to 2014, Mr. Sterin was the senior vice president and chief financial officer of Celanese Corporation, a global technology and specialty material company. He previously served as corporate controller and principal accounting officer of Celanese. Mr. Sterin also spent six years with Reichhold, Inc., a global chemical company, in a variety of financial positions, including director of tax and treasury in the Netherlands, global treasurer and vice president of finance. Mr. Sterin’s career started with PricewaterhouseCoopers (f/k/a Price Waterhouse). Mr. Sterin has served on the board of directors of Kosmos Energy since July 2019. Mr. Sterin joined the DuPont board of directors in June 2019. Mr. Sterin earned his B.B.A. and M.P.A. in accounting from the University of Texas at Austin. We believe Mr. Sterin’s experience as chief financial officers at large public companies, as well as his vast industry experience and experience with information technology and cyber security services make him well-qualified to serve as a director.

Dr. Yi Hyon Paik, 70, served as president and chief strategy officer of Samsung SDI Company, a publicly listed South Korean producer of lithium-ion batteries and electric materials, from 2014 to 2016. Prior to that, he was the executive vice president and head of the Electronic Materials Business at Samsung Cheil Industries from 2010 to 2013. From 2009 to 2010, Dr. Paik worked at the Dow Chemical Company as its Business Group vice president and head of Electronic Materials Business. Before Dow Chemical Company, he served at Rohm and Haas as Business Group vice president and president of the Electronic Materials Business. Dr. Paik has served on the board of directors of Orion S.A. since 2020, on the advisory board of directors of RecycLiCo Battery Materials Inc. since 2023 and on the board of directors of Asia-IO Partners International Pte. Ltd. since 2023. Dr. Paik previously served on the board of directors for Versum Materials, Inc. from 2016 until its acquisition by Merck in 2019. Dr. Paik earned a B.A. and Master in Chemistry from Seoul National University, a Ph.D. in Chemistry at the University of Pittsburgh and a Postdoctoral Fellow at Columbia University. We believe Dr. Paik’s expertise in the electronics and materials industry and his global business experience makes him well-qualified to serve as a director.

Director Independence

We have reviewed the independence of the persons that will be serving as directors upon the consummation of this offering using the  independence standards. Based on this review, we have determined that    are independent within the meaning of the      listing standards.

Committees of the Board of Directors

Following the distribution, the Qnity board of directors will have the following standing committees:    . The Qnity board of directors will adopt a written charter for each of these committees, which will be posted on our website.

Stockholder Recommendations for Director Nominees

Our bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. We expect that the board of directors will adopt processes concerning the evaluation of stockholder recommendations of board candidates by the    .

Director Qualification Standards

The    will adopt guidelines to be used in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the committee will consider whether director candidates have relevant experience and will monitor the mix of skills and experience of directors in order to assure that our board of directors will have the necessary breadth and depth to perform its oversight function effectively. The committee may re-evaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. Our full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the    .

Corporate Governance Guidelines

Our board of directors will adopt governance guidelines designed to assist us and our board of directors in implementing effective corporate governance practices. The governance guidelines will be reviewed regularly in light of changing circumstances by the    , in order to continue serving the best interests of Qnity and its stockholders.

Communications with the Board of Directors and Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

Stockholders may communicate with Qnity’s board of directors by writing to us as follows: c/o    , 974 Centre Road, Building 735, Wilmington, Delaware 19805. Stockholders who would like their submission directed to a member of the board may so specify and the communication will be forwarded as appropriate.

Concerns relating to accounting, internal controls, auditing or ethics will be immediately reported to     for investigation and response, including review and handling by the internal audit function as appropriate with oversight by    . Concerns may be reported directly to the     via    .

Codes of Conduct and Financial Ethics

In connection with the Spin-Off, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our code of conduct will be posted on our website at    . Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this registration statement. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.

Director Compensation

Following the Spin-Off, director compensation will be determined by the Qnity board of directors with the assistance of    . It is anticipated that such compensation will consist of    .

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

For purposes of this information statement, our executive officers whose compensation is discussed in this Compensation Discussion and Analysis, or “CD&A,” and who we refer to as our named executive officers, or “Qnity NEOs,” (all titles reflected below are the titles we anticipate these persons will have as executive officers of Qnity upon the Spin-Off) are:

•	Jon Kemp, President and Chief Executive Officer

•	Matthew Harbaugh, Senior Vice President and Chief Financial Officer*

•	Kathleen Fortebuono, Senior Vice President and Chief Human Resources Officer

•	Sang Ho Kang, President, Semiconductor Technologies

•	Chuck Xu, President, Interconnect Solutions

*	Mr. Harbaugh does not have compensation reflected throughout the CD&A since he was not employed by DuPont in 2024. He joined DuPont on May 1, 2025.

Immediately prior to the distribution, we will be a wholly owned subsidiary of DuPont. All Qnity NEOs are currently employed by DuPont, but only Mr. Kemp is an executive officer of DuPont. Mr. Kemp is a named executive officer of DuPont and, as such, his annual compensation has been determined and approved by the People and Compensation Committee of the DuPont board of directors or, for purposes of this CD&A and the related tables and narratives, the “DuPont Committee”. The target compensation for each of the other Qnity NEOs is generally determined by each such officer’s manager with input from DuPont’s chief executive officer in certain cases, except that equity compensation awards are ultimately subject to approval by the DuPont Committee. References below to “NEO” may refer to DuPont NEOs or Qnity NEOs, depending on the context.

This CD&A discusses DuPont’s 2024 executive compensation programs, objectives and design framework, the process for determining 2024 compensation for DuPont’s NEOs (including Mr. Kemp) and how Qnity’s future compensation programs, objectives and design framework are expected to operate. In connection with the Spin-Off, the Qnity board of directors will form its own compensation committee (the “Qnity People & Compensation Committee”). Following the Spin-Off, the Qnity People & Compensation Committee may choose to change the programs, objectives and framework described below and will determine the executive compensation policies of Qnity.

Compensation Philosophy

DuPont Practice

DuPont’s executive compensation programs use a balanced portfolio of measures to drive short- and long-term objectives aligned with DuPont’s strategy and stockholder interests. The DuPont Committee annually reviews executive compensation programs and makes decisions or changes as appropriate. In making decisions, the DuPont Committee considers all relevant factors, including stockholder interests, financial goals, business performance, strategic priorities and market practices. The DuPont Committee’s decisions are also informed by input from stockholders, its independent compensation consultant and management.

DuPont’s executive compensation philosophy and practices reflect a commitment to paying for performance — both short-term and long-term. DuPont’s executive compensation programs are designed to attract, retain, motivate and reward talented and experienced executives to successfully manage the business, execute strategy and drive stockholder value.

Within this philosophy, the key objectives are to:

•	Establish a strong link between pay and performance.

•	Align the financial interest of executives with stockholders, particularly over the longer term.

•	Reinforce business strategies and drive sustained stockholder value.

Elements of Executive Compensation

Consistent with DuPont’s overall executive compensation philosophy, compensation programs are primarily performance-based. The following chart summarizes the principal components of the executive compensation program and the drivers of each element.

Base Salary	Short-Term Incentive	Long-Term Incentive	Benefits and Perquisites
Fixed cash compensation that provides a reliable source of income.	Cash incentive compensation that ties to annual achievement of financial and operational goals as well as individual performance.	A combination of equity vehicles delivering long-term equity-based compensation that enhances retention, increases stock ownership, and aligns interests of executives and stockholders.	Minimal perquisites are provided where reasonable to attract key executive talent.

Determined based on competitive positioning against benchmark data for similar roles, individual performance, experience, and potential.			Competitive benefit programs offered to support the health and well-being of employees and their families. Executives are offered the same programs as other salaried employees.

Going Forward

The primary elements of Qnity’s executive compensation program, and mix thereof, is expected to be similar to DuPont’s. Following the Spin-Off, the Qnity People & Compensation Committee will review the primary elements of our executive compensation program, and mix thereof, to ensure they meet our business needs and strategic objectives. This will include a review of base salary as well as short-term and long-term incentive programs and other compensation.

2024 NEO Target Total Direct Compensation Summary

DuPont Practice

At the beginning of 2024, the DuPont Committee and DuPont senior management evaluated target total direct compensation, consisting of base salary, target short-term incentive opportunity and target long-term incentive award value for each NEO. As part of this annual evaluation, the DuPont Committee (and DuPont senior management) considered each executive’s scope of responsibility, experience, performance, results and potential. The DuPont Committee and DuPont senior management also considered the need to retain talent, business conditions, and the competitive compensation levels for comparable positions benchmarked against DuPont’s peer group and general industry information.

The table below reflects the targeted annual direct compensation as of December 31, 2024 of each Qnity NEO employed by DuPont in 2024.

Name	2024 Base Salary ($)	2024 Target Short-Term Incentive ($)	2024 Target Long-Term Incentive ($)	Target Total Direct Compensation ($)
Jon Kemp	650,000	650,000	1,750,000	3,050,000
Kathleen Fortebuono	400,000	220,000	275,000	895,000
Sang Ho Kang(a)	364,347	218,608	280,000	862,955
Chuck Xu	400,000	240,000	350,000	990,000

(a)

Mr. Kang is a South Korean employee on assignment in Singapore and his salary and bonus are paid in South Korean Won. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

In February of 2025, Messer’s. Kemp, Kang, Xu and Ms. Fortebuono’s targeted annual direct compensation was adjusted in recognition of increased responsibilities during the transition period until completion of the Spin-Off. For 2025, Mr. Harbaugh’s compensation is aligned with DuPont’s executive compensation programs with his target total direct compensation determined by taking into consideration market competitive levels for the role of chief financial officer of Qnity.

Name	March 1, 2025 Base Salary ($)	2025 Target Short-Term Incentive ($)	2025 Target Long-Term Incentive ($)	Target Total Direct Compensation ($)
Jon Kemp	800,000	800,000	5,000,000	6,600,000
Matthew Harbaugh(a)	700,000	630,000	2,400,000	3,730,000
Kathleen Fortebuono	415,000	228,250	450,000	1,093,250
Sang Ho Kang(b)	480,463	288,278	500,000	1,268,740
Chuck Xu	475,000	285,000	500,000	1,260,000

(a)	Mr. Harbaugh commenced employment with DuPont on May 1, 2025. Accordingly, Mr. Harbaugh’s compensation is as of such date.
(b)

Mr. Kang is a South Korean employee on assignment in Singapore and his salary and bonus are paid in South Korean Won. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

2024 Executive Compensation Decisions

DuPont Practice

The DuPont Committee annually reviews the base salaries for executive officers to determine if any adjustment is warranted. Salaries are adjusted if the DuPont Committee believes there is a need after review of benchmarking data for similar roles, individual performance, and competitive positioning.

In February 2024, the DuPont Committee reviewed the 2024 base salary for Mr. Kemp. Also in February 2024, the respective DuPont managers for Ms. Fortebuono and Messrs. Xu and Kang reviewed their 2024 base salary. No Qnity NEO received base salary adjustments in 2024.

2024 base salary for our NEOs as of December 31, 2024 are shown in the table below:

Name	2024 Base Salary ($)
Jon Kemp	650,000
Kathleen Fortebuono	400,000
Sang Ho Kang(a)	364,347
Chuck Xu	400,000

(a)

Mr. Kang is a South Korean employee on assignment in Singapore and his salary and bonus are paid in South Korean Won. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

Going Forward

Following the Spin-Off, we anticipate that the Qnity People & Compensation Committee will establish base salary levels for our executive officers, taking into account a review of benchmarking data for similar roles, individual performance, and competitive positioning.

Short-Term Incentive Compensation

DuPont Practice

DuPont’s Short Term Incentive Plan (“STIP”) is designed to reward executives for the achievement of annual financial and operational performance goals and is a key component of the overall compensation program. Each year, the DuPont Committee reviews the target short-term incentive award opportunities (which are expressed as a percentage of annual base salary) for Qnity NEOs as part of its annual executive compensation review.

Short-term incentive opportunities for the Qnity NEOs as of December 31, 2024 are shown in the table below.

Name	2024 Target STIP (%)	2024 Target STIP ($)
Jon Kemp	100%	650,000
Kathleen Fortebuono	55%	220,000
Sang Ho Kang(a)	60%	218,608
Chuck Xu	60%	240,000

(a)

Mr. Kang is a South Korean employee on assignment in Singapore and his salary and bonus are paid in South Korean Won. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

DuPont’s 2024 STIP design was approved by the DuPont Committee in January 2024. The design balances rewarding between DuPont Corporate and DuPont Business Segment priorities with equal weighting for DuPont Corporate and total DuPont Business Segment metrics as described below.

	Metric	Weighting
DuPont Corporate	DuPont Corporate Adjusted EPS	50%
DuPont Business Segment	Segment Organic Revenue	20%
	Segment Operating EBITDA	15%
	Segment Adjusted Free Cash Flow	15%

The DuPont Business Segment performance for Messrs. Kemp, Kang, and Xu was based on the performance of DuPont’s former Electronics & Industrial Business Segment for 2024. Ms. Fortebuono was a DuPont corporate aligned employee in 2024. DuPont Business Segment performance for DuPont corporate aligned employees was calculated based on the weighted average of the total DuPont Business Segment metric results for DuPont’s former Electronics & Industrial and Water & Protection Business Segments.

Taking into consideration that business conditions were expected to remain volatile and uncertain through 2024, the DuPont Committee decided to use quarterly measurement periods, each with equal weight, to set targets and measure results for DuPont Corporate and DuPont Business Segment metrics. The DuPont Committee believed this would be the most appropriate approach to respond to changing market conditions throughout 2024, while maintaining a formulaic approach to determining performance results. After approval of the 2024 STIP design and first quarter 2024 targets in January 2024, the DuPont Committee followed a rigorous process to establish remaining quarterly targets before the start of each quarter, maintaining alignment to external commitments and expectations. The DuPont Committee also reviewed the alignment of payout opportunities and strong financial results at threshold, target, and maximum performance goal levels for each measure.

Based on performance, quarterly payout percentages can be 0% for below threshold performance or can range from 50% for performance at threshold to 200% for maximum performance. Threshold was considered the level of performance that warranted the minimum payout, and the maximum defined the level of performance considered exceptional. Payout of awards remained annual based on the aggregate quarterly performance results together with the DuPont Sustainability Modifier as described below. The maximum payout was capped at 200%.

Sustainability

A sustainability modifier was part of the 2024 STIP design to ensure continued focus on progress toward DuPont’s 2030 Sustainability Goals (the “Sustainability Modifier”). The Sustainability Modifier maintained alignment to annual progress expectations and achievement as described in further detail under “—Sustainability Modifier”.

Reallocation

The DuPont Committee maintained the ability to reduce payout factors in order to provide funding for increased awards to top performers throughout DuPont through a reallocation feature. The application of the reallocation feature is noted under the section entitled “—Final Payout Factors”.

Key Metrics

The following key metrics (“Key Metrics”) were used to determine the 2024 STIP targets and results:

•

DuPont Corporate Adjusted EPS*: Earnings per common share from continuing operations—diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles and the after-tax impact of non-operating pension / other post-employment benefits (“OPEB”) credits / costs and the after-tax impact of Future Reimbursable Indirect Costs (as defined herein).

•	Segment Organic Revenue*: Net sales excluding DuPont Corporate, adjusted for the change in currency from 2024 budget forecast and the change in portfolio from 2024 budget forecast.

•

Segment Operating EBITDA*: Earnings (“Income (loss) from continuing operations before income taxes”) before interest, depreciation, amortization, non-operating pension/OPEB credits/costs and foreign exchange gains/losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items.

•

Segment Adjusted Free Cash Flow*: Cash provided by (used for) operating activities from continuing operations less capital expenditures, excluding the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of our business nor reflect our underlying business liquidity and adjusted to exclude the results of DuPont Corporate & Other.

* See Appendix A for further information, including a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP financial measures. Effective in the first quarter of 2025, in light of the intended separation of the Electronics business, DuPont realigned its management and reporting structure. This realignment resulted in a change in reportable segments in the first quarter of 2025 which changed the manner in which DuPont reports financial results by segment (the “2025 Segment Realignment”). DuPont’s Consolidated Financial Statements for the year ended December 31, 2024, have been recast to reflect the 2025 Segment Realignment. However, the DuPont Committee considered Key Metrics based on DuPont’s management and segment reporting structure during 2024 and as such, the reconciliation provided does not reflect the recast.

Final Payout Factors

The DuPont Committee approved annual payout factors after year end based on the aggregate quarterly DuPont Corporate and DuPont Business Segment performance results, and review of annual progress against DuPont’s sustainability goals. The DuPont Committee reduced payout factors by 4% under the reallocation feature.

The table below reflects the final payout factors approved by the DuPont Committee:

Final Payout Factors
Electronics & Industrial	112.8%
DuPont Corporate Aligned	111.9%

Performance Results

	Metric / Weighting		Q1		Q2		Q3		Q4
			Target	Actual	Target	Actual	Target	Actual	Target	Actual
DuPont Corporate	DuPont Corporate Adjusted EPS(a)	50%	0.91	0.80	0.88	1.01	1.08	1.11	1.19	1.08

(a)	Threshold and max are set at 85% and 115% respectively. Values expressed in millions of U.S. Dollars.

	Metric / Weighting		Q1		Q2		Q3		Q4
			Target	Actual	Target	Actual	Target	Actual	Target	Actual
Electronics & Industrial	Segment Organic Revenue(b)	20%	1,454	1,374	1,403	1,517	1,541	1,536	1,526	1,514
	Segment Operating EBITDA(c)	15%	410	365	383	441	460	473	455	453
	Segment Adjusted Free Cash Flow(d)	15%	249	211	249	281	338	350	320	300
Water & Protection	Segment Organic Revenue(b)	20%	1,425	1,297	1,408	1,398	1,442	1,379	1,410	1,370
	Segment Operating EBITDA(c)	15%	312	286	320	359	358	369	353	355
	Segment Adjusted Free Cash Flow(d)	15%	193	139	159	296	230	306	223	250

(b)	Threshold and max are set at 90% and 110% respectively. Values expressed in millions of U.S. Dollars.
(c)	Threshold and max are set at 80% and 115% respectively. Values expressed in millions of U.S. Dollars.
(d)	Threshold and max are set at 80% and 120% respectively. Values expressed in millions of U.S. Dollars.

The	table below reflects the quarterly payout percentages based on the results above.

	Metric / Weighting	Q1	Q2	Q3	Q4	Total Payout
Electronics & Industrial	DuPont Corporate Adjusted EPS – 50%	30.3%	100.0%	59.3%	34.2%
	Segment Organic Revenue – 20%	14.5%	36.2%	19.7%	19.2%
	Segment Operating EBITDA – 15%	10.9%	30.0%	17.9%	14.8%
	Segment Adjusted Free Cash Flow – 15%	9.4%	24.8%	17.7%	12.6%
	Quarterly Result	65.1%	191.0%	114.5%	80.8%
	25% Weighted Result	16.3%	47.7%	28.6%	20.2%	112.8%
Water & Protection	Corporate Adjusted EPS – 50%	30.3%	100.0%	59.3%	34.2%
	Segment Organic Revenue – 20%	11.0%	19.3%	15.6%	17.1%
	Segment Operating EBITDA – 15%	11.9%	27.3%	18.0%	15.5%
	Segment Adjusted Free Cash Flow – 15%	0.0%	30.0%	30.0%	24.0%
	Quarterly Result	53.2%	176.5%	122.9%	90.8%
	25% Weighted Result	13.3%	44.1%	30.7%	22.7%	110.8%
DuPont Corporate Aligned	DuPont Corporate Adjusted EPS – 50%	30.3%	100.0%	59.3%	34.2%
	Segment Weighted Average – 50%	28.8%	83.8%	59.5%	51.6%
	Quarterly Result	59.1%	183.8%	118.7%	85.8%
	25% Weighted Result	14.8%	45.9%	29.7%	21.5%	111.9%

(a)

DuPont Business Segment results for DuPont Corporate Aligned calculated as the weighted average of the total DuPont Business Segment metric results for each quarter. Weighted average determined using 2023 year-end revenue (50% Electronics & Industrials and 50% Water & Protection).

Sustainability Modifier

The DuPont Committee believes that linking incentive compensation to DuPont’s sustainability journey demonstrates DuPont’s strong commitment toward advancing DuPont’s goals. Extraordinary progress, which must be at minimum beyond what DuPont expected in a given period, in a target focus area could result in up to a 10% increase to incentive payouts while limited progress in these areas could result in up to a 10% decrease in incentive payouts.

For 2024, DuPont established enterprise-wide goals aligned to three sustainability pillars. While DuPont is committed to progress against all goals in the sustainability pillars, the 2024 DuPont Sustainability Modifier focused on delivering against specific goals within each pillar.

The chart below provides a summary of 2024 objectives and progress:

Pillar	2024 Objective	2024 Progress
Innovate Now Create sustainable innovations to help society thrive and address its most pressing challenges.	• Advance key sustainable innovation programs. • Advance sustainable innovation growth strategies.

•  Advanced 31 innovation programs with each line of business now having sustainable innovation growth strategies in place. (Significant progress achieved).

•  Advanced sustainable innovation growth strategies in each line of business around sustainability dimensions specifically relevant to each business.

Protect Now Operate sustainably by delivering world-class, end-to-end performance in safety, resource efficiency and environmental protection.	• Advance net zero roadmap with each business providing a view on emissions reductions aligned with customer expectations. • Define climate strategy for 2025-2030.

•  Each line of business developed defined climate strategies and options, which enabled us to announce our 2050 net zero commitment. (Significant progress achieved.)

•  Continued reduction in greenhouse gas emissions across our operations.

Empower Now Enable the health and well-being of people and communities and advance inclusion.	• Maintain or improve leadership representation. • Advance culture of inclusion across DuPont.	• Maintained or improved leadership presentation compared to statistics and benchmarks for our industries. • Maintained inclusion dimension score on 2024 employee engagement survey.

Before approving the annual STIP payouts, the DuPont Committee reviewed scorecards detailing qualitative and quantitative actions showing progress for each of the identified focus areas. Based on this holistic review, the DuPont Committee determined that extraordinary progress was made in both the Innovate Now and Protect Now pillars such that a 4% increase should be applied to the payout factor.

Reallocation

The 2024 STIP design included a reallocation feature to allow for increased rewards for top performers. At the request of DuPont senior management, the DuPont Committee reallocated 4% of the overall funded results under this provision. After applying both the sustainability modifier and the reallocation, the DuPont Committee approved the following final payout factors:

Adjusted Payout Factor
Electronics & Industrial	112.8%
DuPont Corporate Aligned	111.9%

Individual Performance Factor

As in prior years, an individual performance factor ranging from 0% to 150% was maintained in the 2024 STIP design to allow the DuPont Committee, or DuPont’s senior management for Ms. Fortebuono and Messrs. Kang and Xu, to modify an executive’s award to reflect personal performance and contributions to DuPont’s success. All awards are capped at a maximum payout of 200% of target.

For 2024, after consultation with DuPont senior management, the DuPont Committee determined a 100% individual performance factor for Mr. Kemp was appropriate. DuPont senior management determined a 115% individual performance factor for Ms. Fortebuono and Messers. Kang and Xu, taking into consideration the outsized contributions each of them made to DuPont throughout 2024 in connection with the intended Spin-Off.

The final payout factors were applied to 2024 awards as reflected below.

Name	Year End Base Salary ($)	STIP Target (%)	STIP Target Amount ($)	Payout Factor	Individual Performance Factor	Total STIP Payout Amount ($)
Jon Kemp	650,000	100%	650,000	112.8%	100%	733,200
Matthew Harbaugh(a)	—	—	—	—	—	—
Kathleen Fortebuono	400,000	55%	220,000	111.9%	115%	283,107
Sang Ho Kang(b)	364,347	60%	218,608	112.8%	115%	283,578
Chuck Xu	400,000	60%	240,000	112.8%	115%	311,328

(a)	Mr. Harbaugh was not a DuPont employee in 2024.
(b)

Mr. Kang is a South Korean employee on assignment in Singapore and his salary and bonus are paid in South Korean Won. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

Going Forward

Following the Spin-Off, we anticipate the Qnity People & Compensation Committee will develop a short-term incentive plan focused on near-term operational and financial goals that support Qnity’s business objectives, while also allowing for meaningful pay differentiation tied to performance of individuals and groups. We have not yet identified the specific performance measures that will apply under the Qnity plan following the Spin-Off.

Long-Term Incentive Compensation

DuPont Practice

The DuPont Committee views long-term incentive compensation as a critical executive compensation program element that emphasizes long-term performance, enhances retention and aligns executives’ interests with those of stockholders. Long-term incentives represent a sizable portion of an executives’ overall compensation package. In determining the annual long-term incentive (“LTI”) award opportunities for executive officers, the DuPont Committee reviews each executive officer’s scope of responsibility, market competitiveness, performance, impact on results and expected future contributions to the business.

The DuPont Committee determined performance-based awards formed a majority of the 2024 LTI award for each NEO with 60% of the grant value awarded as performance share units (“PSUs”), and 40% as RSUs.

The table below details the 2024 LTI awards to Qnity NEOs employed by DuPont in 2024.

Name	RSU Grant Value ($)(a)	PSU Grant Value ($)(a)(b)	Total Grant Value ($)(b)
Jon Kemp	700,000	1,050,000	1,750,000
Kathleen Fortebuono	110,000	165,000	275,000
Sang Ho Kang	112,000	168,000	280,000
Chuck Xu	140,000	210,000	350,000

(a)	Actual values shown in the Grants of Plan Based Awards table will vary slightly from the amount shown above as we issue awards only in whole shares.
(b)	Actual values shown in the Grants of Plan Based Awards table will vary due to the fair market value being calculated using a Monte Carlo simulation.

Key Metrics

The following definitions apply to both the 2022 and 2024 PSU awards. For an explanation of adjustments, see “Significant Items Impacting Results” below:

•

Adjusted DuPont Corporate Net Income*: Net (loss) income from continuing operations available for DuPont common stockholders excluding after-tax significant items, after-tax amortization expense of intangibles and the after-tax impact of non-operating pension/OPEB/charges and for the 2024 PSU award the after-tax impact of Future Reimbursable Indirect Costs.

•

Adjusted ROIC**: Adjusted Net Operating Profit After Tax (defined as (x) income from continuing operations after taxes, excluding after-tax significant items, after-tax amortization expense, after-tax interest expense and for the 2024 PSU award after-tax amortization of debt discount and after-tax Future Reimbursable Indirect Costs, divided by (y) total debt plus total equity, less goodwill, other intangible assets and restricted cash).

•

Total Shareholder Return (“TSR”): Total return on a company’s common stock to an investor defined as the adjusted close price at the end of the performance period divided by the adjusted close price at the beginning of the performance period. Adjusted close price incorporates re-invested dividends, stock splits and new offerings. Beginning close price is based on average closing price over 20 trading days immediately prior to the first day of the performance period. Ending close price is based on average closing price over the last 20 trading days of the performance period.

* See Appendix A for further information, including a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP financial measures. Effective in the first quarter of 2025, in light of the intended separation of the electronics business, DuPont realigned its management and reporting structure. This realignment resulted in the 2025 Segment Realignment. DuPont’s Consolidated Financial Statements for the year ended December 31, 2024, have been recast to reflect the 2025 Segment Realignment. However, the DuPont Committee considered Key Metrics based on DuPont’s management and segment reporting structure during 2024 and as such, the reconciliation provided does not reflect the recast.

**Return on Invested Capital (“ROIC”) is not a defined U.S. GAAP measure, therefore, Adjusted ROIC is excluded from Appendix A. ROIC and Adjusted ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

2024 PSU Awards

PSU awards were designed to align executive compensation and decision making with DuPont performance over the long term. The 2024 PSU metrics remain the same as in the three prior years. The 2024 PSUs are earned and vest based on the achievement of Adjusted ROIC and Adjusted DuPont Corporate Net Income goals, weighted equally at 50%. Relative TSR is used as a modifier to increase or reduce the award by up to 25% and promote alignment with stockholder interests. Relative TSR is measured at the end of the three-year period against the S&P 500.

Performance Metrics	Weighting	Measurement	Period
Adjusted ROIC	50%	• Average over period	January 1, 2024 – December 31, 2026
Adjusted DuPont Corporate Net Income	50%

•  Performance is measured in three discrete periods.

•  A target growth rate for each year is established at the start of the three-year performance period. Targets for the second and third periods are determined using the prior period actual performance and the established growth rate.

			January 1, 2024 – December 31, 2024 January 1, 2025 – December 31, 2025 January 1, 2026 – December 31, 2026
Relative TSR	Modifier	• Point-to-point against S&P 500	January 1, 2024 – December 31, 2026

Relative TSR Ranking	Applied Modifier
<25 percentile against S&P 500	0.75
25-75 percentiles against S&P 500	1.00
>75 percentile against S&P 500	1.25

The initial payout range of the PSUs is 0% to 200% depending on achievement versus Adjusted ROIC and Adjusted DuPont Corporate Net Income. The payout is then subject to a modification based on Relative TSR. The maximum payout is capped at 200%.

DuPont believes that disclosing specific targets while the applicable performance period is ongoing could cause competitive harm. Performance targets will be disclosed once the applicable performance periods have ended as part of our discussion and analysis on awards earned by the Qnity NEOs.

2022 PSU Award Performance Results

In February 2022, DuPont issued its 2022 PSU awards. The 2022 DuPont PSU award included performance goals based on Adjusted ROIC and Adjusted DuPont Corporate Net Income, each weighted at 50%, as well as a Relative TSR modifier based on DuPont TSR performance relative to the S&P 500. Performance under the 2022 DuPont PSU award was assessed over a three-year period which ended on December 31, 2024. Targets for the 2022 DuPont PSU were originally approved in February 2022, subject to potential adjustment for events, such as M&A activity, which may impact performance in a manner inconsistent with the intended application of the performance metrics.

After a review of the results and adjustments detailed below, the DuPont Committee approved the following payout factor for the 2022 PSU award:

Adjusted ROIC 41.17%	Adjusted DuPont Corporate Net Income 43.50%	TSR 1	Payout Factor 84.67%

As part of DuPont’s ongoing strategy to optimize its portfolio of businesses, DuPont completed several significant acquisitions and divestitures since the performance targets for the 2022 DuPont PSU award were originally approved, including its divestiture of substantially all of its Mobility and Materials segment in 2022 (the “M&M Divestiture”) and the Delrin® business in 2023 (the “Delrin® Divestiture” and, together with the M&M Divestiture, the “M&M Divestitures”) and its acquisition of Spectrum Plastics Group (“Spectrum”) in 2024. In addition, following the announcement of the M&M Divestitures, the financial results of the related businesses were reclassified as discontinued operations for all periods presented in our financial statements. These portfolio actions and the related impact on DuPont’s financial results from continuing operations have had a material impact on DuPont’s ability to fairly assess performance relative to the original performance goals for the 2022 DuPont PSU award.

The DuPont Committee reviewed the impact of events at the end of the performance period to determine if adjustments were needed to appropriately align results to performance. The DuPont Committee practices a disciplined approach to adjustments including removal of both positive and negative impacts of events aimed at neutralizing the effect on performance results. After careful consideration, the DuPont Committee approved the adjustments described below over the course of the performance period.

The approved Adjusted ROIC target was to be measured as the average ROIC over the three-year performance period. Adjustments to the target and results are described below:

–	Target was adjusted using restated end of 2021 Adjusted ROIC which excluded the M&M Divestitures.

–	The performance result excluded the impact of excess cash associated with the M&M Divestiture and DuPont’s 19.9% non-controlling equity interest and note receivable related to the Delrin® Divestiture.

The approved Adjusted DuPont Corporate Net Income targets were to be measured in three discrete periods with the final payout percentage calculated as the average of the annual payout percentages. The approved target performance for year 1 was based on projected performance with targets for years 2 and 3 to be determined by applying a pre-established growth rate of 7% to prior year actual performance. There was no change to the approved discrete periods or pre-established growth rate of 7%. Adjustments to the target basis and results for each period are described below.

–

2022: The target was established using restated 2021 actual Adjusted DuPont Corporate Net Income that excluded the M&M Divestitures. The performance result excluded the benefit of the proceeds from the M&M Divestiture.

–	2023: The performance result excluded the performance of Spectrum (which was acquired on August 1, 2023) and DuPont’s historic Non-Core segment.

Relative TSR was approved as a point-to-point measurement based on the percentile ranking against the S&P 500. There were no adjustments to the measurement of Relative TSR in determination of the modifier results.

The tables below detail the targets and results against each metric used to determine the payout factor inclusive of adjustments described above:

Adjusted ROIC

Period	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Result	Payout %	Weighting	Weighted Payout
2022-2024	22.70%	24.20%	27.20%	23.67%	82.33%	50.0%	41.17%

Adjusted DuPont Corporate Net Income(a) – Final payout average of annual payout percentages.

Period	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Result	Payout %		Average Annual Payout	Weighted Payout
2022	1,489	1,861	2,233	1,661	73.1	%	87.0%	43.5%
2023	1,422	1,777	2,133	1,537	66.2	%
2024	1,316	1,645	1,974	1,716	121.7	%

(a)	Threshold, target, maximum, and actual values expressed in millions of U.S. Dollars.

Relative TSR Modifier – Percentile ranking against S&P 500 over the performance period.

Percentile Ranking	Applied Modifier
43.3	1

The table below shows the target number of units granted in 2022 and the actual number of units earned, excluding dividend equivalent units.

Name	Target PSUS Granted (#)	Payout %	PSUS Earned (#)
Jon Kemp	13,991	84.67%	11,846
Kathleen Fortebuono	2,199	84.67%	1,861
Sang Ho Kang	2,463	84.67%	2,085
Chuck Xu	2,519	84.67%	2,132

Going Forward

Following the Spin-Off, we anticipate that our long-term incentive award program will initially be similar to DuPont’s program. The Qnity People & Compensation Committee will review our program with the goal of ensuring it is effective in attracting, retaining and motivating skilled executives and aligning the interests of management and stockholders.

Benefits and Perquisites

DuPont Practice

Benefits

DuPont provides benefits (including retirement benefits) to eligible employees, including the eligible NEOs, through a combination of qualified and non-qualified plans. We expect to adopt substantially similar non-qualified programs for eligible employees following the Spin-Off.

Perquisites

DuPont offers perquisites to executive officers that the DuPont Committee believes are reasonable, yet competitive, in attracting and retaining the executive team. Perquisites are regularly reviewed by the DuPont Committee as part of its overall review of executive compensation. More information on perquisites can be found in footnote (e) to the All Other Compensation column of the Summary Compensation Table in this Information Statement. The following outlines the limited perquisites provided to Qnity NEOs employed by DuPont in 2024:

•	Financial planning support

•	Expatriate and tax equalization payments for Mr. Kang

Going Forward

Following the Spin-Off, we anticipate that our benefits and perquisites upon the Spin-Off will generally include the same benefits and perquisites as provided by DuPont. Following the Spin-Off, the Qnity People & Compensation Committee will review the benefits and perquisites provided by the Company to ensure they support the Company’s efforts to attract and retain talented executives.

The Compensation Process

The DuPont Committee, with the support of an independent compensation consultant and DuPont senior management, develops and implements the DuPont executive compensation program. The DuPont Committee is responsible for recommending for approval by the independent directors the compensation of the DuPont CEO, and for approving the compensation of all other DuPont NEOs and executive officers. The DuPont Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with DuPont’s compensation philosophy and appropriately rewards performance.

The DuPont Committee reviews the following factors to determine executive compensation:

•	Competitive analysis: Median levels of compensation for similar jobs and job levels in the market, considering revenue relative to the peer group.

•	DuPont performance: Measured against financial metrics and operational targets approved by the DuPont Committee.

•	Market landscape: Business climate, economic conditions and other factors.

•	Individual roles: Each executive’s experience, knowledge, skills and personal contributions.

Role of DuPont Senior Management

In 2024, the Executive Chairman and CEO of DuPont made recommendations to the DuPont Committee regarding compensation for senior executives (other than himself) after reviewing our overall performance, each executive’s personal contributions and relevant compensation market data from the peer group for similar jobs and job levels. Compensation decisions for executives who did not report to the CEO of DuPont were made by their respective DuPont managers.

Role of the DuPont Committee

The DuPont Committee is responsible for establishing DuPont’s executive compensation philosophy and for approving DuPont’s NEO compensation, other than for the Executive Chairman and the CEO of DuPont, and has broad discretion when setting compensation types and amounts for such NEOs. As part of the process, DuPont senior management and the DuPont Committee also review total compensation scenarios for such NEOs. Additionally, the DuPont Committee annually reviews the corporate goals and objectives relevant to the compensation of the Executive Chairman and the CEO of DuPont. The DuPont Committee evaluates the Executive Chairman’s and the CEO’s performance against their objectives and makes recommendations to the independent directors regarding the individual compensation levels based on that evaluation.

Role of the Independent Board Members

The independent members of the DuPont board of directors are responsible for assessing the performance of the Executive Chairman and the CEO of DuPont based on the recommendation of the DuPont Committee. They are also responsible for approving the compensation types and amounts for the Executive Chairman and the CEO of DuPont.

Role of the Independent Compensation Consultant

The DuPont Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as the independent compensation consultant on executive and director compensation matters. FW Cook reported directly to the DuPont Committee and did not provide services to us other than those provided to the DuPont Committee.

FW Cook’s responsibilities included:

•	Advising the DuPont Committee on trends and issues in executive compensation.

•	Reviewing and advising on the constituents of the peer group.

•	Consulting on the competitiveness of the compensation structure and levels of DuPont’s executive officers and non-employee directors.

•	Reviewing and advising on materials provided to the DuPont Committee for discussion and approval.

•

Participating in DuPont Committee meetings as requested, including executive sessions of the DuPont Committee when DuPont senior management is not present, and communicating with the chairperson of the DuPont Committee between meetings.

FW Cook has multiple safeguards and procedures in place to maintain the independence of the consultants in their executive compensation consulting practice, and the DuPont Committee has determined that the compensation consultant’s work has not raised any conflicts of interest. The DuPont Committee has considered factors relevant to FW Cook’s independence from management under SEC rules and has determined that FW Cook is independent from management.

Going Forward

The Qnity People & Compensation Committee will determine its appropriate role and the appropriate role of Qnity management, and independent members of the Qnity board of directors in designing and approving Executive Officer compensation. Initially, the roles of each party is expected to be similar to DuPont’s process.

After the Spin-Off, the Qnity People & Compensation Committee will retain an independent compensation consultant to provide advice on executive and director compensation matters.

Peer Group and Benchmarking

In June 2023, taking into consideration the impact of recent divestitures and DuPont’s multi-industrial business strategy, the DuPont Committee, with the support of the DuPont senior management team and FW Cook, determined adjustments were needed to the DuPont peer group. This revised peer group was used throughout 2024, including when making 2024 compensation decisions. The criteria utilized when revising the peer group were as follows:

•	Revenues (1/3 to 3 times DuPont’s revenues)

•	Industry (Electronics, Water, Protection, Industrial Technologies, and Next-Gen Automotive)

•	Valuation Multiple

•	Profit Margin

•	R&D % of Revenue

The table below reflects the companies that comprise the DuPont peer group that was used for market comparisons, benchmarking and setting executive compensation for 2024.

3M Company	Ecolab Inc.	Medtronic plc
AMETEK, Inc.	Emerson Electric Co.	Parker-Hannafin Corporation
Corning Incorporated	Fortive Corporation	Rockwell Automation, Inc.
Danaher Corporation	Honeywell International Inc.	RPM International Inc.
Dover Corporation	Illinois Tool Works Inc.	TE Connectivity Ltd.
Eaton Corporation plc	Johnson Controls International plc	Xylem Inc.

The DuPont Committee, with recommendations from FW Cook, adopted a Qnity peer group to help inform its decision-making with respect to Qnity’s future intended executive compensation program and to ensure that such program supports Qnity’s recruitment and retention needs and is fair and efficient. The DuPont Committee selected companies for inclusion in this peer group based on (1) comparability of revenues, market capitalization (as anticipated for Qnity), net income, total assets and number of employees and (2) the extent to which they compete with the Company for executive talent and/or in one or more lines of business. This compensation peer group is comprised of the following companies:

Agilent Technologies Inc.	Coherent Corp.	Qorvo, Inc	Teledyne Technologies Incorporated
AMETEK, Inc.	Element Solutions Inc.	ON Semiconductor	Trimble Inc.
Amphenol Corporation	Keysight Technologies, Inc.	MKS Instruments, Inc.	Zebra Technologies Corporation
Avantor, Inc.	Entegris, Inc	Skyworks Solutions, Inc.

Going Forward

Following the Spin-Off, the Qnity People & Compensation Committee will review the peer group on a periodic basis and determine whether any changes are appropriate based on its view of the competitive environment in which we operate.

Other Considerations

DuPont Practice

Stock Ownership Guidelines

DuPont requires its executive officers to accumulate and hold shares of DuPont common stock with a value equal to a specified multiple of base pay. For purposes of meeting the stock ownership guidelines, direct ownership of shares, unvested RSUs, and stock units owned via qualified and non-qualified employee plans are included in actual ownership totals. Stock options and PSUs are not included in determining whether an executive has achieved the ownership levels.

DuPont’s stock ownership guidelines include a retention ratio requirement. Under the policy, until the required ownership is reached, executives are required to retain 75% of net shares acquired upon any future vesting of stock units or exercise of stock options, after deducting shares used to pay applicable taxes and/or exercise price. DuPont requires its Chief Executive Officer to hold shares with a value of six times base salary and other named executive officers to hold shares with a value of three times their respective base salaries.

Anti-Hedging and Anti-Pledging Policies

DuPont directors and officers are prohibited from engaging in hedging transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to DuPont securities. They also are prohibited from holding DuPont securities in a margin account or otherwise pledging our securities as collateral for a loan. Employees, other than officers, are generally permitted to, but discouraged from, engaging in transactions designed to hedge or offset market risk.

Clawback Policy

DuPont long maintained a compensation clawback policy that permits recoupment of certain incentive compensation in the case of employee “Misconduct”, including termination for “cause” and break of confidentiality or noncompete obligations. In June 2023, DuPont revised its policy to incorporate new requirements under the NYSE listing standards imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules. Accordingly, DuPont’s clawback policy as currently in effect implements the new requirements but also preserves the additional ability of DuPont to recoup the compensation in the case of Misconduct. The DuPont Committee believes that going beyond the minimum requirements ensures that DuPont has in place a robust clawback policy that will enable it to recoup compensation, including cash and equity incentives (including time and performance based), as appropriate in all applicable circumstances.

Going Forward

The Qnity People & Compensation Committee expects to adopt stock ownership guidelines for our executive officers in connection with the Spin-Off, together with governance principles relating to hedging and pledging restrictions for Qnity executive officers and directors substantially similar to DuPont’s. We also expect to adopt a substantially similar clawback policy in connection with the Spin-Off.

DuPont Practice

Insider Trading Practices

DuPont has adopted an insider trading policy governing the purchase, sale, and other disposition of our securities by our directors, officers, and employees. Any violations may result in disciplinary action by DuPont, including dismissal for cause. This policy is designed to promote compliance with insider trading laws, rules and regulations, and exchange listing standards. A copy of the Insider Trading Policy is filed as an Exhibit to DuPont’s Annual Report on Form 10-K.

Compensation and Risk Management

The DuPont Committee periodically reviews compensation policies and practices and has determined that the incentive compensation programs do not create risks that are reasonably likely to have a material adverse effect on DuPont. In conducting the review in 2024, the DuPont Committee reviewed an inventory of incentive compensation plans and policies. The evaluation covered a wide range of practices, including: the balanced mix between pay elements, the balanced mix between short-term and long-term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, provisions in severance/change in control policies, use of a clawback policy, and DuPont Committee oversight of compensation programs.

Tax and Accounting Considerations

In designing and evaluating compensation programs, the DuPont Committee considers the tax and accounting implications of its decisions among other factors. For instance, Section 162(m) of the Code generally limits to $1 million the annual federal income tax deduction that DuPont may claim in respect to certain current and former employees. While the DuPont Committee considers the extent to which compensation is deductible, the DuPont Committee focuses primarily on factors that provide incentives for the achievement of business objectives. Accordingly, the DuPont Committee retains the flexibility and discretion to structure compensation as appropriate, whether or not deductible. Likewise, the DuPont Committee may consider the impact of accounting rules, including the way in which compensation is expensed, but the DuPont Committee retains the flexibility and discretion to structure compensation appropriately without regard to its accounting treatment.

Going Forward

We expect that our compensation programs and overall design, and therefore the risk and risk mitigation profile of our compensation programs, will initially be similar to those of DuPont. Following the Spin-Off, the Qnity People & Compensation Committee will review the compensation programs and design and may make certain changes to align them with our compensation philosophy and view of our business needs and strategic priorities, taking into account risk and risk mitigation considerations.

We expect that, similar to the approach followed by the DuPont Committee, following the Spin-Off the Qnity People & Compensation Committee will review the tax impact of executive compensation on the Company as well as on our executive officers in addition to taking into account other considerations such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation provided to the Company’s executive officers may not be deductible under Section 162(m).

APPENDIX A

The non-GAAP measures presented in this section entitled “Compensation Discussion and Analysis” are the non-GAAP measures presented in DuPont’s 2025 Annual Proxy Statement and are not necessarily indicative of the future possible key performance indicators or non-GAAP measures of Qnity. The following reconciliation of non-GAAP measures relates to the comparable U.S. GAAP financial measures.

Effective in the first quarter of 2025, in light of the Spin-Off, DuPont realigned its management and reporting structure. This realignment resulted in a change in reportable segments in the first quarter of 2025 which changed the manner in which DuPont reports financial results by segment (the “2025 Segment Realignment”). DuPont’s consolidated financial statements for the year ended December 31, 2024, have been recast to reflect the 2025 Segment Realignment. However, the DuPont Committee considered Key Metrics based on DuPont’s management and segment reporting structure during 2024 and, as such, the reconciliation provided does not reflect the 2025 Segment Recast.

Non-GAAP Reconciliation

Non-GAAP Financial Measures

The tables below include information that does not conform to U.S. GAAP and are considered non-GAAP measures. DuPont management uses the Financial Performance Measures defined below internally for planning, forecasting and evaluating the performance of DuPont, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information relating to the ongoing performance of DuPont and offer a more meaningful comparison relating to future results of operations. These non-GAAP financial measures supplement disclosures have been prepared in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. These Non-GAAP measures have been reconciled to U.S. GAAP based on the definitions provided and, if applicable, for the purposes of compensation, further adjusted for exclusions and discretionary items approved by the DuPont Committee. As indicated below, in connection with 2023 STIP awards, at the request of DuPont management, the DuPont Committee reduced payout factors by 1.8% under the reallocation feature.

DuPont’s historic mobility & material segment costs that are classified as discontinued operations include only direct operating expenses incurred prior to the divestiture of the mobility & material business on November 1, 2022 (“M&M Divestiture”) and prior to the divestiture of Delrin® on November 1, 2023 (the “Delrin® Divestiture”). Indirect costs, such as those related to corporate and shared service functions previously allocated to the mobility & material business, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities DuPont is performing post-closing of the M&M Divestiture and the Delrin® Divestiture and for which DuPont is reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from Operating EBITDA. The remaining portion of these indirect costs is not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in DuPont’s corporate & other segment and are included within Operating EBITDA.

The Compensation Performance Measures defined below are non-GAAP financial measures. Generally, financial measures other than the Compensation Performance Measures are presented on the same basis as in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2024 or DuPont’s 2024 year-end earnings release included as Exhibit 99.1 to DuPont’s Current Report on Form 8-K filed on February 11, 2025.

Financial Performance Measures

Adjusted Earnings is defined as income from continuing operations excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / OPEB credits / costs and Future Reimbursable Indirect Costs.

Adjusted earnings per common share from continuing operations – diluted (“Adjusted EPS”) is defined as Adjusted Earnings per common share—diluted.

Operating EBITDA is defined as earnings (i.e., “Income from continuing operations before income taxes”) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Significant items are items that arise outside the ordinary course of DuPont’s business that DuPont management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. DuPont management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Compensation Performance Measures

Corporate adjusted earnings per common share – diluted (“Corporate Adjusted EPS”) is defined as earnings per common share from continuing operations – diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / OPEB credits / costs and Future Reimbursable Indirect Costs and reduced for any exclusions and adjustments approved by the DuPont Committee as further discussed above.

Segment Organic Revenue is defined as net sales excluding corporate & other, adjusted for the change in currency from DuPont’s 2024 budget forecast and the change in portfolio from DuPont’s 2024 budget forecast.

Segment Operating EBITDA is defined as earnings (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB credits / costs, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, adjusted for significant items and to exclude the results of corporate & other, along with any adjustments approved by the DuPont Committee as further discussed above. Significant items are items that arise outside the ordinary course of DuPont’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Segment Adjusted Free Cash Flow is defined as cash provided by / (used for) operating activities from continuing operations less capital expenditures and excluding the impact of cash inflows / outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of DuPont’s business nor reflect DuPont’s underlying business liquidity adjusted to exclude the results of corporate & other. As a result, Segment Adjusted Free Cash Flow represents cash generated by DuPont’s electronics & industrial and water & protection businesses, excluding the impact of corporate & other that is available, after investing in DuPont’s asset base, to fund obligations.

Significant Items Impacting Results(1)

Adjusted Earnings (Non-GAAP)

In Millions, Except per Share Amounts	Net Income(2)
(Unaudited)	Year ended	Three months ended				Year ended	Year ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Dec. 31, 2022
Reported Earnings (GAAP):	$743	(73)	472	169	175	$494	$1,008
- Significant Items:
Acquisition, integration and separation costs	(144)	(100)	(38)	(4)	(2)	(18)	(150)
Restructuring and asset-related charges – net	(65)	(15)	(16)	(5)	(29)	(111)	(47)
Inventory write-offs	(19)	1	(1)	—	(19)	—	—
Inventory step-up amortization	(1)	—	(1)	—	—	—	—
Goodwill impairment charges	—	—	—	—	—	(804)	—
Asset impairment charges	—	—	—	—	—	—	(65)
Gain on divestiture	—	—	—	—	—	7	61
Terminated Intended Rogers Acquisition financing fees	—	—	—	—	—	—	(5)
Loss on debt extinguishment	(57)	—	—	(57)	—	—	—
Interest rate swap mark-to-market (loss) gain	(106)	(224)	148	(30)	—	—	—
Interest rate swap amortization	(1)	—	(1)	—	—	—	—
Income tax related items	(131)	(102)	—	(29)	—	329	(52)
Employee Retention Credit	—	—	—	—	—	—	40
Total significant items	$(524)	(440)	91	(125)	(50)	$(597)	$(218)
- Amortization of intangibles	(460)	(113)	(116)	(116)	(115)	(468)	(459)
- Non-op pension / OPEB benefit credits (costs)	15	4	3	2	6	(7)	23
- Adjusted earnings exclusions(4)	—	—	—	—	—	33	—
- Future reimbursable indirect costs	—	—	—	—	—	(4)	(40)
Adjusted earnings after additional exclusions & adjustments (Non-GAAP)	$1,712	476	494	408	334	$1,537	$1,702

In Millions, Except per Share Amounts	EPS-Diluted(3)
(Unaudited)	Year ended	Three months ended				Year ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Reported Earnings (GAAP):	$1.77	(0.17)	1.13	0.40	0.41	$1.09
- Significant Items:
Acquisition, integration and separation costs	(0.34)	(0.24)	(0.09)	(0.01)	—	(0.04)
Restructuring and asset-related charges – net	(0.15)	(0.03)	(0.04)	(0.01)	(0.07)	(0.25)
Inventory write-offs	(0.05)	—	—	—	(0.05)	—
Goodwill impairment charges	—	—	—	—	—	(1.78)
Gain on divestiture	—	—	—	—	—	0.02
Loss on debt extinguishment	(0.14)	—	—	(0.14)	—	—
Interest rate swap mark-to-market (loss) gain	(0.26)	(0.53)	0.35	(0.07)	—	—
Income tax related items	(0.31)	(0.24)	—	(0.07)	—	0.73
Total significant items	$(1.25)	(1.04)	0.22	(0.30)	(0.12)	$(1.32)
- Amortization of intangibles	(1.09)	(0.27)	(0.28)	(0.28)	(0.27)	(1.04)
- Non-op pension / OPEB benefit credits (costs)	0.04	0.01	0.01	0.01	0.01	(0.02)
- Future reimbursable indirect costs	—	—	—	—	—	(0.01)
Adjusted Earnings per share from continuing operations—diluted (Non-GAAP)	$4.07	1.13	1.18	0.97	0.79	$3.48

(1)

See Note 23 to the Consolidated Financial Statements contained in DuPont’s 2024 Annual Report on Form 10-K and the schedules to DuPont’s Current Report on Form 8-K filed on February 11, 2025 for additional information related to significant items impacting results.

(2)

“Net income from continuing operations available for DuPont common stockholders”. The income tax effect on significant items is calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(3)	“Earnings per common share from continuing operations – diluted”.
(4)	The 2023 adjusted earnings exclusions reflect the divested non-core businesses and Spectrum acquisition.

Adjusted earnings after additional exclusions & adjustments (Non-GAAP)

In Millions, Except per Share Amounts	Net Income(2)
(Unaudited)	Year ended	Three months ended				Year ended	Year ended
Dec. 31, 2024	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Dec. 31, 2022
Reported Earnings (GAAP):	$743	(73)	472	169	175	$494	$1,008
- Significant Items:
Acquisition, integration and separation costs	(144)	(100)	(38)	(4)	(2)	(18)	(150)
Restructuring and asset-related charges – net	(65)	(15)	(16)	(5)	(29)	(111)	(47)
Inventory write-offs	(19)	1	(1)	—	(19)	—	—
Inventory step-up amortization	(1)	—	(1)	—	—	—	—
Goodwill impairment charges	—	—	—	—	—	(804)	—
Asset impairment charges	—	—	—	—	—	—	(65)
Gain on divestiture	—	—	—	—	—	7	61
Terminated Intended Rogers Acquisition financing fees	—	—	—	—	—	—	(5)
Loss on debt extinguishment	(57)	—	—	(57)	—	—	—
Interest rate swap mark-to-market (loss) gain	(106)	(224)	148	(30)	—	—	—
Interest rate swap amortization	(1)	—	(1)	—	—	—	—
Income tax related items	(131)	(102)	—	(29)	—	329	(52)
Employee Retention Credit	—	—	—	—	—	—	40
Total significant items	$(524)	(440)	91	(125)	(50)	$(597)	$(218)
- Amortization of intangibles	(460)	(113)	(116)	(116)	(115)	(468)	(459)
- Non-op pension / OPEB benefit credits (costs)	15	4	3	2	6	(7)	23
- Future reimbursable indirect costs	—	—	—	—	—	(4)	(40)
- Adjusted earnings exclusions(4)	—	—	—	—	—	33	—
- Additional exclusions & adjustments approved by P&CC	27	21	28	(17)	(5)	—	51
Adjusted earnings after additional exclusions & adjustments (Non-GAAP)	$1,685	455	466	425	339	$1,537	$1,651

In Millions, Except per Share Amounts	EPS-Diluted(3)
(Unaudited)	Year ended	Three months ended				Year ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Reported Earnings (GAAP):	$1.77	(0.17)	1.13	0.40	0.41	$1.09
- Significant Items(1):
Acquisition, integration and separation costs	(0.34)	(0.24)	(0.09)	(0.01)	—	(0.04)
Restructuring and asset-related charges – net	(0.15)	(0.03)	(0.04)	(0.01)	(0.07)	(0.25)
Inventory write-offs	(0.05)	—	—	—	(0.05)	—
Goodwill impairment charges	—	—	—	—	—	(1.78)
Gain on divestiture	—	—	—	—	—	0.02
Loss on debt extinguishment	(0.14)	—	—	(0.14)	—	—
Interest rate swap mark-to-market (loss) gain	(0.26)	(0.53)	0.35	(0.07)	—	—
Income tax related items	(0.31)	(0.24)	—	(0.07)	—	0.73
Total significant items	$(1.25)	(1.04)	0.22	(0.30)	(0.12)	$(1.32)
- Amortization of intangibles	(1.09)	(0.27)	(0.28)	(0.28)	(0.27)	(1.04)
- Non-op pension / OPEB benefit credits (costs)	0.04	0.01	0.01	0.01	0.01	(0.02)
- Future reimbursable indirect costs	—	—	—	—	—	(0.01)
- Additional exclusions & adjustments approved by P&CC	0.06	0.05	0.07	(0.04)	(0.01)	—
Adjusted Earnings per share from continuing operations—diluted (Non-GAAP)	$4.01	1.08	1.11	1.01	0.80	$3.48

(1)

See Note 23 to the Consolidated Financial Statements contained in DuPont’s 2024 Annual Report on Form 10-K and the schedules to DuPont’s Current Report on Form 8-K filed on February 11, 2025 for additional information related to significant items impacting results.

(2)

“Net income from continuing operations available for DuPont common stockholders”. The income tax effect on significant items is calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.

(3)	“Earnings per common share from continuing operations – diluted”.
(4)	The 2023 adjusted earnings exclusions reflect the divested non-core businesses and Spectrum acquisition.

Reconciliation of “Income (loss) from continuing operations, net of tax” to “Operating EBITDA”

In Millions	Year ended	Three months ended				Year ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Income (loss) from continuing operations, net of tax (GAAP)	$778	(61)	480	176	183	$533
+ Provision for (benefit from) income taxes on continuing operations	414	104	106	120	84	(29)
Income from continuing operations before income taxes	$1,192	43	586	296	267	$504
+ Depreciation and amortization	1,194	299	306	298	291	1,147
- Interest income	73	18	14	21	20	155
+ Interest expense	364	83	86	99	96	396
- Non-operating pension / OPEB benefit credits (costs)	18	4	4	3	7	(9)
- Foreign exchange gains (losses), net	3	22	(19)	(4)	4	(73)
+ Future reimbursable indirect costs	—	—	—	—	—	7
- Significant items (charges) benefits	(488)	(426)	122	(125)	(59)	(961)
Operating EBITDA (Non-GAAP)	$3,144	807	857	798	682	$2,942

Reconciliation of “Income (loss) from continuing operations, net of tax” to “Segment Operating EBITDA”

In Millions	Year ended	Three months ended				Year ended
	Dec. 31,	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Income (loss) from continuing operations, net of tax (GAAP)	$778	(61)	480	176	183	$533
+ Provision for (benefit from) income taxes on continuing operations	414	104	106	120	84	(29)
Income from continuing operations before income taxes	$1,192	43	586	296	267	$504
+ Depreciation and amortization	1,194	299	306	298	291	1,147
- Interest income	73	18	14	21	20	155
+ Interest expense	364	83	86	99	96	396
- Non-operating pension / OPEB benefit credits (costs)	18	4	4	3	7	(9)
- Foreign exchange gains (losses), net	3	22	(19)	(4)	4	(73)
+ Future reimbursable indirect costs	—	—	—	—	—	7
- Significant items (charges) benefits	(488)	(426)	122	(125)	(59)	(961)
- Corporate & Other Operating EBITDA	67	(7)	26	35	13	82
- Additional exclusions & adjustments approved by the P&CC	(24)	6	(11)	(37)	19	105
Segment Operating EBITDA (Non-GAAP)	$3,101	808	842	800	651	$2,755

Segment Operating EBITDA by Segment

In Millions (Unaudited)	Year ended	Three months ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Electronics & Industrial	$1,732	453	473	441	365
Water & Protection	1,369	355	369	359	286
Segment Operating EBITDA (Non-GAAP)	$3,101	808	842	800	651
Common Shares – Diluted
U.S. GAAP Share Count

Common Shares – Diluted

U.S. GAAP Share Count

In Millions (Unaudited)	Year ended	Three months ended				Year ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023
Weighted average common shares – basic	419.2	418.3	417.9	417.8	422.8	449.9
+ Dilutive effect of equity compensation plans	1.4	—	1.6	1.5	1.5	1.3
Weighted average common shares – diluted	420.6	418.3	419.5	419.3	424.3	451.2

Reconciliation of “Net Sales” to “Segment Organic Revenue”

In Millions (Unaudited)	Year ended	Three months ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Net sales (GAAP):	$12,386	3,092	3,192	3,171	2,931
- Corporate & Other Net Sales	1,033	227	259	272	275
- Currency	(43)	(19)	5	(16)	(15)
- Portfolio(1)	13	—	13	—	—
Segment Organic Revenue (Non-GAAP):	$11,383	2,884	2,915	2,915	2,671

(1)	The 2024 portfolio adjustments reflect the impact of the Donatelle Plastics acquisition.

Segment Organic Revenue by Segment

In Millions (Unaudited)	Year ended	Three months ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Electronics & Industrial	$5,940	1,514	1,536	1,517	1,374
Water & Protection	5,443	1,370	1,379	1,398	1,297
Segment Organic Revenue (Non-GAAP)	$11,383	2,884	2,915	2,915	2,671

Reconciliation of “Cash provided by operating activities – continuing operations” to “Segment Adjusted Free Cash Flow”

In Millions (Unaudited)	Year ended	Three months ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Cash provided by operating activities from continuing operations (GAAP)(1)	$2,321	564	737	527	493
Capital expenditures	(579)	(161)	(109)	(102)	(207)
Other adjustments for Corporate & Other(2)	391	147	28	152	64
Segment Adjusted Free Cash Flow (Non-GAAP)	$2,133	550	656	577	350

(1)

For company adjusted free cash flow from continuing operations, refer to the Consolidated Statement of Cash Flows included in DuPont’s 2024 Annual Report on Form 10-K for major GAAP cash flow categories as well as further detail relating to the changes in “Cash provided by operating activities – continuing operations”.

(2)

Adjustments to cash provided by operating activities from continuing operations excludes Corporate & Other activity primarily related to $344 million of interest paid, $95 million of separation-related transaction costs net of payments, $67 million of earnings, $67 million of other asset and liability cash adjustments, $51 million of net pension benefit costs partially offset by $105 million of taxes paid, $88 million of restructuring costs, and $65 million of stock compensation costs.

Segment Adjusted Free Cash Flow by Segment

In Millions (Unaudited)	Year ended	Three months ended
	Dec. 31, 2024	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024	Mar. 31, 2024
Electronics & Industrial	$1,142	300	350	281	211
Water & Protection	991	250	306	296	139
Segment Adjusted Free Cash Flow (Non-GAAP)	$2,133	550	656	577	350

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for the fiscal year ended December 31, 2024 for Mr. Kemp, whom we expect to be our Chief Executive Officer, and the other Qnity NEOs employed by DuPont in 2024 based on compensation received from DuPont.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Jon Kemp Chief Executive Officer	2024	650,000	—	1,775,219	—	733,200	3,364	89,177	3,250,960
Matthew Harbaugh SVP, Chief Financial Officer(f)	2024	—	—	—	—	—	—	—	—
Kathleen Fortebuono SVP, Chief Human Resources Officer	2024	400,000	—	279,055	—	283,107	—	46,247	1,008,409
Sang Ho Kang President, Semiconductor Technologies(g)	2024	364,347	23,100	284,124	—	283,578	—	637,782	1,592,931
Chuck Xu President, Interconnect Solutions	2024	400,000	—	355,085	—	311,328	—	43,712	1,110,125

Totals in the above table might not equal the summation of the columns due to rounding amounts to the nearest dollar.

(a)	The amount represents a one-time recognition award for Mr. Kang.
(b)

Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes, FASB ASC Topic 718. Value of the Performance Share program, shown at Target, if valued assuming a maximum payout, the value of the awards would be: Mr. Kemp, $2,850,399; Ms. Fortebuono, $448,042; Mr. Kang, $456,195; and Mr. Xu, $570,121. A discussion of the assumptions used in calculating these values can be found in Note 20 to the Consolidated Financial Statements in DuPont’s Annual Report on Form 10-K for the year ended December 31, 2024.

(c)

Individual short-term incentive compensation results will be detailed in the Short-Term Incentive Compensation section of the Compensation Discussion and Analysis and reflect income paid in 2025 for actual performance achieved in 2024.

(d)

Ms. Fortebuono and Messrs. Harbaugh and Kang were not participants in the DuPont Pension Restoration Plan. Mr. Xu experienced a decrease of $2,339 in 2024. DuPont does not credit participants in the non-qualified plans with above-market earnings; therefore, no such amounts are reflected here.

(e)	All Other Compensation includes: perquisites and other personal benefits; and employer contributions to both qualified and non-qualified defined contribution plans, as applicable.
(f)	Mr. Harbaugh commenced employment on May 1, 2025
(g)

Mr. Kang is a South Korean employee and was on assignment in 2024 in Singapore and his salary and bonus were paid in South Korean Won. The assignment was at DuPont’s request and Mr. Kang received benefits consistent with those provided to all employees serving on international assignments. U.S. Dollar amounts with respect to Mr. Kang have been converted from South Korean Won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

The following table details these amounts:

Name	Perquisites and Other Personal Benefits ($)(1)	Contributions to Defined Contributions Plans ($)
Jon Kemp	9,500	79,677
Kathleen Fortebuono	—	46,247
Sang Ho Kang	587,196	50,586
Chuck Xu	—	43,712

(1)	The NEOs received the following perquisites and other personal benefits:
i.	Mr. Kemp: Financial and tax planning.
ii.

Mr. Kang: Includes $275,785 in respect of expatriate benefits and a tax equalization in respect of the expatriate benefits equal to $290,611. The expatriate benefits provided to Mr. Kang included: housing allowance, utilities allowance, home leave allowance, dependent education, family travel and relocation expenses. Home car allowance ($19,320), and home benefits available to all eligible South Korea employees. U.S. Dollar amounts with respect to Mr. Kang have been converted to South Korean won at a rate of 0.0007 U.S. Dollars to one South Korean Won. The exchange rate used was calculated by averaging exchange rates for each day in December 2024.

Grants of Plan-Based Awards

The following table provides information about DuPont plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

	Grant Date	Date of Action by DuPont Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(a)	Grant Date Fair Value of Stock Awards ($)(b)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jon Kemp	2/14/2024	2/14/2024		650,000	1,300,000
	2/15/2024	2/14/2024							10,227	700,038
	2/15/2024	2/14/2024				7,670	15,340	30,680		1,075,181
Mathew Harbaugh
Kathleen Fortebuono	2/14/2024	2/14/2024		220,000	440,000
	2/15/2024	2/14/2024							1,608	110,068
	2/15/2024	2/14/2024				1,206	2,411	4,822		168,987
Sang Ho Kang	2/14/2024	2/14/2024		218,608	437,216
	2/15/2024	2/14/2024							1,637	112,053
	2/15/2024	2/14/2024				1,228	2,455	4,910		172.071
Chuck Xu	2/14/2024	2/14/2024		240,000	480,000
	2/15/2024	2/14/2024							2,046	140,049
	2/15/2024	2/14/2024				1,534	3,068	6,136		215,036

(a)	Restricted Stock Unit awards are described above in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.
(b)

Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes consistent with the values shown in the Summary Compensation Table, FASB ASC Topic 178.

Outstanding Equity Awards

The following table lists outstanding DuPont equity grants for each NEO as of December 31, 2024. The table includes outstanding DuPont equity grants from past years as well as the current year including awards denominated in Dow or Corteva common stock as a result of the Spin-Off of those companies in 2019.

			Option Awards				Stock Awards
Name	Grant Date	Stock Ticker	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)(c)	Equity Incentive Plan Awards: Numberof Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)(d)
Jon Kemp	02/03/2016	DD	7,066	—	66.21	02/02/2026
	02/02/2017	DD	9,597	—	85.81	02/01/2027
	02/15/2018	DD	12,128	—	103.76	02/14/2028
	08/05/2019	DD	50,633	—	66.06	08/04/2029
	02/19/2020	DD	39,593	—	53.50	02/18/2030
	03/02/2021	DD	32,506	—	72.98	03/01/2031
	02/23/2022	DD	13,402	6,702	75.05	02/22/2032	1,651	125,924
	05/04/2023	DD					7,539	574,876	16,391	1,249,814
	02/15/2024	DD					10,426	794,953	15,340	1,169,675
	02/15/2018	DOW	12,128	—	72.78	02/14/2028
Matthew Harbaugh
Kathleen Fortebuono	08/05/2019	DD	16,878	—	66.06	08/04/2029
	02/19/2020	DD	4,525	—	53.50	02/18/2030
	03/02/2021	DD	2,956	—	72.98	03/01/2031
	02/23/2022	DD	2,106	1,054	75.05	02/22/2032	260	19,821
	05/04/2023	DD					1,186	90,399	2,576	196,420
	06/12/2023	DD					4,934	376,245
	02/15/2024	DD					1,639	124,991	2,411	183,839
Sang Ho Kang	02/15/2018	DD	460	—	103.76	02/14/2028
	08/05/2019	DD	16,878	—	66.06	08/04/2029
	02/19/2020	DD	3,394	—	53.50	02/18/2030
	03/02/2021	DD	2,896	—	72.98	03/01/2031
	02/23/2022	DD	2,359	1,180	75.05	02/22/2032	292	22,231
	05/04/2023	DD					1,207	92,023	2,623	200,004
	11/17/2023	DD					2,398	182,873
	02/15/2024	DD					1,669	127,245	2,455	187,194
	02/15/2018	CTVA	460	—	41.94	02/14/2028
	02/15/2018	DOW	460	—	72.78	02/14/2028

			Option Awards				Stock Awards
Name	Grant Date	Stock Ticker	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable(a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)(c)	Equity Incentive Plan Awards: Numberof Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)(d)
Chuck Xu	02/03/2016	DD	4,662	—	66.21	02/02/2026
	02/02/2017	DD	4,599	—	85.81	02/01/2027
	02/15/2018	DD	2,048	—	103.76	02/14/2028
	08/05/2019	DD	16,878	—	66.06	08/04/2029
	02/19/2020	DD	6,788	—	53.50	02/18/2030
	03/02/2021	DD	3,724	—	72.98	03/01/2031
	02/23/2022	DD	2,412	1,207	75.05	02/22/2032	287	21,920
	05/04/2023	DD					1,249	95,242	2,810	214,263
	02/15/2024	DD					2,086	159,037	3,068	233,935
	02/15/2018	CTVA	2,048	—	41.94	02/14/2028
	02/15/2018	DOW	2,048	—	72.78	02/14/2028

(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.
(b)	RSU award grants vest in three equal installments on the first, second, and third anniversaries of the grant date shown in the table.
(c)	Market values based on the December 31, 2024 close stock price of $76.25 per share of DuPont common stock, $56.96 per share of Corteva common stock, and $40.13 per share of Dow common stock.
(d)

PSUs granted May 4, 2023, February 15, 2024, and May 31, 2024, are shown at the target level of performance. The total actual number of shares to be delivered will be determined at the end of the performance period.

Option Exercises and Stock Vested

The following table summarizes the value received from DuPont stock grants vested during 2024. No stock option awards were exercised in 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
Jon Kemp	65,719	4,948,298
Kathleen Fortebuono	7,619	552,230
Sang Ho Kang	5,788	427,705
Chuck Xu	4,560	415,851

(a)

Reflects delivery of shares from the 2021 Performance Share Unit grant, which vested on December 31, 2023 and was paid out in February 2024 and the 2021, 2022 and 2023 Annual Restricted Stock Unit grants. In addition, Mr. Xu had shares delivered for payment of FICA and Medicare taxes on outstanding awards related to his eligibility for award treatment under 55/10, Ms. Fortebuono and Messrs. Kemp and Kang had shares delivered under their 2021 special awards grants, and Ms. Fortebuono and Mr. Kang had shares delivered under their 2023 special award grants.

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s DuPont defined benefit pension, if any, as of December 31, 2024.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(a)	Payment During Last Fiscal Year ($)
Jon Kemp	DuPont Pension Restoration Plan	13.69	363,310	—
Chuck Xu	DuPont Pension Restoration Plan	16.31	150,617	—

(a)	The form of payment, interest rate, and mortality are based on assumptions noted in the description below.

Prior to June 1, 2019, DuPont maintained an unfunded non-qualified plan was in place to provide pension benefits which exceeded the applicable Code compensation or benefit limits. Effective June 1, 2019, the prior plan was assumed by Corteva and DuPont adopted the DuPont Pension Restoration Plan to provide this benefit based on the annuity value and years of credited service under the prior plan, frozen as of May 31, 2019. The form of benefit is a lump sum and the mortality tables and interest rates used to determine lump sum payments are the Applicable Mortality Table and the Applicable Interest Rate prescribed by the Secretary of the Treasury in Code Section 417(e)(3).

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEO’s have elected to defer as described in the narrative that follows.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregated Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jon Kemp	32,418	48,627	148,840	—	1,196,403
Kathleen Fortebuono	10,131	15,197	18,956	—	244,636
Chuck Xu	131,286	12,662	121,124	—	1,111,259

(a)	Executive contributions are included in salary for 2024 in the Summary Compensation Table.
(b)	Company contributions are included in All Other Compensation for 2024 in the Summary Compensation Table.

DuPont Non-Qualified Deferred Compensation Programs

DuPont offers non-qualified deferred compensation programs under which eligible participants can voluntarily elect to defer some portion of base salary or STIP until a future date. Deferrals are credited to an account, and earnings are calculated thereon in accordance with the applicable investment option or interest rate. With the exception of the DuPont Retirement Savings Restoration Plan, there are no DuPont contributions or matches. The DuPont Retirement Savings Restoration Plan was adopted to restore DuPont contributions that would be lost due to Code limits on compensation that can be contributed under DuPont’s tax-qualified savings plan.

The following provides an overview of the various DuPont deferral options as of December 31, 2024.

DuPont Retirement Savings Restoration Plan (“RSRP”):

Under the RSRP, DuPont named executive officers can elect to defer their eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($345,000 in 2024) in increments of 1% up to 6%. DuPont matches participant contributions on a dollar-for-dollar basis up to 6% of eligible pay. DuPont also makes an additional contribution of 3% of eligible compensation, regardless of whether the employee elects to make deferrals into the plan. Participant investment options under the RSRP mirror the options available under the tax-qualified 401(k) plan. Distributions may be made in the form of a lump sum or annual installments after separation from service.

DuPont Management Deferred Compensation Plan (“MDCP”):

Under the MDCP, NEOs can elect to defer the receipt of up to 60% of their base salary and/or STIP award. The Company does not match deferrals under the MDCP. Participants may select from among seven core investment options under the MDCP for amounts deferred, including DuPont common stock units with dividend equivalents credited as additional stock units. In general, distributions may be made in the form of a lump sum at a specified future date if prior to separation from service, or a lump sum or annual installments after separation from service.

Other DuPont Retirement and Termination Benefits

The NEOs are entitled to additional benefits under DuPont plans and arrangements in the case of an involuntary termination without cause or a change in control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

Base Salary, Short-Term Incentive and Other Benefits –Retirement, Death, or Disability

•	Base Salary: Paid through date of separation on the normal schedule.

•	Short-Term Incentive: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: Mr. Kemp is eligible for life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Messrs. Kemp and Xu and Ms. Fortebuono:

•	Non-qualified deferred compensation programs as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•	Pension benefits, as applicable, as shown in the Pension Benefits Table and described in the accompanying narrative.

•	Defined contribution 401(k) plan.

•	Mr. Kang:

•	Defined Contribution Pension plan.

Outstanding LTI Awards

The following LTI treatment applies if the executive meets the age of 55 with 10 years of service requirement:

•

Options continue vesting in accordance with the three-year vesting schedule. Vested options expire at the end of the original term for awards issued prior to 2021. For awards issued starting in 2021, vested options expire five years following termination or at the end of the original term, whichever is earlier.

•

Restrictions on the regular annual RSUs lapse on the original schedule for awards issued prior to 2024. For awards issued in 2024, a prorated portion of the award is automatically vested and paid out. Special or one-time RSU awards are forfeited.

•	PSUs are subject to the original performance period, prorated for the number of months of service completed during the performance period.

•	Regardless of the above, any retirement within twelve months of the grant date results in forfeiture of the award.

Voluntary Separation or Termination for Cause

•

All options are forfeited in the case of a termination for cause. In the case of a voluntary separation, options issued prior to 2021 as well as unvested options issued starting in 2021 are forfeited. Vested, unexercised options issued starting in 2021 expire three months following termination or at the end of the original term, whichever is earlier.

•	All RSUs are forfeited.

•	All PSUs are forfeited.

Death

•	Options are fully vested and exercisable and expire one year following death or at the end of the original term, whichever is shorter.

•	All RSUs are automatically vested and paid out.

•	PSUs remain subject to the original performance period, prorated for the number of months of service completed during the performance period.

Involuntary Termination due to a Divestiture

•

Unvested options are automatically vested, prorated for the number of months of service completed during the vesting period and expire one year (five years in the case of executives who meet the age 55 with 10 years of service requirement) following termination or at the end of the original term, whichever is shorter.

•

To the extent not otherwise assumed, substituted or replaced with equivalent awards, RSUs are automatically vested, prorated for the number of full or partial months of service completed during the vesting period and paid out.

•	PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period.

Involuntary Termination without Cause

•

Options are fully vested and exercisable and expire one year (five years in the case of executives who meet the age 55 with 10 years of service requirement) following termination or at the end of the original term, whichever is shorter.

•	RSUs issued prior to 2024 are automatically vested and paid out. For RSUs issued in 2024, a prorated portion of the award is automatically vested and paid out.

•	PSUs remain subject to original performance period, prorated for the number of months of service completed during the performance period.

Potential Payments upon Termination or Change in Control

DuPont Senior Executive Severance Plan (“SESP”)

DuPont maintains the Senior Executive Severance Plan (“SESP”), which provides certain severance benefits both before or after a change in control of DuPont to ensure that executives remain focused on DuPont business during a period of uncertainty. The change in control benefits are structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by DuPont without cause, or by the executive for good reason within a specified period following the change in control.

Mr. Kemp was a participant in the SESP in 2024. Mr. Harbaugh became a participant in the SESP upon hire in 2025. The SESP provides benefits in the event of an involuntary termination without cause and enhanced benefits in the event of an involuntary termination without cause by DuPont or voluntary termination by the executive for good reason if the termination occurs within 24 months following a change in control event.

Benefits provided in the event of a termination without cause not in connection with a change in control include:

•

Lump sum cash payment equal to one and a half times the sum of the NEO’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for one and a half years following the date of termination.

For any benefits to be earned under the plan in connection with a change in control, the change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by DuPont without cause or the executive for good reason (a “double trigger”). Benefits include:

•

Lump sum cash payment equal to two times the sum of the NEO’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for two years following the date of termination.

The plan requires a release of claims as a condition to the payment of benefits and includes 12-month non-competition and non-solicitation provisions and additional non-disparagement and confidentiality provisions.

DuPont Tier II Executive Severance Plan “Tier II Plan”

DuPont maintains the Tier II Executive Severance Plan, which provides certain severance benefits both before or after a change in control of DuPont to ensure that executives remain focused on DuPont business during a period of uncertainty. The change in control benefits are structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by DuPont without cause, or by the executive for good reason within a specified period following the change in control.

Ms. Fortebuono and Messrs. Kang and Xu are participants in the Tier II Plan. The Tier II provides benefits in the event of an involuntary termination without cause and enhanced benefits in the event of an involuntary termination without cause by DuPont or voluntary termination by the executive for good reason if the termination occurs within 24 months following a change in control event. In the event that a local separation benefit is more beneficial to an executive, then the local benefit will be payable.

Benefits provided in the event of a termination without cause:

•

Lump sum cash payment equal to one times the sum of the NEO’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits and outplacement services for one year following the date of termination.

For any benefits to be earned under the plan in connection with a change in control, the change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by DuPont without cause or the executive for good reason (a “double trigger”). Benefits include:

•

Lump sum cash payment equal to one and a half times the sum of the NEO’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for one and a half times years following the date of termination.

The plan requires a release of claims as a condition to the payment of benefits and includes 12-month non-competition and non-solicitation provisions and additional non-disparagement and confidentiality provisions.

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change in Control($)(a)
Jon Kemp	Severance(b)	2,600,000	3,250,000
	LTI Acceleration	2,034,310	3,989,254
	Increase in Present Value of Pension	—	—
	Health & Welfare Benefits	38,340	51,120
	Outplacement & Financial Planning	23,071	23,071
	Tax Reimbursement	N/A	N/A
Kathleen Fortebuono	Severance(b)	840,000	1,150,000
	LTI Acceleration	678,289	985,347
	Increase in Present Value of Pension	—	—
	Health & Welfare Benefits	25,560	38,340
	Outplacement & Financial Planning	3,071	3,071
	Tax Reimbursement	N/A	N/A
Sang Ho Kang	Severance(b)	801,563	1,093,040
	LTI Acceleration	489,432	801,955
	Increase in Present Value of Pension	—	—
	Health & Welfare Benefits	969	1,453
	Outplacement & Financial Planning	3,071	3,071
	Tax Reimbursement	N/A	N/A
Chuck Xu	Severance(b)	880,000	1,200,000
	LTI Acceleration	341,391	715,555
	Increase in Present Value of Pension	—	—
	Health & Welfare Benefits	18,278	27,417
	Outplacement & Financial Planning	3,071	3,071
	Tax Reimbursement	N/A	N/A

(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change in control in order to receive benefits.
(b)

Severance values equal the sum of (1) the lump sum cash severance payment and (2) the annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount. For purposes of this table, the annual bonus is assumed at target value.

TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF THE DISTRIBUTION

We expect that DuPont equity awards outstanding at the time of the distribution will be adjusted using the following principles:

For each award recipient, the intent is to maintain the economic value of those awards before and after the Spin-Off.

•	Other than PSUs, which are described in more detail below, the terms of the equity awards, such as the vesting schedule, will generally continue unchanged.

•	For DuPont and Qnity executives including the NEOs, DuPont RSUs and PSUs will be converted into a mix of DuPont and Qnity RSUs, in line with the treatment for DuPont shareholders.

•	For all other Qnity employees at the time of Spin-Off, the awards will be converted into Qnity equity awards and denominated in shares of Qnity common stock.

•	For DuPont employees, the awards will remain DuPont equity awards.

The following table provides additional information regarding treatment of each type of DuPont equity award. As a result of the adjustments to such awards in connection with the Spin-Off, the precise number of Qnity options and RSUs will not be known until the distribution date or shortly thereafter.

Type of Award	Qnity Employees	Qnity Executives
Stock Options	DuPont stock options will be converted into options of comparable value to purchase Qnity common stock.	DuPont stock options will be converted into options of comparable value to purchase Qnity common stock.
Stock Appreciation Rights	DuPont stock appreciation rights will be converted into the right to receive a cash payment of comparable value equal to the excess of Qnity common stock over the adjusted exercise price.	—
Time-Based Restricted Stock Units	DuPont RSUs will be converted into Qnity RSUs of comparable value.	DuPont RSUs will be converted into Qnity and DuPont RSUs in line with the transaction for shareholders
Performance Stock Units Granted in 2023 and 2024	—

DuPont PSUs will be converted to DuPont RSUs immediately prior to the distribution by applying actual performance prior to the distribution. These adjusted RSUs will then have Qnity RSUs awarded in line with the transaction for shareholders.

Qnity Plans to be Adopted in Connection with the Spin-Off

Qnity Equity and Incentive Plan

In connection with the Spin-Off, Qnity expects to adopt the Qnity Equity and Incentive Plan (the “EIP”). The EIP will become effective as of the distribution date, subject to the occurrence of the distribution, and will authorize Qnity to grant incentive awards, including stock options (both “incentive stock options” and nonqualified stock options), share appreciation rights, restricted shares, restricted stock units, other share-based awards and cash awards, to its and its subsidiaries’ eligible employees, non-employee directors, independent contractors and consultants following the distribution. The following summary of the material terms of the EIP is qualified in its entirety by reference to the full text of the EIP, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part.

In addition, the EIP will be used to settle outstanding DuPont equity awards that will be converted into awards that are denominated in Qnity common stock following the distribution pursuant to the employee matters agreement, which are referred to in this section as “Conversion Awards”. These Conversion Awards will otherwise generally remain in effect pursuant to their existing terms and the terms of the plan under which they were originally granted. See the section entitled “Treatment of Outstanding Equity Awards at the Time of Distribution” above.

Qnity expects that 8% of the fully diluted shares of Qnity common stock as of the date of the distribution (inclusive of Conversion Awards) will be available for awards granted under the EIP. The foregoing limit will be subject to adjustment in certain changes in Qnity’s capitalization (including a reorganization or other corporate transaction) to prevent a dilution or enlargement in rights. If an award expires or is forfeited, the shares underlying the expired or forfeited award will be added back to the share pool and will be available for future grants. However, shares that are tendered or withheld to cover the exercise price of any award (including shares underlying a share appreciation right that are retained by Qnity to account for the exercise price thereof) or to satisfy any tax withholding obligation, will not be added back to the share pool.

Our board of directors or any duly appointed committee thereof (including the Qnity People and Compensation Committee) will have broad authority to grant awards to eligible individuals and to otherwise administer the EIP, including establishing the vesting conditions applicable to awards and the performance goals applicable to performance awards, and determining the extent to which any performance goals have been achieved. However, awards granted under the EIP (excluding Conversion Awards, awards representing a maximum of 5% of shares reserved for issuance under the EIP, and outstanding awards in certain circumstances such as a change in control of Qnity) will generally be subject to a minimum 12-month vesting requirement.

No new awards may be issued under the EIP on or after the tenth anniversary of the plan’s effective date, or the date our board of directors terminates the plan, if earlier. If there is a change in control of Qnity, awards generally will vest in full if either not assumed by the acquiror or, if assumed, the holder experiences a qualifying termination of employment within a specified period.

Our board of directors will have the authority to amend the EIP as it deems desirable, and the plan administrator will have similar authority to amend award agreements. However, no amendment that would require stockholder approval under applicable law or stock exchange rules (for example, an amendment to increase to the share reserve(s) under the EIP) would become effective until such stockholder approval is received. In addition, except with respect to equitable adjustments under the terms of the EIP, award agreements may not be amended in a way that would materially impair the rights of the award recipient without his or her consent.

Qnity Senior Executive Severance Plan

In connection with the Spin-Off, Qnity expects to adopt the Qnity Senior Executive Severance Plan (the “SESP”). The SESP will become effective as of the distribution date, subject to the occurrence of the distribution, and will provide certain severance benefits both before or after a change in control of Qnity to ensure that executives remain focused on Qnity business during a period of uncertainty. Each of our NEOs will be participants of the SESP. The change in control benefits will be structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when:

•	A change of control is consummated, and

•	The executive’s employment is terminated by Qnity without cause, or by the executive for good reason within a specified period following the change in control.

The SESP will provide benefits in the event of an involuntary termination without cause and enhanced benefits in the event of an involuntary termination without cause by Qnity or voluntary termination by the executive for good reason if the termination occurs within 24 months following a change in control event.

Benefits provided in the event of a termination without cause not in connection with a change in control will include:

•

Lump sum cash payment equal to two times (for the CEO) or one and a half times (for each other NEO) the sum of the executive’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for one and a half years following the date of termination.

For any benefits to be earned under the plan in connection with a change in control, the change in control must occur and the executive’s employment must be terminated within two years following the change in control, either by Qnity without cause or the executive for good reason (a “double trigger”). Benefits include:

•

Lump sum cash payment equal to three times (for the CEO) or two times (for each other NEO) the sum of the executive’s base salary and target annual bonus. An annual bonus amount for the year of termination which is equal to the greater of the actual or target bonus amount.

•	Continued health and dental benefits, financial counseling, tax preparation services and outplacement services for two years following the date of termination.

The plan will require a release of claims as a condition to the payment of benefits and includes twelve-month non-competition and non-solicitation provisions and additional non-disparagement and confidentiality provisions.

Qnity Management Deferred Compensation Plan

In connection with the Spin-Off, Qnity expects to adopt the Qnity Management Deferred Compensation Plan (the “MDCP”). Under the MDCP, NEOs will be able to elect to defer the receipt of up to 60% of their base salary and/or up to 80% of their STIP award. Qnity will not match deferrals under the MDCP. Participants will be able to select from a menu of core investment options under the MDCP for amounts deferred. In general, distribution election options will be in the form of a lump sum or annual installments at a specified future date or after separation from service.

Qnity Retirement Savings Restoration Plan

In connection with the Spin-Off, Qnity expects to adopt the Qnity Retirement Savings Restoration Plan (“RSRP”). Under the RSRP, NEOs will be able to elect to defer their eligible compensation (generally, base salary plus STIP) that exceeds the regulatory limits ($345,000 in 2024) in increments of 1% up to 6%. Qnity will match participant contributions on a dollar-for-dollar basis up to 6% of eligible pay. Qnity will also make an additional contribution of 3% of eligible compensation, regardless of whether the employee elects to make deferrals into the plan. Participants will be able to select from a menu of core investment options under the RSRP. In general, distribution election options will be in the form of a lump sum or annual installments at a specified future date or after separation from service.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with DuPont

In connection with the Spin-Off, we and/or certain of our subsidiaries will enter into various agreements that will effect the separation, provide for the contractual allocation of DuPont’s assets, employees, liabilities and obligations (including investments, property, the Applicable Percentage of certain legacy and other liabilities (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), employee benefits, intellectual property and tax-related assets and liabilities) between us and DuPont, and provide a framework for our relationship with DuPont following the Spin-Off. For a summary of the terms of certain of the agreements that we and/or certain of our subsidiaries will enter into with DuPont and/or certain of its subsidiaries prior to the separation, see the section entitled “Our Relationship with DuPont Following the Distribution”.

HDM Note Payable

DuPont has a note payable to HD MicroSystems L.L.C. (“HDM”), a nonconsolidated affiliate of which DuPont holds 50%. At December 31, 2024 and 2023, the outstanding amounts under the note payable was $31 million and $21 million, respectively. The note payable arises from an arrangement whereby DuPont manages the daily domestic cash position resulting from the normal cash operations of HDM. Following the Spin-Off, DuPont’s ownership interest in HDM will be fully transferred to Qnity.

Review and Approval of Transactions with Related Persons

Our board of directors will adopt written policies and procedures relating to the approval or ratification of “Related Person Transactions”.

Under such policies and procedures, the Nomination and Governance Committee, or any other committee comprised of independent directors designated by the board of directors, will review the relevant facts of all reported transactions involving Qnity that may qualify as Related Person Transactions to determine whether the transaction is a Related Person Transaction. If such committee determines that the transaction is a Related Party Transaction, it will either approve, disapprove or ratify the Related Person Transaction, by taking into account, among other factors it deems appropriate: (i) the commercial reasonableness of the transaction; (ii) the materiality of the Related Person’s direct or indirect interest in the transaction; (iii) whether the transaction may involve an actual conflict of interest or the appearance thereof; (iv) whether the transaction was in the ordinary course of business; and (v) the impact of the transaction on the Related Person’s independence under the corporate governance guidelines and applicable rules of the     .

No director will participate in any discussion or approval of a Related Person Transaction for which such director or any of such director’s immediate family members is a Related Person, except that the director will provide material information concerning the Related Person Transaction to the committee reviewing the Related Party Transaction. Related Person Transactions will be approved or ratified only if they are determined in good faith to be in the best interests of us and our stockholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, then the Related Person Transaction will be presented for review to either the Nomination and Governance Committee or any other committee comprised of independent directors designated by the board of directors. If such Related Person Transaction is not ratified by the reviewing committee, then we will either ensure all appropriate disclosures regarding the transaction are made or, if appropriate, take all reasonable actions to attempt to terminate our participation in such transaction.

Under such policies and procedures, a “Related Person Transaction” will be any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Qnity is a participant and (iii) any Related Person has or will have a direct or indirect material interest (other than solely as a result of being a director or trustee or a less than 10% beneficial owner of another entity). This also includes any material amendment or modification to an existing Related Party Transaction.

In addition, under such policies and procedures, a “Related Person” will be any (i) person who is or was (since the beginning of our last fiscal year, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Qnity, (ii) person who is a greater than 5% beneficial owner of our outstanding common stock or (iii) immediate family member of any of the foregoing.

The Nomination and Governance Committee, or any other committee comprised of independent directors designated by the board of directors, will be charged with reviewing issues involving independence and all Related Person Transactions. It is expected that Qnity and its subsidiaries may purchase products and services from and/or sell products and services to companies of which certain of our directors or executive officers, or their immediate family members, are employees. The Nomination and Governance Committee, or any other committee comprised of independent directors designated by the board of directors, and the board of directors will have reviewed such transactions and relationships and make a determination as to the materiality of such transactions.

Restrictions on Certain Types of Transactions

We expect to adopt an insider trading policy that, among other things, prohibits directors and certain officers from engaging in the following types of transactions with respect to our stock: short-term trading; short sales; hedging transactions; margin accounts and pledging securities. This policy will also strongly recommend that all other employees refrain from entering into these types of transactions as well as engaging in transactions with publicly traded options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all the outstanding shares of Qnity common stock will be owned beneficially and of record by DuPont. The following table sets forth information with respect to the expected beneficial ownership of Qnity common stock by: (i) each person who is known by us who will beneficially own more than five percent of Qnity common stock, (ii) each expected director, director nominee and NEOs and (iii) all our expected directors, director nominees and executive officers as a group. Except as noted below, we based the share amounts on each person’s beneficial ownership of DuPont common stock on     , giving effect to a distribution ratio of shares of Qnity common stock for every    shares of DuPont common stock. Immediately following the distribution, we estimate that    million of our shares of common stock will be issued and outstanding based on DuPont common stock expected to be outstanding as of the record date. The actual number of our outstanding shares of Qnity common stock following the distribution will be determined on    , 2025, the record date.

Security Ownership of Certain Beneficial Owners

Based solely on the information filed on Schedule 13G for the year ended December 31, 2024, reporting beneficial ownership of DuPont common stock, we anticipate the following stockholders will beneficially own more than five percent of Qnity common stock following the distribution.

Name and Address of Beneficial Owner	Number of Shares of DuPont Common Stock	Number of Shares of Qnity common stock	Percent of Shares Outstanding

Security Ownership of Directors and Executive Officers

The following table provides information regarding beneficial ownership of our NEOs, our expected directors, director nominees and all our expected directors, director nominees and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of DuPont Common Stock	Number of Shares of Qnity common stock	Percent of Shares Outstanding

OUR RELATIONSHIP WITH DUPONT FOLLOWING THE DISTRIBUTION

In connection with the intended separation of DuPont into two, independent, publicly traded companies, DuPont and Qnity and/or our respective affiliates, will enter into certain agreements that will effect the Spin-Off of DuPont’s Electronics business, including by providing for the contractual allocation between us and DuPont of DuPont’s assets, employees, liabilities and obligations (including investments, property, employee benefits, intellectual property and tax-related assets and liabilities), and provide a framework for our relationship following the distribution with DuPont. The following is a summary of the material terms of certain of these agreements.

Separation Agreement

We intend to enter into the Separation Agreement with DuPont prior to the distribution. The Separation Agreement will set forth our agreements with DuPont regarding the principal actions to be taken in connection with the Spin-Off, including those related to the Internal Reorganization. It will also set forth other agreements that govern certain aspects of our relationship with DuPont following the Spin-Off. This summary of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part.

Transfer of Assets and Assumption of Liabilities. The Separation Agreement identifies assets and liabilities to be contractually allocated to each of us and DuPont as part of the separation of DuPont into two companies. We note, however that (x) the contractual allocation of employee-related liabilities (including pension liabilities) and related assets is set forth in the Employee Matters Agreement (see the section below entitled “—Employee Matters Agreement” for a summary of such allocation) and (y) the contractual allocation of tax liabilities and assets is set forth in the Tax Matters Agreement (see the section below entitled “—Tax Matters Agreement” for a summary of such allocation). In particular, the Separation Agreement provides that, among other things, subject to the terms and conditions contained in the Separation Agreement:

Assets

•	Generally, assets primarily related to the Electronics business have been contractually allocated to us.

•	Generally, all other assets of DuPont (including assets primarily related to the Industrials business) have been contractually retained by DuPont.

•	We have been contractually allocated the equity interests of subsidiaries that are intended to be our subsidiaries after the distribution.

•	We have been contractually allocated certain specified real property.

•

We have been contractually allocated certain specified contracts and all contracts that relate exclusively to the Electronics business, assets and/or liabilities and that are not related (other than in a de minimis respect) to the Industrials business, assets and/or liabilities.

•

We have been contractually allocated the Qnity name, all brands specific to the Electronics business and all intellectual property that is primarily related to the Electronics business (subject to certain limited exceptions) and certain specified intellectual property, and DuPont has been contractually allocated the DuPont name and all DuPont brands, as well as certain specified intellectual property and all other intellectual property (subject, in each case, to certain licenses described in more detail in the sections below entitled “—Intellectual Property Cross-License Agreement” and “—Transitional House Marks Trademark License Agreement”).

•

We have been contractually allocated accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other similar rights, in each case, to the extent related to any Electronics liability.

•

We have been contractually allocated certain specified information technology assets and all information technology assets exclusively related to the Electronics business (subject to certain limited exceptions).

•

We have generally been contractually allocated all of the financial assets to the extent related, in more than a de minimis respect, to the Electronics business and/or that are owned by Qnity or one of its subsidiaries, or, if not related to any business in more than a de minimis respect, based on our Applicable Percentage.

•	We have generally been contractually allocated certain specified corporate or enterprise-wide assets.

Liabilities

•	Generally, liabilities to the extent related to the Electronics business have been contractually allocated to us.

•	Generally, all other liabilities of DuPont (including liabilities to the extent related to the Industrials business) have been contractually retained by DuPont.

•

We have generally been contractually allocated any liabilities (including under applicable federal and state securities laws) relating to (i) any disclosure document filed or furnished with the SEC in connection with the separation (including the Form 10 of which this information statement forms a part), except for statements expressly relating to the Industrials business, (ii) any financing disclosure documents in connection with any offer for sale or registration of the transfer or distribution of any securities or indebtedness of Qnity, except for statements expressly relating to the Industrials business, and (iii) any financing arrangements of Qnity.

•

We have been contractually allocated our Applicable Percentage of (i) any Legacy Liabilities (as defined in the Corteva Letter Agreement) and (ii) any funding obligations of DuPont under that certain Memorandum of Understanding, dated as of January 22, 2021, as may be amended, modified or supplemented from time to time (the “Memorandum of Understanding”), by and among DuPont, Corteva, E. I. du Pont de Nemours and Company and Chemours, including with respect to the funding of the escrow account thereunder, in each case in accordance with the terms and conditions of the Corteva Letter Agreement and Memorandum of Understanding.

•

Other than in respect of PFAS liabilities constituting Legacy Liabilities (as defined in the Corteva Letter Agreement) as described in the preceding bullet, we have generally been contractually allocated (i) our Applicable Percentage of any legacy non-environmental PFAS liabilities, (ii) any and all non-legacy non-environmental PFAS liabilities to the extent related to the Electronics business, (iii) our Applicable Percentage of any legacy environmental PFAS liabilities, (iv) any and all non-legacy environmental PFAS liabilities related to certain specified real property (generally corresponding to real property allocated to us where our business (and not the Industrials business) was historically active), and (v) our Applicable Percentage of any non-legacy environmental PFAS liabilities not described in clause (iv) (other than those in respect of certain specified real property, which generally correspond to real estate allocated to DuPont where the Industrials business (and not the Electronics business) was historically active, for which non-legacy environmental PFAS liabilities have been contractually allocated solely to DuPont).

•

Other than in respect of non-PFAS environmental liabilities constituting Legacy Liabilities (as defined in the Corteva Letter Agreement) as described in the second preceding bullet, we have generally been contractually allocated (i) our Applicable Percentage of any legacy environmental liabilities related to certain specified real property (generally corresponding to real property allocated to us where Corteva or Chemours are tenants or present at nearby sites), (ii) any and all legacy environmental liabilities at real property not described in clause (i) where we or one of our subsidiaries is the holder of fee title (or the highest priority leasehold interest as between DuPont and us), (iii) any and all non-legacy environmental liabilities at certain specified real property (generally corresponding to real property where both we and DuPont are present at the distribution) to the extent related to the Electronics business, (iv) any and all non-legacy environmental liabilities at real property not described in clause (iii) where we or one of our subsidiaries is the holder of fee title (or the highest priority leasehold interest as between DuPont and us) and (v) our Applicable Percentage of any and all environmental liabilities to the extent related to the activities, operations or businesses of past, present or future third-party tenants located at Experimental Station.

•	We have generally been contractually allocated our Applicable Percentage of any liabilities related to businesses and operations of DuPont that were previously discontinued or divested.

•

Liabilities for borrowed money, interest rate swaps and similar arrangements that were incurred or guaranteed by us or any of our subsidiaries will be retained by or contractually allocated to us or the applicable subsidiary.

•

We have generally retained or been contractually allocated all of the other financial liabilities to the extent related, in more than a de minimis respect, to the Electronics business or, if not related to any business in more than a de minimis respect, based on our Applicable Percentage.

•

We have been contractually allocated our Applicable Percentage of general corporate liabilities of DuPont incurred on or prior to the distribution, including liabilities of DuPont related to (i) claims made by or on behalf of holders of any of DuPont’s securities, (ii) DuPont’s filings with the SEC (other than disclosure documents related to the distribution or related financing arrangements), (iii) DuPont’s maintenance of the books and records, corporate compliance and other corporate-level actions and oversight, (iv) claims made by or on behalf of holders of any of DuPont’s securities and (v) indemnification obligations to, and claims for breaches of fiduciary duties brought against, any current or former directors or officers of DuPont.

Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets have been transferred on an “as is”, “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with. In general, neither of us nor DuPont will make any representations or warranties regarding any assets or liabilities transferred or contractually allocated pursuant to the Separation Agreement, any consents or governmental approvals that may be required in connection with such transfers or contractual allocations, or any other matters.

Information in this information statement with respect to the assets and liabilities of the parties following the Spin-Off is presented based on the contractual allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations contractually allocated to one party or for which one party will have an indemnification obligation under the Separation Agreement and the other agreements relating to the Spin-Off are, and following the Spin-Off may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that was contractually allocated the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances. To the extent that any transfers of assets or contractual allocations of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the distribution date, the parties have agreed to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party contractually allocated such asset or liability. Each party has agreed to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement.

The Distribution. The Separation Agreement governs the rights and obligations of the parties regarding the distribution and certain actions that must occur prior to the distribution.

DuPont will cause its agent to distribute to holders of record of DuPont common stock as of the applicable record date all of the then issued and outstanding shares of Qnity common stock. DuPont will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

Conditions. The Separation Agreement provides that the distribution is subject to several conditions that must be satisfied or waived by DuPont in its sole discretion. For further information regarding these conditions, see the section entitled “The Spin-Off—Conditions to the Distribution”.

Shared Contracts. Generally, shared contracts have been assigned in part if so assignable, or amended, bifurcated or replicated to facilitate the Spin-Off of our business from DuPont so that the appropriate party is contractually allocated the rights, benefits and the related portion of any liabilities inuring to the business of the appropriate party, and each party will use commercially reasonable efforts to obtain the consents required to partially assign, amend, bifurcate or replicate any shared contract.

Prior Transaction Agreements. The Separation Agreement provides that, subject to certain specified exceptions, DuPont is not required to assign or use any level of efforts to attempt to assign or otherwise transfer any agreement related to (i) the separation of DowDuPont’s material science business into a separate and independent public company by way of a distribution of Dow Inc. through a pro rata dividend in-kind of all of the then issued and outstanding shares of Dow Inc.’s common stock on April 1, 2019, (ii) the separation of DowDuPont’s agriculture business into a separate and independent public company by way of a distribution of Corteva through a pro rata dividend in-kind of all of the then issued and outstanding shares of Corteva’s common stock on June 1, 2019, (iii) the divestiture of the majority of DuPont’s Mobility & Materials segment and (iv) certain other historical divestitures by DuPont (such agreements, the “Prior Transaction Agreements”). The Separation Agreement further provides that, following the distribution, with respect to certain Prior Transaction Agreements, unless the benefits of such Prior Transaction Agreements are conveyed by an ancillary agreement, and subject to certain exceptions, DuPont will either (A) at Qnity’s request (or will cause its applicable subsidiary to) or (B) allow Qnity or its applicable subsidiary to, as applicable, enforce in a commercially reasonable manner any and all rights of DuPont or any of its subsidiaries (after giving effect to the Spin-Off) under certain applicable Prior Transaction Agreements, to the extent related to the Electronics business, Electronics assets or Electronics liabilities. Qnity will (x) directly bear the out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of Qnity and its subsidiaries, (y) indemnify DuPont against any indemnifiable losses arising out of such enforcement to the extent related to the rights being enforced for the benefit of Qnity and its subsidiaries and (z) for the avoidance of doubt, be entitled to any recovery to the extent (1) related to the Electronics business, Electronics assets or Qnity liabilities and (2) related to, arising out of or resulting from such enforcement. The Separation Agreement further requires that Qnity will, or will cause its applicable subsidiary to, pay, perform and discharge fully all of the obligations and liabilities of DuPont, Qnity or any of their respective subsidiaries under the Prior Transaction Agreements to the extent constituting an Electronics liability and will otherwise use commercially reasonable efforts to pay, perform and discharge such obligations and liabilities related to the Electronics business or an Electronics asset or any obligation that DuPont is obligated to cause its affiliates to perform as if it were a party thereto. To the extent any such performance by Qnity is not permitted by any applicable counterparty, and subject to any separate arrangement reached in any ancillary agreement, DuPont will continue to pay, perform and discharge fully all such obligations in coordination with and at Qnity’s direction, and any and all costs, expenses and liabilities incurred by DuPont or its affiliates in connection with the performance by DuPont or its affiliates of its obligations will be borne solely by Qnity.

Intercompany Accounts. The Separation Agreement provides that, subject to certain specified exceptions in the Separation Agreement, schedules or any ancillary agreement, certain accounts that were formerly intercompany accounts within DuPont will be settled prior to the distribution of Qnity.

Transaction Expenses. We have been contractually allocated       .

Release of Claims and Indemnification. Except as otherwise provided in the Separation Agreement, each party released and forever discharged the other parties and their respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spin-Off. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off pursuant to the Separation Agreement or any ancillary agreement. These releases are subject to certain exceptions set forth in the Separation Agreement.

The Separation Agreement provides for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities contractually allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities contractually allocated to DuPont under the Separation Agreement with DuPont. Specifically, each party will indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses to the extent relating to, arising out of or resulting from:

•	the liabilities each party is contractually allocated pursuant to the Separation Agreement (or any third-party claim that would, if resolved in favor of the claimant, constitute such a liability); and

•	any breach by such party of any provision of the Separation Agreement.

Each party’s indemnification obligations with respect to such liabilities pursuant to the Separation Agreement or such breach are uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds or other third-party proceeds received by the party being indemnified that reduce the amount of the loss. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters, including the control provisions with respect to liabilities contractually allocated between DuPont and Qnity based on the Applicable Percentages, as described in the section entitled “—Separation Agreement—Legal Matters”. Indemnification with respect to taxes is governed by the Tax Matters Agreement.

Legal Matters. Except as otherwise set forth in the Separation Agreement (such as liabilities contractually allocated between DuPont and Qnity based on the Applicable Percentages, as described below) or any ancillary agreement, each party to the Separation Agreement will assume as of the distribution the liability (or a share of the liability) for, and control of, all pending and threatened legal matters related to the liabilities it has been contractually allocated and (unless contractually allocated specifically to the other party) its ongoing business and will indemnify the other party for its respective indemnifiable losses, if any, arising out of or resulting from such assumed legal matters. Each party to a claim has agreed to cooperate in defending any claims against both parties for events that took place prior to, on or after the date of the Spin-Off.

With respect to those liabilities contractually allocated between DuPont and Qnity based on the Applicable Percentages (including Legacy Liabilities (as defined in the Corteva Letter Agreement), any funding obligations of DuPont under the Memorandum of Understanding, legacy PFAS liabilities and liabilities related to businesses and operations of DuPont that were previously discontinued or divested), DuPont will, on behalf of itself and the other members of the DuPont group, as well as Qnity and the other members of Qnity group, have (and Qnity, on behalf of itself and the other members of the Qnity group (and its and their past, present and future affiliates) will irrevocably grant DuPont a power of attorney with respect to, coupled with an interest) sole and exclusive authority to, among other things, commence, prosecute, manage, control, conduct, defend, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any contract (including contracts with third parties) related to such liabilities) with respect to any claims related to, arising out of or resulting from any such liabilities. DuPont may also, in its sole discretion, require Qnity to remit any amounts owed in respect of Qnity’s share of such liabilities directly to the relevant third-party owed such amount. Qnity will not be able to dispute whether a liability constitutes a Legacy Liability or otherwise a liability contractually allocated between DuPont and Qnity based on the Applicable Percentages without first paying the Applicable Qnity Percentage of such liability; provided that DuPont (i) has provided Qnity with written notice of the required indemnification in good faith and (ii) has paid or will substantially concurrently pay its Applicable Percentage of such liability. In the event Qnity commences any such dispute and, upon resolution of the dispute in accordance with the Separation Agreement, it is determined that such liability does not constitute a Legacy Liability or a liability contractually allocated between DuPont and Qnity on the Applicable Percentages, DuPont must promptly indemnify or reimburse, as applicable, Qnity for any amounts paid by Qnity relating to such liability. Our amended and restated certificate of incorporation will restrict Qnity’s ability to challenge, breach or otherwise contravene the rights of DuPont or obligations of Qnity, in each case as described in this paragraph. Further, under our amended and restated certificate of incorporation and the Separation Agreement, Qnity will be required to pay to DuPont a substantial amount in the event the amended and restated certificate of incorporation is amended to remove such restrictions and protections.

Distribution to DuPont. The Separation Agreement provides that, as a condition to the consummation of the Spin-Off, the distribution by Qnity of approximately $    , approximately equal to the net proceeds of the debt obligations we expect to incur, to DuPont (the “Qnity Cash Distribution”) has been completed and not rescinded.

Insurance. Following the Spin-Off, we will generally be responsible for obtaining and maintaining, at our own cost, our own insurance coverage for liabilities for which we are assuming responsibility, although we will continue to have coverage under certain insurance policies issued to DuPont or other entities for certain matters that are related to occurrences prior to the Spin-Off, subject to the terms, conditions and exclusions of such policies.

Dispute Resolution. Except as otherwise set forth in the Separation Agreement, if a dispute arises between us and DuPont under the Separation Agreement, the general counsels of the parties and such other executive officers as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner, then the dispute will be resolved through binding arbitration. If either party files an action in contravention of the arbitration provisions included in the Separation Agreement, the other party will be entitled to any costs they may incur in defending such an action, including a $25 million fee (subject to an annual adjustment to account for inflation), and any additional punitive, exemplary, treble or similar damages as may be awardable under applicable law.

Term, Termination and Amendment. Prior to the distribution, DuPont’s board of directors has the unilateral right to terminate or modify the terms of the Separation Agreement, without the prior written consent of us or the stockholders of DuPont. After the distribution, the term of the Separation Agreement is indefinite and it may only be terminated or modified with the prior written consent of both DuPont and us.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of records and separation of guarantees and other credit support instruments.

Tax Matters Agreement

We intend to enter into the Tax Matters Agreement (the “Tax Matters Agreement”) with DuPont prior to the distribution that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

This summary of the Tax Matters Agreement is qualified in its entirety by reference to the full text of the agreement, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part.

The party responsible for any tax liability under the Tax Matters Agreement will generally indemnify the other party which may become liable for such taxes.

Allocation of Historic Taxes

In general and subject to the rules described below under the section entitled “—Allocation of Taxes on the Distribution”, under the Tax Matters Agreement, following the distribution of Qnity, all tax liabilities of Qnity and DuPont (i) for any tax period ending on or before the date of the distribution (each, a “Pre-Distribution Period”) and (ii) for any tax period beginning before and ending after the date of the distribution (each, a “Straddle Period”), in each case, will be contractually allocated between Qnity and DuPont based on the Applicable Percentages.

Rights and Obligations Pursuant to Certain Historic Transaction Agreements

The Tax Matters Agreement will also contractually allocate certain rights to receive payments and obligations to make payments with respect to tax matters under the Tax Matters Agreement, dated as of April 1, 2019, by and among DuPont, Dow Inc. and Corteva Inc. (the “DWDP TMA”), and certain other identified historic transaction agreements (such agreements, together with the DWDP TMA, the “Specified Historic Transaction Agreements”). Each of Qnity and DuPont will be entitled to receive its pro rata portion (based on the Applicable Percentages) of any payments required to be made to DuPont pursuant to the Specified Historic Transaction Agreements. With respect to payment obligations of DuPont pursuant to the Specified Historic Transaction Agreements which arise from taxes contractually allocated pursuant to the Tax Matters Agreement (or which arise from payments the receipt of which is contractually allocated under the Tax Matters Agreement pursuant to the immediately preceding sentence), each of Qnity and DuPont will be responsible for such payment obligation to the extent such taxes or payments were so contractually allocated to each of Qnity and DuPont. For any other payment obligations of DuPont pursuant to the Specified Historic Transaction Agreements not described in the immediately preceding sentence, each of Qnity and DuPont will be responsible for its pro rata portion (based on the Applicable Percentages) of any such payment obligation. In general, Qnity and DuPont will share the net economic benefit of any insurance proceeds received by Qnity or DuPont with respect to any obligation to make payments pursuant to the Specified Historic Transaction Agreements, in the same proportion that the parties have agreed, pursuant to the foregoing principles, to share the obligations pursuant to such Specified Historic Transaction Agreements. Rules similar to the foregoing will also apply to certain rights and obligations to make payments with respect to tax matters under other transaction agreements (other than the Specified Historic Transaction Agreements), entered into with third-parties (other than, for the avoidance of doubt, Qnity or its subsidiaries) outside the ordinary course of business prior to the distribution date, relating to the acquisition or disposition of stock, assets, businesses or operations of DuPont or its subsidiaries (as of such time) (the “Other Historic Disposition Transaction Agreements”), except that the parties will share the rights to receive payments and obligations to make payments under all Other Historic Disposition Transaction Agreements only to the extent that the rights or obligations, in each case, exceed $1,000,000 in a given calendar year.

Allocation of Taxes on the Distribution

Notwithstanding the general rules described above, under the Tax Matters Agreement, Qnity or DuPont, as the case may be, will be responsible for taxes that arise from the failure of the distribution of Qnity common stock and certain separation transactions to qualify as tax-free transactions under Sections 355 and 368(a)(1)(D) of the Code or for other specifically identified tax-free treatment, with respect to certain separation transactions, if, in each case, such failure to qualify is attributable to the actions of or transactions undertaken by Qnity or DuPont, as the case may be, or its direct or indirect subsidiaries (including the prohibited actions described below under the section entitled “—Preservation of the Tax-free Status of the Distribution and Certain Separation Transactions”) after the distribution or to any breach of Qnity’s or DuPont’s, as the case may be, representations made in connection with any representation letter provided to a tax advisor in connection with certain tax opinions regarding the tax-free status of the distribution and certain separation transactions, including a tax opinion from Skadden, DuPont’s tax counsel, as a condition to the distribution, in form and substance acceptable to DuPont, substantially to the effect that, among other things, the distribution along with certain related transactions will qualify for non-recognition treatment under the Code. Further, if, under Section 355(e) of the Code, the distribution fails to qualify for tax-free treatment because of any direct or indirect transfer of the stock of Qnity or DuPont following the distribution, Qnity or DuPont, as the case may be, whose transferred stock resulted in the application of Section 355(e) of the Code to the distribution, will be responsible for any resulting taxes. In the event taxes arising from the failure of the distribution of Qnity common stock to qualify as tax-free transactions under Sections 355 and 368(a)(1)(D) of the Code, or taxes arising from the failure of certain related transactions to qualify for tax-free treatment, (in each case, other than failures as a result of the application of Section 355(e) of the Code) are attributable to the actions or transactions undertaken by more than one of Qnity, DuPont or their direct or indirect subsidiaries, liability for such taxes will be equitably apportioned among Qnity or DuPont, as the case may be, in accordance with relative fault. In addition, Qnity and DuPont will generally share (based on the Applicable Percentages) responsibility for taxes resulting from the failure of the distribution of Qnity common stock to qualify as tax-free transactions under Sections 355 and 368(a)(1)(D) of the Code, if such failure is not attributable to any of the actions or breaches of representations described in the preceding three sentences.

Responsibility for Filing Tax Returns and Audits

The Tax Matters Agreement will also assign responsibilities for administrative matters, such as the conduct of audits, examinations or similar proceedings (each, a “Tax Contest”), and the filing of returns, payment of taxes due, and retention of records.

Subject to the immediately following sentence, following the distribution, the party responsible (or whose subsidiary is responsible) under applicable law for filing any tax return required to be filed by Qnity, DuPont or their subsidiaries for any Pre-Distribution Period or Straddle Period will prepare and file, or cause to be prepared and filed, such tax return. For any such tax return for which DuPont is not the party responsible for preparing such tax return, as determined in accordance with the foregoing sentence, DuPont may elect (in its sole discretion) to prepare such tax return, subject to certain notice requirements. The non-preparing party will have customary review rights with respect to relevant portions of any material tax returns to the extent (i) such tax return relates to taxes for which such other party would reasonably be expected to be liable (including any additional taxes owing as a result of adjustments to the amount of such taxes reported on such tax return) or have a claim for tax benefits under the Tax Matters Agreement, or (ii) such other party reasonably determines that it must inspect such tax return to confirm compliance with the terms of the Tax Matters Agreement. In general, if any disagreement with respect to such tax return is not resolved following a good faith attempt by the parties to resolve such disagreement, the position of the party bearing the greatest liability for taxes reflected on such tax return will prevail, except to the extent such position is not supportable by a “more likely than not” or higher level of confidence.

In general, except for any Tax Contests in relation to the U.S. federal consolidated income tax returns of DuPont and any other combined, consolidated, affiliated, unitary or other join tax return which includes both members of the Qnity group and members of the DuPont group, which will be under DuPont’s exclusive control, in the case of a Tax Contest with respect to any tax return for a Pre-Distribution Period or Straddle Period, the party bearing the greatest liability for taxes subject to such Tax Contest will have exclusive control, with customary participation and settlement rights for the other party to the extent such other party may reasonably be expected to make an indemnification payment to the controlling party under the Tax Matters Agreement or become subject to a material increase in liability for taxes for any tax period beginning after the date of the distribution. In addition, the agreement provides for cooperation and information sharing with respect to tax matters, and certain restrictions and indemnification obligations on any party filing any amended tax return to the extent the other party has any liability for taxes on such amended tax return, unless required by applicable law.

Preservation of the Tax-free Status of the Distribution and Certain Separation Transactions

We and DuPont intend for the distribution of Qnity common stock and certain separation transactions to qualify as a tax-free transaction under Section 355 and Section 368(a)(1)(D) of the Code.

As a condition to the distribution, DuPont expects to receive the Tax Opinion from Skadden regarding the tax-free status of the distribution and certain related transactions. The Tax Opinion will rely on the continued validity of certain representations regarding the past and future conduct of our and DuPont’s respective businesses and certain other matters. Under the Tax Matters Agreement, Qnity will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution of Qnity common stock and certain separation transactions. During the time period ending two years after the date of the distribution these covenants will include specific restrictions on Qnity’s ability to:

•	undertake or permit any transaction relating to Qnity stock, including issuances, redemptions or repurchases, other than certain, limited, permitted issuances and repurchases;

•	merge, consolidate or liquidate;

•	enter into any transaction resulting in acquisitions of a certain percentage of our assets, whether by merger or otherwise;

•	affect the relative voting rights of Qnity stock, whether by amending Qnity’s certificate of incorporation or otherwise; or

•	cease to actively conduct Qnity’s business.

We may take certain actions prohibited by these covenants only if an unqualified “will” level opinion from a tax advisor or a favorable private letter ruling from the IRS, in each case satisfactory to DuPont, is received, to the effect that such action would not jeopardize the tax-free status of these transactions, or if DuPont waives the requirement to obtain such ruling or opinion. While DuPont does not currently intend to waive any of the conditions to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution (including the receipt by DuPont of the Tax Opinion) and proceed with the distribution even if all such conditions have not been met.

Tax Refunds

We and DuPont will generally be entitled to any tax refund to the extent that we or DuPont, as the case may be, would be responsible, under Tax Matters Agreement, for the underlying tax that is refunded.

Term and Amendment

Prior to the distribution, DuPont’s board of directors has the unilateral right to terminate or modify the terms of the Tax Matters Agreement, without the prior written consent of us or the stockholders of DuPont. After the distribution, the term of the Tax Matters Agreement is indefinite and it may only be terminated or modified with the prior written consent of both DuPont and us.

Employee Matters Agreement

We intend to enter into an employee matters agreement with DuPont (the “Employee Matters Agreement”) prior to the distribution. The Employee Matters Agreement identifies employees and employee-related liabilities (and attributable assets) contractually allocated (either retained, transferred and accepted, or assigned and assumed, as applicable) to us and DuPont as part of the Spin-Off and describes when and how the relevant transfers and assignments occur or will occur. This summary of the Employee Matters Agreement is qualified in its entirety by

reference to the full text of the agreement, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part. The terms described in this summary are also subject to exceptions with respect to applicable law, applicable labor agreements and certain other situations.

Qnity will honor all labor agreements covering its employees in accordance with the terms of those agreements notwithstanding any provisions in the Employee Matters Agreement to the contrary. Qnity will engage in, and cooperate with DuPont to satisfy, any consultation or information obligations with respect to unions and works councils that may arise under applicable law or labor agreement prior to the date of the distribution.

With some exceptions, upon the distribution, Qnity has or will, as applicable, provide its employees for twelve months post-distribution with base pay, target short-term incentive opportunities, target long-term incentive opportunities and paid time off that is no less than that which the employee received immediately prior to the distribution, as well as employee benefits that are substantially no less favorable in the aggregate than that which the employee received immediately prior to the distribution, and Qnity will cause its employees to commence participation in its benefit plans, on or prior to the date of the distribution, and will recognize prior years of service.

With some exceptions, Qnity will be contractually allocated liabilities arising out of or in connection with the employment or termination of its employees, whether arising before or after the distribution. Liabilities attributable to its former employees generally will be contractually allocated to Qnity.

If Qnity terminates an employee’s employment within 12 months following the distribution of DuPont and such employee is entitled to severance under the terms of the severance plan then applicable to the employee, the amount of severance will be not less than the cash severance to which the employee would have been entitled under the severance plan applicable to him or her immediately before the distribution (taking into account any service and changes in eligible compensation following the distribution).

With some exceptions, the Employee Matters Agreement does not provide for any transfer of assets or liabilities between or in respect of any defined benefit pension plan, defined contribution plan or other post-employment pension benefit plan.

With some exceptions, the Employee Matters Agreement provides for the equitable adjustment of existing equity incentive compensation awards denominated in the common stock of DuPont to reflect the occurrence of the distribution. The treatment of outstanding equity awards and equity-based compensation will be discussed in a subsequent amendment to this information statement.

For a period commencing on the distribution date and ending 24 months following the distribution date, none of Qnity or DuPont will solicit for employment (not including through non-targeted public advertisements or job postings) any of the other companies’ current employees or the other companies’ former employees during the six months following the applicable termination (but excluding former employees whose employment was involuntarily terminated by the other company).

Prior to the distribution, DuPont’s board of directors has the unilateral right to terminate or modify the terms of the Employee Matters Agreement, without the prior written consent of us or the stockholders of DuPont. After the distribution, the term of the Employee Matters Agreement is indefinite and it may only be terminated or modified with the prior written consent of both DuPont and us.

Intellectual Property Cross-License Agreement

We intend to enter into an intellectual property cross-license agreement (the “Intellectual Property Cross-License Agreement”) with DuPont prior to the distribution, which agreement will set forth the terms and conditions pursuant to which we and DuPont may use certain patents, know-how (including trade secrets), copyrights, and software contractually allocated to the other party under the Separation Agreement in the conduct our respective businesses and natural evolutions thereof. DuPont also will license to us certain engineering, safety, health and environmental standards that are contractually allocated to DuPont under the Separation Agreement and used by our businesses as of the distribution date. Each respective license will be non-exclusive, royalty-free, worldwide, irrevocable and non-terminable. Such licenses will be sublicensable to affiliates and to third parties in the operation of the applicable licensee’s business, but not for the independent use of any third party.

Each party will have the sole right to file, prosecute, maintain and defend the patents licensed to the other under the Intellectual Property Cross-License Agreement, and to enforce such intellectual property, including patents, trade secrets and other know-how, licensed to the other party.

The Intellectual Property Cross-License Agreement will expire on a licensed patent-by-licensed patent and licensed copyright-by-licensed copyright basis upon expiration of the relevant intellectual property, and will be perpetual with respect to know-how, standards and software licensed by each of us and DuPont. The Intellectual Property Cross-License Agreement will not be terminable by either party and may only be modified with the prior written consent of both DuPont and us. In addition, the agreement will be assignable in whole or in relevant part to affiliates or to a successor to all or a portion of the business or assets to which the agreement relates, but will not otherwise be assignable without consent of the other party.

This summary of the Intellectual Property Cross-License Agreement is qualified in its entirety by reference to the full text of the agreement, the form of which is incorporated by reference herein and to be filed as Exhibit      to the Form 10 of which this information statement forms a part.

Other Agreements

Qnity and/or certain of its subsidiaries also will enter into certain other agreements with DuPont and/or certain of its subsidiaries in connection with the Spin-Off, including those described below.

Transition Services Agreements

We intend to enter into certain transition services agreements (the “Transition Services Agreements”) with DuPont pursuant to which (i) DuPont will provide certain transitional services to us, and (ii) we will provide certain transitional services to DuPont. The services, including services such as environmental support, engineering support, finance support, facilities and office services, information technology support, procurement support, product stewardship and regulatory support, operational excellence support and research and development support, will be provided for a limited time, generally for an initial term between six months and 14 months following the date of the distribution and, in some cases, with an option to extend the term for one or more additional periods until no later than December 31, 2027, and will be provided for specified fees, which are generally based on the cost of services provided plus 5%.

This summary of the Transition Services Agreements is qualified in its entirety by reference to the full text of the Transition Services Agreements under which DuPont will provide transitional services to us, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part, as well as the full text of the Transition Services Agreements under which we will provide transitional services to DuPont, the form of which is incorporated by reference herein and to be filed as Exhibit    to the Form 10 of which this information statement forms a part.

Transitional House Marks Trademark License Agreement

We intend to enter into a transitional house marks trademark license agreement (the “Transitional House Marks Trademark License Agreement”) with DuPont to provide us time to phase out our use of certain house trademarks and trademarks contractually allocated to DuPont under the Separation Agreement. Under the

Transitional House Marks Trademark License Agreement, DuPont will provide non-exclusive, royalty-free transitional licenses to us (including to the “DuPont” name and oval) for use in connection with (i) certain current products and certain extensions as of the distribution date and (ii) certain limited new products. Such licenses will be sublicensable to affiliates and to third parties in a manner consistent with past practice, but not for the independent use of any third party. In addition, we will also have certain limited wind-down rights (including to the “DuPont” name) for use in connection with certain of our corporate names.

The Transitional House Marks Trademark License Agreement will expire two years following the distribution date, subject to an additional twelve-month inventory exhaustion period and certain regulatory exceptions in connection with regulatory name change requirements. Certain transitional licenses will have shorter terms applicable to particular uses. The Transitional House Marks Trademark License Agreement will not be terminable by DuPont other than in connection with our material breach and failure to cure, and may only be otherwise terminated or modified with the prior written consent of both DuPont and us. In addition, the Transitional House Marks Trademark License Agreement will be assignable in whole or in relevant part to affiliates or to a successor to all or a portion of the business or assets to which the Transitional House Marks Trademark License Agreement relates, but will not otherwise be assignable without consent of the other party.

Real Estate-Related Agreements

We and/or certain of our subsidiaries intend to enter into certain leases and other real estate-related agreements with DuPont and/or certain of its subsidiaries, the terms and conditions and costs of which will be specified in each such agreement. The leases include 99-year ground leases for premises located at manufacturing sites, as well as space leases and subleases of various term lengths, ranging from one year to 15 years, for office and lab premises.

Also among the real estate-related agreements intended to be entered into will be a cost sharing agreement (the “ESL Cost Sharing Agreement”) relating to the sharing of certain ownership and operating expenses at Experimental Station (where we will also be leasing space from DuPont under a separate operating lease). Under the ESL Cost Sharing Agreement, DuPont and Qnity will be responsible for 60% and 40%, respectively, of certain costs and expenses that exceed the net revenues received by DuPont from certain third parties at Experimental Station. While the term of the ESL Cost Sharing Agreement will be perpetual, DuPont will be required to use commercially reasonable efforts to mitigate such ownership and operating expenses, and we will not be responsible for the extent of any increase in Experimental Station ownership or operating expenses due to DuPont’s loss of rent from us that may result if we terminate our separate operating lease at the site and DuPont is unable to secure a new tenant for our space. We will also not be responsible for any increase in Experimental Station ownership and operating expenses that may result from any decrease in use of space at Experimental Station by DuPont or its subsidiaries following the Spin-Off.

Other Confidentiality-Related, Regulatory-Related and Commercial Agreements

We and/or certain of our subsidiaries intend to enter into certain confidentiality, software licensing, regulatory transfer and other commercial agreements with DuPont and/or certain of its subsidiaries, the terms and conditions and costs of which will be specified in each such agreement, which are intended to be on an arm’s-length basis and on market terms. Among the commercial agreements intended to be entered into will be (i) certain site services agreements with DuPont pursuant to which DuPont will provide to us, or we will provide to DuPont, certain manufacturing site services generally for terms of 20 years and certain lab site services generally for terms of five years; (ii) certain supply agreements with DuPont pursuant to which DuPont will supply certain products to us, or we will supply certain products to DuPont, generally for a term of 10 years; and (iii) certain contract manufacturing agreements pursuant to which DuPont will manufacture and sell to us, or we will manufacture and sell to DuPont, certain products generally for a term of 10 years.

Assignment Agreement for Legacy Liabilities

The Corteva Letter Agreement sets forth, among other things, certain limitations on the ability of each of DuPont and Corteva to transfer to third parties or separate its respective businesses and assets without assigning certain of such party’s Legacy Liabilities (as defined in the Corteva Letter Agreement) to such separated businesses and assets or transferees or meeting certain other alternative conditions. Accordingly, in accordance with the terms and conditions of the Corteva Letter Agreement, in addition to the Separation Agreement, we intend to enter into an assignment agreement with DuPont (the “Legacy Liabilities Assignment Agreement”), the form of which is incorporated by reference herein and to be filed as Exhibit     to the Form 10 of which this information statement forms a part, pursuant to which (i)(A) the Applicable Qnity Percentage of any Legacy Liabilities (as defined in the Corteva Letter Agreement) and (B) our Applicable Percentage of any funding obligations of DuPont under the Memorandum of Understanding, including with respect to the funding of the escrow account thereunder, will be contractually allocated to us (and for which we will indemnify DuPont), and (ii) we will be bound by, and subject to, on a partially assigned basis, certain terms and conditions of the Corteva Letter Agreement, including the same limitations on our ability to transfer to third parties or separate our businesses and assets without assigning certain Legacy Liabilities (as defined in the Corteva Letter Agreement) contractually allocated to us in connection with the separation to such separated businesses and assets or transferees or meeting certain other alternative conditions, except that the value of the Minimum EBITDA (as defined in the Corteva Letter Agreement) will be an amount equal to (i) $2,500,000,000 multiplied by (ii) the Applicable Qnity Percentage (the “Qnity Minimum EBITDA”). Following the distribution, in accordance with the terms and conditions of the Corteva Letter Agreement, the Minimum EBITDA (as defined in the Corteva Letter Agreement) in respect of DuPont will also be reduced to an amount equal to (x) $2,500,000,000 multiplied by (y) the Applicable DuPont Percentage (the “DuPont Minimum EBITDA”). The Qnity Minimum EBITDA will not be determinable until the Applicable Qnity Percentage is determined after the distribution, and we intend to publicly disclose the numeric percentage of the Applicable Qnity Percentage and the resulting Qnity Minimum EBITDA once determined after the distribution. The DuPont Minimum EBITDA will also not be determinable until the Applicable DuPont Percentage is determined after the distribution, and we expect DuPont to publicly disclose the numeric percentage of the Applicable DuPont Percentage and the resulting DuPont Minimum EBITDA once determined after the distribution. The Legacy Liabilities Assignment Agreement does not modify, alter, amend or otherwise change any of the indemnification-related rights or obligations of the parties to the Corteva Letter Agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to DuPont and DuPont stockholders in connection with the distribution. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the IRS, all as in effect as of the date of this information statement and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the Spin-Off will be consummated in accordance with the Separation Agreement and as described in this information statement.

Except as specifically described below, this summary is limited to DuPont stockholders that are “U.S. Holders”, as defined immediately below. For purposes of this summary, a U.S. Holder is a beneficial owner of DuPont common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (1) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is limited to U.S. Holders of DuPont common stock that hold their DuPont common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to holders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	traders that elect to use a mark-to-market method of accounting;

•	tax-exempt entities;

•	pension plans, cooperatives, real estate investment trusts, regulated investment companies or grantor trusts;

•	banks, financial institutions or insurance companies;

•	persons who acquired shares of DuPont common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of DuPont common stock;

•	persons owning DuPont common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	certain former citizens or former long-term residents of the U.S.;

•	persons whose functional currency is not the U.S. dollar;

•	persons who are subject to any minimum tax;

•	persons who hold DuPont common stock through an individual retirement account, tax-qualified retirement plan or other tax-deferred account; or

•	partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding DuPont common stock through such entities.

Moreover, this summary does not address any state, local, or non-U.S. tax consequences or any estate, gift or other non-income tax considerations, or the Medicare tax on certain net investment income.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of DuPont common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Treatment of the Distribution

It is a condition to the distribution that DuPont receives the Tax Opinion. Assuming the distribution qualifies as tax-free under Section 368(a)(1)(D) and Section 355 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by DuPont as a result of the distribution;

•	no gain or loss will be recognized by, or be includible in the income of, a DuPont stockholder solely as a result of the receipt of Qnity common stock in the distribution;

•

the aggregate tax basis of the shares of DuPont common stock and shares of Qnity common stock (including any fractional shares deemed received, as discussed below) in the hands of each DuPont stockholder immediately after the distribution will be the same as the aggregate tax basis of the shares of DuPont common stock held by such holder immediately before the distribution, allocated between the shares of DuPont common stock and shares of Qnity common stock (including any fractional shares deemed received) in proportion to their relative fair market values immediately following the distribution; and

•

the holding period with respect to shares of Qnity common stock received by DuPont stockholders (including any fractional shares deemed received) will include the holding period of their shares of DuPont common stock.

DuPont stockholders that have acquired different blocks of DuPont common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our shares distributed with respect to blocks of DuPont common stock.

The Tax Opinion will be based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and DuPont make. In rendering the Tax Opinion, Skadden also will rely on certain covenants that we and DuPont enter into, including the adherence by DuPont and us to certain restrictions on their and our future actions. The Tax Opinion will be expressed as of the date of the distribution and will not cover subsequent periods. As a result, the Tax Opinion is not expected to be issued until after the date of this information statement. Additionally, while DuPont does not currently intend to waive any of the conditions to the distribution described in this information statement, DuPont may waive any of the conditions to the distribution (including the receipt by DuPont of the Tax Opinion) and proceed with the distribution even if all such conditions have not been met.

An opinion of counsel represents counsel’s best judgment based on current law and is not binding on the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all those conclusions and that a court could sustain that contrary position. The Tax Opinion is not binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the validity of the distribution and related transactions as a reorganization for U.S. federal income tax purposes under Section 368(a)(1)(D) and Section 355 of the Code or that any such challenge ultimately will not prevail.

If, notwithstanding the conclusions that we expect to be included in the Tax Opinion, it is ultimately determined that the distribution does not qualify as tax-free under Section 355 of the Code for U.S. federal income tax purposes, then DuPont would recognize corporate level taxable gain on the distribution in an amount equal to the excess, if any, of the fair market value of Qnity common stock distributed to DuPont stockholders on the distribution date over DuPont’s tax basis in such stock. In addition, if the distribution is ultimately determined not to qualify as tax-free under Section 355 of the Code for U.S. federal income tax purposes, each DuPont stockholder that receives shares of Qnity common stock in the distribution would be treated as receiving a distribution in an amount equal to the fair market value of Qnity common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of DuPont’s current and accumulated earnings and profits, including DuPont’s taxable gain, if any, on the distribution, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in DuPont stock and thereafter treated as capital gain from the sale or exchange of DuPont stock.

Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and Section 355 of the Code, the distribution may result in corporate level taxable gain to DuPont under Section 355(e) of the Code if either DuPont or Qnity undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the distribution, potentially including transactions occurring after the distribution. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, DuPont would recognize taxable gain as described above, but the distribution would be tax-free to each U.S. Holder (except with respect to any tax on any cash received in lieu of fractional shares).

A U.S. Holder that receives cash instead of fractional shares of Qnity common stock should be treated as though the U.S. Holder first received a distribution of a fractional share of Qnity common stock, and then sold it for the amount of cash. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s basis in the fractional share, as determined above. Such capital gain or loss should generally be a long-term capital gain or loss if the U.S. Holder’s holding period for such U.S. Holder’s DuPont common stock exceeds one year.

U.S. Treasury Regulations require certain stockholders that receive stock in a distribution to attach a detailed statement setting forth certain information relating to the distribution to their respective U.S. federal income tax returns for the year in which the distribution occurs. Within forty-five (45) days after the distribution, DuPont will provide stockholders who receive Qnity common stock in the distribution with the information necessary to comply with such requirement. In addition, all stockholders are required to retain permanent records relating to the amount, basis, and fair market value of Qnity common stock received in the distribution and to make those records available to the IRS upon request of the IRS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Qnity intends to enter into secured credit facilities, including a senior secured revolving credit facility and a senior secured term loan facility, and issue senior secured and unsecured notes prior to or concurrent with the separation. If Qnity enters into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this information statement forms a part, a description of such arrangements will be included in an amendment to this information statement.

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation and bylaws will be amended and restated prior to the Spin-Off. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this information statement is a part, along with the applicable provisions of Delaware law. Prior to the distribution date, DuPont, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation, and our board of directors will approve and adopt our amended and restated bylaws. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated bylaws, see the section entitled “Where You Can Find More Information”. We urge you to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of    shares of common stock, par value $0.01 per share, and    shares of preferred stock, par value $0.01 per share.

Common Stock

Immediately following the distribution, we expect that approximately     shares of our common stock will be issued and outstanding based on approximately     shares of DuPont common stock outstanding as of    .

Voting Rights. Each holder of a share of our common stock will be entitled to one vote for each such share held upon all questions presented to our stockholders (other than those reserved to the holders of our preferred stock as may be set forth in the applicable certificate of designation), and our common stock will have the exclusive right to vote for the election of directors (other than those directors, if any, elected by the holders of our preferred stock as may be set forth in the applicable certificate of designation) and for all other purposes. All corporate actions, other than the election of directors and amendment of our amended and restated certificate of incorporation and amended and restated bylaws, are decided by a plurality vote by holders of our common stock.

Quorum. The holders of our common stock entitled to cast a majority of votes at a stockholders’ meeting constitute a quorum at such meeting.

Election of Directors. Directors are generally elected by a majority of the votes cast by holders of our common stock at a meeting where there is a quorum. However, directors are elected by a plurality of the votes cast by holders of our common stock at a meeting where there is a quorum if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.

Dividends and Liquidation Rights. Holders of common stock are entitled to dividends as may be declared by our board of directors whenever full accumulated dividends for all past dividend periods and for the current dividend period have been paid, or declared and set apart for payment, on then-outstanding preferred stock, if any. Upon liquidation, dissolution or winding-up of Qnity, whether voluntary or involuntary, and after satisfaction of the rights of the holders of our preferred stock, our remaining assets and funds will be divided and paid to holders of our common stock according to their respective shares.

Miscellaneous. The shares of our common stock will be fully paid and non-assessable upon issuance and payment therefor. Holders of common stock will not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future. There will not be any redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our amended and restated certificate of incorporation will authorize our board of directors, without further action by our stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Qnity through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

Miscellaneous. The shares of our preferred stock will be fully paid and non-assessable upon issuance and payment therefor. Unless otherwise stated in the certificate of designations, holders of preferred stock do not have any preemptive rights to subscribe for any additional shares of preferred stock or other obligations convertible into or exercisable for shares of preferred stock that we may issue in the future. Unless otherwise stated in the certificate of designations, there are no redemption or sinking fund provisions applicable to our preferred stock.

Anti-Takeover Considerations

The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Qnity outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Classified Board. Our amended and restated certificate of incorporation and bylaws will provide that our board of directors will be divided into three classes. At the time of the Spin-Off, our board of directors will be divided into three approximately equal classes. The initial directors designated as Class I directors will have terms expiring at the 2026 annual meeting of stockholders, at which meeting the Class I directors will be elected to a term expiring at the 2028 annual meeting of stockholders; the initial directors designated as Class II directors will have terms expiring at the 2027 annual meeting of stockholders, at which meeting the Class II directors will be elected to a term expiring at the 2028 annual meeting of stockholders; and the directors designated as Class III directors will have terms expiring at the 2028 annual meeting of stockholders. From and including the 2028 annual meeting of stockholders, each director will be elected annually and will hold office until the next succeeding annual meeting of stockholders and until such director’s successor will have been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Because of the classified board provisions, until the 2028 annual meeting of stockholders, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Qnity.

Stockholder Action by Written Consent. Delaware law provides that, unless otherwise stated in the amended and restated certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our amended and restated certificate of incorporation will expressly eliminate the right of our stockholders to act by written consent and, as such, stockholder action must take place at the annual meeting or a special meeting of our stockholders (other than as may be set forth in the applicable certificate of designation for a series of preferred stock).

Limits on Special Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of the stockholders may be called by a majority of our board of directors and, from and including the 2028 annual meeting of stockholders, will be called by the chairman of the board of directors or the corporate secretary at the request in writing of the holders of record of at least 15% of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of stockholders as may be set forth in the amended and restated bylaws, as may be amended from time to time.

Undesignated Preferred Stock. The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Qnity through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

State Takeover Legislation. Upon the distribution, we will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203 of the DGCL, an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.

The provisions of Section 203 of the DGCL may encourage persons interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Generally, such proposal will be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting. For purposes of the first annual meeting, the anniversary date of our 2025 annual meeting will be deemed to be     .

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Removal of Directors. Delaware law provides that, except in the case of a classified board of directors, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors. In keeping with the classified board provisions in our amended and restated certificate of incorporation, until the 2028 annual meeting of stockholders, stockholders may only remove a director for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting as a single class. From and including the 2028 annual meeting of stockholders, stockholders may remove a director with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting as a single class.

Size of Our Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors on our board of directors will be not less than 6, nor more than 16, with the exact number of directors to be fixed exclusively by our board of directors. No decrease in the number of directors may shorten the term of any incumbent director. If the number of directors is changed while the board of directors is classified, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class nearly equal as possible.

Vacancies. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that vacancies occurring in our board of directors for any cause may be filled exclusively by vote of a majority of our then-serving board of directors. The remaining directors may elect a successor to hold office for the unexpired term of the director whose place is vacant and until the election of his or her successor or until his or her earlier death, resignation, disqualification or removal.

Amendments to Certificate of Incorporation. Our amended and restated certificate of incorporation will provide that the provisions of our amended and restated certificate of incorporation may only be amended in the manner prescribed by the DGCL, except that our amended and restated certificate of incorporation will provide that until the 2028 annual meeting of stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of capital stock of Qnity entitled to vote on such amendment will be required to amend certain provisions relating to: (i) the classification, size, term, election, removal, nomination and filling of vacancies with respect to our board of directors; (ii) the ability to call special meetings of stockholders; and (iii) any provision relating to the amendment of such provisions.

Amendments to Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the provisions of our amended and restated bylaws may only be amended by our board of directors or by the affirmative vote of the holders of a majority of all of the shares of capital stock of Qnity then entitled to vote generally in the election of directors, voting together as a single class, except that our amended and restated certificate of incorporation and amended and restated bylaws will provide that until the 2028 annual meeting of stockholders, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of capital stock of Qnity entitled to vote on such amendment will be required to amend certain provisions relating to: (i) the classification, size, term and filling of vacancies with respect to our board of directors; (ii) the ability to call special meetings of stockholders; and (iii) any provision relating to the amendment of such provisions.

Limitations on Liability, Indemnification and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors and officers, as applicable, and our amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of our directors, officers, employees and agents will be indemnified by us as of right to the full extent permitted by the DGCL.

Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he or she is or was one of our directors or officers, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, that person will be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person will be indemnified only against expenses, including attorneys’ fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that if he or she is adjudged to be liable for negligence or misconduct in the performance of his or her duty to us, he or she cannot be made whole even for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

Under our amended and restated certificate of incorporation and amended and restated bylaws, the right to indemnification will include the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

We will maintain liability insurance for our directors and officers to provide protection where we cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act and directors’ and officers’ liability insurance for our directors and officers.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Qnity and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, employees or agents for which indemnification is sought.

Exclusive Forum

Our amended and restated bylaws will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Qnity, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, other employees, stockholders or agents to Qnity or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, stockholders or agents, which may discourage such lawsuits against us or our directors, officers other employees, stockholders or agents. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. These exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder.

Our amended and restated bylaws will also provide that we are entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions regarding forum.

Other Restrictions

Our amended and restated certificate of incorporation will restrict Qnity’s ability to challenge, breach or otherwise contravene the rights of DuPont or obligations of Qnity, in each case as described in the second paragraph of the section entitled “Our Relationship with DuPont Following the Distribution—Separation Agreement—Legal Matters”. Further, under our amended and restated certificate of incorporation and the Separation Agreement, Qnity will be required to pay to DuPont a substantial amount in the event the amended and restated certificate of incorporation is amended to remove such restrictions and protections.

Sale of Unregistered Securities

On December 6, 2024, we issued 100 shares of our common stock to DuPont pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the shares under the Securities Act because the issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for our common stock will be Computershare.

Listing

Subject to obtaining requisite approval, we intend to list our common stock on the NYSE under the symbol “Q”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Form 10 with the SEC with respect to the shares of Qnity common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and Qnity common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of Qnity common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

INDEX TO THE FINANCIAL STATEMENTS

ELECTRONICSCO

COMBINED FINANCIAL STATEMENTS

As of December 31, 2024 and 2023 and for the Years Ended December 31, 2024, 2023 and 2022

As of March 31, 2025 and 2024 and for the Three Months Ended March 31, 2025 and 2024 (unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of DuPont de Nemours, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Electronics business of DuPont de Nemours, Inc. (“ElectronicsCo” or the “Company”) as of December 31, 2024 and 2023, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2024, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2024 listed in the accompanying index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment – Interconnect Solutions Reporting Unit

As described in Notes 2 and 13 to the combined financial statements, the Company’s goodwill balance was $7.4 billion as of December 31, 2024, a portion of which related to the Interconnect Solutions reporting unit. Management tests goodwill for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Management performed quantitative testing on the Interconnect Solutions reporting unit using a combination of the discounted cash flow model (a form of the income approach) and the Guideline Public Company Method (a form of the market approach). Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at a risk-adjusted rate. Management’s discounted cash flow model includes significant assumptions, including projected revenue growth, EBITDA margin, weighted average cost of capital, terminal growth rate, and the tax rate. Under the market approach, management selects peer sets based on close competitors and reviews the EBITDA market multiples to determine the fair value.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Interconnect Solutions reporting unit is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the Interconnect Solutions reporting unit; (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to (a) projected revenue growth, EBITDA margin, weighted average cost of capital, and terminal growth rate used in the income approach and (b) market multiples used in the market approach; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures included, among others (i) testing management’s process for developing the fair value estimate of the Interconnect Solutions reporting unit; (ii) evaluating the appropriateness of the income and market approaches used by management; (iii) testing the completeness and accuracy of underlying data used in the income and market approaches; and (iv) evaluating the reasonableness of the significant assumptions used by management related to (a) projected revenue growth, EBITDA margin, weighted average cost of capital, and terminal growth rate in the income approach and (b) market multiples in the market approach. Evaluating management’s assumptions related to projected revenue growth and EBITDA margin involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the Interconnect Solutions reporting unit; (ii) the consistency with external market and industry data; and (iii) whether the assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the income and market approaches and (ii) the reasonableness of the weighted average cost of capital, terminal growth rate, and market multiples assumptions.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 24, 2025, except for the change in composition of reportable segments described in Note 18, as to which the date is June 18, 2025

We have served as the Company’s auditor since 2024.

ElectronicsCo

Combined Statements of Operations

(In millions) For the years ended December 31,	2024	2023	2022
Net sales	$4,335	$4,035	$4,755
Cost of sales	2,339	2,280	2,598
Research and development expenses	314	303	329
Selling, general and administrative expenses	603	533	518
Amortization of intangibles	232	262	276
Restructuring and asset related charges - net	8	52	119
Acquisition, integration and separation costs	—	—	11
Equity in earnings of nonconsolidated affiliates	37	16	31
Sundry income (expense) - net	25	11	17
Income before income taxes	$901	$632	$952
Provision for income taxes	177	99	151
Net income	$724	$533	$801
Net income attributable to noncontrolling interests	31	26	27
Net income attributable to ElectronicsCo	$693	$507	$774

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Comprehensive Income

(In millions) For the years ended December 31,	2024	2023	2022
Net income	$724	$533	$801
Other comprehensive loss, net of tax
Pension benefit plans	6	(2)	(6)
Cumulative translation adjustments	(183)	(38)	(320)
Total other comprehensive loss	(177)	(40)	(326)
Comprehensive income	547	493	475
Comprehensive income attributable to noncontrolling interests, net of tax	23	22	18
Comprehensive income attributable to ElectronicsCo	$524	$471	$457

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Balance Sheets

In millions	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$166	$139
Accounts and notes receivable - net	682	657
Inventories	597	534
Prepaid expenses and other current assets	38	34
Total current assets	1,483	1,364
Property
Property, plant and equipment	2,669	2,591
Less: Accumulated depreciation	(1,121)	(1,051)
Property, plant and equipment - net	1,548	1,540
Other Assets
Goodwill	7,379	7,456
Other intangible assets	1,286	1,536
Investments and noncurrent receivables	394	399
Deferred income tax assets	42	42
Deferred charges and other assets	141	179
Total other assets	9,242	9,612
Total Assets	$12,273	$12,516
Liabilities and Equity
Current Liabilities
Accounts payable	$528	$432
Income taxes payable	161	142
Accrued and other current liabilities	150	103
Total current liabilities	839	677
Other Noncurrent Liabilities
Pensions - noncurrent	65	73
Deferred income tax liabilities	259	341
Other noncurrent obligations	214	241
Total other noncurrent liabilities	538	655
Total Liabilities	1,377	1,332
Commitments and contingent liabilities (Note 14)
Equity
Parent company net investment	11,058	11,183
Accumulated other comprehensive loss	(414)	(245)
Total ElectronicsCo Equity	10,644	10,938
Noncontrolling interests	252	246
Total equity	10,896	11,184
Total Liabilities and Equity	$12,273	$12,516

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Cash Flows

(In millions) For the years ended December 31,	2024	2023	2022
Operating Activities
Net income	$724	$533	$801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	162	141	138
Amortization of definite-lived intangible assets	232	262	276
Stock-based compensation	13	13	12
Credit for deferred income tax and other tax related items	(81)	(79)	(121)
Net gain on sales of assets	(16)	(8)	—
Restructuring and asset related charges - net	8	52	119
Net periodic pension benefit cost	5	10	9
Periodic benefit plan contributions	(4)	(10)	(16)
Earnings of nonconsolidated affiliates less dividends received	4	11	11
Changes in assets and liabilities:
Accounts and notes receivable	(53)	12	20
Inventories	(84)	86	(90)
Other assets	39	(40)	(9)
Accounts payable	78	(54)	(70)
Accrued and other current liabilities	39	(96)	(98)
Other noncurrent liabilities	(33)	63	31
Income tax liabilities	28	(14)	140
Cash provided by operating activities	1,061	882	1,153
Investing Activities
Capital expenditures	(200)	(231)	(202)
Proceeds from sales of property and other assets	15	5	—
Other investing activities, net	13	—	—
Cash used for investing activities	(172)	(226)	(202)
Financing Activities
Distributions to noncontrolling interests	(17)	(18)	(17)
Net transfers to Parent	(831)	(610)	(915)
Cash used for financing activities	(848)	(628)	(932)
Effect of exchange rate changes on cash and cash equivalents	(14)	(4)	(10)
Increase in cash and cash equivalents	27	24	9
Cash and cash equivalents at beginning of period	139	115	106
Cash and cash equivalents at end of period	$166	$139	$115
Supplemental cash flow information
Cash paid during the year for:
Income taxes	$62	$80	$58

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Changes in Equity

In millions	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total ElectronicsCo Equity	Noncontrolling Interests	Total Equity
2022
Balance at January 1, 2022	$11,402	$108	$11,510	$241	$11,751
Net income	774	—	774	27	801
Other comprehensive loss	—	(317)	(317)	(9)	(326)
Distributions to noncontrolling interests	—	—	—	(17)	(17)
Net transfers to Parent	(903)	—	(903)	—	(903)
Balance at December 31, 2022	$11,273	$(209)	$11,064	$242	$11,306
2023
Net income	507	—	507	26	533
Other comprehensive loss	—	(36)	(36)	(4)	(40)
Distributions to noncontrolling interests	—	—	—	(18)	(18)
Net transfers to Parent	(597)	—	(597)	—	(597)
Balance at December 31, 2023	$11,183	$(245)	$10,938	$246	$11,184
2024
Net income	693	—	693	31	724
Other comprehensive loss	—	(169)	(169)	(8)	(177)
Distributions to noncontrolling interests	—	—	—	(17)	(17)
Net transfers to Parent	(818)	—	(818)	—	(818)
Balance at December 31, 2024	$11,058	$(414)	$10,644	$252	$10,896

See Notes to the Combined Financial Statements.

ElectronicsCo

NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization and Description of Business

The accompanying Combined Financial Statements and notes present the combined results of operations, financial position, and cash flows of the Electronics business (collectively, “ElectronicsCo” or “the Company”) of DuPont de Nemours, Inc. (“DuPont” or “Parent”). ElectronicsCo is a global leader in electronic solutions and materials used in semiconductor chip manufacturing and advanced electronic materials enabling signal integrity, power and thermal management. It includes businesses within Semiconductor Technologies (“Semi”) and Interconnect Solutions (“ICS”):

•

Semi provides a comprehensive portfolio of innovative materials and solutions utilized across multiple stages of the semiconductor manufacturing process. These advanced materials are qualified into customers’ roadmaps, designed to improve chip performance, enhance yield, and enable leading-edge node technology.

•

ICS offers a comprehensive range of best-in-class material solutions that address the evolving complexities of signal integrity, thermal management, and advanced packaging. These solutions are integral for many advanced electronics hardware, including complex printed circuit boards and advanced semiconductor packaging.

Transaction Anticipated in 2025

On May 22, 2024, DuPont announced its plan to separate ElectronicsCo from DuPont into an independent publicly traded company (the “Separation”). The Separation will be effectuated through a tax-free spin-off, pursuant to which DuPont will distribute to ElectronicsCo’s shareholders all of the outstanding common shares of common stock of ElectronicsCo.

Basis of Presentation

ElectronicsCo has historically operated as a part of DuPont; consequently, stand-alone financial statements have not historically been prepared for ElectronicsCo. The Combined Financial Statements have been derived from DuPont’s accounting records as if ElectronicsCo’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The historical results of operations, financial position and cash flows of ElectronicsCo presented in these Combined Financial Statements may not be indicative of what they would have been had ElectronicsCo actually been an independent stand-alone entity, nor are they necessarily indicative of ElectronicsCo’s future results of operations, financial position and cash flows.

The Combined Statements of Operations and Comprehensive Income include all revenues and costs directly attributable to ElectronicsCo, including costs for facilities, functions and services used by ElectronicsCo. The Combined Statements of Operations and Comprehensive Income reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and any restructuring related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of ElectronicsCo and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, ElectronicsCo, in the aggregate. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. The allocations, therefore, may not reflect the expenses ElectronicsCo would have incurred as a stand-alone company for the periods presented.

The ElectronicsCo Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to ElectronicsCo, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds ElectronicsCo’s operating and investing activities as needed. Cash transfers to the cash management accounts of Parent are reflected in the Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between ElectronicsCo and Parent and their affiliates and other associated companies are reflected in the Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 6.

The Combined Financial Statements include the accounts of ElectronicsCo and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which ElectronicsCo’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

Intracompany accounts and transactions within ElectronicsCo have been eliminated in the preparation of the accompanying Combined Financial Statements. Intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

ElectronicsCo’s operations are included in the consolidated U.S. federal, and certain state, local and foreign combined, consolidated or other group income tax returns filed by Parent or another affiliate, where applicable. ElectronicsCo also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these Combined Financial Statements are presented on a separate return basis as if ElectronicsCo filed its own tax returns. ElectronicsCo’s tax results as presented in the Combined Financial Statements may not be reflective of the results that ElectronicsCo would generate in the future. In jurisdictions where ElectronicsCo has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision are considered settled in cash with Parent immediately and therefore have been reflected in the balance sheet within “Parent company net investment”.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying Combined Financial Statements have been prepared on a stand-alone basis and include the accounts of ElectronicsCo and its wholly owned subsidiaries as well as entities in which ElectronicsCo has a controlling financial interest.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. ElectronicsCo’s Combined Financial Statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash reflected on the Combined Balance Sheets represents cash on hand at certain foreign entities as a result of local requirements. The Company does not hold any restricted cash or cash equivalents. Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value.

Accounts and Notes Receivable

Accounts and notes receivables are recognized net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects the best estimate of losses inherent in ElectronicsCo’s accounts and notes receivable portfolio, which is determined by assessing expected credit losses on the basis of historical experience, specific allowances for known troubled accounts, and other available evidence. Accounts and notes receivable are written off when management determines that they are uncollectible.

Fair Value Measurements

Under the accounting guidance for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

ElectronicsCo uses the following valuation techniques to measure fair value for its assets and liabilities:

Level 1	-	Quoted market prices in active markets for identical assets or liabilities;

Level 2	-	Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs);

Level 3	-	Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Foreign Currency Translation

ElectronicsCo’s worldwide operations utilize the U.S. dollar (“USD”) or local currency as the functional currency, where applicable. ElectronicsCo identifies its separate and distinct foreign entities and groups the foreign entities into two categories: 1) extension of the parent or foreign subsidiaries operating in a hyper-inflationary environment (USD functional currency) and 2) self-contained (local functional currency). If a foreign entity does not align with either category, factors are evaluated, and a judgment is made to determine the functional currency.

For foreign entities where the USD is the functional currency, all foreign currency-denominated asset and liability amounts are re-measured into USD at end-of-period exchange rates, except for inventories, prepaid expenses, property, plant and equipment, goodwill and other intangible assets and other non-monetary items, which are re-measured at historical rates. Foreign currency income and expenses are re-measured at average exchange rates in effect during the period, except for expenses related to balance sheet amounts re-measured at historical exchange rates. Exchange gains and losses arising from re-measurement of foreign currency-denominated monetary assets and liabilities are included in income in the period in which they occur.

For foreign entities where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into USD at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive loss in equity. Assets and liabilities denominated in other than the local currency are re-measured into the local currency prior to translation into USD and the resultant exchange gains or losses are included in income in the period in which they occur. Income and expenses are translated into USD at average exchange rates in effect during the period.

ElectronicsCo changes the functional currency of its separate and distinct foreign entities only when significant changes in economic facts and circumstances indicate clearly that the functional currency has changed. In the ordinary course of business, Parent enters into contractual arrangements (derivatives) to reduce the exposure of Parent and its consolidated subsidiaries, including ElectronicsCo, taken as a whole to foreign currency, interest rate and commodity price risks. Since these activities are conducted by Parent based on total exposures for Parent and its subsidiaries, the ElectronicsCo Combined Financial Statements do not reflect the impact of such activities.

Inventories

ElectronicsCo’s inventories are valued at the lower of cost or net realizable value. Elements of cost in inventories include raw materials, direct labor and manufacturing overhead. Supplies are valued at cost or net realizable value, whichever is lower, and cost is generally determined by the average cost method. ElectronicsCo’s inventories are generally accounted for under the average cost method. ElectronicsCo establishes allowances for obsolescence of inventory based upon quality considerations and assumptions about future demand and market conditions.

In periods of abnormally low production, certain fixed costs normally absorbed into inventory are recorded directly to cost of sales in the period incurred.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. When assets are surrendered, retired, sold, or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the Combined Balance Sheets and included in determining the gain or loss on such disposals.

Goodwill and Other Intangible Assets

ElectronicsCo records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value.

When testing goodwill for impairment, ElectronicsCo has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If ElectronicsCo chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required. If the carrying value of a reporting unit exceeds its fair value, an impairment loss is recognized in the amount by which the carrying value of the reporting unit exceeds its fair value, limited to the amount of goodwill at the reporting unit. ElectronicsCo determines fair values for each of the reporting units using a combination of the income approach and market approach. Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Under the market approach, ElectronicsCo selects peer sets based on close competitors and reviews the EBITDA market multiples to determine the fair value. ElectronicsCo applies a weighting to the market approach and income approach to determine the fair value. See Note 13 for further information on goodwill.

Definite-lived intangible assets are amortized over their estimated useful lives, generally on a straight-line basis for periods ranging from 1 to 20 years. ElectronicsCo continually evaluates the reasonableness of the useful lives of these assets. Once these assets are fully amortized, they are removed from the Combined Balance Sheets.

Impairment and Disposals of Long-Lived Assets

ElectronicsCo evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered for impairment when the total projected undiscounted cash flows from the assets are separately identifiable and are less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. ElectronicsCo’s fair value methodology is an estimate of fair market value which is made based on prices of similar assets or other valuation methodologies, including present value techniques. Long-lived assets to be disposed of by sale, if material, are classified as held for sale and reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of. Depreciation is recognized over the remaining useful life of the assets.

Leases

ElectronicsCo determines whether an arrangement is a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and ElectronicsCo has the right to control the asset. Operating lease right-of-use (“ROU”) assets are included in “Deferred charges and other assets” on the Combined Balance Sheets. Operating lease liabilities are included in “Accrued and other current liabilities” and “Other noncurrent obligations” on the Combined Balance Sheets. ROU assets represent ElectronicsCo’s right to use an underlying asset for the lease term and lease liabilities represent ElectronicsCo’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of ElectronicsCo’s leases do not provide the lessor’s implicit rate, ElectronicsCo uses its Parent’s incremental borrowing rate at the commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain those options will be exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense is recognized on a straight-line basis over the lease term.

ElectronicsCo has lease agreements with lease and non-lease components, which are accounted for as a single lease component for all asset classes. Additionally, for certain equipment leases, the portfolio approach is applied to account for the operating lease ROU assets and lease liabilities. In the Combined Statements of Operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term. See Note 15 for additional information regarding ElectronicsCo’s leases.

Short-Term Borrowings and Long-Term Debt

Parent’s current and long-term debt, and related interest expense, has not been recognized within ElectronicsCo’s Combined Financial Statements, because they are not specifically identifiable to ElectronicsCo.

Revenue Recognition

ElectronicsCo recognizes revenue when its customer obtains control of promised goods, in an amount that reflects the consideration which ElectronicsCo expects to receive in exchange for those goods. To determine revenue recognition for the arrangements that ElectronicsCo determines are within the scope of Revenue from Contracts with Customers (Topic 606), ElectronicsCo performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. See Note 4 for additional information on revenue recognition.

Cost of Sales

Cost of sales primarily includes the cost of manufacture and delivery, raw materials, direct salaries, wages and benefits and overhead, non-capitalizable costs associated with capital projects and other operational expenses. No amortization of intangibles is included within costs of sales.

Research and Development

Research and development costs are expensed as incurred. Research and development expense includes costs (primarily consisting of employee costs, materials, contract services, research agreements, and other external spend) relating to the discovery and development of new products and enhancement of existing products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include selling and marketing expenses, commissions, functional costs, and business management expenses.

Acquisition, Integration and Separation Costs

Acquisition, integration and separation costs primarily consist of financial advisory, information technology, legal, accounting, consulting, and other professional advisory fees associated with the preparation and execution of activities related to Parent’s strategic initiatives that are for the benefit of ElectronicsCo. Acquisition, integration and separation costs for the year ended December 31, 2022 are primarily related to the acquisition of Laird Performance Materials in July 2021.

Litigation

Accruals for legal matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period incurred.

Restructuring and Asset Related Charges

Charges for restructuring programs generally include targeted actions involving employee severance and related benefit costs, contract termination charges, and asset related charges, which include impairments or accelerated depreciation/amortization of long-lived assets associated with such actions. Employee severance and related benefit costs are provided to employees under Parent’s ongoing benefit arrangements. These charges are accrued during the period when management commits to a plan of termination and it becomes probable that employees will be entitled to benefits at amounts that can be reasonably estimated. Contract termination charges primarily reflect costs to terminate a contract before the end of its term or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company. Asset related charges reflect impairments to long-lived assets no longer deemed recoverable and depreciation/amortization of long-lived assets, which is accelerated over their remaining economic lives.

Stock-based Compensation

Parent grants stock-based compensation awards that vest over a specified period or upon employees meeting certain performance and/or retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date. The fair value of liability instruments issued to employees is measured at the end of each quarter. The fair value of equity and liability instruments is expensed over the vesting period or, in the case of retirement, from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. The Parent estimates expected forfeitures.

The total stock-based compensation cost of ElectronicsCo’s employees included within the Combined Statements of Operations was $13 million, $13 million and $12 million for the years ended December 31, 2024, 2023 and 2022, respectively. These costs are charged directly to the Company based on the specific employees receiving awards.

Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of Parent to ElectronicsCo’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset-and-liability method prescribed by Accounting Standards Codification (ASC) 740, Income Taxes, issued by the Financial Accounting Standards Board. Accordingly, ElectronicsCo’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Parent may not be included in the ElectronicsCo Combined Financial Statements. Similarly, the tax treatment of certain items reflected in the ElectronicsCo Combined Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent. Additionally, certain current income tax liabilities related to the Company’s activities included in the Parent’s income tax returns were assumed to be immediately settled with Parent through the Net Parent Investment account. Following the Separation, the Company’s operating footprint as well as tax return elections and assertions may be different and therefore, the Company’s hypothetical income taxes, as presented in the ElectronicsCo Combined Financial Statements, may not be indicative of the Company’s future income taxes.

ElectronicsCo accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities using enacted tax rates. The effect of a change in tax rates on deferred tax assets or liabilities is recognized in income in the period that includes the enactment date.

ElectronicsCo recognizes the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. ElectronicsCo accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. The current portion of uncertain income tax positions is included in “Income taxes payable” and the long-term portion is included in “Other noncurrent obligations” in the Combined Balance Sheets.

Parent Company Net Investment

ElectronicsCo’s equity on the Combined Balance Sheets represents Parent’s net investment in ElectronicsCo and is presented as “Parent company net investment” in lieu of stockholders’ equity. The Combined Statements of Changes in Equity include net cash transfers and other property transfers between Parent and ElectronicsCo, as well as intercompany receivables and payables between ElectronicsCo and other Parent affiliates that were settled on a current basis. Additionally, Parent company net investment includes assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to ElectronicsCo, and other assets and liabilities recorded by Parent, whose related income and expenses have been pushed down to ElectronicsCo. All transactions reflected in “Parent company net investment” in the accompanying Combined Balance Sheets have been considered cash receipts and payments within financing activities in the Combined Statements of Cash Flows. See Note 6 for further information on Parent Company Net Investment.

Earnings per share data has not been presented in the accompanying Combined Financial Statements because ElectronicsCo does not operate as a separate legal entity with its own capital structure.

NOTE 3 – RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”) to improve disclosure requirements about reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The new guidance requires disclosures of significant segment expenses provided to the Chief Operating Decision Maker (“CODM”) and included in reported measures of segment profit and loss. Disclosure of the title and position of the CODM is required. The guidance requires interim and annual disclosures about a reportable segment’s profit or loss and assets. Additionally, the guidance requires disclosure of other segment items by reportable segment including a description of its composition. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. The disclosures have been implemented as required. See Note 18 for more information.

Accounting Guidance Issued But Not Adopted at December 31, 2024

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”) to improve transparency and disclosure requirements for the rate reconciliation, income taxes paid and other tax disclosures. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, on a prospective basis. The disclosures will be implemented as required for the year-ended December 31, 2025. The Company is currently evaluating the impact of adopting this guidance.

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, “Income Statement: Reporting Comprehensive Income (Topic 220): Expense Disaggregation Disclosures” (“ASU 2024-03”) to improve disclosures about the nature of expenses within line items on the statements of operations. The amendments in ASU 2024-03 are effective for the Company’s 2027 annual report and subsequent interim periods; however, early adoption is permitted. The amendments can be applied prospectively or retrospectively to all periods presented. The Company is currently evaluating the impact of adopting this guidance.

NOTE 4 – REVENUE

Revenue Recognition

Substantially all of ElectronicsCo’s revenue is derived from product sales. Product sales consist of sales of ElectronicsCo’s products to supply manufacturers and distributors. ElectronicsCo considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Revenue from product sales is recognized when the customer obtains control of ElectronicsCo’s product, which occurs at a point in time, usually upon shipment, with payment terms typically in the range of 30 to 60 days after invoicing depending on business and geographic region. ElectronicsCo elected the practical expedient to not adjust the amount of consideration for the effects of a significant financing component for all instances in which the period between payment and transfer of the goods will be one year or less. When ElectronicsCo performs shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to shipment), these are considered fulfillment activities, and accordingly, the costs are accrued when the related revenue is recognized. Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues. ElectronicsCo elected to use the practical expedient to expense incremental costs of obtaining a contract as the amortization period would have been one year or less.

The transaction price includes estimates for reductions in revenue from customer rebates and rights of return on product sales. These amounts are estimated based upon the most likely amount of consideration to which the customer will be entitled. All estimates are based on historical experience, anticipated performance, and ElectronicsCo’s best judgment at the time to the extent it is probable, that a significant reversal of revenue recognized will not occur. All estimates for variable consideration are reassessed periodically.

For contracts with multiple performance obligations, ElectronicsCo allocates the transaction price to each performance obligation based on the relative standalone selling price. The standalone selling price is the observable price which depicts the price as if sold to a similar customer in similar circumstances.

Net sales to Samsung Electronics Co., Ltd. accounted for 11.6 percent, 12.0 percent and 10.8 percent of total net sales for the years ended December 31, 2024, 2023 and 2022, respectively. Additionally, net sales to Taiwan Semiconductor Manufacturing Company Limited (TSMC) accounted for 7.1 percent, 5.8 percent and 5.8 percent of total net sales for the years ended December 31, 2024, 2023 and 2022, respectively. The majority of revenues for both customers relate to the Semiconductor Technologies segment.

Refer to Note 18 for ElectronicsCo’s disaggregation of net sales.

Contract Balances

From time to time, the Company enters into arrangements in which it receives payments from customers based upon contractual billing schedules. The Company records accounts receivables when the right to consideration becomes unconditional. Contract liabilities primarily reflect deferred revenue from advance payment for product that the Company has received from customers. The Company classifies deferred revenue as current or noncurrent based on the timing of when the Company expects to recognize revenue.

Revenue recognized for the years ended December 31, 2024 and 2023 from amounts included in contract liabilities at the beginning of the period was insignificant. The Company did not recognize any asset impairment charges related to contract assets during the period. ElectronicsCo expects to recognize its deferred revenue over a seven-year period beginning in 2025.

Contract Balances In millions	December 31, 2024	December 31, 2023
Accounts receivable - trade [1]	$580	$561
Deferred revenue - current [2]	$1	$—
Deferred revenue - noncurrent [3]	$35	$21
Total	$616	$582

1.	Included in “Accounts and notes receivable - net” in the Combined Balance Sheets.
2.	Included in “Accrued and other current liabilities” in the Combined Balance Sheets.
3.	Included in “Other noncurrent obligations” in the Combined Balance Sheets.

NOTE 5 – RESTRUCTURING AND ASSET RELATED CHARGES – NET

The Company records restructuring liabilities that represent nonrecurring charges in connection with Parent-approved restructuring programs in order to simplify certain organizational structures and operations, including operations related to transformational projects such as divestitures and acquisitions. Charges for restructuring programs, which includes asset impairments, were $8 million, $52 million and $119 million for the years ended December 31, 2024, 2023 and 2022, respectively. These charges were recorded in “Restructuring and asset related charges – net” in the Combined Statements of Operations. The total liability related to restructuring programs was $3 million and $16 million at December 31, 2024 and December 31, 2023, respectively, recorded in “Accrued and other current liabilities” in the Combined Balance Sheets. Refer to Note 18 for the breakout of restructuring and asset related charges incurred by segment.

Equity Method Investment Impairment Related Charges

In connection with divestiture activity at the Parent which gave rise to a triggering event in the first quarter of 2022, the Company performed an impairment analysis on its equity method investment held within “Investments and noncurrent receivables” on the Combined Balance Sheet. The fair value of the equity method investment was estimated using a discounted cash flow model (a form of the income approach). The assumptions in estimating fair value utilize Level 3 inputs and include projected revenue, gross margins, EBITDA margins, the weighted average costs of capital, and terminal growth rates. It was determined that the fair value of the equity method investment was below the carrying value and there was no expectation that the fair value would recover in the short-term due to the current economic environment. As a result, it was concluded that the impairment was other-than-temporary and, in March 2022, the Company recorded a pre-tax impairment charge of $94 million ($65 million net of tax) in “Restructuring and asset related charges - net” in the Combined Statements of Operations for the year ended December 31, 2022.

NOTE 6 – RELATED PARTY TRANSACTIONS

Historically, ElectronicsCo has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to ElectronicsCo and reflected as expenses in the stand-alone Combined Financial Statements. Management of Parent and ElectronicsCo considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to ElectronicsCo for purposes of the stand-alone financial statements. The expenses reflected in the Combined Financial Statements may not be indicative of expenses that would be incurred by ElectronicsCo in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

ElectronicsCo’s Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to ElectronicsCo if specifically identifiable to its businesses. If not specifically identifiable to ElectronicsCo’s businesses, these costs have been allocated using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the Combined Statements of Operations within the following captions:

(In millions) For the years ended December 31,	2024	2023	2022
Selling, general and administrative expenses	$222	$210	$196
Cost of sales	41	33	23
Research and development expenses	36	38	38
Acquisition, integration and separation costs [1]	—	—	11
Restructuring	7	15	6
Total	$306	$296	$274

1.	Acquisition, integration and separation costs for the year ended December 31, 2022 are primarily related to the acquisition of Laird Performance Materials in July 2021.

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the Combined Statements of Changes in Equity. The components of the net transfers to Parent are as follows:

(In millions) For the years ended December 31,	2024	2023	2022
Cash pooling and general financing activities	$(254)	$(123)	$(357)
Less: Corporate cost allocations	306	296	274
Less: Taxes deemed settled with Parent	258	178	272
Total net transfers to Parent per Combined Statements of Changes in Equity	$(818)	$(597)	$(903)
Stock-based compensation	(13)	(13)	(12)
Net transfers to Parent per Combined Statements of Cash Flows	$(831)	$(610)	$(915)

Refer to Note 12 for information on related party transactions with ElectronicsCo’s equity method investment entities.

NOTE 7 – SUPPLEMENTARY INFORMATION

Sundry Income (Expense) – Net

(In millions) For the years ended December 31,	2024	2023	2022
Net gain on sales of assets	$16	$8	$—
Non-operating pension credits (costs) [1]	1	(2)	4
Foreign exchange gains (losses), net	5	(1)	6
Miscellaneous income, net	3	6	7
Sundry income (expense) - net	$25	$11	$17

1.	See Note 17 for more information on the Company’s participation in Parent pension plans under the Multiemployer approach.

Accrued and Other Current Liabilities

In millions	December 31, 2024	December 31, 2023
Accrued payroll	$93	$30
Other [1]	57	73
Total accrued and other current liabilities	$150	$103

1.	No other component of “Accrued and other current liabilities” was more than five percent of total current liabilities at December 31, 2024 and 2023.

Accounts Payable

In millions	December 31, 2024	December 31, 2023
Accounts payable, trade	$450	$385
Other [1]	78	47
Total accounts payable	$528	$432

1.

Primarily consists of accrued discounts and rebates, value added tax, and miscellaneous accounts payable items. Additionally, this amount also consists of one related party note payable to a nonconsolidated affiliate of $31 million and $21 million at December 31, 2024 and 2023, respectively, see Note 12 for additional information.

NOTE 8 – INCOME TAXES

During the periods presented in the Combined Financial Statements, ElectronicsCo did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as ElectronicsCo was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Provision for income taxes included in these Combined Financial Statements have been calculated using the separate return basis, as if ElectronicsCo filed separate tax returns. ElectronicsCo’s Provision for income taxes as presented in the Combined Financial Statements may not be indicative of the income taxes that ElectronicsCo will generate in the future.

Geographic Allocation of Income (Loss) and Provision for (Benefit from) Income Taxes	2024	2023	2022
(In millions) For the years ended December 31,
(Loss) Income before income taxes
Domestic	$(161)	$(171)	$51
Foreign	1,062	803	901
Income before income taxes	$901	$632	$952
Current tax expense
Federal	$14	$6	$61
State and local	4	2	8
Foreign	240	170	203
Total current tax expense	$258	$178	$272
Deferred tax benefit
Federal	$(58)	$(55)	$(61)
State and local	(5)	(6)	(4)
Foreign	(18)	(18)	(56)
Total deferred tax benefit	$(81)	$(79)	$(121)
Provision for income taxes	177	99	151
Net income	$724	$533	$801

Reconciliation to U.S. Statutory Rate	2024	2023	2022
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%
Equity earning effect	(0.3)	(0.1)	(0.6)
Foreign income taxed at rates other than the statutory U.S. federal income tax rate[1]	(0.3)	(2.0)	(4.0)
U.S. tax effect of foreign earnings and dividends	0.2	0.2	0.2
Unrecognized tax benefits	0.4	(0.6)	1.2
State and local income taxes	(0.1)	(0.5)	0.3
Change in valuation allowance	0.3	—	—
Tax credits	(1.4)	(1.5)	(0.7)
Foreign-derived intangible income (FDII)	(0.2)	—	(1.4)
Other, net	—	(0.8)	(0.1)
Effective tax rate	19.6%	15.7%	15.9%

1.	Includes an expense of $36 million in connection with the settlement of an international tax audit for the year ended December 31, 2024.

For the years ended December 31, 2024, 2023, and 2022, the provision for incomes taxes includes the impact of a tax incentive which results in certain foreign earnings taxed at a reduced rate.

Deferred Tax Balances at December 31,	2024	2023
In millions
Deferred tax assets:
Tax loss and credit carryforwards	$77	$67
Lease liability	28	38
Pension and postretirement benefit obligations	25	17
Other accruals and reserves	10	12
Research and development	127	91
Inventory	7	8
Goodwill	9	10
Other - net	8	7
Gross deferred tax assets	$291	$250
Valuation allowances	(43)	(38)
Total deferred tax assets	$248	$212
Deferred tax liabilities:
Investments	(88)	(84)
Operating lease asset	(27)	(37)
Property	(111)	(103)
Intangibles	(239)	(287)
Total deferred tax liabilities	$(465)	$(511)
Total net deferred tax liability	$(217)	$(299)

Included in the 2024 and 2023 deferred tax asset and liability amounts above is $47 million and $68 million, respectively, of a net deferred tax liability related to certain of the Parent’s businesses associated with the Parent’s historical segment conducted by a legal entity which is a partnership for U.S. federal income tax purposes.

Operating Loss and Tax Credit Carryforwards at December 31,	Deferred Tax Asset
In millions	2024	2023
Operating loss carryforwards
Expire within 5 years	$4	$4
Expire after 5 years or indefinite expiration	45	42
Total operating loss carryforwards	$49	$46
Tax credit carryforwards
Expire within 5 years	$1	$1
Expire after 5 years or indefinite expiration	27	20
Total tax credit carryforwards	$28	$21
Total Operating Loss and Tax Credit Carryforwards	$77	$67

Total Gross Unrecognized Tax Benefits	2024	2023	2022
(In millions) For the years ended December 31,
Total unrecognized tax benefits at January 1,	$44	$52	$47
Decreases related to positions taken on items from prior years	(1)	(2)	(2)
Increases related to positions taken on items from prior years	—	—	3
Increases related to positions taken in the current year	2	2	10
Settlement of uncertain tax positions with tax authorities	—	(8)	(6)
Total unrecognized tax benefits at December 31,	$45	$44	$52
Total unrecognized tax benefits that, if recognized, would impact the effective tax rate	$45	$44	$52
Total amount of interest and penalties recognized in “Provision for income taxes”	$4	$3	$2
Total accrual for interest and penalties associated with unrecognized tax benefits	$11	$7	$5

ElectronicsCo files tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by ElectronicsCo. As a result, there is an uncertainty in income taxes recognized in ElectronicsCo’s financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on ElectronicsCo’s results of operations.

Tax years that remain subject to examination for ElectronicsCo’s major tax jurisdictions are shown below:

Tax Years Subject to Examination by Major Tax Jurisdiction at December 31, 2024	Earliest Open Year
Jurisdiction
China	2014
Japan	2018
Korea	2020
Singapore	2019
Switzerland	2020
Taiwan	2019
United Kingdom	2021
United States:
Federal income tax	2012
State and local income tax	2011

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $4,119 million at December 31, 2024. In addition to the U.S. federal tax imposed by the Tax Cuts and Jobs Act (the “Act”) on all accumulated unrepatriated earnings through December 31, 2017, the Act introduced additional U.S. federal tax on foreign earnings, effective as of January 1, 2018. The undistributed foreign earnings at December 31, 2024 may still be subject to certain taxes upon repatriation, primarily where foreign withholding taxes apply. It is not practicable to calculate the unrecognized deferred tax liability on undistributed foreign earnings due to the complexity of the hypothetical calculation.

NOTE 9 – ACCOUNTS AND NOTES RECEIVABLE – NET

In millions	December 31, 2024	December 31, 2023
Accounts receivable, trade [1]	$580	$561
Other [2]	102	96
Total accounts and notes receivable - net	$682	$657

1.

Accounts receivable, trade is net of allowances of $2 million and $1 million at December 31, 2024 and 2023, respectively. Allowances are equal to the estimated uncollectible amounts and current expected credit losses. That estimate is based on historical collection experience, current economic and market conditions, and review of the current status of customers’ accounts

2.

Other includes receivables in relation to value added tax, general sales tax and other taxes, notes receivable and other receivables. No individual group represents more than ten percent of total receivables for the periods presented.

Accounts receivable are carried at amounts that approximate fair value.

NOTE 10 – INVENTORIES

In millions	December 31, 2024	December 31, 2023
Finished goods	$214	$197
Work in process	209	190
Raw materials	147	123
Supplies	27	24
Total inventories	$597	$534

NOTE 11 – PROPERTY, PLANT, AND EQUIPMENT

In millions	Estimated Useful Lives (Years)	December 31, 2024	December 31, 2023
Land and land improvements	1 – 25	$71	$73
Buildings	1 – 50	596	594
Machinery, equipment, and other	1 – 25	1,808	1,765
Construction in progress		194	159
Total property, plant and equipment		$2,669	$2,591
Total accumulated depreciation		$(1,121)	$(1,051)
Total property, plant and equipment - net		$1,548	$1,540

(In millions) For the years ended December 31,	2024	2023	2022
Depreciation expense	$162	$141	$138

NOTE 12 – NONCONSOLIDATED AFFILIATES

ElectronicsCo’s investments in companies accounted for using the equity method (“nonconsolidated affiliates”) are recorded in “Investments and noncurrent receivables” in the Combined Balance Sheets. Investments in nonconsolidated affiliates recorded in “Investments and noncurrent receivables” in the Combined Balance Sheets were $382 million and $386 million at December 31, 2024 and 2023, respectively.

ElectronicsCo’s dividends received from nonconsolidated affiliates are shown in the following tables:

Dividends Received from Nonconsolidated Affiliates
(In millions) For the years ended December 31,	2024	2023	2022
Dividends from nonconsolidated affiliates	$41	$27	$42

ElectronicsCo had an ownership interest in three nonconsolidated affiliates, with each ownership interest (direct and indirect) representing 50 percent at December 31, 2024.

At December 31, 2024 and 2023, ElectronicsCo had a note payable to Hitachi Chem DuP Microsystems LLC (the “Related Party Note Payable”) of $31 million and $21 million, respectively. This note payable arises from an arrangement in which Parent manages the daily domestic cash position resulting from the normal cash operations of Hitachi Chem DuP Microsystems LLC. Under this arrangement, both parties may loan funds to one another based on the cash position of Hitachi Chem DuP Microsystems LLC.

The Related Party Note Payable is short-term in nature and bears an interest rate equal to the average daily rate during the preceding month, plus any applicable commission and fee percentage payable to Parent for its support of the cash management program. The balance of this note payable and the related interest payable is included within “Accounts Payable” in the Combined Balance Sheets.

Sales to nonconsolidated affiliates represented less than 1 percent of total net sales for the years ended December 31, 2024, 2023 and 2022. Purchases from nonconsolidated affiliates represented less than 1 percent of “Cost of sales” for the years ended December 31, 2024, 2023 and 2022.

NOTE 13 – GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2023.

In millions	Semiconductor Technologies	Interconnect Solutions	Total
Balance at December 31, 2022	$4,474	$2,984	$7,458
Currency Translation Adjustment	13	(15)	(2)
Balance at December 31, 2023	$4,487	$2,969	$7,456
Currency Translation Adjustment	(34)	(46)	(80)
Other	—	3	3
Balance at December 31, 2024	$4,453	$2,926	$7,379

ElectronicsCo tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit is below its carrying value.

For purposes of goodwill impairment testing, ElectronicsCo has the option to first perform qualitative testing to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. The qualitative evaluation is an assessment of factors, including reporting unit specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not that the fair value of a reporting unit is less than the respective carrying amount, including goodwill. If ElectronicsCo chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, additional quantitative testing is required.

Where ElectronicsCo performs quantitative analyses, ElectronicsCo uses a combination of discounted cash flow models (a form of the income approach) utilizing Level 3 unobservable inputs and the market approach. ElectronicsCo’s significant assumptions in these analyses include, but are not limited to, projected revenue growth, EBITDA margin, weighted average cost of capital, the terminal growth rate, and the tax rate. ElectronicsCo’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state, or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from ElectronicsCo’s estimates. If ElectronicsCo’s ongoing estimates of future cash flows are not met, ElectronicsCo may have to record impairment charges in future periods. ElectronicsCo also uses the Guideline Public Company Method, a form of the market approach (utilizing Level 3 unobservable inputs), which is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. ElectronicsCo applies a weighting to the market approach and income approach to determine the fair value. As such, ElectronicsCo believes the current assumptions and estimates utilized are both reasonable and appropriate.

Annual Goodwill Impairment Testing

As part of its annual impairment tests at October 1, 2023 and 2024, the Company performed qualitative testing on two of its reporting units and performed quantitative testing on one of its reporting units. The qualitative evaluation is an assessment of factors, including reporting unit specific operating results and cost factors, as well as industry, market and macroeconomic conditions, to determine whether it is more likely than not (more than 50 percent) that the fair value of a reporting unit is less than the respective carrying amount, including goodwill. The results of the qualitative assessments indicated that it is not more likely than not that the fair values of the two reporting units were less than their carrying values. The Interconnect Solutions reporting unit was tested by applying the quantitative assessment. The Company used a combination of discounted cash flow model (a form of the income approach) and the Guideline Public Company Method (a form of the market approach). No impairments were identified at either period.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets with finite lives, by major class are as follows:

	December 31, 2024			December 31, 2023
In millions	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets:
Developed technology	$605	$(357)	$248	$675	$(358)	$317
Trademarks/tradenames	55	(34)	21	82	(51)	31
Customer-related	2,353	(1,336)	1,017	2,394	(1,206)	1,188
Total other intangible assets	$3,013	$(1,727)	$1,286	$3,151	$(1,615)	$1,536

During fiscal year 2024, the Company retired fully amortized assets of $65 million of developed technology intangible assets and $27 million of trademark intangible assets. During fiscal year 2023, the Company retired fully amortized assets of $399 million of customer-related intangible assets.

The following table provides the net carrying value of net other intangible assets by segment:

Net other intangible assets In millions	December 31, 2024	December 31, 2023
Semiconductor Technologies	$314	$369
Interconnect Solutions	972	1,167
Total	$1,286	$1,536

The aggregate pre-tax amortization expense for intangible assets was $232 million, $262 million and $276 million, for the years ended December 31, 2024, 2023 and 2022, respectively. Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense
(In millions) For the years ended December 31,
2025	$204
2026	197
2027	166
2028	141
2029	107

NOTE 14 – COMMITMENTS AND CONTINGENT LIABILITIES

Litigation Matters

In the normal course of business, the Company is involved from time to time in various arbitrations, lawsuits, claims and other actions with respect to intellectual property, product liability, employment matters, governmental regulation, contract and commercial litigation.

The Company accrues for such matters where losses are deemed probable and reasonably estimable. There are other matters involving the Company for which a loss is deemed remote or reasonably possible, and as a result, associated accruals have not been established. It is reasonably possible that some of these matters could result in future payments or costs in excess of the amounts accrued at December 31, 2024, but such excess amounts cannot be reasonably estimated. Based upon current information, management does not expect any of the matters pending against the Company at December 31, 2024, to have a material impact on its Combined Financial Statements.

CMC Patent Infringement Action: In 2020 Cabot Microelectronics Corp. (“CMC”) initiated actions in the International Trade Commission (“ITC”) and Delaware federal court alleging infringement of a CMC patent related to chemical mechanical planarization slurries. In 2021 the ITC issued a finding of infringement and the Company discontinued the two subject products. In the fourth quarter 2024, the parties settled the matter for $23 million. The expense related to this settlement payment was recorded in “Selling, general and administrative expenses” on the Combined Statements of Operations.

NOTE 15 – LEASES

ElectronicsCo has operating leases for real estate, fleet, and certain machinery and equipment. ElectronicsCo’s leases have remaining lease terms of approximately 1 year to 15 years. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that ElectronicsCo will exercise that option. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability.

Certain of ElectronicsCo’s leases include residual value guarantees. These residual value guarantees are based on a percentage of the lessor’s asset acquisition price and the amount of such guarantee declines over the course of the lease term. The portion of residual value guarantees that are probable of payment is included in the related lease liability in the Combined Balance Sheets. At December 31, 2024, ElectronicsCo has future maximum payments for residual value guarantees in operating leases of $6 million with final expirations through 2030. ElectronicsCo’s lease agreements do not contain any material restrictive covenants.

The components of lease cost for operating leases for the years ended December 31, 2024, 2023 and 2022 were as follows:

(In millions) For the years ended December 31,	2024	2023	2022
Operating lease cost	$44	$41	$35
Variable lease cost	3	4	2
Total lease cost	$47	$45	$37

Supplemental cash flow information related to leases was as follows:

(In millions) For the years ended December 31,	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$40	$38	$32

New operating lease assets and liabilities entered into during the year ended December 31, 2024, 2023, and 2022 were $11 million, $83 million and $47 million, respectively. Supplemental balance sheet information related to leases was as follows:

In millions	December 31, 2024	December 31, 2023
Operating Leases
Operating lease right-of-use assets [1]	$127	$166
Current operating lease liabilities [2]	30	32
Noncurrent operating lease liabilities [3]	100	137
Total operating lease liabilities	$130	$169

1.	Included in “Deferred charges and other assets” in the Combined Balance Sheets.
2.	Included in “Accrued and other current liabilities” in the Combined Balance Sheets.
3.	Included in “Other noncurrent obligations” in the Combined Balance Sheets.

Operating lease ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term.

Lease Term and Discount Rate	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (years)	7.2	8.1
Weighted-average discount rate	4.01%	3.81%

Maturities of lease liabilities were as follows:

Maturity of Lease Liabilities at December 31, 2024 In millions	Operating Leases
2025	$34
2026	26
2027	19
2028	11
2029	9
2030 and thereafter	50
Total lease payments	$149
Less: Interest	19
Present value of lease liabilities	$130

NOTE 16 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the activity related to each component of accumulated other comprehensive Loss (“AOCL”) for the years ended December 31, 2024, 2023 and 2022:

Accumulated Other Comprehensive Loss	Cumulative Translation Adj	Pension	Total
In millions
2022
Balance at January 1, 2022	$85	$23	$108
Other comprehensive loss	(311)	(6)	(317)
Balance at December 31, 2022	$(226)	$17	$(209)
2023
Other comprehensive loss	(34)	(2)	(36)
Balance at December 31, 2023	$(260)	$15	$(245)
2024
Other comprehensive loss	(175)	6	(169)
Balance at December 31, 2024	$(435)	$21	$(414)

Reclassification adjustments from Accumulated Other Comprehensive Loss to net earnings was immaterial for all periods presented. The tax effects on the net activity related to each component of other comprehensive loss were not significant for the years ended December 31, 2024, 2023, and 2022.

NOTE 17 – PENSION PLANS

ElectronicsCo employees participate, as eligible, in ElectronicsCo’s and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, ElectronicsCo and Parent reserve the right to amend, modify, or discontinue the plans at any time. The defined benefit pension plans of ElectronicsCo are summarized below.

Multiemployer Plans

Defined Benefit Pension Plans

Parent offers both funded and unfunded contributory and noncontributory defined benefit pension plans in certain non-US jurisdictions that are shared among its businesses, including ElectronicsCo, and the participation of its employees and retirees in these plans is reflected as though ElectronicsCo participated in multiemployer plans with Parent. ElectronicsCo’s proportionate share of the expense associated with the multiemployer plans is reflected in the Combined Financial Statements, while any assets and liabilities associated with the multiemployer plans are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

Under the multiemployer approach, the amount recognized as expense represents an allocation of net periodic pension cost, which includes non-operating pension costs. The expense allocated to the Combined Financial Statements, which was based on the headcount of participants in the plans, was zero, $2 million, and $2 million for the years ended December 31, 2024, 2023 and 2022 for non-U.S. plans, and a de minimis amount for all periods presented for U.S. plans. These figures do not represent cash payments to Parent, or Parent’s plans.

Single Employer Plans

ElectronicsCo has 11 non-U.S. pensions that benefit only its employees and retirees, and these plans are considered single-employer plans. The costs and any assets and liabilities associated with the single-employer pension benefit plans are reflected in the Combined Financial Statements. The following table summarizes the annual changes in the single-employer pension plans’ projected benefit obligations, fair value of assets and funding status:

Change in Projected Benefit Obligations of All Plans	2024	2023
In millions
Change in projected benefit obligations:
Benefit obligations at beginning of year	$186	$180
Service cost	5	9
Interest cost	6	6
Actuarial changes in assumptions and experience	(13)	—
Benefits paid	(9)	(16)
Effect of foreign exchange rates	(10)	7
Benefit obligations at end of year	$165	$186

Change in Plan Assets and Funded Status of All Plans	2024	2023
In millions
Change in plan assets:
Fair value of plan assets at beginning of year	$124	$121
Actual return on plan assets	(2)	3
Employer contributions	4	10
Benefits paid	(9)	(16)
Effect of foreign exchange rates	(3)	6
Fair value of plan assets at end of year	$114	$124
Funded status:
Plans with plan assets	$(24)	$(30)
All other plans	(27)	(32)
Funded status at end of year	$(51)	$(62)

The following tables summarize the amounts recognized in the Combined Balance Sheets for all plans:

Amounts Recognized in the Combined Balance Sheets for All Plans	December 31, 2024	December 31, 2023
In millions
Amounts recognized in the Combined Balance Sheets:
Deferred charges and other assets	$15	$13
Accrued and other current liabilities	(1)	(2)
Pensions - noncurrent	(65)	(73)
Net amount recognized	$(51)	$(62)

The pre-tax net gain recognized in accumulated other comprehensive loss was $25 million and $19 million for the years ended December 31, 2024 and 2023, respectively.

The increase in ElectronicsCo’s actuarial gains for the year ended December 31, 2024 was primarily due to the changes in weighted-average discount rates, which increased from 3.09 percent at December 31, 2023 to 3.69 percent at December 31, 2024.

The accumulated benefit obligation for all pension plans was $158 million and $174 million at December 31, 2024 and 2023, respectively.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets	December 31, 2024	December 31, 2023
In millions
Accumulated benefit obligations	$82	$92
Fair value of plan assets	$25	$30

Pension Plans with Projected Benefit Obligations in Excess of Plan Assets	December 31, 2024	December 31, 2023
In millions
Projected benefit obligations	$97	$105
Fair value of plan assets	$31	$30

The net period benefit costs and amounts recognized in other comprehensive loss for the single-employer plans were as follows:

Net Periodic Benefit Costs for All Plans for the Year Ended December 31, In millions	2024	2023	2022
Net Periodic Benefit Costs:
Service cost	$5	$9	$11
Interest cost	6	6	4
Expected return on plan assets	(6)	(5)	(3)
Curtailment/settlement	—	—	(3)
Net periodic benefit costs - Total	$5	$10	$9
Changes in plan assets and benefit obligations recognized in other comprehensive loss:
Net (gain) loss	$(6)	$2	$3
Settlement gain	—	—	3
Effect of foreign exchange rates	(1)	1	1
Total recognized in other comprehensive loss	$(7)	$3	$7
Total recognized in net periodic benefit (credits) costs and other comprehensive loss	$(2)	$13	$16

ElectronicsCo made contributions to its single-employer pension benefit plans as follows:

(In millions) For the years ended December 31,	2024	2023	2022
Single-employer pension	$4	$10	$16

For the year-ending December 31, 2025, ElectronicsCo estimates contributions to its single-employer pension plans to be approximately $4 million.

The estimated future benefit payments as of December 31, 2024, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments at December 31, 2024 In millions
2025	$9
2026	10
2027	10
2028	11
2029	12
Years 2030-2033	66
Total	$118

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs for all plans are summarized in the table below:

Weighted-Average Assumptions for Pension Plans	Benefit Obligations at December 31,		Net Periodic Costs for the Years Ended
	2024	2023	2024	2023	2022
Discount rate	3.69%	3.09%	3.10%	3.25%	1.44%
Interest crediting rate for applicable benefits	1.75%	2.00%	2.00%	2.25%	1.25%
Rate of compensation increase	3.90%	3.92%	3.92%	3.96%	3.88%
Expected return on plan assets	N/A	N/A	4.10%	3.33%	1.52%

ElectronicsCo determines the expected long-term rate of return on plan assets by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics.

Service cost and interest cost for all other plans are determined on the basis of the discount rates derived in determining those plan obligations. The discount rates utilized to measure the majority of pension obligations are based on the Aon AA corporate bond yield curves applicable to each country at the measurement date. ElectronicsCo utilizes the mortality tables and generational mortality improvement scales, where available, developed in each of the respective countries in which ElectronicsCo holds plans.

Plan assets consist primarily of cash and cash equivalents and insurance contracts. At December 31, 2024, plan assets totaled $114 million.

ElectronicsCo establishes strategic asset allocation percentage targets and appropriate benchmarks for significant asset classes with the aim of achieving a prudent balance between return and risk. Strategic asset allocations in other countries are selected in accordance with the laws and practices of those countries. Where appropriate, asset liability studies are utilized in this process. The assets are managed by professional investment firms unrelated to ElectronicsCo. Pension trust funds are permitted to enter into certain contractual arrangements generally described as derivative instruments. Derivatives are primarily used to reduce specific market risks, hedge currency and adjust portfolio duration and asset allocation in a cost-effective manner.

Alternative investments primarily included various insurance contracts. Other investments include cash and cash equivalents.

The weighted-average target allocation for plan assets of ElectronicsCo’s pension plans is summarized as follows:

Target Allocation for Plan Assets at December 31, 2024 Asset Category	ElectronicsCo
Alternative investments	78%
Other investments	22%
Total	100%

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although ElectronicsCo believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For pension plan assets classified as Level 1 measurements (measured using quoted prices in active markets), total fair value is either the price of the most recent trade at the time of the market close or the official close price, as defined by the exchange on which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For pension plan assets classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that asset or liability. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance and quality checks. For derivative assets and liabilities, standard industry models are used to calculate the fair value of the various financial instruments based on significant observable market inputs, such as foreign exchange rates, commodity prices, swap rates, interest rates and implied volatilities obtained from various market sources. For other pension plan assets for which observable inputs are used, fair value is derived through the use of fair value models, such as a discounted cash flow model or other standard pricing models.

For pension plan assets classified as Level 3 measurements, total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment. Valuations of the investments are provided by investment managers or fund managers. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Valuations of insurance contracts are contractually determined and are based on exit price valuations or contract value. Adjustments to valuations are made where appropriate.

Certain pension plan assets are held in funds where fair value is based on an estimated net asset value per share (or its equivalent) as of the most recently available fund financial statements which are received on a monthly or quarterly basis. These valuations are reviewed for reasonableness based on applicable sector, benchmark and company performance. Adjustments to valuations are made where appropriate to arrive at an estimated net asset value per share at the measurement date. Where available, audited annual financial statements are obtained and reviewed for the investments as support for the manager’s investment valuation. These funds are not classified within the fair value hierarchy.

The following table summarizes the basis used to measure ElectronicsCo’s pension plan assets at fair value for the years ended December 31, 2024 and 2023:

Basis of Fair Value Measurements In millions	December 31, 2024				December 31, 2023
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$25	$25	$—	$—	$23	$23	$—	$—
Alternative investments:
Insurance contracts	89	—	—	89	101	—	—	101
Total alternative investments	$89	$—	$—	$89	$101	$—	$—	$101
Total	$114	$25	$—	$89	$124	$23	$—	$101

The following table summarizes the changes in the fair value of Level 3 pension plan assets for the years ended December 31, 2024, and 2023:

Fair Value Measurement of Level 3 Pension Plan Assets In millions	Insurance Contracts
Balance at January 1, 2023	$98
Actual return on assets:
Relating to assets held at December 31, 2023	8
Purchases, sales and settlements, net	(5)
Balance at December 31, 2023	$101
Actual return on assets:
Relating to assets held at December 31, 2024	(7)
Purchases, sales and settlements, net	(5)
Balance at December 31, 2024	$89

Defined Contribution Plans

ElectronicsCo, through its participation in Parent’s sponsored defined contribution plans, offers defined contribution benefits to its employees. The most significant is the U.S. Retirement Savings Plan (“the Plan”), which covers all U.S. full-time employees. This Plan includes a non-leveraged Employee Stock Ownership Plan

(“ESOP”). Employees are not required to participate in the ESOP and those who do are free to diversify out of the ESOP. The purpose of the Plan is to provide retirement savings benefits for employees and to provide employees an opportunity to become stockholders of Parent. The Plan is a tax qualified contributory profit sharing plan, with cash or deferred arrangement and any eligible employee of Parent, including ElectronicsCo employees, may participate. Currently, Parent contributes 100 percent of the first 6 percent of the employee’s contribution election and also contributes 3 percent of each eligible employee’s eligible compensation regardless of the employee’s contribution. Parent’s matching contributions vest immediately upon contribution. The 3 percent nonmatching employer contribution vests after employees complete three years of service. Parent’s contributions to the Plan on behalf of ElectronicsCo represent an allocation of the total contributions made based on the headcount of ElectronicsCo’s participants in the plan. Parent’s matching contributions to the Plan on behalf of ElectronicsCo were $21 million in 2024, $22 million in 2023, and $25 million in 2022. Parent’s nonmatching contributions to the Plan on behalf of ElectronicsCo were $11 million in 2024, $12 million in 2023, and $14 million in 2022. In total, the Parent’s contributions to the Plan on behalf of ElectronicsCo were $32 million in 2024, $34 million in 2023, and $39 million in 2022.

In addition, Parent made contributions to other defined contribution plans on behalf of ElectronicsCo in 2024 in the amount of $16 million, $20 million in 2023, and $14 million in 2022.

NOTE 18 – SEGMENTS AND GEOGRAPHIC REGIONS

The Company’s segments are aligned with the market verticals they serve, while maintaining integration and innovation strengths within strategic value chains. Effective in the first quarter of 2025, in anticipation of the Separation, the Parent realigned its segment structure. As a result of this realignment, ElectronicsCo consists of two operating and reportable segments: Semi and ICS. All periods presented have been adjusted to conform to the current segment reporting structure. This realignment is consistent with how the Company’s chief operating decision maker (“CODM”) assesses performance. Major products by segment include: Semi (which includes CMP pads and slurries, photoresists, functional sub-layers, advanced overcoats, post-CMP cleaners, post-Etch residue removers, and emerging cleans); and ICS (which includes copper pillar plating, copper redistribution layer, solder bump plating, under bump metallization, photoresists, packaging dielectrics, gap fillers, phase change, specialty thermal interface materials, thermally conductive insulators, copper playing solutions, dry film photoresists, laminates, and polyimide films). The Company operates globally in substantially all of its product lines. Transfers of products between operating segments are generally valued at cost, to the extent such transfers are applicable.

The Company’s measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the CODM, the current President of DuPont ElectronicsCo segment who was named the future ElectronicsCo CEO, assesses performance and allocates resources. The CODM utilizes Operating EBITDA to assess financial performance and allocate resources by comparing actual results to historical and previously forecasted results. The Company defines Operating EBITDA as earnings (i.e., “Income before income taxes”) before interest, depreciation, amortization, non-operating pension benefits / charges, and foreign exchange gains / losses, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Sales are attributed to geographic regions based on customer location; long-lived assets are attributed to geographic regions based on asset location.

Net Trade Revenue by Geographic Region (In millions) For the years ended December 31,	2024	2023	2022
United States	$529	$556	$657
Canada	6	8	8
EMEA [1]	358	367	410
Asia Pacific:	3,418	3,086	3,659
China/Hong Kong	1,457	1,202	1,527
Asia Pacific (excluding China/Hong Kong) [2]	1,961	1,884	2,132
Latin America	24	18	21
Total	$4,335	$4,035	$4,755

1.	Europe, Middle East and Africa.
2.

Net sales attributed to Korea for the years ended December 31, 2024, 2023, and 2022, were $699 million, $677 million, and $752 million, respectively. Net sales attributed to Taiwan were $595 million, $512 million, and $632 million for the years ended December 31, 2024, 2023, and 2022, respectively.

Long-lived Assets by Geographic Region In millions	December 31,
	2024	2023
United States	$977	$928
Canada	34	33
EMEA [1]	28	31
Asia Pacific [2]	507	546
Latin America	2	2
Total	$1,548	$1,540

1.	Europe, Middle East and Africa.
2.

Long-lived Assets attributed to Taiwan and Korea were $193 million and $131 million, for the year ended December 31, 2024, respectively, and $199 million and $167 million for the year ended December 31, 2023, respectively.

Segment Revenue, Significant Segment Expenses and Segment Operating EBITDA In millions	For the years ended December 31,
	2024		2023		2022
	Semiconductor Technologies	Interconnect Solutions	Semiconductor Technologies	Interconnect Solutions	Semiconductor Technologies	Interconnect Solutions
Segment net sales	$2,450	$1,885	$2,251	$1,784	$2,615	$2,140
Less [1]:
Cost of sales	$1,220	$1,119	$1,137	$1,143	$1,259	$1,339
Selling, general and administrative expenses	290	276	239	257	230	259
Research and development expenses	194	118	184	119	184	145
Amortization of intangibles & other segment items [2]	36	176	68	186	93	191
Add:
Equity in earnings (losses) of nonconsolidated affiliates	$40	$(3)	$21	$(5)	$34	$(3)
Depreciation and amortization [3]	124	255	133	259	141	261
Segment Operating EBITDA	$874	$448	$777	$333	$1,024	$464

1.	The significant expense categories and amounts align with the segment-level information that is regularly provided to the chief operating decision maker.
2.	Other segment items include immaterial other gains or losses and miscellaneous income and expenses.
3.	Depreciation is a reconciling item to segment Operating EBITDA as it is included within Cost of sales, Selling, general and administrative expenses and Research and development expenses.

Total reportable segment net sales are $4,335 million, $4,035 million and $4,755 million for the years ended December 31, 2024, 2023 and 2022, respectively.

Reconciliation of Segment Operating EBITDA to Income before income taxes	For the years ended December 31,
In millions	2024	2023	2022
Semiconductor Technologies Segment Operating EBITDA	$874	$777	$1,024
Interconnect Solutions Segment Operating EBITDA	448	333	464
Reportable Segment Operating EBITDA	$1,322	$1,110	$1,488
+ Corporate Operating EBITDA	$(25)	$(27)	$(19)
- Depreciation and amortization	394	403	414
+ Non-operating pension benefit credits (costs) [1]	1	(2)	4
+ Foreign exchange gains (losses), net [1]	5	(1)	6
+ Significant items charge	(8)	(45)	(113)
Income before income taxes	$901	$632	$952

1.	Included in “Sundry income (expense) - net.”

The following tables summarize the pre-tax impact of significant items that are excluded from Operating EBITDA above:

Significant Items for the Year Ended December 31, 2024 In millions	Semiconductor Technologies		Interconnect Solutions	Corporate	Total
Restructuring and asset related charges - net [1]		$(1)	$ (11)	$4	$ (8)
Total		$(1)	$ (11)	$4	$ (8)

1.	Includes restructuring action charges. See Note 5 for additional information.

Significant Items for the Year Ended December 31, 2023 In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
Restructuring and asset related charges - net [1]	$—	$(13)	$(39)	$(52)
Gain on divestiture [2]	—	—	7	7
Total	$—	$(13)	$(32)	$(45)

1.	Includes restructuring action and asset related charges. See Note 5 for additional information.
2.	Reflected in “Sundry income (expense) - net”.

Significant Items for the Year Ended December 31, 2022 In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
Acquisition, integration and separation costs [1]	$—	$(3)	$(8)	$(11)
Restructuring and asset related charges - net [2]	—	2	(27)	(25)
Asset impairment charges [3]	—	(94)	—	(94)
Employee Retention Credit [4]	12	3	2	17
Total	$12	$(92)	$(33)	$(113)

1.	Acquisition, integration and separation costs for the year ended December 31, 2022 are primarily related to the acquisition of Laird Performance Materials in July 2021.
2.	Includes restructuring action charges. See Note 5 for additional information.
3.	Relates to an impairment of an equity method investment. See Note 5 for additional information.
4.

Employee Retention Credit pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as enhanced by the Consolidated Appropriations Act (“CAA”) and American Rescue Plan Act (“ARPA”) reflected in “Cost of sales,” “Research and development expenses” and “Selling, general and administrative expenses.”

Segment and Corporate Information In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
For the Year Ended December 31, 2024
Total Assets	$6,520	$5,270	$483	$12,273
Investment in nonconsolidated affiliates	370	12	—	382
Capital expenditures	88	95	29	212
For the Year Ended December 31, 2023
Total Assets	$6,561	$5,482	$473	$12,516
Investment in nonconsolidated affiliates	370	16	—	386
Capital expenditures	121	70	26	217
For the Year Ended December 31, 2022
Total Assets	$6,580	$5,782	$438	$12,800
Investment in nonconsolidated affiliates	373	23	—	396
Capital expenditures	116	77	20	213

Capital Expenditure Reconciliation to Combined Financial Statements In millions	2024	2023	2022
Segment and Corporate Totals	$212	$217	$213
Other [1]	(12)	14	(11)
Total	$200	$231	$202

1.	Reflects the incremental cash spent or unpaid on capital expenditures; total capital expenditures are presented on a cash basis.

NOTE 19 – SUBSEQUENT EVENTS

These Combined Financial Statements are derived from the Consolidated Financial Statements of Parent, which issued its annual financial statements for the fiscal year ended December 31, 2024 on February 14, 2025. Accordingly, the Company has evaluated recognizable subsequent events through the date of February 14, 2025 and non-recognizable subsequent events through April 24, 2025, the date these financial statements were available for issuance.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

(In millions) For the years ended December 31,	2024	2023	2022
Inventory – Obsolescence Reserve
Balance at beginning of period	$27	$22	$23
Additions charged to expenses	8	8	13
Deductions from reserves [1]	(7)	(3)	(14)
Balance at end of period	$28	$27	$22

1.	Deductions include disposals and currency translation adjustments.

ElectronicsCo

Combined Statements of Operations

In millions (Unaudited)	Three Months Ended March 31,
	2025	2024
Net sales	$1,118	$983
Cost of sales	587	547
Research and development expenses	84	72
Selling, general and administrative expenses	140	136
Amortization of intangibles	55	60
Restructuring and asset related charges - net	17	9
Equity in earnings of nonconsolidated affiliates	9	10
Sundry income (expense) - net	2	8
Income before income taxes	$246	$177
Provision for income taxes	47	37
Net income	$199	$140
Net income attributable to noncontrolling interests	6	7
Net income attributable to ElectronicsCo	$193	$133

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Comprehensive Income

In millions (Unaudited)	Three Months Ended March 31,
	2025	2024
Net income	$199	$140
Other comprehensive income (loss), net of tax
Pension benefit plans	(2)	1
Cumulative translation adjustments	56	(87)
Total other comprehensive income (loss)	54	(86)
Comprehensive income	253	54
Comprehensive income attributable to noncontrolling interests, net of tax	9	3
Comprehensive income attributable to ElectronicsCo	$244	$51

See Notes to the Combined Financial Statements.

ElectronicsCo

Condensed Combined Balance Sheets

In millions (Unaudited)	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash and cash equivalents	$162	$166
Accounts and notes receivable - net	693	682
Inventories	637	597
Prepaid expenses and other current assets	40	38
Total current assets	1,532	1,483
Property, plant and equipment – net of accumulated depreciation (March 31, 2025 - $1,160; December 31, 2024 - $1,121)	1,560	1,548
Other Assets
Goodwill	7,412	7,379
Other intangible assets	1,240	1,286
Investments and noncurrent receivables	402	394
Deferred income tax assets	41	42
Deferred charges and other assets	144	141
Total other assets	9,239	9,242
Total Assets	$12,331	$12,273
Liabilities and Equity
Current Liabilities
Accounts payable	$522	$528
Income taxes payable	133	161
Accrued and other current liabilities	99	150
Total current liabilities	754	839
Other Noncurrent Liabilities
Pensions - noncurrent	66	65
Deferred income tax liabilities	251	259
Other noncurrent obligations	221	214
Total other noncurrent liabilities	538	538
Total Liabilities	1,292	1,377
Commitments and contingent liabilities (Note 11)
Equity
Parent company net investment	11,146	11,058
Accumulated other comprehensive loss	(363)	(414)
Total ElectronicsCo Equity	10,783	10,644
Noncontrolling interests	256	252
Total equity	11,039	10,896
Total Liabilities and Equity	$12,331	$12,273

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Cash Flows

In millions (Unaudited)	Three Months Ended March 31,
	2025	2024
Operating Activities
Net income	$199	$140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	39	37
Amortization of definite-lived intangible assets	55	60
Stock-based compensation	4	4
Credit for deferred income tax and other tax related items	(9)	(16)
Net gain on sales of assets	—	(2)
Restructuring and asset related charges - net	17	9
Net periodic pension benefit cost	1	1
Periodic benefit plan contributions	(1)	(1)
Earnings of nonconsolidated affiliates less dividends received	(9)	(10)
Changes in assets and liabilities:
Accounts and notes receivable	(4)	2
Inventories	(35)	(42)
Other assets	1	(3)
Accounts payable	41	69
Accrued and other current liabilities	(67)	(13)
Other noncurrent liabilities	3	(11)
Income tax liabilities	(28)	(10)
Cash provided by operating activities	207	214
Investing Activities
Capital expenditures	(104)	(70)
Cash used for investing activities	(104)	(70)
Financing Activities
Distributions to noncontrolling interests	(5)	(10)
Net transfers to Parent	(104)	(133)
Cash used for financing activities	(109)	(143)
Effect of exchange rate changes on cash and cash equivalents	2	(7)
Decrease in cash and cash equivalents	(4)	(6)
Cash and cash equivalents at beginning of period	166	139
Cash and cash equivalents at end of period	$162	$133

See Notes to the Combined Financial Statements.

ElectronicsCo

Combined Statements of Changes in Equity

For the three months ended March 31, 2025 and 2024

In millions (Unaudited)	Parent Company Net Investment	Accumulated Other Comprehensive Loss	Total ElectronicsCo Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2023	$11,183	$(245)	$10,938	$246	$11,184
Net income	133	—	133	7	140
Other comprehensive loss	—	(82)	(82)	(4)	(86)
Distributions to noncontrolling interests	—	—	—	(10)	(10)
Net transfers to Parent	(129)	—	(129)	—	(129)
Balance at March 31, 2024	$11,187	$(327)	$10,860	$239	$11,099

Balance at December 31, 2024	$11,058	$(414)	$10,644	$252	$10,896
Net income	193	—	193	6	199
Other comprehensive income	—	51	51	3	54
Distributions to noncontrolling interests	—	—	—	(5)	(5)
Net transfers to Parent	(105)	—	(105)	—	(105)
Balance at March 31, 2025	$11,146	$(363)	$10,783	$256	$11,039

See Notes to the Combined Financial Statements.

ElectronicsCo

NOTES TO THE COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

Organization and Description of Business

The accompanying unaudited interim Combined Financial Statements and notes present the interim combined results of operations, financial position, and cash flows of the Electronics business (collectively, “ElectronicsCo” or “the Company”) of DuPont de Nemours, Inc. (“DuPont” or “Parent”), which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). In the opinion of management, the interim Combined Financial Statements reflect all adjustments (including normal recurring accruals) which are considered necessary for the fair statement of the results for the periods presented. Results from interim periods should not be considered indicative of results for the full year. These interim Combined Financial Statements should also be read in conjunction with the audited annual Combined Financial Statements and notes thereto for the year ended December 31, 2024, collectively referred to as the “2024 Annual Financial Statements.” The interim Combined Financial Statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained.

Transaction Anticipated in 2025

On May 22, 2024, DuPont announced its plan to separate ElectronicsCo from DuPont into an independent publicly traded company (the “Separation”). The Separation will be effectuated through a tax-free spin-off, pursuant to which DuPont will distribute to ElectronicsCo’s shareholders all of the outstanding common shares of common stock of ElectronicsCo.

Basis of Presentation

ElectronicsCo has historically operated as a part of DuPont; consequently, stand-alone interim financial statements have not historically been prepared for ElectronicsCo. The interim Combined Financial Statements have been derived from DuPont’s accounting records as if ElectronicsCo’s operations had been conducted independently from those of DuPont and were prepared on a stand-alone basis in accordance with U.S. GAAP. The historical results of operations, financial position and cash flows of ElectronicsCo presented in these interim Combined Financial Statements may not be indicative of what they would have been had ElectronicsCo actually been an independent stand-alone entity, nor are they necessarily indicative of ElectronicsCo’s future results of operations, financial position and cash flows.

The interim Combined Statements of Operations and Comprehensive Income (Loss) include all revenues and costs directly attributable to ElectronicsCo, including costs for facilities, functions and services used by ElectronicsCo. The interim Combined Statements of Operations and Comprehensive Income (Loss) reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, finance, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services, and any restructuring related to these functions. These allocations were made on the basis of revenue, expenses, headcount or other relevant measures. Management of ElectronicsCo and Parent consider these allocations to be an overall reasonable reflection of the utilization of services by, or the benefits provided to, ElectronicsCo, in the aggregate. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. The allocations, therefore, may not reflect the expenses ElectronicsCo would have incurred as a stand-alone company for the periods presented.

The ElectronicsCo interim Condensed Combined Balance Sheets include Parent assets and liabilities that are specifically identifiable or otherwise attributable to ElectronicsCo, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.

Parent uses a centralized approach to cash management and financing of its operations and Parent funds ElectronicsCo’s operating and investing activities as needed. Cash transfers to the cash management accounts of Parent are reflected in the interim Combined Statements of Cash Flows as “Net transfers to Parent.”

Transactions between ElectronicsCo and Parent and their affiliates and other associated companies are reflected in the interim Combined Financial Statements and disclosed as related party transactions when material. Related party transactions with Parent are included in Note 5.

The interim Combined Financial Statements include the accounts of ElectronicsCo and subsidiaries in which a controlling interest is maintained. For those combined subsidiaries in which ElectronicsCo’s ownership is less than 100 percent, the outside stockholders’ interests are shown as noncontrolling interests.

Intracompany accounts and transactions within ElectronicsCo have been eliminated in the preparation of the accompanying interim Combined Financial Statements. Intercompany transactions with Parent are deemed to have been paid in the periods the costs were incurred.

ElectronicsCo’s operations are included in the consolidated U.S. federal, and certain state, local and foreign combined, consolidated or other group income tax returns filed by Parent or another affiliate, where applicable. ElectronicsCo also files certain separate state, local and foreign income tax returns. Income tax expense and other income tax related information contained in these interim Combined Financial Statements are presented on a separate return basis as if ElectronicsCo filed its own tax returns. ElectronicsCo’s tax results as presented in the interim Combined Financial Statements may not be reflective of the results that ElectronicsCo would generate in the future. In jurisdictions where ElectronicsCo has been included in the tax returns filed by Parent, any income taxes payable resulting from the related income tax provision are considered settled in cash with Parent immediately and therefore have been reflected in the balance sheet within “Parent company net investment”.

NOTE 2 – RECENT ACCOUNTING GUIDANCE

Recently Adopted Accounting Guidance

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”) to improve disclosure requirements about reportable segments and address requests from investors for additional, more detailed information about a reportable segment’s expenses. The new guidance requires disclosures of significant segment expenses regularly provided to the Chief Operating Decision Maker (“CODM”) and included in reported measures of segment profit and loss. Disclosure of the title and position of the CODM is required. The guidance requires interim and annual disclosures about a reportable segment’s profit or loss and assets. Additionally, the guidance requires disclosure of other segment items by reportable segment including a description of its composition. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, on a retrospective basis. The disclosures have been implemented as required for the three months ended March 31, 2025 and 2024. See Note 14 for more information.

Accounting Guidance Issued But Not Adopted at March 31, 2025

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”) to improve transparency and disclosure requirements for the rate reconciliation, income taxes paid and other tax disclosures. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, on a prospective basis. The disclosures will be implemented as required for the year-ended December 31, 2025. The Company is currently evaluating the impact of adopting this guidance.

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, “Income Statement: Reporting Comprehensive Income (Topic 220): Expense Disaggregation Disclosures” (“ASU 2024-03”) to improve disclosures about the nature of expenses within line items on the statements of operations. The amendments in ASU 2024-03 are effective for the Company’s 2027 annual report and subsequent interim periods; however, early adoption is permitted. The amendments can be applied prospectively or retrospectively to all periods presented. The Company is currently evaluating the impact of adopting this guidance.

NOTE 3 – REVENUE

Revenue Recognition

Substantially all of ElectronicsCo’s revenue is derived from product sales. Product sales consist of sales of ElectronicsCo’s products to supply manufacturers and distributors. ElectronicsCo considers purchase orders, which in some cases are governed by master supply agreements, to be a contract with a customer. Contracts with customers are considered to be short-term when the time between order confirmation and satisfaction of the performance obligations is equal to or less than one year.

Net sales to Samsung Electronics Co., Ltd accounted for 10.0 percent and 11.7 percent of total net sales for the three months ended March 31, 2025 and 2024, respectively. Additionally, net sales to Taiwan Semiconductor Manufacturing Company Limited (TSMC) accounted for 7.5 percent and 7.4 percent of total net sales for the three months ended March 31, 2025 and 2024, respectively. The majority of revenues for both customers relate to the Semiconductor Technologies segment.

Disaggregation of Revenue

Sales are attributed to geographic regions based on customer location below:

	$		$
Net Trade Revenue by Geographic Region In millions	Three Months Ended March 31,
	2025		2024
United States		$136		$128
Canada		2		2
EMEA[1]		92		92
Asia Pacific:		882		756
China/Hong Kong		396		310
South Korea		163		168
Taiwan		157		137
Other Asia Pacific		166		141
Latin America		6		5
Total		$1,118		$983

1.	Europe, Middle East and Africa.

Refer to Note 14 for disaggregation of net sales to ElectronicsCo’s reportable segments.

Contract Balances

From time to time, the Company enters into arrangements in which it receives payments from customers based upon contractual billing schedules. The Company records accounts receivables when the right to consideration becomes unconditional. Contract liabilities primarily reflect deferred revenue from advance payment for product that the Company has received from customers. The Company classifies deferred revenue as current or noncurrent based on the timing of when the Company expects to recognize revenue.

Revenue recognized from amounts included in contract liabilities at the beginning of the period were insignificant for the three months ended March 31, 2025 and 2024. The Company did not recognize any asset impairment charges related to contract assets during the periods. ElectronicsCo expects to recognize its noncurrent deferred revenue over a seven-year period beginning in fiscal year 2027.

	$		$
Contract Balances In millions	March 31, 2025		December 31, 2024
Accounts receivable - trade [1]		$605		$580
Deferred revenue - current [2]		$1		$1
Deferred revenue - noncurrent [3]		$35		$35
Total		$641		$616

1.	Included in “Accounts and notes receivable - net” in the interim Condensed Combined Balance Sheets.
2.	Included in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheets.
3.	Included in “Other noncurrent obligations” in the interim Condensed Combined Balance Sheets.

NOTE 4 – RESTRUCTURING AND ASSET RELATED CHARGES – NET

The Company records restructuring liabilities that represent nonrecurring charges in connection with Parent-approved restructuring programs in order to simplify certain organizational structures and operations, including operations related to transformational projects such as divestitures and acquisitions. Charges for restructuring programs and asset related charges, which include asset impairments, were $17 million and $9 million for the three months ended March 31, 2025 and 2024, respectively. These charges were recorded in “Restructuring and asset related charges – net” in the interim Combined Statements of Operations. The total liability related to restructuring programs was $6 million and $3 million at March 31, 2025 and December 31, 2024, respectively, recorded in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheets. Refer to Note 14 for the breakout of restructuring and asset related charges incurred by segment.

NOTE 5 – RELATED PARTY TRANSACTIONS

Historically, ElectronicsCo has been managed and operated in the normal course with other businesses of Parent. Accordingly, certain shared costs have been allocated to ElectronicsCo and reflected as expenses in the stand-alone interim Combined Financial Statements. Management of Parent and ElectronicsCo considers the allocation methodologies used to be reasonable and appropriate reflections of the historical expenses attributable to ElectronicsCo for purposes of the interim stand-alone financial statements. The expenses reflected in the interim Combined Financial Statements may not be indicative of expenses that would be incurred by ElectronicsCo in the future. All related party transactions approximate prices at cost.

Corporate Expense Allocations

ElectronicsCo’s interim Combined Statements of Operations include general corporate expenses of Parent for services provided by Parent for certain support functions that are provided on a centralized basis. These costs were first attributed to ElectronicsCo if specifically identifiable to its businesses. If not specifically identifiable to ElectronicsCo’s businesses, these costs have been allocated using relevant allocation methods, primarily based on sales metrics, consistently for all periods presented.

Corporate expense allocations were recorded in the interim Combined Statements of Operations within the following captions:

In millions	Three Months Ended March 31,
	2025	2024
Selling, general and administrative expenses	$53	$55
Cost of sales	8	10
Research and development expenses	10	9
Restructuring	11	3
Total	$82	$77

Parent Company Equity

Net transfers to Parent are included within Parent company net investment on the interim Combined Statements of Changes in Equity. The components of the net transfers to Parent are as follows:

In millions	Three Months Ended March 31,
	2025	2024
Cash pooling and general financing activities	$33	$2
Less: Corporate cost allocations	82	77
Less: Taxes deemed settled with Parent	56	54
Total net transfers to Parent per interim Combined Statements of Changes in Equity	(105)	(129)
Stock-based compensation and other noncash transfers to Parent	1	(4)
Net transfers to Parent per interim Combined Statements of Cash Flows	$(104)	$(133)

Refer to Note 9 for information on related party transactions with ElectronicsCo’s equity method investment entities.

NOTE 6 – SUPPLEMENTARY INFORMATION

Sundry Income (Expense), net

	$		$
In millions	Three Months Ended March 31,
	2025		2024
Net gain on sales of assets		$—		$2
Interest Income		2		—
Foreign exchange gains, net		—		5
Miscellaneous income, net		—		1
Sundry income (expense) – net		$2		$8

Accrued and Other Current Liabilities

	$		$
In millions	March 31, 2025		December 31, 2024
Accrued payroll		$41		$93
Other [1]		58		57
Total accrued and other current liabilities		$99		$150

1.	No other component of “Accrued and other current liabilities” was more than five percent of total current liabilities at March 31, 2025 and December 31, 2024.

Operating Leases

Supplemental balance sheet information related to leases was as follows:

	$		$
In millions	March 31, 2025		December 31, 2024
Operating Leases
Operating lease right-of-use assets [1]		$127		$127
Current operating lease liabilities [2]		29		30
Noncurrent operating lease liabilities [3]		100		100
Total operating lease liabilities		$129		$130

1.	Included in “Deferred charges and other assets” in the interim Condensed Combined Balance Sheets.
2.	Included in “Accrued and other current liabilities” in the interim Condensed Combined Balance Sheets.
3.	Included in “Other noncurrent obligations” in the interim Condensed Combined Balance Sheets.

NOTE 7 – INCOME TAXES

During the periods presented in the interim Combined Financial Statements, ElectronicsCo did not file separate tax returns in the U.S. federal, certain state and local, and certain foreign tax jurisdictions, as ElectronicsCo was included in the tax grouping of Parent and its affiliate entities within the respective jurisdictions. Provision for income taxes included in these interim Combined Financial Statements have been calculated using the separate return basis, as if ElectronicsCo filed separate tax returns. ElectronicsCo’s Provision for income taxes as presented in the interim Combined Financial Statements may not be indicative of the income taxes that ElectronicsCo will generate in the future.

The Company’s effective tax rate fluctuates based on, among other factors, where income is earned and the level of income relative to attributes. The tax provision for the first quarter of 2025 resulted in an effective tax rate on operations of 19.1 percent on pre-tax income of $246 million, whereas for the first quarter of 2024, the tax provision resulted in an effective tax rate of 20.9 percent, on pre-tax income of $177 million. The effective tax rate for the first quarter of 2025 was principally the result of geographic mix of earnings, including impacts of the Organization for Economic Co-operation and Development (“OECD”)’s Global Anti-Base Erosion rules under Pillar Two in jurisdictions in which the Company operates. The effective tax rate for the first quarter of 2024 was principally the result of geographic mix of earnings and the settlement of an international tax audit.

Each year Parent, inclusive of ElectronicsCo, files hundreds of tax returns in the various national, state and local income taxing jurisdictions in which it operates, either as a separate taxpayer or as a member of Parent’s consolidated income tax return. These tax returns are subject to examination and possible challenge by the tax authorities. Positions challenged by the tax authorities may be settled or appealed by ElectronicsCo. As a result, there is an uncertainty in income taxes recognized in ElectronicsCo’s interim financial statements in accordance with accounting for income taxes and accounting for uncertainty in income taxes. The ultimate resolution of such uncertainties is not expected to have a material impact on ElectronicsCo’s interim results of operations.

NOTE 8 – INVENTORIES

In millions	March 31, 2025	December 31, 2024
Finished goods	$231	$214
Work in process	224	209
Raw materials	155	147
Supplies	27	27
Total inventories	$637	$597

NOTE 9 – NONCONSOLIDATED AFFILIATES

ElectronicsCo’s investments in companies accounted for using the equity method (“nonconsolidated affiliates”) are recorded in “Investments and noncurrent receivables” in the interim Condensed Combined Balance Sheets. Investments in nonconsolidated affiliates were $391 million and $382 million at March 31, 2025 and December 31, 2024, respectively.

At March 31, 2025 and December 31, 2024, ElectronicsCo had a note payable to Hitachi Chem DuP Microsystems LLC, a nonconsolidated affiliate, (the “Related Party Note Payable”) of $45 million and $31 million, respectively. This note payable arises from an arrangement in which Parent manages the daily domestic cash position resulting from the normal cash operations of Hitachi Chem DuP Microsystems LLC. Under this arrangement, both parties may loan funds to one another based on the cash position of Hitachi Chem DuP Microsystems LLC.

The Related Party Note Payable is short-term in nature and bears an interest rate equal to the average daily rate during the preceding month, plus any applicable commission and fee percentage payable to Parent for its support of the cash management program. The balance of this note payable and the related interest payable is included within “Accounts Payable” in the interim Condensed Combined Balance Sheets.

Sales to nonconsolidated affiliates represented less than 1 percent of “Net sales” for the three months ended March 31, 2025 and 2024. Purchases from nonconsolidated affiliates represented less than 1 percent of “Cost of sales” for the three months ended March 31, 2025 and 2024. The Company maintained an ownership interest in three nonconsolidated affiliates at March 31, 2025.

NOTE 10 – GOODWILL AND OTHER INTANGIBLE ASSETS

The following table summarizes changes in the carrying amount of goodwill for the three months ended March 31, 2025.

In millions	Semiconductor Technologies	Interconnect Solutions	Total
Balance at December 31, 2024	$4,453	$2,926	$7,379
Currency Translation Adjustment	51	(18)	33
Balance at March 31, 2025	$4,504	$2,908	$7,412

ElectronicsCo tests goodwill for impairment annually during the fourth quarter, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit is below its carrying value.

Effective in the first quarter of 2025, in anticipation of the Separation, the Parent realigned its segment structure. The realignment of the Parent’s segments served as a triggering event requiring the Company to perform an impairment analysis related to goodwill prior to and subsequent to the realignment. As part of the realignment, the Company assessed and redefined certain reporting units, including reallocation of goodwill on a relative fair value basis, as applicable, to the reporting units impacted. Goodwill impairment analyses were then performed for reporting units impacted and no impairments were identified. The fair value of each reporting unit tested was estimated using a combination of a discounted cash flow model and market approach, with both approaches receiving equal weighting. The Company’s significant assumptions in these analyses include, but are not limited to, projected revenue growth, EBITDA margin, weighted average cost of capital and terminal growth rate and EBITDA market multiples from comparable market transactions for the market approach.

Other Intangible Assets

The gross carrying amounts and accumulated amortization of other intangible assets with finite lives, by major class are as follows:

	March 31, 2025			December 31, 2024
In millions	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets:
Developed technology	577	(343)	234	605	(357)	248
Trademarks/tradenames	55	(35)	20	55	(34)	21
Customer-related	2,103	(1,117)	986	2,353	(1,336)	1,017
Total other intangible assets	$2,735	$(1,495)	$1,240	$3,013	$(1,727)	$1,286

The following table provides the net carrying value of net other intangible assets by segment:

	$		$
Net other intangible assets In millions	March 31, 2025		December 31, 2024
Semiconductor Technologies		$297		$314
Interconnect Solutions		943		972
Total		$1,240		$1,286

NOTE 11 – COMMITMENTS AND CONTINGENT LIABILITIES

Litigation Matters

In the normal course of business, the Company is involved from time to time in various arbitrations, lawsuits, claims and other actions with respect to intellectual property, product liability, employment matters, governmental regulation, contract and commercial litigation.

The Company accrues for such matters where losses are deemed probable and reasonably estimable. There are other matters involving the Company for which a loss is deemed remote or reasonably possible, and, as a result, associated accruals have not been established. It is reasonably possible that some of these matters could result in future payments or costs in excess of the amounts accrued at March 31, 2025, but such excess amounts cannot be reasonably estimated. Based upon current information, management does not expect any of the matters pending against the Company at March 31, 2025, to have a material impact on its interim Combined Financial Statements.

NOTE 12 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table summarizes the activity related to each component of accumulated other comprehensive loss (“AOCL”) for the three months ended March 31, 2025 and 2024:

Accumulated Other Comprehensive Loss	Cumulative Translation Adj	Pension	Total
In millions
2024
Balance at January 1, 2024	$(260)	$15	$(245)
Other comprehensive (loss) income	(83)	1	(82)
Balance at March 31, 2024	$(343)	$16	$(327)
2025
Balance at January 1, 2025	$(435)	$21	$(414)
Other comprehensive income (loss)	53	(2)	51
Balance at March 31, 2025	$(382)	$19	$(363)

Reclassification adjustments from accumulated other comprehensive loss to net earnings was immaterial for all periods presented. The tax effects on the net activity related to each component of other comprehensive loss were immaterial for the three months ended March 31, 2025 and 2024.

NOTE 13 – PENSION PLANS

ElectronicsCo employees participate, as eligible, in ElectronicsCo’s and Parent’s sponsored pension plans, including defined benefit plans and defined contribution plans. Where permitted by applicable law, ElectronicsCo and Parent reserve the right to amend, modify, or discontinue the plans at any time. The defined benefit pension plans of ElectronicsCo are summarized below.

Multiemployer Plans

Parent offers both funded and unfunded contributory and noncontributory defined benefit pension plans in certain non-US jurisdictions that are shared among its businesses, including ElectronicsCo, and the participation of its employees and retirees in these plans is reflected as though ElectronicsCo participated in multiemployer plans with Parent. ElectronicsCo’s proportionate share of the expense associated with the multiemployer plans is reflected in the interim Combined Financial Statements, while any assets and liabilities associated with the multiemployer plans are retained by Parent and recorded on Parent’s balance sheet.

The benefits under these plans are based primarily on years of service and employees’ pay near retirement.

Parent’s funding policy is consistent with the funding requirements of federal laws and regulations. Pension coverage for employees of Parent’s non-U.S. combined subsidiaries is provided, to the extent deemed appropriate, through separate plans. Obligations under such plans are funded by depositing funds with trustees, covered by insurance contracts, or remain unfunded.

Under the multiemployer approach, the amount recognized as expense represents an allocation of net periodic pension cost, which includes non-operating pension costs. The expense allocated to the interim Combined Financial Statements, which was based on the headcount of participants in the plans, was immaterial for both U.S. and non-U.S. plans for the three months ended March 31, 2025 and 2024.

Single Employer Plans

ElectronicsCo has 11 non-U.S. pensions that benefit only its employees and retirees, and these plans are considered single-employer plans. The costs and any assets and liabilities associated with the single-employer pension benefit plans are reflected in the interim Combined Financial Statements.

The following sets forth the components of the Company’s net periodic benefit costs for defined benefit pension plans:

Net Periodic Benefit Costs for All Significant Plans	Three Months Ended March 31,
In millions	2025	2024
Service cost	$1	$1
Interest cost	1	1
Expected return on plan assets	(1)	(1)
Net periodic benefit costs - Total	$1	$1

The net periodic benefit costs, other than the service cost component, are included in “Sundry income (expense) - net” in the interim Combined Statements of Operations.

ElectronicsCo made $1 million of periodic benefit plan contributions for the three months ended March 31, 2025 and 2024. ElectronicsCo expects to make additional contributions in the aggregate of approximately $3 million by year-end 2025.

NOTE 14 – SEGMENTS

The Company’s segments are aligned with the market verticals they serve, while maintaining integration and innovation strengths within strategic value chains. Effective in the first quarter of 2025, in anticipation of the Separation, the Parent and the Company realigned their segment structure. As a result of this realignment, ElectronicsCo consists of two operating and reportable segments: Semiconductor Technologies (“Semi”) and Interconnect Solutions (“ICS”). All periods presented have been adjusted to conform to the current segment reporting structure. This realignment is consistent with how the Company’s CODM now assesses performance. Major products by segment include: Semi (which includes Chemical Mechanical Planarization (“CMP”) pads and slurries, photoresists, functional sub-layers, advanced overcoats, post-CMP cleaners, post-Etch residue removers, and emerging cleans); and ICS (which includes copper pillar plating, copper redistribution layer, solder bump plating, under bump metallization, photoresists, packaging dielectrics, gap fillers, phase change, specialty thermal interface materials, thermally conductive insulators, copper playing solutions, dry film photoresists, laminates, and polyimide films). The Company operates globally in substantially all of its product lines. Transfers of products between operating segments are generally valued at cost, to the extent such transfers are applicable.

The Company’s measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company’s chief operating decision maker (“CODM”) assesses performance and allocates resources. The CODM utilizes Operating EBITDA to assess financial performance and allocate resources by comparing actual results to historical and previously forecasted results. The Company defines Operating EBITDA as earnings (i.e., “Income (loss) before income taxes”) before interest, depreciation, amortization, non-operating pension benefits / charges, and foreign exchange gains / losses, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Segment Revenue, Significant Segment Expenses and Segment Operating EBITDA In millions	Three Months Ended March 31,
	2025		2024
	Semiconductor Technologies	Interconnect Solutions	Semiconductor Technologies	Interconnect Solutions
Segment net sales	$644	$474	$578	$405
Less [1]:
Cost of sales	$307	$280	$291	$255
Selling, general and administrative expenses	64	66	61	65
Research and development expenses	53	31	46	26
Amortization of intangibles & other segment items [2]	13	42	11	48
Add:
Equity in earnings (losses) of nonconsolidated affiliates	$11	$(2)	$11	$(1)
Depreciation and amortization [3]	29	61	29	65
Segment Operating EBITDA	$247	$114	$209	$75

1.	The significant expense categories and amounts align with the segment-level information that is regularly provided to the chief operating decision maker.
2.	Other segment items include immaterial other gains or losses and miscellaneous income and expenses.
3.	Depreciation is a reconciling item to segment Operating EBITDA as it is included within Cost of sales, Selling, general and administrative expenses and Research and development expenses.

Total reportable segment net sales are $1,118 million and $983 million for the three month periods ended March 31, 2025, and 2024, respectively.

Reconciliation of Segment Operating EBITDA to Income before income taxes	Three Months Ended March 31,
In millions	2025	2024
Semiconductor Technologies Segment Operating EBITDA	$247	$209
Interconnect Solutions Segment Operating EBITDA	114	75
Reportable Segment Operating EBITDA	$361	$284
+ Corporate Operating EBITDA	(6)	(6)
- Depreciation and amortization	94	97
+ Foreign exchange gains, net [1]	—	5
+ Significant items charge	(15)	(9)
Income before income taxes	$246	$177

1.	Included in “Sundry income (expense) - net.”

The following tables summarize the pre-tax impact of significant items by segment that are excluded from Operating EBITDA above:

Significant Items by Segment for the Three Months Ended March 31, 2025 In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
Restructuring and asset related charges - net [1]	$(2)	$(4)	$(11)	$(17)
Employee retention credit [2]	1	—	1	2
Total	$(1)	$(4)	$(10)	$(15)

1.	Includes restructuring actions and asset related charges. See Note 4 for additional information.
2.

Reflects the accrued interest earned on employee retention credits and is recorded in “Interest income” within the “Sundry income (expense) - net” line item in the Company’s interim Combined Statements of Operations

Significant Items by Segment for the Three Months Ended March 31, 2024 In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
Restructuring and asset related charges - net [1]	$(1)	$ (2)	$(6)	$ (9)
Total	$(1)	$ (2)	$(6)	$ (9)
1.	Includes restructuring actions and asset related charges. See Note 4 for additional information.

Segment and Corporate Information In millions	Semiconductor Technologies	Interconnect Solutions	Corporate	Total
As of March 31, 2025
Total Assets	$6,609	$5,244	$478	$12,331
Investment in nonconsolidated affiliates	381	10	—	391
As of December 31, 2024
Total Assets	$6,520	$5,270	$483	$12,273
Investment in nonconsolidated affiliates	370	12	—	382

Capital Expenditure Reconciliation to Interim Combined Financial Statements	Three Months Ended March 31,
In millions	2025	2024
Semiconductor Technologies	$24	$16
Interconnect Solutions	20	13
Corporate	3	4
Segment Totals	$47	$33
Accrual to cash adjustment [1]	57	37
Total	$104	$70

1.	Reflects the incremental cash spent or unpaid on capital expenditures; total capital expenditures are presented on a cash basis.

NOTE 15 – SUBSEQUENT EVENTS

These interim Combined Financial Statements are derived from the interim Consolidated Financial Statements of Parent, which issued its interim financial statements for the period ended March 31, 2025 on May 2, 2025. Accordingly, the Company has evaluated recognizable subsequent events through the date of May 2, 2025 and non-recognizable subsequent events through June 18, 2025, the date these interim financial statements were available for issuance.